EXHIBIT 2.1


UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re
                                                       Chapter 11
RCN CORPORATION, et al.,                               Case No. 04-13638 (RDD)
                                                       (Jointly Administered)

                                 Debtors.

             DISCLOSURE STATEMENT WITH RESPECT TO THE JOINT PLAN OF
           REORGANIZATION OF RCN CORPORATION AND CERTAIN SUBSIDIARIES


SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP    MILBANK, TWEED, HADLEY & MCCLOY LLP

D. J. Baker                                 Dennis F. Dunne
Thomas J. Matz                              Susheel Kirpalani
Frederick D. Morris                         Deirdre Ann Sullivan
Four Times Square                           One Chase Manhattan Plaza
New York, New York  10036-6552              New York, New York  10005
(212) 735-3000                              (212) 530-5000

Attorneys for RCN Corporation, et al.,      Attorneys for the Official Committee
 Debtors and Debtors-in-Possession           of Unsecured Creditors


Dated:  New York, New York
        October 12, 2004

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                                  INTRODUCTION

     The following introduction is only a general overview, which is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information and financial statements and notes thereto appearing elsewhere in this disclosure statement (the "Disclosure Statement") and the Joint Plan of Reorganization of RCN Corporation and Certain Subsidiaries (the
"Plan"). All capitalized terms not defined in the Disclosure Statement have the meanings ascribed to such terms in the Plan, a copy of which is attached hereto as Exhibit A. The Debtors and the Creditors' Committee are co-proponents of the Plan and are furnishing the Disclosure Statement and the Exhibits hereto and the related materials delivered herewith pursuant to section 1126(b) of the United
States Bankruptcy Code, 11 U.S.C. Sections 101-1330, as amended (the "Bankruptcy
Code"), in connection with their solicitation (the "Solicitation") of acceptances of the Plan. The Debtors and the Creditors' Committee are soliciting such acceptances from holders of Class 3 Evergreen Claims, Class 5 RCN General
Unsecured Claims and Class 7 Preferred Interests.

     The Debtors and the Creditors' Committee are furnishing the Disclosure
Statement to each record holder of a Class 3 Evergreen Claim, Class 5 RCN
General Unsecured Claim and Class 7 Preferred Interest to enable such holder to vote to accept or reject the Plan. The Disclosure Statement is to be used by each record holder of a Class 3 Evergreen Claim, Class 5 RCN General Unsecured
Claim and Class 7 Preferred Interest solely in connection with its evaluation of the Plan; use of the Disclosure Statement for any other purpose is not authorized. The Disclosure Statement may not be reproduced or provided to anyone other than advisors to the recipient without the prior written consent of the Debtors.

     The Debtors and the Creditors' Committee are not soliciting votes from holders of outstanding Common Stock. Under the Plan, such holders' Interests are classified as Class 8 Equity Interests. The Bankruptcy Court did not require the
Debtors to solicit the holders of Class 8 Equity Interests, and has deemed the holders of Class 8 Equity Interests to have rejected the Plan.

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M., PREVAILING
EASTERN TIME, ON NOVEMBER 30, 2004, UNLESS EXTENDED BY THE DEBTORS (THE "VOTING
DEADLINE"). IN ORDER FOR YOUR VOTE TO BE COUNTED, BALLOTS (AS DEFINED BELOW)
MUST BE RECEIVED BY THE VOTING AGENT (AS DEFINED BELOW) BY THE VOTING DEADLINE.

                                   ----------

     THE PLAN PROVIDES FOR (I) THE BANK CLAIMS TO BE REPAID IN FULL IN CASH,
(II) THE EVERGREEN CLAIMS TO BE REINSTATED AS MODIFIED PURSUANT TO THE NEW
EVERGREEN CREDIT AGREEMENT, (III) THE DISTRIBUTION TO HOLDERS OF RCN GENERAL
UNSECURED CLAIMS OF CASH EQUAL TO NO MORE THAN $12,500,000 (FOR THOSE MAKING THE
CASH ELECTION) AND 100% OF THE NEW COMMON STOCK OF REORGANIZED RCN, SUBJECT TO
DILUTION BY (A) THE EXERCISE OF THE MANAGEMENT INCENTIVE OPTIONS AND THE NEW
WARRANTS AND (B) THE CONVERSION OF ANY CONVERTIBLE SECOND-LIEN NOTES, (IV) THE
DISTRIBUTION TO HOLDERS OF SUBSIDIARY GENERAL UNSECURED CLAIMS OF CASH EQUAL TO
100% OF THE AMOUNT OF EACH ALLOWED SUBSIDIARY GENERAL UNSECURED CLAIM AND (V) IF
THE HOLDERS OF RCN GENERAL UNSECURED CLAIMS AS A CLASS VOTE TO ACCEPT THE PLAN,
THE DISTRIBUTION OF (A) NEW WARRANTS TO PURCHASE COMMON STOCK OF REORGANIZED RCN
IN AN AMOUNT EQUAL TO 1.75% OF THE NEW COMMON STOCK TO HOLDERS OF PREFERRED
INTERESTS IF THE HOLDERS OF PREFERRED INTERESTS, VOTING AS A CLASS, VOTE TO
ACCEPT THE PLAN AND (B) NEW WARRANTS TO PURCHASE COMMON STOCK OF REORGANIZED RCN
IN AN AMOUNT EQUAL TO .25% OF THE NEW COMMON STOCK TO HOLDERS OF EQUITY
INTERESTS. THUS, THE NEW WARRANTS WILL BE EXERCISABLE INTO TWO PERCENT OF THE
NEW COMMON STOCK OF REORGANIZED RCN (BEFORE GIVING EFFECT TO THE MANAGEMENT
INCENTIVE OPTIONS AND CONVERSION OF ANY CONVERTIBLE SECOND-LIEN NOTES) AT A
STRIKE PRICE OF $34.16 PER SHARE.

     THE DEBTORS ANTICIPATE THAT THE AGGREGATE AMOUNT OF THE ALLOWED SUBSIDIARY
GENERAL UNSECURED CLAIMS WILL BE LESS THAN $500,000 (EXCLUDING ANY AMOUNTS TO
RESOLVE, BY WAY OF LITIGATION OR OTHERWISE, THE CLAIMS OF CHICAGO ACCESS
CORPORATION AND THE CITY OF CHICAGO ASSERTED AGAINST TWO OF THE DEBTORS, RCN
CABLE TV OF CHICAGO, INC. AND 21ST CENTURY TELECOM SERVICES, INC.). IN THE EVENT
THE ALLOWED SUBSIDIARY GENERAL UNSECURED CLAIMS IN ALL CLASS 6 SUB-CLASSES
AGGREGATE IN EXCESS OF $500,000 (EXCLUDING THE CLAIMS OF CHICAGO ACCESS
CORPORATION AND THE CITY OF CHICAGO),

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THE CO-PROPONENTS RESERVE THE RIGHT TO WITHDRAW OR MODIFY THE PLAN WITH RESPECT
TO ONE OR MORE SUBSIDIARY DEBTORS TO IMPAIR THE TREATMENT OF SUCH CLASS 6
SUBSIDIARY GENERAL UNSECURED CLAIMS. THE DEBTORS INTEND TO FUND THE PLAN WITH
PROCEEDS FROM THE CLOSING OF THE EXIT FACILITY BY AND BETWEEN REORGANIZED RCN,
CERTAIN OF ITS SUBSIDIARIES AND DEUTSCHE BANK. BECAUSE ACCEPTANCE OF THE PLAN
WILL CONSTITUTE ACCEPTANCE OF ALL THE PROVISIONS THEREOF, HOLDERS OF CLASS 3
EVERGREEN CLAIMS, CLASS 5 RCN GENERAL UNSECURED CLAIMS AND CLASS 7 PREFERRED
INTERESTS ARE URGED TO CONSIDER CAREFULLY THE INFORMATION REGARDING TREATMENT OF
THEIR CLAIMS CONTAINED IN THE DISCLOSURE STATEMENT.

     THE DEBTORS CONTINUE TO OPERATE THEIR BUSINESSES IN CHAPTER 11 IN THE
ORDINARY COURSE.

     THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO MATERIAL
CONDITIONS PRECEDENT. SEE SECTION VIII.J -- "SUMMARY OF THE PLAN -- CONDITIONS
PRECEDENT TO THE PLAN'S CONFIRMATION AND CONSUMMATION." THERE CAN BE NO
ASSURANCE THAT THOSE CONDITIONS WILL BE SATISFIED.

     THE DEBTORS PRESENTLY INTEND TO SEEK TO CONSUMMATE THE PLAN AND TO CAUSE
THE EFFECTIVE DATE TO OCCUR PROMPTLY AFTER CONFIRMATION OF THE PLAN. THE DEBTORS
AND THE CREDITORS' COMMITTEE INTEND THAT THE EFFECTIVE DATE OCCUR NO LATER THAN
MARCH 31, 2005. THERE CAN BE NO ASSURANCE, HOWEVER, AS TO WHEN AND WHETHER
CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE ACTUALLY WILL OCCUR.

     THE CREDITORS' COMMITTEE IS A CO-PROPONENT OF THE PLAN AND APPROVES AND
ENDORSES THE PLAN AND RECOMMENDS THAT ALL HOLDERS OF GENERAL UNSECURED CLAIMS
ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

     THE BOARDS OF DIRECTORS OF THE DEBTORS HAVE APPROVED THE PLAN AND RECOMMEND
THAT THE HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE ON THE PLAN VOTE TO
ACCEPT THE PLAN IN ACCORDANCE WITH THE VOTING INSTRUCTIONS SET FORTH IN SECTION
XIV OF THE DISCLOSURE STATEMENT. TO BE COUNTED, YOUR BALLOT MUST BE DULY
COMPLETED, EXECUTED AND ACTUALLY RECEIVED NO LATER THAN 5:00 P.M., PREVAILING
EASTERN TIME ON NOVEMBER 30, 2004. HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO
VOTE ON THE PLAN ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY THE ENTIRE
DISCLOSURE STATEMENT, INCLUDING THE PLAN ATTACHED HERETO AS EXHIBIT A.

                                   ----------

     IN THE ABSENCE OF CONFIRMATION AND CONSUMMATION OF THE PLAN, THERE CAN BE
NO ASSURANCE THAT THE DEBTORS WILL BE ABLE TO EMERGE FROM THEIR CASES UNDER
CHAPTER 11 OF THE BANKRUPTCY CODE, AND THE DEBTORS MIGHT BE FORCED INTO A
LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE. THE DEBTORS BELIEVE THAT IF
THEY ARE LIQUIDATED UNDER CHAPTER 7, THE VALUE OF THE ASSETS AVAILABLE FOR
PAYMENT TO CREDITORS WOULD BE SIGNIFICANTLY LOWER THAN THE VALUE OF THE
DISTRIBUTIONS CONTEMPLATED BY AND UNDER THE PLAN. SEE SECTION XIII.B --
"ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN -- LIQUIDATION UNDER
CHAPTER 7 OR CHAPTER 11."

                                   ----------

     THE DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE
PLAN, STATUTORY PROVISIONS, DOCUMENTS RELATED TO THE PLAN, EVENTS IN THE
DEBTORS' CHAPTER 11 CASES AND FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS
BELIEVE THAT THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH
SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT
OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THE
DISCLOSURE STATEMENT HAS BEEN PROVIDED BY MANAGEMENT, EXCEPT WHERE OTHERWISE
SPECIFICALLY NOTED. THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT THE
INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT
ANY INACCURACY OR OMISSION. TO THE

                                       ii
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EXTENT ANY TERMS OF THE DISCLOSURE STATEMENT AND THE PLAN ARE INCONSISTENT, THE
PLAN WILL CONTROL.

     IN DETERMINING WHETHER TO VOTE TO ACCEPT THE PLAN, HOLDERS OF CLAIMS AND
INTERESTS ENTITLED TO VOTE THEREON MUST RELY ON THEIR OWN EXAMINATION OF THE
DEBTORS AND THE TERMS OF THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED. THE
CONTENTS OF THE DISCLOSURE STATEMENT SHOULD NOT BE CONSTRUED AS PROVIDING ANY
LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE. EACH SUCH HOLDER SHOULD CONSULT WITH
ITS OWN LEGAL, BUSINESS, FINANCIAL, AND TAX ADVISORS WITH RESPECT TO ANY SUCH
MATTERS CONCERNING THE DISCLOSURE STATEMENT, THE SOLICITATION, THE PLAN AND THE
TRANSACTIONS CONTEMPLATED THEREBY. SEE SECTION IX -- "CERTAIN FACTORS TO BE
CONSIDERED" AND SECTION III -- "BUSINESS RISKS FOR THE REORGANIZED DEBTORS" FOR
A DISCUSSION OF VARIOUS FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE
PLAN.

                                   ----------

     THE REORGANIZED DEBTORS ARE RELYING ON THE EXEMPTION FROM THE SECURITIES
ACT AND EQUIVALENT STATE LAW REGISTRATION REQUIREMENTS PROVIDED BY SECTION
1145(a)(1) OF THE BANKRUPTCY CODE AND SECTION 4(2) OF THE SECURITIES ACT TO
EXEMPT FROM REGISTRATION UNDER THE SECURITIES LAWS THE NEW COMMON STOCK, THE NEW
WARRANTS, AND ANY CONVERTIBLE SECOND-LIEN NOTES TO BE ISSUED PURSUANT TO THE
PLAN. SEE SECTION X -- "SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN" FOR
A DESCRIPTION OF THE SECURITIES TO BE ISSUED UNDER THE PLAN AND CERTAIN
REGISTRATION RIGHTS TO BE GRANTED TO RECIPIENTS OF THE NEW COMMON STOCK AND ANY
CONVERTIBLE SECOND-LIEN NOTES.

     THE DISCLOSURE STATEMENT CONTAINS PROJECTED FINANCIAL INFORMATION REGARDING
THE REORGANIZED DEBTORS AND CERTAIN OTHER FORWARD-LOOKING STATEMENTS WITHIN THE
MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES
EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT"), ALL OF WHICH ARE BASED ON VARIOUS
FACTORS AND ARE DERIVED FROM USING NUMEROUS ASSUMPTIONS. THOSE STATEMENTS ARE
SUBJECT TO KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD
CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY THE
STATEMENTS. SEE SECTION IX -- "CERTAIN FACTORS TO BE CONSIDERED" AND SECTION III
-- "BUSINESS RISKS FOR THE REORGANIZED DEBTORS." WHEN USED IN THE DISCLOSURE
STATEMENT, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "WILL," "MAY,"
"SHOULD," "PLANS," "POTENTIAL," "CONTINUE," "INTEND" AND "EXPECT" AND SIMILAR
EXPRESSIONS GENERALLY IDENTIFY FORWARD-LOOKING STATEMENTS. ALTHOUGH THE DEBTORS
BELIEVE THAT THEIR PLANS, INTENTIONS AND EXPECTATIONS REFLECTED IN THE
FORWARD-LOOKING STATEMENTS ARE REASONABLE, THEY REFLECT ONLY THE DEBTORS'
PREDICTIONS AND THE DEBTORS CANNOT BE SURE THAT THEY WILL BE ACHIEVED.
FORWARD-LOOKING STATEMENTS IN THE DISCLOSURE STATEMENT INCLUDE THOSE RELATING TO
THE PAYMENTS ON THE DEBTORS' CURRENT AND FUTURE DEBT INSTRUMENTS. THESE FACTORS
ARE NOT INTENDED TO REPRESENT A COMPLETE LIST OF THE GENERAL OR SPECIFIC FACTORS
THAT MAY AFFECT THE DEBTORS OR THE REORGANIZED DEBTORS. IT SHOULD BE RECOGNIZED
THAT OTHER FACTORS, INCLUDING GENERAL ECONOMIC FACTORS AND BUSINESS STRATEGIES,
MAY BE SIGNIFICANT, PRESENTLY OR IN THE FUTURE, AND THE FACTORS SET FORTH IN THE
DISCLOSURE STATEMENT MAY AFFECT THE DEBTORS TO A GREATER EXTENT THAN INDICATED.
ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE DEBTORS OR PERSONS ACTING ON
THEIR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY
STATEMENTS SET FORTH IN THE DISCLOSURE STATEMENT. EXCEPT AS REQUIRED BY LAW, THE
DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT, WHETHER
AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. FORWARD-LOOKING
STATEMENTS ARE PROVIDED IN THE DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR
ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND, TO
THE EXTENT APPLICABLE, SECTION 1125(e) OF THE BANKRUPTCY CODE AND SHOULD BE
EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS
DESCRIBED HEREIN.

     Except as set forth in Section XIV.K -- "The Solicitation; Voting
Procedures -- Further Information; Additional Copies" below, no person has been authorized by the Debtors in connection with the Plan or the Solicitation to give any information or to make any representation other than as contained in the Disclosure Statement and the Exhibits annexed

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hereto or incorporated by reference or referred to herein, and, if given or made, such information or representation may not be relied upon as having been authorized by the Debtors. The Disclosure Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than those to which it relates, or an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation.

     The statements contained in the Disclosure Statement are made as of the date hereof (unless otherwise indicated) and neither the delivery of the Disclosure Statement nor the distribution of any New Common Stock, New Warrants, or the Second-Lien Notes (or, alternatively, Convertible Second-Lien Notes) pursuant to the Plan will, under any circumstance, create any implication that the information contained herein is correct at any time subsequent to the date hereof. Any estimates of Claims and Interests set forth in the Disclosure
Statement may vary from the amounts of Claims and Interests ultimately allowed by the Bankruptcy Court.

     The information contained in the Disclosure Statement, including, but not limited to, the information regarding the history, businesses and operations of the Debtors, the historical and projected financial information of the Debtors and the liquidation analysis relating to the Debtors are included herein for purposes of soliciting acceptances of the Plan. As to any judicial proceedings in any court, including any adversary proceedings or contested matters that may be filed in the Bankruptcy Court, such information is not to be construed as an admission or stipulation but rather as statements made in settlement negotiations and will be inadmissible for any purpose absent the express written consent of the Debtors and the Creditors' Committee.

                                       iv
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                                TABLE OF CONTENTS
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INTRODUCTION..........................................................................................................i

TABLE OF EXHIBITS....................................................................................................ix

I.     EXECUTIVE SUMMARY..............................................................................................1

II.    GENERAL INFORMATION............................................................................................6
         A.       Purpose and Effect of the Plan......................................................................6
         B.       Description of the Exit Facility....................................................................6
         C.       Alternative Exit Financing Scenarios................................................................8
         D.       Description of the Businesses......................................................................12
         E.       Starpower..........................................................................................13
         F.       The Facilities.....................................................................................14
         G.       Events Leading to the Chapter 11 Cases.............................................................15

III.   BUSINESS RISKS FOR THE REORGANIZED DEBTORS....................................................................16
         A.       Debt and Cash Flow.................................................................................16
         B.       Business and Industry Considerations...............................................................17
         C.       Regulatory and Legal Concerns......................................................................21
                  1.  Regulation of Telephone Services...............................................................22
                  2.  Regulation of Video Services...................................................................23
                  3.  Other Regulatory Issues........................................................................28
                  4.  Enforcement Actions............................................................................29

IV.    CORPORATE STRUCTURE AND MANAGEMENT OF THE REORGANIZED DEBTORS.................................................31
         A.       The Board of Directors and Executive Officers of Reorganized RCN...................................31
         B.       Corporate Governance Initiatives...................................................................33
         C.       Management Incentive Options.......................................................................34

V.     REASONS FOR THE SOLICITATION; RECOMMENDATION..................................................................34

VI.    SUMMARY OF VOTING PROCEDURES..................................................................................34

VII.   EVENTS DURING THE CHAPTER 11 CASES............................................................................35
                  1.  Joint Administration...........................................................................35
                  2.  Case Management................................................................................36
                  3.  Bank Accounts and Cash Management System.......................................................36
                  4.  Cash Collateral................................................................................36
                  5.  Equity Trading Procedures......................................................................36
                  6.  Retention of Professionals.....................................................................36
                  7.  Interim Compensation...........................................................................37
                  8.  Exit Financing.................................................................................38
                  9.  Bar Date.......................................................................................38
                  10. Employee Retention Plan........................................................................38
                  11. Extension of Relief to the Additional Debtors and RCN-Chicago..................................38
                  12. Solicitation Procedures and Scheduling of Confirmation Hearing.................................38
                  13. Extension of Time to Assume or Reject Unexpired Leases of Nonresidential Real Property.........38
                  14. Extension of Exclusivity.......................................................................38

VIII.  SUMMARY OF THE PLAN...........................................................................................39
         A.       Introduction.......................................................................................39
         B.       TREATMENT OF UNCLASSIFIED CLAIMS...................................................................39
                  1.  Administrative Claims..........................................................................40
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                  2.  Priority Tax Claims............................................................................40
         C.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS...............................................40
                  1.  Class 1 - Other Priority Claims................................................................40
                  2.  Class 2 - Bank Claims..........................................................................40
                  3.  Class 3 - Evergreen Claims.....................................................................41
                  4.  Class 4 - Other Secured Claims.................................................................41
                  5.  Class 5 - RCN General Unsecured Claims.........................................................42
                  6.  Class 6 - Subsidiary General Unsecured Claims..................................................42
                  7.  Class 7 - Preferred Interests..................................................................42
                  8.  Class 8 - Equity Interests.....................................................................43
                  9.  Class 9 - Subordinated Claims..................................................................43
                  10. Class 10 - Warrants Interests..................................................................43
                  11. Allowed Claims and Interests...................................................................43
                  12. Postpetition Interest..........................................................................43
                  13. Intercompany Claims............................................................................43
                  14. Alternative Treatment..........................................................................44
         D.       MEANS FOR IMPLEMENTATION OF THE PLAN...............................................................44
                  1.  New Senior Secured Facility....................................................................44
                  2.  Corporate Action...............................................................................44
                  3.  Cancellation of Existing Securities and Agreements.............................................45
                  4.  Restructuring Transactions.....................................................................45
                  5.  Directors and Officers.........................................................................46
                  6.  Revesting of Assets............................................................................46
                  7.  Preservation of Rights of Action; Settlement of Litigation Claims..............................46
                  8.  Effectuating Documents; Further Transactions...................................................46
                  9.  Exemption from Certain Transfer Taxes..........................................................47
         E.       PROVISIONS GOVERNING DISTRIBUTIONS.................................................................47
                  1.  Distributions on Account of Claims and Interests Allowed as of the Effective Date..............47
                  2.  Disbursing Agent...............................................................................47
                  3.  Means of Cash Payment..........................................................................47
                  4.  Calculation of Distribution Amounts of New Common Stock and New Warrants.......................47
                  5.  Delivery of Distributions; Undeliverable or Unclaimed Distributions............................48
                  6.  Withholding and Reporting Requirements.........................................................48
                  7.  Set-offs.......................................................................................48
                  8.  Allocation of Plan Distributions Between Principal and Interest................................48
         F.       PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS.............................48
                  1.  Schedules and Statements.......................................................................49
                  2.  Claims Bar Date................................................................................49
                  3.  Claims Filed In the Chapter 11 Cases...........................................................49
                  4.  Claims Objection Process.......................................................................49
                  5.  No Distribution Pending Allowance..............................................................51
                  6.  Disputed Claims Reserve........................................................................51
                  7.  Distributions After Allowance..................................................................52
         G.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES..............................................52
                  1.  Assumed Contracts and Leases...................................................................52
                  2.  Payments Related to Assumption of Contracts and Leases.........................................52
                  3.  Claims Based on Rejection of Executory Contracts or Unexpired Leases...........................53

         H.       ACCEPTANCE OR REJECTION OF THE PLAN................................................................53
                  1.  Classes Entitled To Vote.......................................................................53
                  2.  Acceptance by Impaired Classes.................................................................53
                  3.  Elimination of Classes.........................................................................53
                  4.  Cramdown.......................................................................................53
                  5.  No Change in Control...........................................................................53
         I.       SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN................................................54
         J.       CONDITIONS PRECEDENT TO THE PLAN'S CONFIRMATION AND CONSUMMATION...................................54
                  1.  Confirmation is subject to the satisfaction or due waiver of the following condition precedent..........................................................................................54
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                  2.  Conditions to Effective Date...................................................................54
                  3.  Waiver of Conditions...........................................................................56
         K.       MODIFICATIONS AND AMENDMENTS; WITHDRAWAL...........................................................56
         L.       RETENTION OF JURISDICTION..........................................................................56
         M.       COMPROMISES AND SETTLEMENTS........................................................................57
         N.       MISCELLANEOUS PROVISIONS...........................................................................57
                  1.  Bar Dates for Certain Claims...................................................................57
                  2.  Payment of Indenture Trustee Fees..............................................................58
                  3.  Payment of Statutory Fees......................................................................58
                  4.  Severability of Plan Provisions................................................................58
                  5.  Successors and Assigns.........................................................................58
                  6.  Discharge of the Debtors and Injunction........................................................58
                  7.  Debtors' Releases..............................................................................59
                  8.  Director, Officer, Employee and Other Third Party Releases.....................................59
                  9.  Exculpation and Limitation of Liability........................................................60
                  10. Indemnification Obligations....................................................................60
                  11. Waiver of Enforcement of Subordination.........................................................60
                  12. Term of Injunctions or Stays...................................................................61
                  13. Binding Effect.................................................................................61
                  14. Revocation, Withdrawal, or Non-Consummation....................................................61
                  15. Creditors' Committee...........................................................................61
                  16. Plan Supplement................................................................................61
                  17. Notices to Debtors and Creditors' Committee....................................................61
                  18. Governing Law..................................................................................62
                  19. Prepayment.....................................................................................62
                  20. Section 1125(e) of the Bankruptcy Code.........................................................62

IX.    CERTAIN FACTORS TO BE CONSIDERED..............................................................................63
         A.       GENERAL............................................................................................63
         B.       RISK FACTORS RELATING TO THE CHAPTER 11 CASES......................................................63
                  1.  Failure to Receive Requisite Acceptances.......................................................63
                  2.  Failure to Confirm the Plan....................................................................64
                  3.  Failure to Consummate the Plan.................................................................64
                  4.  Adverse Publicity and the Stigma of Chapter 11 Cases Generally may Negatively Impact
                  Reorganized RCN Companies and Results of Operations................................................64
                  5.  Risks of New Exit Facility.....................................................................65
                  6.  New Common Stock Risks.........................................................................65
                  7.  Conversion of Any Convertible Second-Lien Notes Could Have a Dilutive Effect...................65
                  8.  Claims Estimations.............................................................................66
                  9.  Certain Tax Considerations.....................................................................66
                  10. Inherent Uncertainty of Financial Projections..................................................66

X.     SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN...........................................................66
         A.       Description of Securities to be Issued.............................................................67
                  1.  New Common Stock...............................................................................67
                  2.  New Warrants...................................................................................67
                  3.  Convertible Second-Lien Notes..................................................................68
         B.       Resale of Securities of Reorganized RCN............................................................68
                  1.  General Discussion of Exemptions from Securities Laws Provided by Section 1145 of the
                  Bankruptcy Code....................................................................................68
                  2.  Lack of Established Market for New Common Stock................................................69
                  3.  New Common Stock Registration Rights...........................................................70
                  4.  Convertible Second-Lien Notes Registration Rights..............................................70

XI.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN...........................................................70
         A.       General............................................................................................70
         B.       Federal Income Tax Consequences to the Debtors.....................................................71
                  1.  Cancellation of Indebtedness Income............................................................71
                  2.  Limitations on NOL Carryforwards and Other Tax Benefits........................................72
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                  3.  Federal Alternative Minimum Tax................................................................73
         C.       Federal Income Tax Consequences to Holders of Claims...............................................73
                  1.  Holders of Evergreen Claims (Class 3)..........................................................73
                  2.  Holders of RCN General Unsecured Claims (Class 5)..............................................73
                  3.  Holders of Subsidiary General Unsecured Claims (Class 6).......................................75
                  4.  Holders of Preferred Interests (Class 7); Holders of Equity Interests (Class 8)................75
                  5.  Holders of Warrants Interests (Class 10).......................................................75
                  6.  Information Reporting and Backup Withholding...................................................75
                  7.  Importance of Obtaining Professional Tax Assistance............................................76

XII.   FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS...................................................76
         A.       Feasibility of the Plan............................................................................76
         B.       Best Interests Test................................................................................76
         C.       Liquidation Analysis...............................................................................76
         D.       Valuation of the Reorganized Debtors...............................................................77

XIII.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.....................................................78
         A.       Alternative Plan(s)................................................................................78
         B.       Liquidation under Chapter 7 or Chapter 11..........................................................78

XIV.   THE SOLICITATION; VOTING PROCEDURES...........................................................................79
         A.       Voting Deadline....................................................................................79
         B.       Voting Procedures..................................................................................79
         C.       Special Note for Holders of Senior Notes...........................................................80
                  1.  Beneficial Owners..............................................................................80
                  2.  Nominees.......................................................................................81
                  3.  Securities Clearing Agencies...................................................................81
                  4.  Miscellaneous..................................................................................81
                  5.  Delivery of Senior Notes.......................................................................82
         D.       Special Note for Holders of Class 5 RCN General Unsecured Claims...................................82
         E.       Fiduciaries and other Representatives..............................................................82
         F.       Parties Entitled to Vote...........................................................................82
         G.       Classes Impaired under the Plan....................................................................83
         H.       Agreements upon Furnishing Ballots.................................................................83
         I.       Waivers of Defects, Irregularities, Etc............................................................83
         J.       Withdrawal of Ballots; Revocation..................................................................83
         K.       Further Information; Additional Copies.............................................................84

XV.    OTHER PROFESSIONALS...........................................................................................84

XVI.   RECOMMENDATION AND CONCLUSION.................................................................................87

                                TABLE OF EXHIBITS

EXHIBIT                                        NAME
-------      ------------------------------------------------------------------------
   A         Joint Plan of Reorganization of RCN Corporation and Certain Subsidiaries

   B         Form 10-Q for RCN Corporation for the fiscal quarter ended June 30, 2004

   C         Liquidation Analysis

   D         Projected Financial Information

                              I. EXECUTIVE SUMMARY

     The Debtors and the Creditors' Committee hereby transmit the Disclosure Statement pursuant to section 1126(b) of the Bankruptcy Code, for use in the Solicitation of acceptances of the Plan, a copy of which is attached to the Disclosure Statement as Exhibit A. The Debtors and the Creditors' Committee are soliciting acceptances of the Plan from holders of Class 3 Evergreen Claims, Class 5 RCN General Unsecured Claims and Class 7 Preferred Interests. The Creditors' Committee is a co-proponent of the Plan.

     The primary purposes of the Plan and the Restructuring (as defined below) are to reduce the Debtors' debt service requirements and overall level of indebtedness, including the principal amount thereof, to realign their capital structure, and to provide the Debtors with greater liquidity and thereby increase the likelihood that they will succeed. If consummated, the Restructuring would reduce the principal amount of the Debtors' indebtedness, significantly lessen the Debtors' debt service requirements and transfer ownership of RCN from its present Equity Interest holders to primarily the present holders of Senior Notes.

     THE DEBTORS CONTINUE TO OPERATE THEIR BUSINESSES IN CHAPTER 11 IN THE ORDINARY COURSE.

     The Disclosure Statement sets forth certain detailed information regarding the Debtors' history, their Projections (as defined herein) for future operations, and significant events expected to occur during the Chapter 11 Cases. The Disclosure Statement also describes the Plan, alternatives to the Plan, effects of confirmation of the Plan and the manner in which distributions will be made under the Plan. In addition, the Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims and Interests in Impaired Classes entitled to vote must follow for their votes to be counted.

     The Plan consists of separate plans of reorganization for each of the Debtors. For voting and distribution purposes, the Plan contemplates separate sub-Classes for each Debtor. Votes will be tabulated separately for each of the Debtors with respect to each Debtor's Plan. Accordingly, the Plan may be confirmed and consummated for any Debtor, and the fact that a Plan is not consummated for any particular Debtor will have no impact on the ability or right to confirm or consummate the Plan as to any other Debtor. A list of the Debtors that are proponents of the Plan contained herein and the corresponding numbers of their respective Chapter 11 Cases is attached to the Plan as Exhibit
A. The Debtors reserve the right to file one or more additional subsidiaries.

     Certain unclassified Claims, including Administrative Claims and Priority Tax Claims, and certain Other Priority Claims, will receive payment in Cash either on the Distribution Date, as such claims are liquidated, or in installments over time, as permitted by the Bankruptcy Code, or as agreed with the holders of such Claims. All other Claims and all Interests are classified into separate Classes and will receive the distributions and recoveries, if any, described in the table below. The table below summarizes the classification and treatment of the principal prepetition Claims and Interests under the Plan. The classification and treatment for all Classes are described in more detail under the section of the Disclosure Statement entitled VIII.C -- "Summary of the Plan -- Classification and Treatment of Claims and Interests." Estimated Claim amounts are based upon the Debtors' books and records as of July 31, 2004. There can be no assurance that the estimated amounts below are correct and actual Claim and Interest amounts may be significantly different from the estimates. This summary is qualified in its entirety by reference to the provisions of the Plan.

               SUMMARY OF ANTICIPATED DISTRIBUTIONS UNDER THE PLAN

          CLASS DESCRIPTION                                        TREATMENT UNDER THE PLAN
------------------------------------   ---------------------------------------------------------------------------------
Administrative Claims                  Each holder of an Allowed Administrative Claim will receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such
                                       Allowed Administrative Claim, on or as soon as reasonably practicable after the later of (i) the Distribution Date, (ii) the date on which its Administrative
                                       Claim becomes an Allowed Administrative Claim or (iii) the date on which its
                                       Allowed Administrative Claim becomes payable under any agreement relating thereto, Cash equal to the unpaid portion of its Allowed Administrative Claim.
                                       Notwithstanding the foregoing, (a) any Allowed Administrative Claim based on a liability incurred by a Debtor in the ordinary course of business during the
                                       Chapter 11 Cases may be paid in the ordinary course of business in accordance with the terms and conditions of any agreement relating thereto and (b) any
                                       Allowed Administrative Claim may be paid on such other terms as may be agreed on between the holder of such Claim and the Debtors, with the consent of the
                                       Creditors' Committee, or by the Reorganized Debtors.

Priority Tax Claims                    Each holder of an Allowed Priority Tax Claim will receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such
                                       Allowed Priority Tax Claim, on or as soon as reasonably practicable after the later of (i) the Distribution Date or (ii) the date on which its Priority Tax
                                       Claim becomes an Allowed Priority Tax Claim, in the sole discretion of the
                                       Debtors, (a) Cash equal to the unpaid portion of its Allowed Priority Tax
                                       Claim, (b) treatment in any other manner such that its Allowed Priority Tax
                                       Claim will not be impaired pursuant to section 1124 of the Bankruptcy Code, including payment in accordance with the provisions of section 1129(a)(9)(C) of the Bankruptcy Code over a period of not more than six years from the date of assessment of any such Allowed Priority Tax Claim or (c) such other treatment as to which the Debtors, the Creditors' Committee and such holder will have agreed upon in writing; provided, however, that the Debtors reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed
                                       Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty; and provided, further, that no holder of an Allowed
                                       Priority Tax Claim will be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Petition
                                       Date with respect to or in connection with such Allowed Priority Tax Claim.

Class 1 - Other Priority Claims        Each holder of an Allowed Class 1 Other Priority Claim will receive, in full
Estimated Amount:                      satisfaction, settlement, release, and discharge of, and in exchange for,
$ 0                                    such Allowed Other Priority Claim, Cash equal to the unpaid portion of such
                                       Allowed Other Priority Claim on the later of (i) the Distribution Date, (ii) the date such Other Priority Claim becomes an Allowed Other Priority Claim or (iii)
                                       the date such Other Priority Claim becomes payable pursuant to any agreement between the applicable Debtor and the holder of such Other Priority Claim.

Class 2 - Bank Claims                  Each holder of an Allowed Class 2 Bank Claim will receive, in full and final
Estimated Amount:                      satisfaction, settlement, release, and discharge of, and in exchange for, such
$ 432.5 million                        Allowed Bank Claim, on the Effective Date, Cash equal to the amount of such
(less any principal payments in        holder's Allowed Bank Claim. In respect of any letters of credit issued and
accordance with the Cash Collateral    undrawn under the Bank Credit Agreement, the Debtors will, at the option of the
Order (as defined below))              applicable Debtor, (i) cash collateralize such letters of credit in an amount equal to 105% of the undrawn amount of any such letters of credit, (ii) return any such letters of credit to the applicable fronting bank undrawn and marked
                                       "cancelled," or (iii) provide a "back-to-back" letter of credit to the issuing bank in a form and issued by an institution reasonably satisfactory to such issuing bank, in an amount equal to 105% of the then undrawn amount of such letters of credit. The Bank Claims will be deemed Allowed in the aggregate principal amount of

          CLASS DESCRIPTION                                        TREATMENT UNDER THE PLAN
------------------------------------   ---------------------------------------------------------------------------------
                                       $432,453,582 (plus interest at the non-default rate and fees and expenses provided for in the Bank Credit Agreement or orders of the Bankruptcy Court, to the extent not paid prior to the Effective Date), less any principal payments in accordance with the Cash Collateral Order.

Class 3 - Evergreen Claims             Each holder of an Allowed Class 3 Evergreen Claim, unless such holder, the
Estimated Amount:                      Creditors' Committee, and the Debtors otherwise agree, will have its Evergreen
$ 32.5 million                         Claim reinstated, subject to modifications set forth in the New Evergreen Credit
                                       Agreement, which modifications will supersede any contrary provisions in the
                                       Evergreen Credit Agreement, and will include the following: (a) maturity will be
                                       7 3/4 years from the Effective Date, (b) from (i) the Effective Date through and including March 31, 2006, interest will be 12.5%, payable quarterly in-kind, and
                                       (ii) April 1, 2006 through and including the maturity date, interest will be
                                       6.25%, payable quarterly in cash, and 6.95%, payable quarterly in-kind, provided, however, that in any quarter, the Debtors may elect, with Deutsche Bank's consent, to pay the full amount of interest for that quarter in cash at a rate of
                                       12.5%, (c) mandatory prepayment provisions will be modified to the extent necessary so that they are no more favorable to Evergreen than similar provisions in the Exit Facility, (d) obligations and liens will be subordinated to the Exit
                                       Facility obligations on terms substantially similar to those currently set forth in the Evergreen Credit Agreement, (e) representations, warranties, covenants, and events of default will be modified as necessary so that the terms of the New
                                       Evergreen Credit Agreement are no more restrictive to the Debtors and their subsidiaries than the terms of the Exit Facility and (f) covenants will be additionally modified to permit the incurrence of the obligations in respect of the Exit Facility.

Class 4 - Other Secured Claims         Each holder of an Allowed Class 4 Other Secured Claim will, at the option of the
Estimated Amount:                      applicable Debtor, be entitled to the treatment set forth below in option A, B, C
$ 16 million                           or D:

                                       Option A: Allowed Other Secured Claims with respect to which the applicable
                                       Debtor elects Option A will, on, or as soon as reasonably practicable after the later of, (i) the Distribution Date or (ii) the date such Other Secured Claim becomes an Allowed Other Secured Claim, be paid in Cash, in full.

                                       Option B: Allowed Other Secured Claims with respect to which the applicable
                                       Debtor elects Option B will be reinstated. The Debtors' failure to object to any
                                       Other Secured Claim that is reinstated in the Chapter 11 Cases will be without prejudice to the Reorganized Debtors' right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced.

                                       Option C: Allowed Other Secured Claims with respect to which the applicable
                                       Debtor elects Option C will be satisfied by the surrender to the holder of the
                                       Claim of the collateral securing the applicable Other Secured Claim.

                                       Option D: Allowed Other Secured Claims with respect to which the applicable
                                       Debtor elects Option D will be satisfied in accordance with such other terms and conditions as may be agreed upon by the applicable Debtor or Reorganized Debtor and the holder of such Allowed Other Secured Claim.

                                       The applicable Debtor will be deemed to have elected Option B with respect to all
                                       Allowed Other Secured Claims except those with respect to which the applicable
                                       Debtor elects another option in writing prior to the Confirmation Hearing.

          CLASS DESCRIPTION                                        TREATMENT UNDER THE PLAN
------------------------------------   ---------------------------------------------------------------------------------
                                       In respect of any issued and undrawn Bilateral LCs, on the Effective Date, the
                                       Debtors will, at the option of the applicable Debtor, (i) cash collateralize such
                                       Bilateral LCs in an amount equal to 105% of the undrawn amount of any such
                                       Bilateral LCs, (ii) return any such Bilateral LCs to JPMorgan Chase Bank undrawn and marked "cancelled" or (iii) provide a "back-to-back" letter of credit to
                                       JPMorgan Chase Bank in a form and issued by an institution reasonably satisfactory to JPMorgan Chase Bank, in an amount equal to 105% of the then undrawn amount of such Bilateral LCs, and except as otherwise provided in this section, JPMorgan Chase Bank's rights in respect of the Bilateral LCs will continue in full force and effect. The aggregate principal amount of Bilateral
                                       LCs issued and outstanding is $16,124,647.

Class 5 - RCN General                  Each holder of an Allowed Class 5 RCN General Unsecured Claim will receive, in
Unsecured Claims                       full and final satisfaction, settlement, release, and discharge of, and in
Estimated Amount:                      exchange for, such Allowed General Unsecured Claim, on or as soon as practicable
$ 1,190.1 million                      after the Effective Date, (i) its Pro Rata share of 100% of the shares of New
                                       Common Stock, subject to dilution by (A) exercise of the Management Incentive
                                       Options and New Warrants and (B) conversion of any Convertible Second-Lien Notes or (ii) at the election of a holder of an Allowed Class 5 RCN General Unsecured
                                       Claim (the Cash Electing Holder), such Cash Electing Holder will receive instead,
                                       Cash equal to 25% of the amount of such Allowed Class 5 RCN General Unsecured
                                       Claim (the Cash Component); provided, however, that if the aggregate amount of
                                       Cash to be distributed to all Cash Electing Holders exceeds $12,500,000 (the Cash
                                       Component Cap), then each Cash Electing Holder will receive (y) its Pro Rata share, based on the Face Amount of the Allowed Class 5 RCN General Unsecured
                                       Claims of all Cash Electing Holders, of the Cash Component Cap (the Capped
                                       Distribution Component) and (z) a Pro Rata share of the New Common Stock as set forth in (i) above calculated by multiplying the Face Amount of the Cash Electing
                                       Holder's Allowed Class 5 RCN General Unsecured Claim by the percentage by which the Capped Distribution Component is less than what the Cash Component would have been.

                                       If Class 5 RCN General Unsecured Claims has voted to accept the Plan, holders of
                                       Class 5 General Unsecured Claims will be deemed to have agreed to a distribution of New Warrants to the holders of Class 7 Preferred Interests and Class 8 Equity
                                       Interests which, if exercised, will be dilutive of their distribution under the
                                       Plan. For income tax purposes, all New Common Stock and any Cash Component or
                                       Capped Distribution Component received by holders of Allowed Senior Notes Claims will, to the extent permitted, be allocated first in full satisfaction of the outstanding principal amount of such Senior Notes and second in satisfaction of any accrued and unpaid interest thereon. The Senior Note Claims are hereby
                                       Allowed in the aggregate amount of $1,188,511,078.61, as set forth on Exhibit F to the Plan.

          CLASS DESCRIPTION                                        TREATMENT UNDER THE PLAN
------------------------------------   ---------------------------------------------------------------------------------
Class 6 - Subsidiary General           Each holder of an Allowed Class 6 Subsidiary General Unsecured Claim, in full and
Unsecured Claims                       final satisfaction, settlement, release, and discharge of, and in exchange for,
Estimated Amount:                      such Allowed Class 6 Subsidiary General Unsecured Claim, will, in the sole
$ 416,000                              discretion of the Debtors, (i) to the extent such Claim is due and owing on the
                                       Effective Date, be paid in full, in Cash on the later of the Distribution Date and the date such Claim becomes an Allowed Claim, or will otherwise be paid in accordance with the terms of any agreement between the respective Debtor and such holder, (ii) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash when and as such Claim becomes due and owing in the ordinary course of business or (iii) receive treatment that leaves unaltered the legal, equitable, and contractual rights to which such Allowed Class 6 Subsidiary
                                       General Unsecured Claim entitles the holder of such Claim. In the event the
                                       Allowed Claims in all Class 6 sub-Classes aggregate in excess of $500,000
                                       (excluding any amounts to resolve, by way of litigation or otherwise, the Claims of Chicago Access Corporation and the City of Chicago), the Subsidiary Debtors
                                       will, if requested by the Creditors' Committee, withdraw or, if acceptable to the
                                       Debtors, modify the Plan with respect to one or more of such Subsidiary Debtors to impair the treatment of such Class 6 Claims in any modified Plan.

Class 7 - Preferred Interests          The holders of Class 7 Preferred Interests will not be entitled to, and will not receive or retain, any property or interest on account of such Class 7
                                       Preferred Interests.  On the Effective Date, all Preferred Interests will be deemed cancelled and extinguished.  If, however, Class 5 RCN General Unsecured
                                       Claims has voted to accept the Plan, and Class 7 Preferred Interests has voted to accept the Plan, the holders of Class 7 Preferred Interests that have voted to accept the Plan will receive their Pro Rata share of  New Warrants in an amount equal to 1.75% of the New Common Stock, subject to dilution by exercise of the Management Incentive Options and conversion of any Convertible
                                       Second-Lien Notes.

Class 8 - Equity Interests             The holders of Class 8 Equity Interests will not be entitled to, and will not receive or retain, any property or interest in property on account of such
                                       Class 8 Equity Interests.  On the Effective Date, all Common Stock will be deemed cancelled and extinguished.  If, however, Class 5 RCN General Unsecured
                                       Claims has voted to accept the Plan, the holders of Class 8 Equity Interests will receive their Pro Rata share of New Warrants in an amount equal to .25% of the New Common Stock, subject to dilution by exercise of the Management
                                       Incentive Options and conversion of any Convertible Second-Lien Notes.

Class 9 - Subordinated Claims          The holders of Class 9 Subordinated Claims will not be entitled to, and will not receive or retain, any property or interest in property on account of such
                                       Class 9 Subordinated Claims.  On the Effective Date, all Subordinated Claims
                                       will be cancelled and extinguished.

Class 10 - Warrants Interests          The holders of Class 10 Warrants Interests will not be entitled to, and will not receive or retain, any property or interest in property on account of such
                                       Class 10 Warrants Interests.  On the Effective Date, all Warrants will be deemed cancelled and extinguished.

SUMMARY OF PROJECTED POST-CONFIRMATION OPERATIONS

     Attached hereto as Exhibit D are financial statements which project the financial performance of the Reorganized Debtors through December 31, 2009. The Projections (as defined below) are based on the current business plan for the Reorganized Debtors and are based upon information available as of July 31, 2004.

                             II. GENERAL INFORMATION

A.   PURPOSE AND EFFECT OF THE PLAN

     The primary purpose of the Plan is to effectuate a restructuring of the Debtors' capital structure in order to align their capital structure with their present and future operating prospects. Presently, the funds expected to be generated by the Debtors from their operations and through their expected borrowing capacity will not be sufficient to meet their working capital, debt service and capital expenditure requirements, nor satisfy their debt obligations, unless the restructuring transactions contemplated by the Plan (the "Restructuring") are consummated. The Restructuring will reduce significantly the principal amount of outstanding indebtedness by converting approximately $1.2 billion in the aggregate principal and accrued interest amount of Senior Notes into New Common Stock of Reorganized RCN.

     In connection with funding the Restructuring, upon the consummation of the Plan, Deutsche Bank will provide the Exit Facility on terms described below and as set forth more fully in the operative documents to be filed in the Plan Supplement. Funds from the Exit Facility will be used to pay the Bank Claims in full in cash. The Exit Facility and the obligations owed under the New Evergreen Credit Agreement will, upon consummation of the Restructuring, leave the Reorganized Debtors with approximately $479.6 million in long-term debt (which amount could increase by up to $30 million if the RCN Companies acquire Pepco's interest in Starpower and such purchase is funded by additional borrowings). Accordingly, the Debtors believe that the Restructuring will substantially reduce uncertainty with respect to their future and put them in a better position to develop and maintain new customers. By offering the holders of Allowed Class 5 RCN General Unsecured Claims 100% of the equity of Reorganized RCN on a post-Restructuring basis (subject to dilution in the event of the exercise of Management Incentive Options, issuance of New Common Stock upon exercise of the New Warrants, and conversion of any Convertible Second-Lien Notes (described below)), the Debtors believe such holders will have the opportunity to participate in the long-term appreciation of the Debtors' businesses, which the Debtors expect will be enhanced by the reduction of their debt obligations. During the pendency of the Restructuring and thereafter, the Debtors expect to continue to operate their businesses in the ordinary course.

B.   DESCRIPTION OF THE EXIT FACILITY

     Simultaneously with the consummation of the Plan, RCN, as borrower, and each of its direct and indirect domestic subsidiaries, as guarantors (the "Subsidiary Guarantors"), will enter into the Exit Facility with Deutsche Bank. RCN plans to use borrowings under the Exit Facility to consummate the Plan, including the repayment of any obligations owed to the Senior Secured Lenders under the Bank Credit Agreement, payment of any Class 4 Other Secured Claims pursuant to Option A, payment of the Cash Component to any Cash Electing Holders of Class 5 RCN General Unsecured Claims, and the payment of related fees and expenses.

     THE EXIT FACILITY

     The Exit Facility is currently expected to consist of (i) a senior first-lien secured credit facility (the "Senior First-Lien Financing") and (ii) $150 million of second-lien floating rate notes (the "Second-Lien Notes"). The Senior First-Lien Financing will consist of $285 million of term loans (up to $315 million if the Starpower acquisition is financed) (the "Term Loans") and a $25 million letter of credit facility (the "L/C Facility"). The anticipated terms of the Exit Facility are described in more detail below. RCN is currently considering alternative exit financing structures which, if implemented, would alter certain terms of the Exit Facility. These potential alternatives are described in more detail in Section II.C - "General Information - Alternative Exit Financing Scenarios." References in this Disclosure Statement to the Exit Facility include the facility described herein or such alternative financing.

     INTEREST AND FEES

     RCN may choose Eurodollar rate or base rate pricing for the Term Loans and may elect interest periods of one, two, three, six, nine or twelve months. Each Eurodollar loan will bear interest during each interest period at a rate per year equal to the Eurodollar rate for such interest period plus 4%. Each base rate loan will bear interest at a rate per year equal to the base rate from time to time plus 3%. Overdue amounts will accrue interest at a rate equal to the greater of 2% over the applicable rate for base rate loans or 2% over the rate then borne by such overdue amounts. RCN will pay Deutsche Bank a commitment fee of .5% per year on the daily unused portion of the commitments to under the L/C Facility. RCN also will pay a letter of credit fee equal to 4% per year on the outstanding amount of letters of credit under the L/C Facility (in addition to any customary administrative charges) with a facing fee of 1/4 of 1% per year. In addition, the Second-Lien Notes will bear interest at the Eurodollar rate plus 8%.

     GUARANTEES AND COLLATERAL

     RCN's obligations under the Exit Facility will be guaranteed by each of the Subsidiary Guarantors. RCN's obligations under the Exit Facility and the obligations of the Subsidiary Guarantors under the Exit Facility will be secured by a lien on substantially all of RCN's and each Subsidiary Guarantor's present and future tangible and intangible assets, including, without limitation, all receivables, contract rights, securities, inventory, equipment, real estate, intellectual property, promissory notes and all of the equity interests in each of the Subsidiary Guarantors; provided, however, that the lien on voting stock of any foreign subsidiary (including any foreign Subsidiary Guarantor) will be limited to 65% of the total outstanding voting stock of such foreign subsidiary if at any time the pledging of voting stock would give rise to adverse tax consequences to RCN.

     AMORTIZATION AND MATURITY

     One percent of the principal amount of the Term Loans will amortize annually during the first six years following the consummation of the Plan. The remaining principal amount of the Term Loans will amortize quarterly during the seventh year following the consummation of the Plan. The Term Loans will mature on the seventh anniversary of the consummation of the Plan. Deutsche Bank's commitments under the L/C Facility will terminate five years from the consummation of the Plan. The Second-Lien Notes will mature 7 1/2 years from the consummation of the Plan and will not amortize prior to maturity.

     PREPAYMENTS

     Optional Prepayments. RCN may make voluntary prepayments on the Term Loans, without premium or penalty, as long as it gives the administrative agent three Business Days prior notice in the case of Eurodollar loans, and one Business Day prior notice in the case of base rate loans. Prepayments of Eurodollar loans made on a date other than the last day of the applicable interest period will be subject to customary breakage costs. RCN may make voluntary prepayments on the Second-Lien Notes at any time after the second anniversary of the consummation of the Plan, upon written notice, (i) subject to a premium equal to 2% (if prepaid within the third year after the consummation of the Plan) or 1% (if prepaid within the fourth year after the consummation of the Plan) and (ii) at par at any time after the fifth anniversary of the consummation of the Plan. In addition, on or before the second anniversary of the consummation of the Plan, RCN may voluntarily prepay up to 35% of the Second-Lien Notes with the proceeds of one or more equity offerings by RCN, at a price equal to par plus a premium equal to the interest rate borne by the Second-Lien Notes plus accrued and unpaid interest, if any.

     Mandatory Prepayments. With certain exceptions, RCN will be required to make mandatory prepayments on the Term Loans in an amount equal to: (i) 100% of net cash proceeds from any issuance of equity by (or capital contributions to) RCN or its Subsidiaries, (ii) 100% of net cash proceeds from any issuance of indebtedness by RCN or its Subsidiaries (other than indebtedness issued pursuant to the Exit Facility), (iii) 100% of net cash proceeds from an asset sale by RCN or its Subsidiaries, subject to certain reinvestment exceptions, (iv) 100% of net cash proceeds from any property or casualty insurance claim or any condemnation proceeding received by RCN and its subsidiaries, subject to certain reinvestment exceptions, and (v) up to 75% of annual excess cash flow of RCN or its Subsidiaries. The proceeds from such mandatory prepayments will be applied pro rata to outstanding Term Loans.

     With certain exceptions, RCN will be required to make mandatory prepayments on the Second-Lien Notes in an amount equal to (i) 100% of net cash proceeds from any issuance of indebtedness by RCN or its Subsidiaries (other than indebtedness issued pursuant to the Exit Facility) to the extent such proceeds are not required to be used to prepay the Term Loans and (ii) 100% of net cash proceeds from an asset sale by RCN or its Subsidiaries, subject to certain reinvestment exceptions, to the extent such proceeds are not required to be used to prepay the Term Loans. Upon the occurrence of a change of control, RCN must offer to repurchase the Second-Lien Notes at a price equal to 101% of the principal amount thereof, plus accrued interest.

     COVENANTS

     The Exit Facility will contain affirmative and negative covenants (subject to exceptions and baskets to be agreed) including, without limitation, (i) limitations on the incurrence of indebtedness (including contingent liabilities and seller notes), (ii) limitations on mergers, acquisitions, joint ventures, partnerships, acquisitions and dispositions of assets, (iii) limitations on sale-leaseback transactions, (iv) limitations on dividends and restricted payments, (v) limitations on voluntary prepayments of other indebtedness and amendments thereto and amendments to organizational documents and other material agreements, (vi) limitations on transactions with affiliates and formation of Subsidiaries,

(vii) limitations on investments, (viii) limitations on liens, (ix) limitations on changes in nature of business, (x) limitations on the use of proceeds of the Exit Facility, (xi) maintenance of existence and properties, including adequate insurance coverage, (xii) ERISA covenants, (xiii) financial reporting covenants, including visitation and inspection rights for Deutsche Bank, (xiv) compliance with laws, including environmental laws and ERISA, (xv) payment of taxes and other material liabilities and (xvi) maintenance of minimum subscriber levels and revenue generating units.

     In addition, RCN will be required to give notice to the administrative agent and Deutsche Bank of defaults and other material events, make any new direct or indirect domestic subsidiary a Subsidiary Guarantor and pledge after-acquired property as collateral to secure RCN's and the Subsidiary Guarantors' obligations under the Exit Facility.

     FINANCIAL COVENANTS

     The Term Loans also will contain certain financial covenants including, without limitation, (i) maximum total debt to EBITDA, (ii) maximum senior debt to EBITDA, (iii) minimum interest coverage ratio, (iv) minimum EBITDA (including minimum thresholds for specific market or geographic regions), (v) minimum unrestricted cash on hand and (vi) maximum capital expenditures (including sub-limits for specific markets or geographical regions).

     EVENTS OF DEFAULT

     The Exit Facility will contain events of default that are usual and customary for facilities of this type.

     ESCROW FUNDING AND CLOSING

     Upon completion of the successful syndication of the Exit Facility, the proceeds of the Exit Facility may be funded into escrow (the "Escrow Funding") prior to the consummation of the Plan, subject to the satisfaction of certain conditions precedent. The conditions precedent to the Escrow Funding include, without limitation, (i) no material adverse effect on RCN and its Subsidiaries, taken as a whole, will have occurred since December 31, 2003, (ii) the administrative agent and Deutsche Bank will have received and be satisfied with
(a) RCN audited consolidated financial statements for the last three fiscal years, (b) RCN's unaudited consolidated financial statements for each fiscal quarter ended after the most recently completed fiscal year, (c) RCN's pro forma consolidated financial statements meeting the requirements of Regulation S-X for registration statements on Form S-1 which will demonstrate pro forma compliance with the financial covenants and a minimum consolidated EBITDA level to be agreed, (d) RCN's interim financial statements for each month ended after the date the most recently completed fiscal quarter and (e) RCN's projected consolidated financial statements for the five fiscal years following the consummation of the Plan, (iii) the administrative agent will be satisfied with RCN's management, (iv) the administrative agent will be satisfied with the aggregate number of basic cable subscribers (or certain subsets thereof) and revenue generating business units (or certain subsets thereof) and (v) Moody's and S&P will have rated the Exit Facility.

     On the day of the consummation of the Plan, the escrowed funds will be released to RCN, subject to the satisfaction of certain conditions precedent, including, without limitation, (i) the conditions to Escrow Funding described above (other than the condition described in clause (i) above) and (ii) RCN will have unrestricted cash on hand (after giving effect to all payments to be made by it pursuant to the Plan) in an aggregate amount of at least $115 million.

C.   ALTERNATIVE EXIT FINANCING SCENARIOS

     The RCN Companies are exploring alternatives to the Second-Lien Notes as described above. Such alternatives include the possibility of increasing the amount of the Term Loans and decreasing, by a commensurate amount, the amount of the Second-Lien Notes. Such alternative conceivably could include increasing the amount of the Term Loans in an amount sufficient to eliminate the Second-Lien Notes altogether. Finally, such alternatives may include the private placement of debt instruments, including to holders of General Unsecured Claims (including certain members of the Creditors' Committee). The Debtors believe that such alternatives afford economic terms to the Estates and creditors that are at least as favorable as those provided by the Second-Lien Notes. The RCN Companies reserve the right to pursue and consummate one or more of such alternatives prior to the Effective Date. The RCN Companies' pursuit of such alternative exit financing scenarios does not impair the commitment of Deutsche Bank to provide the full amount of the Exit Facility, which commitment will remain in place in accordance with its terms even as the RCN Companies assess such alternative exit financing scenarios.

     THE CONVERTIBLE SECOND-LIEN NOTES

     One alternative exit financing scenario that the RCN Companies have explored in detail entails the possible issuance by RCN of second-lien notes that are convertible into common stock of Reorganized RCN in lieu of the Second-Lien Notes contemplated by the Exit Facility (the "Convertible Second-Lien Notes"). Under such a scenario, up to $150 million principal amount of such Convertible Second-Lien Notes would be issued either to Deutsche Bank or another financial institution acceptable to the Debtors and the Creditors' Committee (the "Placement Agent") who would serve as initial purchaser with respect to the Convertible Second-Lien Notes. A significant financial institution has expressed to the RCN Companies an interest in committing to purchase between $70 million and $100 million of Convertible Second-Lien Notes (assuming a total issuance of between $100 million and $150 million of Convertible Second-Lien Notes) from the Placement Agent (as defined below). While no determination has yet been made as to whether any such offering will be made and, if so, the structure of any such offering, it is anticipated that the Convertible Second-Lien Notes would be offered only to "Accredited Investors" (as defined pursuant to the Securities Act) in a transaction intended to qualify as a private placement under section 4(2) of the Securities Act.

     While there is no definitive agreement on the terms of any Convertible Second-Lien Notes, based upon discussions to date, the RCN Companies anticipate that any such Convertible Second-Lien Notes that may be issued would be on terms substantially similar to those described below.

     INTEREST AND FEES

     Assuming that the Convertible Second-Lien Notes are secured by a first lien on the equity in the RCN subsidiary that owns the equity interests in Megacable (as defined below), the Convertible Second-Lien Notes would bear interest at a rate per year equal to (a) 4.5% if $100 million principal amount of the Convertible Second-Lien Notes is issued, (b) 5% if $125 million principal amount of the Convertible Second-Lien Notes is issued, and (c) 6% if $150 million principal amount of the Convertible Second-Lien Notes is issued. Assuming that the Convertible Second-Lien Notes are secured by a second lien on the equity in the RCN subsidiary that owns the equity interests in Megacable, the Convertible Second-Lien Notes would bear interest at a rate per year equal to (a) 6.5% if $100 million principal amount of the Convertible Second-Lien Notes is issued,
(b) 7% if $125 million principal amount of the Convertible Second-Lien Notes is issued, and (c) 7.5% if $150 million principal amount of the Convertible Second-Lien Notes is issued. Interest would be paid semi-annually, commencing on the six-month anniversary of the Effective Date. In the event of a change of control of Reorganized RCN, holders of the Convertible Second-Lien Notes may require Reorganized RCN to purchase the Convertible Second-Lien Notes at a principal amount equal to 101% of par plus accrued interest and a premium designed to protect holders against the effects of a change in control, upon terms mutually agreeable to Reorganized RCN and the purchasers. Signatories to any commitment letter received by October 25, 2004 (the "Commitment Date") in connection with Convertible Second-Lien Notes, including members of the Creditors' Committee, will share Pro Rata in a commitment fee of 1% of the principal amount of the Convertible Second-Lien Notes. Any commitment will remain outstanding until January 31, 2005. The RCN Companies may purchase an extension of the commitment to February 28, 2005 for an amount equal to .25% of the principal amount of the Convertible Second-Lien Notes, payable on or before January 15, 2005. A further extension to March 31, 2005 may be purchased for an additional equal amount, payable on or before February 15, 2005. Any such extension fees will be shared Pro Rata by signatories to the commitment letter, as extended. As previously noted, there is no definitive agreement on the terms of any Convertible Second-Lien Notes. Thus, there can be no assurance that the terms ultimately governing any such notes will be as favorable to RCN as those described herein.

     GUARANTEES AND COLLATERAL

     RCN's obligations under the Convertible Second-Lien Notes would be guaranteed by each of the Subsidiary Guarantors. RCN's obligations under the Convertible Second-Lien Notes and the obligations of the Subsidiary Guarantors under the Convertible Second-Lien Notes would be secured by a second lien, junior only to the lien securing the Senior First-Lien Financing; provided, however, that the Convertible Second-Lien Notes will be pari passu in right of payment with the Senior First-Lien Financing, on substantially all of RCN's and each Subsidiary Guarantor's present and future tangible and intangible assets, including, without limitation, all receivables, contract rights, securities, inventory, equipment, real estate, intellectual property, promissory notes and all of the equity interests in each of the Subsidiary Guarantors and not more than 65% of the total outstanding voting stock in each of RCN's, or any Subsidiary Guarantor's, foreign subsidiaries. The Convertible Second-Lien Notes would also be secured by a first lien or second lien, as the case may be, on the equity in the RCN subsidiary that owns the 48.93% equity interest in Megacable.

     MATURITY

     The principal amount of the Convertible Second-Lien Notes would be due and payable on the date that is 7 1/2 years after the Effective Date.

     PREPAYMENTS

     Optional Prepayments. If and only if the closing price of the common stock of Reorganized RCN is at least 150% of the conversion price (discussed below) for 30 consecutive trading days, RCN may make voluntary prepayments of principal and all accrued interest in whole or in part on the Convertible Second-Lien Notes at any time after the third anniversary of the consummation of the Plan, upon written notice, (i) subject to a premium equal to (a) in the event the Convertible Second-Lien Notes are secured by a first lien on the equity in the RCN subsidiary that owns the equity interests in Megacable, 4.5%, 5%, or 6%, in the event that $100 million, $125 million, or $150 million, respectively, principal amount of the Convertible Second-Lien Notes is issued, or (b) in the event the Convertible Second-Lien Notes are secured by a second lien on the equity in the RCN subsidiary that owns the equity interests in Megacable, 6%, 6.5%, or 7%, in the event that $100 million, $125 million, or $150 million, respectively, principal amount of the Convertible Second-Lien Notes is issued, in each case declining by 1% per year, beginning on the fourth anniversary of the date of issuance of the Convertible Second-Lien Notes.

     Mandatory Prepayments. With certain exceptions, RCN will be required to make mandatory prepayments on the Convertible Second-Lien Notes in an amount equal to (i) 100% of net cash proceeds from any issuance of indebtedness by RCN or its subsidiaries (other than indebtedness issued pursuant to the Exit Facility) to the extent such proceeds are not required to be used to prepay the Term Loans and (ii) 100% of net cash proceeds from an asset sale by RCN or its subsidiaries, subject to certain reinvestment exceptions, to the extent such proceeds are not required to be used to prepay the Term Loans.

     CONVERSION FEATURE

     The Convertible Second-Lien Notes would be convertible into common stock of Reorganized RCN at any time at the option of the holder. Each $1,000 face amount of Convertible Second-Lien Notes will be initially convertible into 41.667 shares of common stock of Reorganized RCN. This conversion ratio represents an initial conversion premium of 20% of the assumed initial stock price of $20.00 per share, or an initial conversion price of $24.00, provided that on the 12-month anniversary of the Effective Date, the conversion price would be reset to the lesser of (i) 20% above the average closing price of the New Common Stock for the prior 90 consecutive trading days and (ii) the initial conversion price, and provided further that in no event would the reset conversion price be below $17.22 per share. In addition, the conversion price and reset will be subject to adjustment pursuant to customary anti-dilution provisions.

     POSSIBLE DILUTIVE EFFECTS OF CONVERSION ON CREDITOR HOLDINGS AND RECOVERIES

     Under the Plan, a total of 36,020,850 shares of New Common Stock will be issued on the Effective Date, as well as New Warrants convertible into 735,119 shares of common stock of Reorganized RCN, without consideration of any such shares issued in connection with the exercise of Management Incentive Options. Assuming that $150 million principal amount of the Convertible Second-Lien Notes are converted to shares of common stock of Reorganized RCN in accordance with the conversion ratio described above, a total of 6,250,000 additional shares of common stock of Reorganized RCN would be issued to holders of the Convertible Second-Lien Notes. Under such a scenario, a total of 43,005,969 shares of common stock of Reorganized RCN therefore would be outstanding, without consideration of any such shares issued in connection with the exercise of Management Incentive Options. As a consequence, any increase in the issuance of common stock of Reorganized RCN upon conversion of Convertible Second-Lien Notes will dilute the percentage holdings of such common stock held by other persons. If all of the Convertible Second-Lien Notes were converted at the currently contemplated conversion ratio, such percentage holdings would decrease by approximately 14.5%. If $125 million principal amount of the Convertible Second-Lien Notes were converted at the currently contemplated conversion ratio, such percentage holdings would decrease by approximately 12.4%. If $100 million principal amount of the Convertible Second-Lien Notes were converted at the currently contemplated conversion ratio, such percentage holdings would decrease by approximately 10.2%.

     However, the estimated value of New Common Stock, and hence, the estimated percentage recovery to holders of Class 5 RCN General Unsecured Claims, is not expected to decrease significantly with respect to issuance of the Convertible Second-Lien Notes. The value of the equity will decrease by the Black-Scholes implied value of the conversion feature of the Convertible Second-Lien Notes. Such decrease, however, is offset by the increased equity value due to reduced interest expense. As described in section XII.D - "Valuation of the Reorganized Debtors," the estimated total equity value of the Reorganized Debtors is estimated to be between $620 million and $820 million. The RCN Companies and their advisors have analyzed the impact on post-emergence equity value resulting from a hypothetical issuance of the Convertible Second-Lien Notes. It is estimated that the net impact of such issuance would be a reduction of the total equity value range by $19 million. Accordingly, the estimated recovery to Class 5 RCN General Unsecured Claims would decrease by approximately 1.6%, from 60.5% to 58.9% (in the event that $125 million or $100 million of Convertible Second-Lien Notes were issued, the comparable reductions to Class 5 recovery estimates would be 1.2% and 0.8%, respectively). See "Exhibit C - Liquidation Analysis." However, in the event the conversion price is reset as described above, such reset would result in additional dilution to the holders of New Common Stock.

     GOVERNANCE

     As explained above, a significant financial institution has expressed to the RCN Companies an interest in committing to purchase between $70 million and $100 million of Convertible Second-Lien Notes from the Placement Agent. If such institution in fact purchases such Convertible Second-Lien Notes, and such institution purchases at least 40% of such notes, such holder would have the right, but not the obligation, to nominate one qualified candidate for election as a director of Reorganized RCN; such right will be non-transferable.

     REGISTRATION

     Any initial sale of the Convertible Second-Lien Notes is expected to be exempt from registration as a private placement pursuant to section 4(2) of the Securities Act. Reorganized RCN will have (i) 60 days after the date of the filing with the Securities and Exchange Commission (the "SEC") of its Form 10-K for the fiscal year ended December 31, 2004 (the "Filing Deadline") to file a shelf registration statement with the SEC to register the Convertible Second-Lien Notes and the shares of common stock of Reorganized RCN underlying the Convertible Second-Lien Notes (the "Notes Shelf Registration Statement"), and (ii) 90 days after the date of the filing of the Notes Shelf Registration Statement (the "Notes Shelf Effective Deadline"), to cause the Notes Shelf Registration Statement to become effective; provided, however, in no event will the Notes Shelf Effective Deadline be later than September 30, 2005. Reorganized RCN will keep the Notes Shelf Registration Statement effective for three years following the Notes Shelf Effective Deadline. In the event Reorganized RCN fails to (a) file the Notes Shelf Registration Statement by the Filing Deadline, (b) cause the Notes Shelf Registration Statement to be declared effective by the Notes Shelf Effective Deadline, or (c) cause the Notes Shelf Registration Statement to be declared effective by September 30, 2005, then a penalty in an amount equal to 25 basis points ("bps") per annum will be payable by Reorganized RCN on the Convertible Second-Lien Notes for each quarter (up to eight quarters) during any period that any of the foregoing events have not occurred by the applicable deadlines. Reorganized RCN will list the New Common Stock on the NYSE or NASDAQ National Market Systems within 90 days of the Notes Shelf Effective Deadline. The failure to list the New Common Stock within such 90-day period will result in a penalty in an amount equal to 25 bps per annum, payable by Reorganized RCN on the Convertible Second-Lien Notes for each quarter (up to eight quarters) during any period that such listing has not occurred.

     PLACEMENT OF CONVERTIBLE SECOND-LIEN NOTES

     In the event that the RCN Companies pursue the issuance of the Convertible Second-Lien Notes, the Placement Agent will act as initial purchaser of such notes in a transaction expected to be exempt from registration under the Securities Act by reason of section 4(2) thereof. The Placement Agent would resell, in one or more transactions not requiring registration under the Securities Act, up to 100% of the Convertible Second-Lien Notes purchased by it to Persons, including General Unsecured Creditors of the Debtors, who are Accredited Investors. If the Convertible Second-Lien Notes are offered, the Debtors will request that the Placement Agent reserve up to 49% of such notes for resale to qualified General Unsecured Creditors at a purchase price equal to the same purchase price at which the Convertible Second-Lien Notes are purchased by the Placement Agent, subject to such other percentage as may be necessary in connection with the Placement Agent's syndication efforts with respect to the Term Loans and the Convertible Second-Lien Notes. In order to facilitate the issuance of Convertible Second-Lien Notes, the RCN Companies have requested that certain members of the Creditors' Committee provide commitments by no later than the Commitment Date to purchase from the Placement Agent, on customary terms and conditions, all of the Convertible Second-Lien Notes offered for resale to, and not purchased by, other General Unsecured Creditors of the Debtors. Any Convertible Second-Lien Notes committed to be purchased by members of the Creditors' Committee will be shared ratably (based on their relative amount of General Unsecured Claims) with any other General Unsecured Creditor that agrees to purchase Convertible Second-Lien Notes by the Commitment Date.

     RCN has agreed to facilitate the Placement Agent's offering of Convertible Second-Lien Notes to Accredited Investors by furnishing to the Placement Agent a list of holders of General Unsecured Claims that, in the belief of RCN, qualify as Accredited Investors. RCN's furnishing of such information is not intended to be exclusive of any other information that may be available to the Placement Agent or that may be supplied by potential investors.

     In connection with the resale of Convertible Second-Lien Notes by the Placement Agent, the Placement Agent may request customary information about potential purchasers in order to determine the eligibility of such potential purchaser to purchase the Convertible Second-Lien Notes.

     COVENANTS

     The Convertible Second-Lien Notes would contain affirmative and negative covenants similar to those contained in the Senior First-Lien Financing, except for certain financial covenants contained in the Senior First-Lien Financing which would not govern the Convertible Second-Lien Notes. Covenants governing the Convertible Second-Lien Notes will include, among others, limitations on dividend payments, stock repurchases, the incurrence of additional first lien debt, and asset sales.

     INDEMNIFICATION

     The Convertible Second-Lien Notes would contain indemnities for the purchasers of the Convertible Second-Lien Notes that are usual and customary for other facilities of this type.

     EVENTS OF DEFAULT

     The Convertible Second-Lien Notes would contain events of default that are usual and customary for facilities of this type and substantially similar to the events of default for the Senior First-Lien Financing.

     DEFINITIVE DOCUMENTATION

     As previously noted, there is no definitive agreement on the terms of any Convertible Second-Lien Notes. Thus, there can be no assurance that the terms ultimately governing any such notes will be as favorable to RCN as those described herein. Subject generally to their obligation to maximize the value of their estates for their creditors, the Debtors reserve the right to modify the Plan to provide for the issuance of Convertible Second-Lien Notes on terms materially different from those described herein, so long as such terms do not render the Debtors' business plan unfeasible or otherwise render the Plan unconfirmable.

D.   DESCRIPTION OF THE BUSINESSES

     RCN's and its direct and indirect subsidiaries' (the "RCN Companies") primary business is delivering bundled communications services, including local and long distance telephone, video programming (including digital cable and high definition television), and data services (including cable modem, high speed and dial-up Internet access) primarily to residential customers over a broadband network predominantly owned or leased by the RCN Companies to consumers in the most densely populated markets in the U.S. The RCN Companies currently operate in Boston, including 18 surrounding communities, New York City, the Lehigh Valley in Pennsylvania, Philadelphia suburbs, Chicago, San Francisco and certain suburbs and two communities in the Los Angeles area. The RCN Companies also hold a 50% membership interest in Starpower Communications LLC ("Starpower") which serves the Washington, D.C. metropolitan market. The RCN Companies also served the communities in and around Carmel, New York, until March 9, 2004, when the RCN Companies closed on their July 10, 2003 agreement to sell the Carmel, New York, cable and voice system for approximately $120,000,000 in cash. The RCN Companies also were the incumbent franchised cable operator in many communities in central New Jersey until these operations were sold on February 19, 2003.

     In January 1995, the RCN Companies, through a wholly-owned subsidiary, purchased a 40% equity interest in Megacable, S.A. de. C.V. ("Megacable"), the largest cable television provider in Mexico, from Mazon Corporativo, S.A. de. C.V. In July 1999, the RCN Companies' ownership interest in Megacable increased to approximately 48.93%. Megacable operates cable systems in Mexico, principally on the Pacific and Gulf coasts, and including Guadalajara, the second largest city in Mexico; Hermosillo, the largest city in the state of Sonora; and Veracruz, the largest city in the state of Veracruz. At December 31, 2003, their systems passed approximately 1,965,000 homes and served approximately

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

540,000 video subscribers and 133,000 high-speed Internet subscribers. Separately, the RCN Companies presently hold a 48.93% interest in Megacable Comunicaciones de Mexico S.A. ("MCM"). MCM, which was spun off from Megacable in November 2001, has a license from the Mexican government to operate a broadband network in Mexico City, Monterrey and Guadalajara. MCM has activated its network in Mexico City and is providing local voice and high-speed data service in that city, principally to commercial customers. The RCN Companies do not have management control over Megacable's or MCM's operations and presently do not receive cash dividends from these entities.

     In addition to the bundled package offerings, the RCN Companies sell cable television, phone, and high-speed cable modem and dial-up Internet services to residential customers on an a-la-carte basis. In 2003, MegaModem, originally launched in 2002 with 3Mbps capacity, was enhanced to provide 5 Mbps of speed for customers looking to download movie videos, MP3 music files and other web-based forms of entertainment. On August 17, 2004, the RCN Companies announced that MegaModem was further enhanced to provide 7 Mbps of speed in all markets. The RCN Companies believe MegaModem is the fastest Internet connection available to residential customers in their markets. Additionally, in 2003 Video-on-Demand ("VOD"), Subscription Video-on-Demand ("SVOD") and high-definition television ("HDTV") were launched in most markets, and on August 4, 2004, the RCN Companies announced that they had deployed Voice over Internet Protocol ("VoIP") technology in their Chicago market, the latest in a series of initiatives in Chicago. This rollout, currently available where the upgrade has been completed, is expected to be available in the entire Chicago footprint by October 31, 2004.

     The RCN Companies' services are typically delivered over the RCN Companies' own high-speed, high-capacity, fiber-optic broadband network. The network is a hybrid broadband fiber-optic platform. This architecture brings the broadband network within approximately 900 feet of customers, with typically fewer electronics than existing incumbent cable companies. The network has generally been designed with sufficient capability to add new communication services more efficiently and effectively than the incumbents or other competitors.

     The RCN Companies also have entered into certain joint ventures which allow them to penetrate the telecommunications services market and reduce the cost of entry into certain markets. The RCN Companies, through a wholly-owned subsidiary, were parties to the RCN-BecoCom, LLC joint venture ("RCN-BecoCom") with NSTAR Communications, Inc. ("NSTAR") regarding construction of the RCN Companies broadband network and operation of telecommunications business in the Boston metropolitan area. As of December 24, 2003, NSTAR voluntarily and unconditionally surrendered and discharged any and all ownership interest in both RCN-BecoCom and in the shares of RCN Common Stock held by NSTAR. On December 23, 2003, Thomas J. May, Chairman, President and Chief Executive of NSTAR, resigned from RCN's Board of Directors.

E.   STARPOWER

     Starpower Communications, LLC ("Starpower") is a Delaware limited liability company formed in 1997 as a joint venture between RCN Telecom Services of Washington, D.C., Inc. ("RCN DC") and Pepco Communications, LLC ("Pepco"). RCN DC is a wholly-owned subsidiary of the RCN Companies and is not a Debtor in these Chapter 11 Cases. RCN DC and Pepco each own 50% membership interests in Starpower. Starpower sells video and telecommunications services to commercial and residential customers in Maryland, Virginia, and the District of Columbia. Under the agreements governing the Starpower joint venture, a member of Starpower seeking to sell its interests must provide notice to the other member of the proposed sale and the non-selling member has a right to purchase the selling member's interests upon the same terms proposed by any third-party, bona fide putative purchaser.

     On July 28, 2004, Pepco advised RCN DC that Pepco had received an offer to purchase all of Pepco's membership interests in Starpower for an amount equal to $29 million. The parties have agreed that RCN DC will have until October 29, 2004, to exercise its election to purchase Pepco's membership interests, provided that if the election is made after October 15, 2004, RCN DC will pay Pepco an additional $100,000 in cash consideration at closing, and if the election is made after October 22, 2004, RCN DC will pay Pepco another $100,000 in cash consideration at closing. No amounts are due if RCN DC does not exercise its election to purchase Pepco's membership interest. The parties have agreed that, if RCN DC exercises its election, they will endeavor to close any transaction as promptly as reasonably practicable under the circumstances, but in no event later than December 31, 2004, unless the parties otherwise agree.

     RCN DC has not yet made any election with respect to the purchase of Pepco's membership interests in Starpower. RCN DC is in the process of carefully analyzing the proposed purchase terms and the economics of a proposed acquisition by RCN DC. However, based on its assessment to date, RCN DC's preliminary intention is to elect to purchase Pepco's membership interests.

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

     Starpower holds and operates valuable franchises, and is an integral aspect of the RCN Companies' future business plan. RCN DC's preliminary determination is that the proposed purchase price for Pepco's membership interests is within a range of reasonableness that affords RCN DC and the RCN Companies a significant opportunity to capitalize on the value afforded by the Starpower franchises. The Creditors' Committee has advised RCN DC that, based on the information reviewed to date, it supports RCN DC's preliminary plans to purchase Pepco's membership interests as outlined herein.

     If RCN DC ultimately determines to elect to purchase Pepco's interests, RCN DC and the RCN Companies intend to fund the purchase through the use of restricted cash over which the Senior Secured Lenders assert a lien, borrowings under the Exit Facility, and/or conventional financing, including through either an increase in the Exit Facility or through a bridge loan from Deutsche Bank or one or more other financial institutions. Since RCN DC's and the RCN Companies' initial assessment is that the Pepco transaction represents an important, value-added acquisition, they do not believe that the transaction, including the use of cash from one or more of the sources referenced above, will negatively affect estimated enterprise value, equity value, or creditor recoveries. To the contrary, such value and recoveries should be enhanced.

     RCN DC and the RCN Companies nonetheless emphasize that their assessment of the Pepco transaction is only preliminary as of the date of the Disclosure Statement. While RCN DC is inclined, at this time, to purchase Pepco's membership interests, RCN DC may need to utilize all of the time afforded by its agreement with Pepco to determine whether to elect to purchase Pepco's interests, during which time RCN DC and the RCN Companies will be analyzing their various strategic alternatives. Such analysis will continue to be undertaken with input from, and close cooperation with, the Creditors' Committee. Notwithstanding the benefits the RCN Companies believe can be derived from completing this acquisition and consolidating its ownership of Starpower, there can be no assurance at this time that RCN DC will be able to obtain the required consents and approvals necessary to successfully finance and consummate this transaction or that completion of the transaction will enhance the value of RCN or estimated creditor recoveries.

F.   THE FACILITIES

     The RCN Companies' broadband network is generally designed to support phone, television and Internet services via a fiber-rich network architecture. The network typically consists of fiber-optic transport facilities, local and long distance telephone capability, video head-ends, voice, video and data transmission and distribution equipment, Internet routing and WAN equipment and the associated network wiring and network termination equipment.

     As of December 31, 2003, the RCN Companies leased approximately 160 facilities including 128 technical and 32 non-technical facilities, which encompass 929,970 and 1,285,044 square feet, respectively, to support their operations under various non-cancelable leases with terms ranging from 1 to 25 years. The RCN Companies are actively seeking to sublease or buyout the leases of 21 facilities including five technical and 16 non-technical facilities, which contain 34,405 and 772,449 square feet, respectively. The RCN Companies also currently own seven technical facilities, which encompass 143,021 square feet and are looking to sell two facilities, which contain 69,650 square feet. During 2003, the RCN Companies terminated and subleased 18 facilities, including 10 technical and eight non-technical, which encompass 64,840 and 235,217 square feet, respectively. In addition, two technical facilities were sold, consisting of 24,915 square feet. As of June 30, 2004, the RCN Companies have renegotiated the lease terms of five properties totaling 156,267 rentable square feet, thereby reducing their annual rent and recurring payment obligations for these sites by $2,530,487. Of these restructured leases, two relate to non-technical facilities consisting of 143,581 square feet and will result in annual savings of $2,389,620, and three relate to technical facilities consisting of 12,686 square feet, and will result in annual savings of $140,867. Additionally, during the six months ended June 30, 2004, the RCN Companies have terminated the leases on 13 properties, thereby reducing their real estate portfolio by 357,986 square feet and saving $6,768,478 in annual rent and recurring expenses. Of these terminated leases, nine relate to non-technical facilities totaling 340,581 square feet and will result in annual savings of $6,278,978, while four relate to technical facilities totaling 17,405 square feet and will result in annual savings of $489,500. During the six months ended June 30, 2004, the RCN Companies recognized approximately $3,420,000 of additional accrued costs to exit excess real estate facilities and abandoned approximately $2,627,000 in furniture and fixtures as additional consideration as part of a lease settlement. In addition, during the six months ended June 30, 2004, the RCN Companies recognized approximately $8,000,000 of recoveries resulting from settlements and changes in estimates related to certain lease obligations as a result of negotiations with landlords and better than expected sublease rentals. Furthermore, between June 30, 2004 and August 20, 2004, the RCN Companies have negotiated the termination of three additional leases for a termination cost of $3,748,080, eliminating $1,702,942 in past due rental obligations and an additional $1,724,044 in future annual rental obligations.

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G.   EVENTS LEADING TO THE CHAPTER 11 CASES

     The RCN Companies are highly leveraged relative to their available revenues and cash on hand. The RCN Companies have experienced, and continue to experience, financial difficulties. Historically, the RCN Companies met their liquidity requirements through cash on hand, amounts available under the Senior Credit Facility and issuances of high-yield debt securities in the capital markets and Preferred Stock and Common Stock to strategic investors.

     However, due to the severe slowdown in the telecommunications industry and limited access to the capital markets, the RCN Companies were forced to take additional measures to meet their working capital needs and to improve their near-term liquidity and capital structure and reduce their financial risk. Those measures included: (i) purchasing an aggregate principal amount of approximately $840 million of Senior Notes through tender offers and open market purchases in 2001 and 2002, (ii) reducing capital investments and (iii) continuing to manage working capital to help service their debt service requirements.

     More recently, the RCN Companies have undertaken the following measures to help improve their liquidity and capital structure: (i) on February 19, 2003, the RCN Companies completed the sale of their New Jersey cable system assets to Patriot Media & Communications CNJ, LLC, which produced a gain on the sale of approximately $165,989,000 net of taxes; (ii) on March 7, 2003, the RCN Companies amended the Bank Credit Agreement in order to obtain more flexible covenants and the ability to repurchase outstanding Senior Notes; (iii) on June 9, 2003, RCN entered into the Evergreen Credit Agreement, the net proceeds of which were to be used directly or indirectly to retire outstanding Senior Notes;
(iv) on July 11, 2003, RCN commenced a cash tender offer to repurchase Senior Notes, which closed on August 18, 2003 and resulted in the retirement of approximately $75,200,000 in principal amount of outstanding Senior Notes for an aggregate purchase price to RCN of approximately $28,400,000; and (v) on March 9, 2004, the RCN Companies completed the sale of their Carmel, New York, cable and voice system to Susquehanna Cable Co. for approximately $120,000,000 in cash.

     Despite these measures, the RCN Companies determined that their revenue and cash on hand will be insufficient to meet their working capital, debt service, capital expenditure and other requirements, including interest payments on Senior Notes. Available cash, temporary cash investments and short-term investments in 2003 decreased to $18,395,000 at December 31. In addition, at December 31, 2003, approximately $199,000,000 of cash was restricted under the terms of the Bank Credit Agreement. Because cash, cash equivalents, and short-term investments at December 31, 2003 and projected 2004 cash flows from operations are not sufficient to meet the RCN Companies' anticipated cash needs for working capital, capital expenditures and other activities for the next twelve months, there was substantial doubt about the RCN Companies' ability to continue. The RCN Companies, after consulting with their advisors and after exploring various out-of-court restructuring alternatives, concluded that the best vehicle to achieve a restructuring of their indebtedness was through consummation of a Chapter 11 plan. The RCN Companies also have concluded that to return to viability they would have to emerge from any restructuring with significantly less debt than currently on their books.

     On February 11, 2004, the RCN Companies retained AP Services LLC, an affiliate of AlixPartners, LLC ("AlixPartners"), an internationally recognized leader in corporate turnarounds and financial restructuring, to support their financial restructuring efforts. Mr. John Dubel, a principal at AlixPartners, was appointed president and chief operating officer, to help operate their businesses and further develop their long-term business plan as they continued negotiating with their Senior Secured Lenders and the Creditors' Committee towards a financial restructuring. Mr. Dubel has since been named Executive Vice President and Chief Restructuring Officer and no longer serves as President and Chief Operating Officer.

     On February 14, 2004, the RCN Companies announced that the RCN Companies, the Senior Secured Lenders, Evergreen and the Ad Hoc Committee of Senior Noteholders entered into forbearance agreements under which the Senior Secured Lenders, Evergreen and the Ad Hoc Committee of Senior Noteholders agreed not to declare any events of default, which they would be entitled, but not required, to do under the Bank Credit Agreement, the Evergreen Credit Agreement and the Indentures governing the Senior Notes, respectively, as a result of RCN not making the interest payment on the 10 1/8% Senior Notes due 2010 prior to the end of the applicable grace period. Subsequently, the RCN Companies announced that the forbearance agreements had been further extended and also expanded to include interest payment defaults on additional Senior Notes as well as other defaults. On May 12, 2004, RCN's Common Stock was delisted from the Nasdaq SmallCap Market at the opening of business and was immediately eligible for quotation on the OTC Bulletin Board with its present symbol of RCNC.

     On March 3, 2004, the RCN Companies made their scheduled $20,681,000 interest and principal payment to the Senior Secured Lenders under the Bank Credit Agreement. In connection therewith, such Senior Secured Lenders agreed on March 1, 2004, that the minimum balance requirement in the cash collateral account established pursuant to the fifth amendment to the Bank Credit Agreement, dated March 7, 2003 (the "Fifth Amendment"), could be reduced by the aggregate amount of principal, interest and fees paid under the Bank Credit Agreement. The RCN Companies presently are operating under the Fifth Amendment, which amends certain financial covenants and certain other negative covenants to reflect the RCN Companies' then current business plan and amends certain other terms of the Bank Credit Agreement, including increases to the margins payable thereunder if the aggregate amount of outstanding loans exceeds thresholds on July 1, 2004. In connection with the Fifth Amendment, the RCN Companies agreed to pay certain lenders an aggregate fee of approximately $7,062,000 and to permanently reduce the amount available under the seven-year revolving credit facility from $187,500,000 to $15,000,000. As of June 30, 2004, there were no other amounts outstanding under the revolving credit facility except for $15,000,000 in letters of credit. The RCN Companies, however, had letters of credit outside the revolving credit facility of approximately $19,000,000 collateralized by restricted cash.

     On May 26, 2004, the RCN Companies, the Senior Secured Lenders and the Ad Hoc Committee of Senior Noteholders reached an agreement regarding the terms of the Restructuring, and certain Debtors filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York on May 27, 2004. On August 5, 2004, RCN-Chicago filed its voluntary petition for reorganization under Chapter 11 and on August 20, 2004, 21st Century Telecom Services, Inc., RCN Telecom Services of Virginia, Inc., RCN Entertainment, Inc. and ON TV, Inc. filed their respective voluntary petitions for reorganization under Chapter 11. In connection with the Restructuring, RCN entered into the Commitment Letter with Deutsche Bank pursuant to which Deutsche Bank committed to provide the Debtors with the Exit Facility.

     As part of its business plan, the RCN Companies continue to implement cost savings at the operating subsidiary level and will continue to do so after the Effective Date.

                III. BUSINESS RISKS FOR THE REORGANIZED DEBTORS

A.   DEBT AND CASH FLOW

     Upon confirmation and effectiveness of the Plan, the total outstanding debt obligations for the successors to the RCN Companies (the "Reorganized RCN Companies") will be approximately $479.6 million. This leverage may have important consequences, including the following:

     . place the Reorganized RCN Companies at a competitive disadvantage compared to their competitors that have less debt; and

     . make it difficult for the Reorganized RCN Companies to obtain additional financing in the future for working capital, capital expenditures and other purposes.

     Assuming consummation of the Plan, the Reorganized RCN Companies' ability to meet their debt service obligations and to reduce their total indebtedness will depend on their future operating performance. The Reorganized RCN Companies' future operating performance will depend on their ability to enhance their network, expand service offerings and attract new customers, which may require additional financing. In addition, the Reorganized RCN Companies' future operating performance will depend on economic, competitive, regulatory, legislative and other factors affecting their business that are beyond their control.

     Based on current level of operations, if, with respect to each Impaired Class of Claims, acceptance of the Plan by (i) holders of at least two-thirds in amount of Allowed Claims in such Impaired Class of Claims actually voting and
(ii) the holders of more than one-half in number of Allowed Claims in such Impaired Class of Claims actually voting, in each case not counting the vote of any insider or holder designated under section 1126(e) of the Bankruptcy Code (the "Requisite Acceptances") is not received and the Plan is not consummated, the RCN Companies may not be able to generate sufficient cash flow from operations or be able to raise capital in sufficient amounts, if at all, to enable them to service their debt, including RCN's interest payments on the Senior Notes, and operate their businesses. The Restructuring will reduce significantly the principal amount of the RCN Companies' outstanding indebtedness by converting approximately $1.2 billion in the aggregate principal and accrued interest amount of Senior Notes into New Common Stock. In addition, indebtedness under the Bank Credit Agreement will be repaid in full in cash and indebtedness under the Evergreen Credit Agreement will be reinstated and modified in accordance with the provisions of the New Evergreen Credit Agreement. Upon the consummation of the Plan, Deutsche Bank will provide Reorganized

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

RCN with new financing, leaving Reorganized RCN with approximately $479.6 million in long-term debt (which amount could increase by up to $30 million if the RCN Companies acquire Pepco's interest in Starpower and such purchase is funded by additional borrowings). In addition, the annual debt service costs to Reorganized RCN will be reduced to approximately $38.6 million. The RCN Companies believe that the Restructuring will substantially reduce uncertainty with respect to their future and better position them to develop and maintain new customers.

     The RCN Companies have experienced losses and expect to continue to incur losses for the foreseeable future. The RCN Companies have incurred net losses of approximately $325.7 million, $1.4 billion, $684.8 million, $768.7 million and $355 million for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively. As of December 31, 2003, the RCN Companies' accumulated deficit was approximately $4.4 billion. The RCN Companies cannot assure you that revenues will increase. If revenues grow more slowly than the RCN Companies anticipate, or if operating expenses exceed expectations, the Reorganized RCN Companies may not become profitable. Even if the Reorganized RCN Companies become profitable, they may be unable to sustain profitability. In either of these cases, the Reorganized RCN Companies' business, financial position and results of operations may be materially and adversely affected.

B.   BUSINESS AND INDUSTRY CONSIDERATIONS

     In connection with operating the businesses, including the build-out of the network, the RCN Companies have incurred operating and net losses and negative cash flows, and expect to continue to experience losses for the foreseeable future. The Reorganized RCN Companies may not be able to achieve or sustain operating profitability in the future. Whether the Reorganized RCN Companies continue to have negative cash flow in the future will be affected by a variety of factors including:

     .    the rate at which the Reorganized RCN Companies add new customers;

     . the time and expense required to acquire new customers and to enhance the broadband network as planned;

     . the ability to lower, and the expense of lowering, the cost of serving customers;

     .    success in marketing services; and

     .    the intensity of competition.

     These factors may hinder the evaluation of the Reorganized RCN Companies' businesses and prospects and have a material adverse effect on the timing of their cash flows.

THE REORGANIZED RCN COMPANIES MAY ENCOUNTER DIFFICULTIES IN COMPETING IN THE HIGHLY COMPETITIVE TELECOMMUNICATIONS INDUSTRY.

     In each of the markets where the RCN Companies offer services, the RCN Companies face significant competition from larger, better-financed incumbent telephone carriers, cable companies and Internet service providers. These incumbents have numerous advantages, which result from their historically monopolistic control of their respective markets, economies of scale and scope, and control of limited conduit and pole space, ownership of content and well-established customer and vendor relationships. Virtually all markets for voice, video and data services are extremely competitive, and the RCN Companies expect that competition will intensify in the future. Principal competitors include:

     . traditional telephone companies, including Verizon Communications, Inc. ("Verizon"), AT&T, SBC, Sprint and MCI, some of which are constructing extensive broadband networks and expanding into data services, as well as wireless telephone companies like Verizon Wireless and Cingular. For example, during 2002, both Verizon and SBC began offering long distance and launched bundled products including wireless, local and long distance services at substantial discounts;

     . cable television service operators such as Time Warner, some of which offer telephone and data services through cable networks using fiber optic networks and high-speed modems;

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

     . established online services, such as Time Warner's America Online, the Microsoft Network and Earthlink, and Internet services of other telecommunications companies; ILECs, for the provision of local telephone services, such as Verizon and SBC;

     . during 2002, AT&T Broadband and Comcast effectively completed a merger positioning them as the largest national incumbent cable television provider. The impact of their increased economic base, subscriber scale, buying power and influence on market pricing and content has yet to be determined in the five markets in which the RCN Companies compete with them;

     . commercial mobile radio service providers, including cellular carriers, personal communications services carriers and enhanced specialized mobile radio services providers;

     . alliances and combinations of telephone companies, cable service providers and Internet companies; and

     . developing technologies such as Internet-based telephony and satellite communications services.

     It may be difficult to gain customers from the incumbent providers which have historically dominated their markets. To compete against these established companies, the Reorganized RCN Companies expect to have to offer both competitive products and superior service to customers, and the Reorganized RCN Companies may be unable to do so on profitable terms.

     Other new technologies may become competitive with services that the Reorganized RCN Companies offer. Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. New products and technologies may reduce the prices for services or they may be superior to, and render obsolete, the products and services the RCN Companies offer and the technologies used. If the Reorganized RCN Companies do not replace or upgrade technology and equipment that become obsolete, they will be unable to compete effectively because they will be unable to meet the needs or expectations of their customers. It may be very expensive to upgrade products and technology in order to continue to compete effectively. As a result, the most significant competitors in the future may be new entrants to the market, which would not be burdened by an installed base of older equipment. The Reorganized RCN Companies may be unable to successfully anticipate and respond to various competitive factors affecting the industry, including regulatory changes that may affect competitors and the Reorganized RCN Companies differently, new technologies and services that may be introduced, changes in consumer preferences, demographic trends and discount pricing strategies by competitors.

     Increased competition could lead to price reductions, fewer large-volume sales, under-utilization of resources, reduced operating margins and loss of market share. Many competitors have, and some potential competitors are likely to enjoy, substantial competitive advantages, including the following:

     .    greater name recognition;

     .    greater financial, technical, marketing and other resources;

     .    a larger installed base of customers;

     .    well-established relationships with current and potential customers;

     .    a greater international presence; and

     .    a greater local presence.

     In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may also create significant new competitors. The Reorganized RCN Companies cannot predict the extent to which competition from such developing and future technologies or from such future competitors will impact operations.

THE RCN COMPANIES' BUSINESSES ARE DEPENDENT UPON ACCEPTANCE OF FIBER OPTIC TECHNOLOGY AS THE PLATFORM OF CHOICE.

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

     The telecommunications industry has been and will continue to be subject to rapid and significant changes in technology. The effect of technological changes on the Reorganized RCN Companies' businesses cannot be predicted, and the Reorganized RCN Companies cannot be certain that the fiber optic technology used will not be supplanted by new or different technologies.

THE RCN COMPANIES ARE DEPENDENT ON STRATEGIC RELATIONSHIPS AND JOINT VENTURES.

     The RCN Companies have entered into certain strategic alliances and relationships, which allowed the RCN Companies to enter into the market for telecommunications services earlier than if they had attempted to do so independently. As the network is further developed, the Reorganized RCN Companies will be dependent on some of these arrangements to provide a full range of telecommunications service offerings. Key strategic relationships include:

     . the RCN-BecoCom joint venture regarding construction of a broadband network and operation of telecommunications business in the Boston metropolitan area. NSTAR is a holding company that, through its subsidiaries, provides regulated electric and gas utility services in the Boston area. In December 2003, NSTAR abandoned its interests in RCN-BecoCom, and, as a result, the RCN Companies (through a wholly-owned subsidiary) are the only remaining member of RCN-BecoCom and have a 100% sharing ratio and investment percentage;

     . the Starpower joint venture with Pepco, a subsidiary of Potomac, regarding construction of the broadband network and operation of telecommunications business in the Washington, D.C. metropolitan area, including parts of Virginia and Maryland. Through its subsidiaries, Potomac is engaged in regulated utility operations and in diversified competitive energy and telecommunications businesses. The RCN Companies and Pepco each own a 50% membership interest in Starpower.

     As noted above, on January 24, 2004, Pepco announced its intention to sell its 50% interest in Starpower. On July 28, 2004, Pepco notified the RCN Companies that it had received an offer from a third party to purchase Pepco's 50% interest in Starpower. The joint venture agreement governing the parties' relationship grants the parties a right of first refusal in the event either party seeks to dispose of its interests in the joint venture. In 1997, Starpower and Pepco entered into an agreement for the lease of certain portions of Pepco's fiber system under which Pepco provides construction and construction management services to Starpower. The costs of such services provided by the Reorganized RCN Companies and Pepco to Starpower are believed to be equivalent to those that would be obtained from third party contractors. Starpower's agreement with Pepco remains in effect. The joint venture agreement with Pepco contains provisions for the management, governance and ownership of the Starpower joint venture.

     In addition, any disruption of relationships or arrangements with incumbent local phone companies, such as Verizon, could have a material adverse effect on the Reorganized RCN Companies. The Reorganized RCN Companies cannot assure you that they will successfully negotiate agreements with the incumbent local phone company in new markets or renew existing agreements. A failure to negotiate or renew required interconnection and resale agreements could have a material adverse effect on the business.

THE REORGANIZED RCN COMPANIES MAY NOT BE ABLE TO PROCURE PROGRAMMING SERVICES FROM THE THIRD PARTIES THEY DEPEND ON.

     The RCN Companies' cable television services are dependent upon management's ability to procure programming that is attractive to customers at reasonable commercial rates. The RCN Companies are dependent upon third parties for the development and delivery of programming services. These programming suppliers include multi-system cable operators, broadcast network cross-owned cable networks, and independent companies. They charge for the right to distribute the channels to customers. The costs to the RCN Companies for programming services are determined through negotiations with these programming suppliers and are primarily based on size. Cable operators with the largest subscriber bases receive the lowest license fees. With the goal of achieving scale, the RCN Companies are members of the National Cable Television Cooperative. The combined size of the group of small operators is used to manage programming costs to the lowest level. Even with the advantage of scale, programming license fees are escalating annually. These increases are passed on to the customer base through annual rate increases.

     There are several other factors that hamper the RCN Companies' ability to control programming costs: retransmission consent, cross-ownership of cable and broadcast networks, and the ownership of cable networks by multi-system cable operators. The Cable Act of 1992 gave broadcasters the right to grant permission to cable operators for carriage of their local broadcast stations in exchange for value. This has translated into broadcast cross-owned cable networks demanding cash for carriage or the launch of new program networks inhibiting the RCN Companies' ability to choose what networks to launch based on their appeal to the customer base. Additionally, many networks are owned by competing multi-system cable operators, like Time Warner and Comcast. Although program access rules require these content owners to offer satellite delivered networks to multi-channel video providers, the RCN Companies are not able, in some cases, to provide their customers with added value services like the network's programming in high definition or on demand replays. Management believes that the availability of sufficient programming and added value features delivered on a timely basis will be important to future success. The Reorganized RCN Companies cannot assure you that they will have access to programming services or that management can secure rights to such programming on commercially acceptable terms.

MANAGEMENT MAY HAVE CONFLICTS OF INTEREST WITH OTHER COMPANIES.

     Based upon a review of documents filed with the SEC, the RCN Companies believe that Level 3 Communications, Inc. ("Level 3") and Level 3 Delaware Holdings, Inc. ("LDH") were each beneficial owners of RCN's Common Stock, as of June 6, 2003. Walter Scott, Jr., Richard R. Jaros, David C. McCourt, James Q. Crowe and Michael B. Yanney are executive officers or directors of RCN and Level
3. Messrs. McCourt, Scott and Crowe also serve on RCN's Board of Directors' executive committee, and Mr. Yanney serves on RCN's Board of Directors' compensation committee.

     In February 1999, the RCN Companies announced that they had entered into joint construction agreements with Level 3. They had also previously announced that they had entered into an agreement with Level 3 to provide the RCN Companies with cross-country capacity to allow their customers to connect to major Internet connection points in the United States. Although these arrangements are designed to reflect similar arrangements entered into by parties negotiating at arm's length, the RCN Companies cannot assure you that they would not be able to obtain better terms from an unrelated third party.

     As a result of the September 30, 1997 spin-off of the RCN Companies to holders of common equity of Commonwealth Telephone Enterprises, Inc. ("CTE"), relationships exist that may lead to conflicts of interest. In addition, a number of directors, including Messrs. McCourt, Crowe, Jaros, Scott and Eugene Roth are also directors of CTE. The RCN Companies currently deal with potential conflicts of interest on a case-by-case basis taking into consideration relevant factors including the requirements of the SEC, The Nasdaq Market and prevailing corporate practices. After the Effective Date, CTE and RCN will no longer have overlapping directors.

     On June 28, 2001, Red Basin, LLC, an entity formed by Walter Scott, Jr., together with certain family members and trusts, purchased $50,000,000 worth of Common Stock and Warrants of RCN pursuant to a private placement. RCN used the proceeds from the private placement to complete a tender offer of certain Senior Notes in July 2001. Mr. Scott is Vice Chairman of the Board of Directors of RCN and is Chairman of Level 3, one of RCN's largest shareholders.

     Peter Brodsky is a partner at Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"). An affiliate of Hicks Muse, HM4 RCN Partners, owns, as of July 9, 2004, 353,287 shares of Series A Preferred Stock. Mr. Brodsky serves as the Hicks Muse representative on the RCN Board of Directors.

THE RCN COMPANIES RELY ON SENIOR MANAGEMENT AND HIGHLY SKILLED EMPLOYEES.

     The RCN Companies' businesses depend on the efforts, abilities and expertise of executive officers, other senior management and technically skilled employees. The Reorganized RCN Companies cannot assure you that they will be able to retain the services of any of the key executives. In addition, future operating results will substantially depend upon the ability to attract and retain highly qualified management, financial, technical and administrative personnel. Competition for services of these types of employees is vigorous. The Reorganized RCN Companies cannot assure you that they will be able to attract and retain these types of employees. If the Reorganized RCN Companies are unable to continue to attract and retain members of the senior management team as well as additional skilled employees, their competitive position could be materially adversely affected.

THERE MAY BE LIMITATIONS ON THE ABILITY TO UTILIZE TAX LOSS CARRYFORWARDS AND CERTAIN "BUILT-IN LOSSES."

     The Debtors expect RCN to realize substantial cancellation of debt ("COD") income as a result of the implementation of the Plan. Because RCN will be a debtor in a bankruptcy case at the time it realizes the COD income, RCN will not be required to include such COD income in its taxable income for federal income tax purposes. Instead, RCN and its subsidiaries will be required to reduce certain tax attributes by the amount of COD income so excluded.

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

     The Debtors expect to incur an "ownership change" (as defined in Internal Revenue Code Section 382 ("Section 382")) as a result of the implementation of the Plan. An ownership change generally occurs if certain persons or groups increase their aggregate ownership percentage in a corporation's stock by more than 50 percentage points in the shorter of any three-year period or the period since the last ownership change. As a result of the expected ownership change,
Section 382 generally would apply to limit the future ability of the Debtors and their subsidiaries to utilize certain tax attributes generated before the ownership change and certain subsequently recognized "built-in" losses and deductions, if any, existing as of the date of the ownership change. If the Debtors qualify for a special bankruptcy exception to the general rule of
Section 382, they will not be subject to the general limitations of Section 382, but generally will be required to reduce their pre-change net operating losses by the amount of interest deductions claimed during the preceding three years with respect to their indebtedness that is converted into stock pursuant to the Plan. Even if the Debtors qualify for this special bankruptcy exception, they may determine that it is more advantageous to elect out of the special bankruptcy exception and be subject to the general limitations of Section 382. See Section XI -- "Certain Federal Income Tax Consequences of the Plan."

INTERNATIONAL EVENTS.

     The United States military action in Iraq and Afghanistan and the advent of hostilities between the United States and any foreign power or territory, including, without limitation, any terrorist attacks in the United States, may have a material adverse effect on the Reorganized RCN Companies' businesses, results of operations and financial conditions.

THERE ARE RISKS OF NETWORK FAILURE AND DISRUPTION.

     The RCN Companies maintain independent networks for each market, which limit any failure or disruption to a market as opposed to across all of the operating units. Many of the agreements with commercial customers, franchise agreements to provide cable television and certificates to provide phone service contain performance provisions that include rebates or credits for service interruptions. While the RCN Companies consider the likelihood low, prolonged or repeated service interruptions could adversely affect the Reorganized RCN Companies' operating results and ability to attract and retain customers and adversely affect the Reorganized RCN Companies' operating results. For example, many of the agreements with commercial customers, many of the franchises to provide cable television services, and many of the certificates to provide local telephone service contain provisions requiring the RCN Companies to rebate or credit customers for service interruptions. Further, the Reorganized RCN Companies would expect repeated service interruptions to result in customers disconnecting from service.

THERE ARE RISKS WITH RESPECT TO THE CURRENT VENDOR PLATFORM.

     The RCN Companies are concerned that as technology to deliver Voice over Internet Protocol, or VoIP, develops and products are deployed in commercial launches, the market for switched voice solutions that the RCN Companies currently deploy will diminish. The RCN Companies believe that this could result in a decline in residential subscriber units, technology product improvements, upward price pressure due to limited production or even a stop in production altogether. While the RCN Companies believe that the new VoIP technology has the potential to replace the current residential subscriber unit technology and to potentially reduce the cost per incremental line without abandoning the current switching infrastructure, the Reorganized RCN Companies can provide no assurances that these IP solutions will be as effective as expected.

C.   REGULATORY AND LEGAL CONCERNS

     Telecommunications and cable television operators are subject to extensive regulation by the Federal Communications Commission (the "FCC"), state public utility commissions ("PUCs"), and local franchising authorities ("LFAs"). Such regulation affects the manner in which the RCN Companies must operate their business and also has a direct or indirect impact on their costs of operation. The RCN Companies cannot predict whether there may be a change in the regulatory schemes under which the RCN Companies operate, or whether such change could negatively impact the Reorganized RCN Companies' businesses or their operations in the future.

     In addition, the RCN Companies' ability to provide telephone and video programming transmission services was made possible by important changes in government regulations which have been subsequently challenged and may be subject to change in the future. These regulations often have a direct or indirect impact on the costs of operating networks, and therefore the profitability of services. In addition, the Reorganized RCN Companies will continue to be subject to other regulations at the federal, state and local levels, all of which may change in the future. The costs of

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

complying with these regulations, delays or failures to receive required regulatory authorizations, changes in existing regulations or the enactment of new, adverse regulatory requirements may have a material adverse effect upon the Reorganized RCN Companies' ability to obtain or retain authorizations on the business. The RCN Companies cannot assure you that the Reorganized RCN Companies will be able to obtain all of the authorizations needed to construct broadband network facilities or to retain the authorizations already acquired. In addition, they cannot predict whether any additional regulations will be adopted that will result in reductions in revenues received.

     Set forth below is a summary of present and proposed federal, state, and local regulations and legislation that may affect the Reorganized RCN Companies' provision of telephone, video programming and data services. Other existing federal regulations, copyright licensing, and, in many jurisdictions, state and local franchise requirements, are currently the subject of judicial proceedings, legislative hearings and administrative proposals that could change, in varying degrees, the operations of communications companies. The ultimate outcome of these proceedings, and the related impact of the Telecommunications Act of 1996 (the "1996 Act") or any final regulations adopted thereunder on the Reorganized RCN Companies' businesses, cannot be determined at this time.

     1.   Regulation of Telephone Services

     Federal Regulation. The use of the RCN Companies' networks for interstate and international telephone services, including the local component of any interstate or international call, is regulated by the FCC pursuant to the Communications Act of 1934 (the "Communications Act"). The RCN Companies provide domestic interstate telephone services nationwide, and have been authorized by the FCC to offer worldwide international services. Under recent FCC decisions, the rates, terms, and conditions of these services are no longer regulated, although the RCN Companies remain subject to the FCC's jurisdiction over complaints regarding these services. The RCN Companies must also comply with various FCC rules regarding disclosure of billing rates, content and format of invoices, payment of various regulatory fees and contributions, and the like. In addition, the FCC requires prior approval for transfers of control and asset transfers by regulated carriers, including reorganizations and asset transfers undertaken in connection with restructuring transactions. The RCN Companies intend to seek FCC approval for the transactions contemplated in the Plan, and expect that FCC approval will be granted. However, the RCN Companies cannot predict whether other parties will oppose their applications and can give no assurance that the required FCC approvals will be granted. If FCC approved is delayed or denied, such action may impede the effectuation of the Plan.

     In addition, the 1996 Act gives the RCN Companies important rights to connect with the networks of the incumbent local telephone companies ("ILECs") in the areas where they operate (primarily Verizon and SBC). This law introduced widespread changes in the regulation of the communications industry, including the local telephone, long distance telephone, data services, and video programming services. It was intended to eliminate many of the pre-existing legal barriers to competition in these businesses, promote competition and decrease regulation of these segments of the industry. The law delegates regulatory administrative authority to implement the 1996 Act to the FCC and state PUCs. The 1996 Act also has allowed Verizon and SBC and other incumbent telephone companies, once they satisfied a 14-point "checklist" of competitive requirements, to enter the long distance market within their own local service regions. Verizon and SBC have both qualified to provide long distance services in the jurisdictions where the RCN Companies offer similar services and therefore will compete with the Reorganized RCN Companies in the offering of such services.

     Regulations promulgated by the FCC under the 1996 Act require local exchange carriers to provide interconnection, access to unbundled network elements ("UNE"), and retail services at wholesale rates to competitors. The FCC began to re-examine its rules regarding access to UNEs in late 2001. Effective October 2, 2003, the FCC adopted significant changes to its UNE rules. Because the RCN Companies built their own networks rather than relying on the ILECs' facilities, these changes may affect the RCN Companies less than they do some of their competitors. The new rules did, however, increase the RCN Companies' cost for accessing certain databases used in providing local telephone service (such as the calling party name database used to provide Caller ID with Name service on calls received from the ILECs). Depending on how the new rules are interpreted by the FCC and state PUCs, the Reorganized RCN Companies may also incur increased costs for some of the facilities used to exchange local telephone calls with the ILECs. The FCC rules are the subject of a current court proceeding, which could result in further changes in the Reorganized RCN Companies' access to network elements.

     The FCC has also given notice of a proposed rulemaking that may change the way prices for interconnection and network elements are determined. Also, ILECs may ask state PUCs to increase UNE rates under existing rules based on new cost information, which SBC has done in certain states, including Illinois. While the RCN Companies cannot predict the outcome of the FCC and state utility commission proceedings, a significant increase in the wholesale rates they pay for UNEs could negatively impact the ability to provide competitively-priced retail services in the markets in which they

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

use UNEs (Chicago and portions of Lehigh Valley) and any other markets in which the Reorganized RCN Companies may in the future use such services. In addition, other regulatory and court decisions could affect the Reorganized RCN Companies' ability to interconnect with ILECs or the terms of such interconnection.

     The RCN Companies also have interconnection agreements with Verizon, SBC, and other ILECs serving the markets where they provide telephone service. These agreements are usually effective for terms of two or three years. As a general matter, these agreements provide for service to continue without interruption while a new agreement is negotiated. Most of the agreements also provide for amendments in the event of changes in the law, such as the regulatory and court decisions described above. The RCN Companies cannot provide assurance that the Reorganized RCN Companies will be able to obtain or enforce future interconnection agreements, or obtain renewal of existing agreements, on acceptable terms.

     State Regulation. State PUCs have jurisdiction over intrastate communications (i.e., those that originate and terminate in the same state). Providers of intrastate local and long distance telephone services typically must receive a certificate of public convenience and necessity or similar authorization to offer local and toll services. Many state PUCs also require prior approval for transfers of control of certificated carriers, corporate reorganizations, acquisitions of telecommunications operations, transfer of carrier assets, carrier stock offerings and incurrence by carriers of significant debt obligations. The RCN Companies have received authority to offer intrastate telephone services, including local exchange service, in all states where they provide telephone service. Certificates of authority can generally be conditioned, modified, cancelled, terminated or revoked by a state PUC for failure to comply with state law or the rules, regulations or policies of a state PUC. Fines or other penalties may also be imposed for such violations.

     The RCN Companies have notified the State PUCs of the transactions contemplated by the Plan and, in states where the State PUCs have asserted jurisdiction to approve the types of transactions contemplated by the Plan, have filed applications for approval of those transactions. The RCN Companies expect that such applications will be granted. However, the RCN Companies cannot predict whether other parties will oppose their applications and cannot assure you that these State PUCs will approve the transactions or that other States PUCs will not assert jurisdiction to approve some or all of the transactions contemplated by the Plan. If such approvals are delayed or denied, such action may impede the effectuation of the Plan.

     Local Regulation/Right-of-Way Access. Municipalities may regulate limited aspects of the RCN Companies' voice telecommunications business by, for example, imposing various zoning requirements. In a number of jurisdictions local authorities have imposed rights-of-way fees on competitive local telephone companies which are not imposed on the incumbent local telephone companies and which, if imposed on the Reorganized RCN Companies, would be over and above the gross revenues fees paid pursuant to the RCN Companies' cable franchises or OVS agreements, and which they believe are in violation of federal law. Such discriminatory requirements have affected the RCN Companies in New York City, where the RCN Companies and other competitive telecommunications carriers have been required to enter into agreements that provide for the payment of a percentage of their gross telecommunications revenues to the City of New York. Similar fees are not paid by Verizon, which is the incumbent local telephone company in the City of New York. This has had a negative impact on the RCN Companies' ability to provide local telephone service in competition with Verizon. If the RCN Companies were required to pay local rights-of-way fees that are excessive or discriminatory in other cities, this could have similar adverse effects on their local telephone business activities in those markets. A number of FCC and judicial decisions have addressed the issues posed by the imposition of rights-of-way fees on competitive local telephone companies and on video distributors. To date, however, the state of the law is uncertain and may remain so for some time, and there can be no assurance that other local authorities will not attempt to impose fees on the Reorganized RCN Companies with respect to their provision of telephone services using facilities located in local rights-of-way.

     2.   Regulation of Video Services

     Open Video Systems. At various times between February 1997 and December 2002, the RCN Companies were certified by the FCC to operate open video system ("OVS") networks in Northern New Jersey, Cook County, Illinois, and other key metropolitan markets, such as New York City, Boston, Washington, D.C., Philadelphia, Los Angeles, and San Francisco, among others. Initiation of OVS services is subject to completion of an open enrollment period that permits unaffiliated video programmers to seek capacity on the systems. The initial open enrollment periods for Boston, Northern New Jersey, New York City, San Francisco, Washington, D.C., and Philadelphia were completed. The open enrollment periods were never initiated for the remaining markets, as the RCN Companies did not elect to operate as an OVS in those jurisdictions. In 2002, the RCN Companies obtained new OVS certifications for Boston and San Francisco and have since that time entered into OVS agreements with those cities and terminated their cable franchises. The RCN

Companies have completed a new open enrollment period for Boston and plan to initiate one in the near future for San Francisco.

     OVS networks are subject to a certain degree of local regulation for use of local streets and rights-of-way, but not to the same extent as traditional cable systems. The RCN Companies that provide OVS service have entered into agreements with each of the cities where they offer OVS services that provide for the payment of the fees and carriage of public, educational and governmental ("PEG") channels required by the 1996 Act. In addition, in order to reach agreements, the RCN Companies have been willing to agree to other types of obligations that extend beyond those which are specified in the 1996 Act and FCC rules as being within the regulatory jurisdiction of the LFAs, such as reporting and customer service regulation. The terms and conditions of OVS agreements therefore vary from jurisdiction to jurisdiction, but generally contain provisions governing gross receipts fees, term, PEG channel and funding requirements, and other standard right-of-way management requirements.

     Gross receipt fees for OVS operators, such as the RCN Companies, are required to match the gross receipts fees paid by the incumbent cable operator. These fees are limited by the Communications Act to a maximum of 5 percent of gross revenues derived from the provision of cable services. In addition, OVS operators must match the monetary or in-kind contributions required of the incumbent cable operator to support PEG access services. The RCN Companies' OVS agreements provide that their contributions match those of the incumbent cable operator proportionate to the level of RCN Companies' revenues or number of subscribers in relation to the incumbent on either a percent of gross revenue or per subscriber basis. Those fees are typically range from 1% to 3% of the RCN Companies' gross revenues. In the event that the incumbent agrees to pay additional contributions in the context of renewing their cable franchises, the Reorganized RCN Companies may be required to match such contributions, which could have an adverse consequence on their business, particularly with respect to competition from satellite providers, who are not required to pay franchise fees or to contribute to PEG services.

     OVS providers are also required by the 1996 Act to make up to two-thirds of their system's channel capacity available to Video Programming Providers ("VPPs") in areas where they offer video programming services as an OVS operator. The FCC's rules permit the OVS provider to retain up to one-third of the system capacity for its own (or its affiliate's) use. OVS regulations therefore require that during the initial open enrollment period, the RCN Companies must offer at least two-thirds of their capacity to unaffiliated parties, if demand for such capacity exists during the open enrollment period. Where the RCN Companies have conducted open enrollment periods for operational OVS systems, the required data has been provided to various potential VPPs, but to date none have requested carriage on RCN's OVS systems.

     The FCC's rules require OVS operators to make channel capacity on their facilities available to unaffiliated VPPs on a non-discriminatory basis, with certain exceptions. One such exception is that a competing in-region cable operator is not entitled to become a VPP on an OVS except in certain limited circumstances. Notwithstanding this limitation, incumbent cable operators in the Boston, New York and Washington, D.C. area markets have in the past sought proprietary OVS system information to analyze the possibility of becoming a VPP on the RCN Companies' network. All such requests were denied based on the RCN Companies' belief that the cable companies are ineligible under the FCC's rules. Two incumbents subsequently filed complaints with the FCC against the RCN Companies seeking the imposition of fines or canceling of the RCN Companies' OVS authority, one of which was subsequently withdrawn when the company was transferred to a new operator. The other complaint, brought by Time Warner with respect to the RCN Companies' system in New York and its interim OVS agreement in Boston is still pending at the FCC.

     The RCN Companies believe that they are operating in conformity with all applicable provisions of the law and will continue to defend OVS rollouts against what they believe are anti-competitive requests for data or carriage by competing in-region cable operators. The RCN Companies believe that Time Warner's request for data regarding the Boston system in connection with its initial OVS open enrollment period has been rendered moot by the subsequent open enrollment period, in which Time Warner did not renew its claim. However, there is no assurance that the FCC will resolve the pending Time Warner request for OVS data in favor of the RCN Companies, or that other incumbents will not file similar requests in other markets during any subsequent open enrollment periods. If the FCC were to grant such a request, and require the RCN Companies to share such system data with local competitors, such an action could have a material adverse affect on Reorganized RCN Companies and their business plan.

     Wireless Video Services. The RCN Companies provides wireless video services primarily in New York City, using a 18GHz microwave system. While this system is being phased out, the RCN Companies cannot provide assurance that the Reorganized RCN Companies will be able to obtain or retain all necessary authorizations needed to construct broadband network facilities, to convert wireless video subscribers to a broadband network or to offer wireless video services under their own FCC licenses.

     Cable Television Systems. The RCN Companies' cable television systems, including those systems where they have entered a cable television franchise with the local government in lieu of an OVS agreement and those areas where they operate cable network cable systems, are subject to regulation under the Cable Act of 1992 (the "Cable Act"). The Cable Act regulates rates for cable services in communities that are not subject to "effective competition," certain programming requirements, and broadcast signal carriage requirements that allow local commercial television broadcast stations to require a cable system to carry the station. Local commercial television broadcast stations may elect once every three years to require a cable system to carry the station ("must-carry"), subject to certain exceptions, or to withhold consent and negotiate the terms of carriage ("retransmission consent"). A cable system generally is required to devote up to one-third of its activated channel capacity for the carriage of local commercial television stations whether under the must-carry or retransmission consent requirements of the Cable Act. The Communications Act also permits LFAs to require cable operators to set aside certain channels for PEG access programming. Cable systems with 36 or more channels must designate a portion of their channel capacity for commercial leased access by third parties to provide programming that may compete with services offered by the cable operator. Local non-commercial television stations are also given mandatory carriage rights.

     Because a cable communications system uses local streets and rights-of-way, such cable systems are generally also subject to state and local regulation, typically imposed through the local franchising process. The ability of the RCN Companies to provide franchised cable television services depends largely on their ability to obtain and renew franchise agreements from local government authorities on generally acceptable terms. The Reorganized RCN Companies cannot be assured that such agreements will be reached in every instance, and the failure to do so in a particular local jurisdiction could have a material effect on their ability to enter or continue to operate in that local area. In the City of Philadelphia, for example, significant delays were experienced in securing authorization from the city to provide cable or OVS service on commercially reasonable terms. As a result, the RCN Companies withdrew from negotiations with the city and have no present plans to build out their system in Philadelphia. The RCN Companies currently operate in certain of the Philadelphia suburbs.

     The terms and conditions of state or local government franchises vary materially from jurisdiction to jurisdiction. Generally, they contain provisions governing franchise fees, franchise term, time limitations on commencement and completion of construction, conditions of service, including the number of channels, the provision of free service to schools and certain other public institutions, liquidated damages and the maintenance of insurance and indemnity bonds, maintenance obligations, customer service standards, franchise renewal, sale or transfer of the franchise, territory of the franchisee, use and occupancy of public streets, and types of cable services provided. LFAs may award one or more franchises within their jurisdictions and prohibit non-grandfathered cable systems from operating without a franchise. The Cable Act also provides that, in granting or renewing franchises, local authorities may establish requirements for cable-related facilities and equipment, but not for video programming or information services other than in broad categories. The Cable Act also permits the cable operator to seek modification of its franchise requirements through the franchise authority or by judicial action if changed circumstances warrant.

     The Cable Act limits franchise fees to 5% of gross revenues derived from the provision of cable services. In addition, the franchises generally provide for monetary or in-kind contributions to support public, educational and governmental ("PEG") access services. Those PEG fees are typically range from 1% to 3% of gross revenues but in franchises where a flat rate contribution is in effect rather than a rate proportioned to revenues or number of subscribers, the amount can be significantly more due to the proportionally lower number of subscribers and revenues enjoyed by the RCN Companies as compared to the incumbent cable operator on whose fees they are based. Where such disproportionate PEG fees are in effect, they have an adverse impact on the ability of the RCN Companies to compete with the incumbent cable operator.

     In addition to the relevant franchise agreements, cable authorities in some jurisdictions have adopted cable regulatory ordinances that further regulate the operation of cable systems. These additional regulations have the effect of increasing the Reorganized RCN Companies' expenses in operating their businesses. There can be no assurance that the LFAs will not impose new and more restrictive requirements on the Reorganized RCN Companies.

     The terms of the existing cable franchises of the RCN Companies vary up to the year 2015. To date, all cable franchises that have reached their expiration date have been renewed or extended, generally at or before their stated expirations and on acceptable terms. Due to reduced capital spending and curtailed expansion of new homes within existing markets, however, the Reorganized RCN Companies can make no assurances that franchise agreements will be renewed at expiration with comparable terms and performance conditions. Furthermore, the Reorganized RCN Companies cannot assure that they will be in compliance with those franchises at the time of renewal or that they will be able to renew these or other franchises on acceptable terms.

     In light of economic conditions in the communications industry and limitations on the RCN Companies' ability to raise capital that have occurred since most of the RCN Companies' cable franchises were entered into, the RCN Companies have substantially decreased the amount they spend on new network construction and other capital expenditures below the levels that were anticipated when the franchises were entered and therefore below the level required to meet the network build-out obligations set forth in many of the franchises. The RCN Companies decreased year over year capital expenditures in 2001, 2002 and 2003, and expect 2004 spending to be below 2003 levels. As a result, the RCN Companies have not been able to meet all of the construction and system build-out requirements contained in some of the cable franchises arrangements they have entered into with certain local governments in lieu of OVS agreements and will not be able to meet them during the remaining terms of the franchises. In certain communities in the Boston area, South Florida, the Pacific Northwest, the Chicago area, Northern New Jersey, and Eastern Pennsylvania, the RCN Companies have agreed with the franchising authorities either to terminate the franchise without penalty or prejudice to entering a new franchise in the future, or to eliminate any build-out obligations. In the Cities of Boston and San Francisco, the RCN Companies have entered into OVS agreements with each city and terminated their cable franchises. They have completed amendments of their cable franchises in Arlington, Virginia and Montgomery County, Maryland to eliminate network build-out obligations and monetary penalties for failure to complete such build-outs, and have recently reached similar agreements to do the same in a number of communities in the Boston, Philadelphia, San Francisco and Los Angeles markets. In the other markets where network construction obligations still remain in the cable franchises, the RCN Companies have reached agreements in principle or are negotiating with the LFAs to amend or modify the terms of the applicable franchise to avoid any breaches and related penalties, terminate the applicable franchise without penalty or prejudice to entering a new franchise in the future, to convert the franchise to an OVS agreement in order to relax build-out obligations, or to postpone indefinitely any build-out obligations under the franchise.

     Although in most of these cases the LFAs have worked with the RCN Companies to reach agreements as to such amendments or modifications, the RCN Companies can make no assurances that they will be able to reach a satisfactory resolution of these issues in all cases, or that some of the municipalities involved will not seek to invoke the liquidated damages and other penalties to which they may claim to be entitled pursuant to the franchise agreements. Several jurisdictions have already sought damages or other remedies for the RCN Companies' current or expected future non-compliance with construction and system build-out requirements. If one or more franchising authorities with which the RCN Companies have agreements were to prevail in such efforts, the Reorganized RCN Companies could be subject to aggregate penalties in an amount that would have a material adverse effect on their operations. In addition, the failure to build out under the franchises will severely limit the number of new marketable homes passed by the network and, accordingly, limit the growth in potential subscribers. As a result, the Reorganized RCN Companies will have to focus on marketing, or often re-marketing, to prospective customers in the network footprint. The RCN Companies expect this could limit the Reorganized RCN Companies' ability to increase the subscriber numbers in the short-term at historical rates, and lead to a decrease in the rate of revenue growth in the future. For a discussion of specific pending enforcement proceedings involving regulatory matters, see the Enforcement Actions section below.

     Pole and Conduit Attachments. Under the Pole Attachment Act, the FCC is required to regulate the rates, terms and conditions imposed by utilities for cable systems' and telecommunications providers' use of utility pole and conduit space unless state authorities can demonstrate that they adequately regulate pole attachment rates, terms and conditions. In the absence of state regulation, the FCC administers pole attachment rates on a formula basis. The RCN Companies are subject in some instances to pole attachment practices and fees which they believe are in violation of applicable federal law. The RCN Companies have attempted to resolve certain of these matters informally. In some cases, utility companies have increased pole attachment fees for cable systems that have installed fiber-optic cables and that are using these cables for the distribution of non-video services. The 1996 amendments to the Pole Attachment Act modified the prior pole attachment provisions by establishing a new formula for setting rates for attachment of telecommunications wiring, and requires that utilities provide cable systems and telecommunications carriers with nondiscriminatory access to any pole, conduit or right-of-way, owned or controlled by the utility if the facility is carrying cable or telecommunications wires already. The FCC adopted regulations to govern the charges for pole attachments used by companies providing telecommunications services, including cable operators. These regulations became effective on February 8, 2001 and any increase in attachment rates for telecommunications companies resulting from the FCC's new regulations is being phased-in in equal annual increments over a period of five years beginning on the effective date of the new FCC regulations. A number of pole-owning utilities challenged the new rules, raising constitutional and other issues. The FCC strongly asserted its jurisdiction to regulate pole attachment fees, including those charged to companies providing broadband services. The United States Supreme Court and Court of Appeals for the District of Columbia Circuit both issued rulings in 2002 upholding aspects of the FCC's pole attachment rules favorable to the RCN Companies. In a ruling of particular importance to the RCN Companies, the Supreme Court held that broadband service providers who co-mingled video, telecommunications, and Internet services over their networks are entitled to the protections of the Pole Attachment Act. This ruling ensures that the RCN Companies will have the benefit of the FCC's rate formula for pole attachments. Notwithstanding this Supreme Court decision, there can be no assurance that utility companies will not seek to raise the rates that the Reorganized RCN Companies pay for pole attachments or that such increases would not materially affect the costs of the Reorganized RCN Companies.

     Program Access. The Cable Act, the 1996 Act and FCC regulations preclude any cable operator or satellite video programmer affiliated with a cable company, or with a common carrier providing video programming directly to its subscribers, from favoring an affiliated company over competitors. In certain circumstances, these programmers are required to sell their programming to other multi-channel video distributors. The provisions limit the ability of program suppliers affiliated with cable companies or with common carriers providing satellite delivered video programming directly to their subscribers to offer exclusive programming arrangements to their affiliates. The FCC's Cable Service Bureau, however, has ruled that, except in limited circumstances, these statutory and regulatory limitations do not apply to programming which is distributed other than by satellite. Although the RCN Companies typically have been able to negotiate viable agreements to carry such programming, absent a change in the law pertaining to programming which is distributed other than by satellite, the RCN Companies will not have guaranteed access to certain non-satellite delivered programming, which could impact their ability to compete effectively in those markets.

     Certain important provisions of the Cable Act that restrict exclusivity in the distribution of certain video programming were scheduled to lapse in 2002 but were extended by the FCC for an additional five years. The extension of these rules ensures that the RCN Companies will continue to have access to important satellite delivered programming until at least 2007.

     Data Services. The data services business, including Internet access, is largely unregulated at this time apart from federal, state and local laws and regulations applicable to businesses in general. Some federal, state, local and foreign governmental organizations are considering a number of legislative and regulatory proposals with respect to Internet user privacy, infringement, pricing, quality of products and services and intellectual property ownership. It is uncertain how existing laws will be applied to the Internet in areas such as property ownership, copyright, trademark, trade secret, obscenity and defamation. Additionally, some jurisdictions have sought to impose taxes and other burdens on providers of data services, and to regulate content provided via the Internet and other information services. The RCN Companies expect that proposals of this nature will continue to be debated in Congress and state legislatures in the future. Additionally, the FCC is now considering a proposal to impose obligations on some or all providers of Internet access services to contribute to the cost of federal universal service programs, which could increase the cost of Internet access. The adoption of new laws or the modification of existing laws to the Internet may decrease the growth in the use of the Internet, which could in turn have a material adverse effect on the Reorganized RCN Companies' Internet businesses.

     The FCC has determined that cable modem Internet access services are not "cable services" as defined in the Communications Act. Based on this determination, the RCN Companies, like most if not all other cable providers, currently do not pay a franchise fee on such services. The appropriate classification of cable modem service, and the right of municipalities to impose franchise fees on such service, is the subject of litigation in several jurisdictions, including in the case between the RCN Companies and the City of Chicago described in the Enforcement Actions section below. The FCC is addressing the scope of the FCC's jurisdiction to regulate cable modem service, the role of state and local franchising authorities with respect to such service, and the question of "open access" discussed above, in a pending Notice of Proposed Rulemaking. The outcome of that rulemaking could have a material affect on the RCN Companies' business, but the effect is not expected to be adverse insofar as the RCN Companies' similarly situated cable competitors also would be subject to any new rules applicable to the RCN Companies. However, to the extent that such a future ruling requires cable operators to pay local franchise fees of up to 5% of gross revenues for such services, such a ruling would adversely affect the Reorganized RCN Companies' ability to compete with the high speed broadband services offered by ILECs and other local telephone companies who are not subject to such fees.

     In addition, a number of jurisdictions have imposed or attempted to impose so-called "open access" requirements in connection with the grant or transfer of a cable franchise and others may do so. As used in this context, "open access" refers to the requirement that a broadband operator permit unaffiliated entities to provide Internet services over the cable television operator's broadband facilities. While the RCN Companies believe that their business interests may in the future be served by such open access, whether and how to make such access available must be determined on the basis of technological and market conditions, and the RCN Companies have therefore opposed regulations or government intervention in regard to such matters. Such regulatory mandates could impose significant costs on the Reorganized RCN Companies and restrict the manner in which they conduct their business.

     3.   Other Regulatory Issues

     Cable television systems, where effective competition has not been demonstrated to exist, are subject to rate regulation of the basic service tier. None of the municipalities in which the RCN Companies hold a cable franchise have attempted to impose rate regulation on the RCN Companies. As required by the 1996 Act, rates were deregulated for all cable programming services except limited basic service on March 31, 1999. In the event that a municipality in which an RCN Company holds a cable franchise were to attempt to impose rate regulation, it would be necessary for the RCN Company to demonstrate that effective competition exists in its franchise area. The RCN Companies believe that effective competition can be demonstrated as to the RCN Companies with respect to all of the RCN Companies' cable franchises, since in each case there is an existing incumbent cable operator serving the area.

     Cable and OVS companies are also currently subject to a requirement that they carry, without compensation, the programming transmitted by most commercial and non-commercial local television stations. The FCC is now considering whether to expand these "must-carry" obligations, as broadcasters transition from analog to digital transmission technologies, to include both broadcasters' analog and digital signals during the transition and/or broadcasters' digital multicast services. Any decision by the FCC to adopt such expanded must-carry requirements would limit the RCN Companies' flexibility in allocating their cable spectrum to other video and non-video services. The FCC has classified high-speed cable Internet service as an "interstate information service," which has historically meant that no regulations apply to the provision of this service. However, the FCC's decision was vacated by a federal appellate court. That court decision has been appealed, but there is likely to be continuing uncertainty about how the RCN Companies' high-speed Internet-service will ultimately be classified for regulatory purposes. Moreover, even if the FCC's decision is upheld, the FCC will still consider whether to impose any federal regulations on high-speed cable Internet service and permit LFAs to impose fees or other requirements on such service.

     The FCC has also issued rules establishing standards for digital television ("DTV"). The FCC's rules require television stations to simulcast their existing television signals and DTV signals for a period of years prior to the expected cut over to full digital broadcasting in 2006. During this simulcast period, it is unclear whether must-carry rules will apply to DTV signals. The FCC has undertaken a rulemaking proceeding seeking comment on the carriage of broadcast DTV signals by cable and OVS operators during the transitional period to full digital broadcasting. The FCC's proceeding addresses the need for the digital systems to be compatible and changes to the mandatory carriage rules, and explores the impact carriage of DTV signals may have on other FCC rules. The cable industry has generally opposed many of the FCC's proposals, on the grounds that they constitute excessively burdensome obligations on the industry. Several of the largest MSOs, however, have agreed to limited carriage of digital signals during the transition process and to the extent that mandatory carriage rules are adopted for the industry as a whole, such rules could have a substantial impact on the Reorganized RCN Companies' businesses.

     In addition to the FCC regulations previously discussed, there are other FCC cable regulations that directly affect the way that the RCN Companies operate their video businesses in areas such as: equal employment opportunity; syndicated program exclusivity; network program non-duplication; registration of cable systems; maintenance of various records and public inspection files; microwave frequency usage; lockbox availability; sponsorship identification; antenna structure notification; tower marking and lighting; carriage of local sports broadcast programming; application of rules governing political broadcasts; limitations on advertising contained in non-broadcast children's programming; consumer protection and customer service; ownership and access to cable home wiring and home run wiring in multiple dwelling units; indecent programming; programmer access to cable systems; programming agreements; technical standards; and consumer electronics equipment compatibility and closed captioning.

     The FCC has the authority to enforce its regulations by imposing substantial fines, issuing cease and desist orders and/or imposing other administrative sanctions, such as revoking FCC licenses needed to operate certain transmission facilities often used in connection with cable operations.

     The RCN Companies have had difficulty gaining access to the video distribution wiring in certain multiple dwelling units ("MDUs") in the City of Boston. In some buildings the management will not permit the RCN Companies to install their own distribution wiring and the incumbent cable company has not been willing to permit use of the existing wiring on some equitable basis when the RCN Companies attempt to initiate service to an individual unit previously served by the incumbent. Similar problems have been encountered in New York City and Washington, D.C., where the RCN Companies provide service as an OVS operator and it is unsettled whether the RCN Companies have the

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

protection of the mandatory access laws that entitle franchised cable television operators to gain entry to MDU buildings. The RCN Companies sought a ruling from the FCC that existing FCC inside wiring rules required incumbent Cablevision to cooperate and make such wiring available to the RCN Companies in Boston. By order released on January 29, 2003, the FCC granted the request, ruling that where cable wiring is located behind sheet rock walls or ceilings, the designated point at which the RCN Companies are allowed to access the wires must be demarcated at a physically accessible location that does not require disturbing the sheet rock. The order applies to all markets, not just Boston. The order also clarified that the FCC's rules apply to both OVS operators and franchised cable television providers. Upon appeal of the order by the National Cable & Telecommunications Association, however, the U.S. Circuit Court for the District of Columbia held that the FCC did not adequately support its earlier ruling on the specific point of inaccessibility of wiring behind sheet rock. The matter has been remanded back to the FCC for further consideration consistent with the judgment. This court decision takes away the important rights that the RCN Companies had been afforded by the earlier FCC ruling, and the RCN Companies will participate in any new rulemaking process that the FCC may undertake in this matter.

     The RCN Companies are also at times precluded from serving an MDU because the owner has entered into an exclusive agreement with another provider. In some instances, these exclusive agreements are perpetual. The FCC, in its January 29, 2003 order, declined to ban such exclusive and perpetual contracts for the provision of video service in MDUs. To the extent that incumbent cable operators continue to hold exclusive contracts with MDUs in the areas served by the Reorganized RCN Companies, such contracts will preclude the ability of the Reorganized RCN Companies to enter those properties.

     Many of the RCN Companies' cable and OVS franchise agreements contain provisions requiring the relevant LFA's consent prior to the transfer or assignment of the applicable agreement, or prior to a change of control of the franchisee. Article VIII.E of the Plan provides that neither any facts or circumstances giving rise to the commencement of, or arising in connection with, the Chapter 11 Cases nor the consummation of the Plan will constitute a transfer, assignment or change of control requiring the consent of the LFAs. Some LFAs might take the position that such provisions of the Plan do not apply to all transfers, assignments or changes of control that may be asserted by the LFAs. If it were necessary to seek approval before effectuating the restructuring, there is a risk that such approval may be delayed or denied and may impede the effectuation of the Plan. To the extent that certain LFAs object and assert rights and/or pursue remedies under applicable non-bankruptcy law, such action may result in a material adverse effect on the Reorganized RCN Companies.

     Legislative and administrative proposals pertaining to cable television and competitive telecommunications providers are often introduced in Congress or considered by other governmental bodies. There will likely be legislative proposals in the future by Congress and other federal, state and local governmental bodies relating to the regulation of the types of communications services provided by the RCN Companies, and the RCN Companies cannot assure you that such legislation will not have a negative effect on the manner in which the Reorganized RCN Companies will conduct their business or their costs of doing so.

     4.   Enforcement Actions

     Several jurisdictions have brought the enforcement actions described below seeking to compel payment of additional fees on cable modem Internet access service revenues and to enforce the current or expected future non-compliance with construction and cable system build-out requirements.

     The RCN Companies, like most if not all other cable providers, currently do not pay a 5% franchise fee on their cable modem Internet access services on the basis that the FCC has determined that such Internet services are not "cable services" as defined in the Communications Act. The RCN Companies' position has been challenged by the City of Chicago, which has brought suit against RCN-Chicago, as well as AT&T Broadband (now Comcast), the incumbent cable operator in RCN-Chicago's franchise service area, and the other franchised cable television operator in the City of Chicago (collectively, the "Defendants"). The Defendants removed the action to federal court and succeeded initially in obtaining dismissal of the action on the ground that cable modem service, as a matter of law, is not a "cable television service" within the scope of the franchise agreements and therefore cannot be subject to the agreements' franchise fee provision, which by its express terms is to be interpreted and applied in accordance with the Communications Act. The City of Chicago appealed both the removal to federal District Court and the District Court's dismissal of its case to the U.S. Seventh Circuit Court of Appeals. On October 1, 2004, the Seventh Circuit vacated on jurisdictional grounds the District Court's decision dismissing the City of Chicago's claims, and remanded the case back to the Circuit Court for Cook County, Illinois, for further proceedings. The Seventh Circuit expressed no opinion on the merits of the case, which will now be litigated in the Cook County Circuit Court as though the initial District Court decision, which was favorable to the RCN Companies, had never been rendered. In the event the City of Chicago were ultimately to prevail on its complaint, RCN-Chicago would need to pay the 5% franchise fee on its cable modem revenues and therefore to pass through the additional fees to its cable modem Internet service customers, which would raise their rates as compared to the high speed Internet services provided by ILECs and therefore have an adverse effect on their ability to compete with such providers. However, because any adverse result will affect all of RCN-Chicago's cable competitors in the Chicago market, such a ruling would likely not have a disproportional effect on the Reorganized RCN Companies' ability to compete with other cable operators in the Chicago market. The RCN Companies also note that this question is one of nationwide significance to LFAs and cable television franchisees, and is the subject of litigation between other local franchising authorities and cable providers in other jurisdictions. The ultimate result of all of these actions, including the action brought by the City of Chicago, will likely determine whether the Reorganized RCN Companies' cable modem Internet service fees will be required to be included as cable service revenues for purposes of franchise fee payments, and the RCN Companies cannot assure you that the Reorganized RCN Companies will not be subject to gross revenue fees or other regulation of its cable modem Internet access services in the future.

     On December 8, 2003, the Board of Selectmen ("Board") of the Town of Wakefield, Massachusetts ("Town") issued a notice that RCN-BecoCom, LLC is in violation of its franchise obligation to complete construction of cable facilities throughout the Town. In response, RCN-BecoCom filed a Petition for Modification of the franchise pursuant to section 625 of the Communications Act. The Board subsequently denied that Petition on July 12, 2004, and RCN-BecoCom intends to file its appeal of that decision within the 120-day period unless efforts to settle the dispute with the Town are successful before that time. In the event that the matter proceeds on appeal, there can be no assurances that RCN-BecoCom will be successful in obtaining the relief sought.

     In December 2003, RCN-Chicago filed a modification petition under the provisions of section 625 of the Communications Act of 1934, 47 U.S.C. Section 545, with the City of Chicago's Cable Television Commission (the "Commission") seeking modification of certain of the franchise agreements with the City of Chicago. Notwithstanding the filing of the modification petition, in February 2004, the Commission declared RCN-Chicago to have defaulted under certain of the franchise agreements for failure to construct in certain areas of the City of Chicago and to make certain payments to the Chicago Access Corporation. As a result of these alleged defaults, and notwithstanding federal court cases holding that a local municipality may not impose sanctions on a cable operator for alleged violations of obligations that are the subject of a modification petition, the Commission assessed multiple fines of $750 per day per alleged offense and per affected customer, some retroactive to January 7, 2004, and some continuing through the end of the franchise term. Although the precise calculation of the assessments is impossible to discern from the Commission's resolutions, it has been reported that the City of Chicago believes that they amount to approximately $1,000,000 per day in the aggregate. In connection with these claims, the City of Chicago has drawn down on letters of credit issued by RCN-Chicago and demanded payment in full on RCN-Chicago's performance bonds posted pursuant to the franchise agreements.

     On April 9, 2004, the Commission denied RCN-Chicago's modification petition, from which action RCN-Chicago has a statutory right to appeal within 120 days. On August 5, 2004, RCN-Chicago filed a voluntary petition for reorganization under Chapter 11 in the United States Bankruptcy Court for the Southern District of New York. RCN-Chicago also sought relief, including injunctive relief, from the Bankruptcy Court under the Communications Act and the Bankruptcy Code. Specifically, RCN and RCN-Chicago have alleged that the City of Chicago's actions in assessing damages and fines were illegal and improper under section 544 of Title 47, constituted improper discrimination under section 525 of the Bankruptcy Code, and certain of the City of Chicago's actions violated applicable state law and the terms of the franchise agreement. RCN and RCN-Chicago have sought injunctive relief to order the City of Chicago to cease making a demand on RCN-Chicago's performance bonds and to restore the letters of credit. The complaint further seeks to reverse the improper denial by the City of Chicago of the modification petition by seeking modification of the franchise agreements under the Communications Act in the Bankruptcy Court.

     The City of Chicago and RCN-Chicago agreed to a standstill with respect to the performance bonds pending a hearing before the Bankruptcy Court on an application for a preliminary injunction to prevent the City of Chicago from taking further action to enforce the franchise agreements subject to RCN-Chicago's modification petition until the merits of the litigation are finally determined. The RCN Companies cannot provide assurances that they will reach a satisfactory resolution with the City of Chicago or that such relief would be obtained in the federal court proceedings. To the extent that the City of Chicago is ultimately successful either in asserting a right to penalties at the level imposed by the Commission or in obtaining a judgment requiring RCN-Chicago to complete construction of the remaining areas of the City of Chicago, such result(s) would have a material adverse effect on RCN-Chicago.

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

     In February, 2000, RCN-BecoCom and Level 3 Communications, LLC ("Level 3 LLC") entered into a participants agreement relating to construction of certain facilities in Boston, Massachusetts. RCN-BecoCom notified Level 3 LLC that it was withdrawing from participation in certain of the segments prior to the commencement of construction of those segments. Level 3 LLC has disputed RCN-BecoCom's right to withdraw and has demanded payment for RCN-BecoCom's share of the charges for that construction in the amount of $1.7 million. Negotiations between RCN-BecoCom and Level 3 LLC to resolve this dispute have been unsuccessful. On July 12, 2004, Level 3 LLC filed a demand for arbitration under the participants agreement. The parties are in the process of selecting arbitrators. RCN-BecoCom believes that it has valid defenses to the claims by Level 3 LLC, but can make no assurances that RCN-BecoCom will be successful in the arbitration proceeding.

        IV. CORPORATE STRUCTURE AND MANAGEMENT OF THE REORGANIZED DEBTORS

A.   THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF REORGANIZED RCN

     On the Effective Date, the term of the current Board of Directors of RCN will expire. The initial board of directors of Reorganized RCN after the Effective Date will consist of seven members who will be selected by the Creditors' Committee, consistent with the requirements of section 1129(a)(5) of the Bankruptcy Code. As explained above, a significant financial institution has expressed to the RCN Companies an interest in committing to purchase between $70 million and $100 million of Convertible Second-Lien Notes from the Placement Agent. If such institution in fact purchases such Convertible Second-Lien Notes, and such institution purchases at least 40% of such notes, such holder would have the right, but not the obligation, to nominate one qualified candidate for election as a director of Reorganized RCN; such right will be non-transferable. Prior to the Confirmation Hearing, the Creditors' Committee will identify the individuals proposed to serve as directors of Reorganized RCN and any proposed changes to existing management. The board of directors of Reorganized RCN will have the responsibility for the management, control, and operation of Reorganized RCN on and after the Effective Date. Prior to or at the Confirmation Hearing, the Creditors' Committee will also identify the individuals proposed to serve as directors of each of the Subsidiary Debtors, as well as any proposed changes to their existing management.

     The following table sets forth the names and positions of RCN's current management:

Name                            Position
-----------------------------   ---------------------------------------------------------------
David C. McCourt.............   Chairman and Chief Executive Officer
Walter Scott Jr..............   Vice Chairman, Board of Directors
John S. Dubel................   Executive Vice President and Chief Restructuring Officer
Deborah M. Royster...........   Senior Vice President, Secretary and General Counsel
Patrick T. Hogan.............   Executive Vice President and Chief Financial Officer
Edward J. O'Hara.............   Treasurer
Anthony M. Horvat............   Senior Vice President and Assistant Chief Restructuring Officer
Ellyn M. Ito.................   Senior Vice President, Employee Services
Richard D. Rioboli...........   Senior Vice President, Marketing and Product Management
Gerard Lawlor................   Vice President, Customer Care

     David C. McCourt has been Chairman and Chief Executive Officer of RCN as well as a director since September 1997. In addition, he is a director and Chairman of Commonwealth Telephone Enterprises, Inc. ("CTE"), positions he has held since October 1993. Mr. McCourt served as a director and Chairman and Chief Executive Officer of Cable Michigan from September 1997 to November 1998. Mr. McCourt was Chief Executive Officer of CTE from October 1993 to November 1998. Mr. McCourt is also a director of Level 3, formerly known as Peter Kiewit Sons' Inc. ("Kiewit") and Cable Satellite Public Affairs Network ("C-SPAN"). Mr. McCourt has also been President and Chief Executive Officer, and remains a director, of Level 3 Telecom Holdings, Inc., formerly Kiewit Telecom Holdings, Inc. He was also Chairman and Chief Executive Officer as well as a director of Mercom, S.A. de C.V. from October 1993 to November 1998. He was a director of MFS Communications Company, Inc. ("MFS/Worldcom") from July 1990 to December 1996. Mr. McCourt was a director of Worldcom, Inc. ("Worldcom") from December 1996 to March 1998. On July 21, 2004, David McCourt announced that he will lead a search committee to identify and select a successor to serve as RCN's Chief Executive Officer subject to approval by the holders of the New Common Stock. Mr. McCourt will retain his role as Chairman of the RCN Board of Directors and continue working with the RCN Companies towards a successful Restructuring.

     Walter Scott Jr. joined the RCN Board in 1997 and was named Vice Chairman in September 2001. Mr. Scott is also Chairman of Level 3. Level 3 is engaged in the telecommunications and computer outsourcing businesses and is currently building the first national telecommunications network to use Internet technology end-to-end. He was elected President of Level 3 in 1979, when it was known as Kiewit. When Peter Kiewit died in 1979, Mr. Scott was selected to succeed him as Chairman. In 1998, Mr. Scott guided Kiewit's separation into two independent corporations. Kiewit Diversified Group, which was comprised of varied business interests, refocused its efforts on developing a nationwide Internet-based telecommunications network and it was renamed Level 3. Kiewit Construction Group, the historical construction, mining, and materials business, is one of the world's leading contracting firms and has retained the Kiewit name. In addition, Mr. Scott serves as a director of Berkshire Hathaway, Burlington Resources, CalEnergy, Commonwealth Telephone Enterprises, ConAgra, Level 3, U.S. Bancorp, Valmont Industries, and Kiewit.

     John S. Dubel was named President and Principal Operating Officer of RCN on February 12, 2004. Effective September 15, 2004, Mr. Dubel became Executive Vice President and Chief Restructuring Officer, and will no longer serve as the President and Chief Operating Officer, leaving those positions vacant. Mr. Dubel, who is a principal with AlixPartners, has significant experience with large and mid-size corporations in both out-of-court and in-court financial restructurings, operational reorganizations and cost reductions, strategic repositioning and divestitures. He most recently served as Chief Executive Officer of Cable & Wireless America and, prior to that assignment, served as Chief Restructuring Officer of Acterna Corporation and as Chief Financial Officer at WorldCom, Inc. during its restructuring.

     Deborah M. Royster has been Senior Vice President, Secretary and General Counsel of RCN since April 2004. From 1999 until January 2004, Ms. Royster served as General Counsel of Starpower. Ms. Royster has also served as Senior Vice President, Regulatory and External Affairs for RCN. From 1998 to 1999 Ms. Royster served as Executive Director of the Office of Cable Television and Telecommunications in the District of Columbia. From 1987 to 1997 Ms. Royster served as the founder and President of Spectrum Broadcasting Corporation, a start-up FM radio station in Charlottesville, Virginia, and she supervised the development and operation of the radio station until it was sold in 1997. Ms. Royster also served as Regional Counsel of Kaiser Permanente Mid-Atlantic States Region, a non-profit health maintenance organization serving more than 700,000 members in Maryland, Virginia and the District of Columbia, and was ultimately promoted to Vice President of Government and External Relations.

     Patrick T. Hogan joined RCN as Senior Vice President of Finance in April 2003. Mr. Hogan was promoted on November 21, 2003 to Executive Vice President and Principal Financial Officer with supervisory responsibility for finance, accounting and information technology activities. In March 2004 he was promoted to Executive Vice President and Chief Financial Officer. Prior to joining RCN, Mr. Hogan served as Vice President of Finance and Capital Markets at Vornado Realty Trust. While working for Vornado, he also served as Chief Financial Officer of two Vornado-affiliated entities, Vornado Operating Company and Alexander's Inc. Prior thereto, Mr. Hogan served as Vice President, Chief Financial Officer, Corporate Secretary and Treasurer of Correctional Properties Trust. Mr. Hogan's prior industry experiences have been with TDS, Inc. and the Federal Communications Commission, having served for a Commissioner managing Must-Carry, Hart-Scott-Rodino, and other industry issues. Mr. Hogan is both a CPA and an attorney.

     Edward J. O'Hara joined RCN in May 2002 as Director of Financial Planning and Analysis and was promoted to Treasurer in 2004. Prior to joining RCN, Mr. O'Hara served as Director of Business Planning and Analysis for an asset financing firm. Mr. O'Hara has 15 years of experience in financial planning, analysis and management consulting.

     Anthony M. Horvat joined RCN in February 12, 2004 as Treasurer. In May 2004, Mr. Horvat was appointed Senior Vice President and Chief Restructuring Officer, and, effective September 15, 2004, was redesignated Assistant Chief Restructuring Officer. Mr. Horvat is a Senior Associate with AlixPartners, has over 20 years experience providing turnaround, crisis management and restructuring services. While at AlixPartners, Mr. Horvat has led the international restructuring efforts of Acterna Corporation, a provider of communications test equipment to the telecom and cable industry during its Chapter 11 case, led operating cost reduction efforts at WorldCom, a global communications provider for the digital generation and provided chief financial officer services to the Beloit division of Harnischfeger Industries during its Chapter 11 case. Prior to joining AlixPartners, Mr. Horvat was President and Chief Operating Officer of Brammer Company LLC.

     Ellyn M. Ito was appointed Senior Vice President, Employee Services in May 2004. Ms. Ito joined RCN in November 1999 as Director of Staffing and became Vice President of Employee Services in August 2003. Prior to

RCN, Ms. Ito worked at Ernst and Young, LLP from October 1998 to November 1999 as a Manager within the Human Resources department of the Finance, Technology and Administration organization. From 1995 to 1998, Ms. Ito provided human resource consulting services to companies within the Boston, MA area.

     Richard D. Rioboli joined the company in July 1997, and was most recently promoted to Senior Vice President, Marketing and Product Management, in May 2004. Mr. Rioboli is responsible for product management and development, corporate marketing, public relations, and management of the dial-up Internet business. Prior to his current role, Mr. Rioboli held several management positions within RCN, in which he was responsible for strategic planning, technology research and development, and product development and management. Prior to joining RCN, Mr. Rioboli served as Director, Specialized Communication Services for Nextwave Wireless, a wireless PCS services provider.

     Gerard Lawlor was named Vice President, Customer Care, in September 2004 after holding several executive roles, including General Manager of RCN's Lehigh Valley market. Mr. Lawlor has more than seven years of experience at RCN, with a total of sixteen years of industry experience.

B.   CORPORATE GOVERNANCE INITIATIVES

     Since the inception of the Sarbanes-Oxley Act of 2002, the RCN Board of Directors has implemented policies to continue to adhere to the highest standards of corporate governance. The RCN Board of Directors and management continue to work in this area and have taken the necessary steps to implement policies and procedures that meet or exceed the requirements of the Sarbanes-Oxley Act of 2002 and other applicable rules and have incorporated corporate governance principles from stock exchange listing requirements, suggestions from various shareholder advocacy groups and best practices and procedures from other major public corporations. For example, as reported recently in RCN's quarterly report on Form 10-Q for the three months ending March 31, 2004, RCN identified and communicated to the audit committee of RCN's Board of Directors (the "Audit Committee") certain deficiencies in internal controls in the areas of non-customer payment processing, technical capital labor and customer adjustments. RCN has enhanced policies and procedures surrounding technical capital labor and non-customer payment processing, and is in the process of putting in place enhanced policies and procedures to address customer adjustments. Additionally, as reported in RCN's quarterly report on Form 10-Q/A Amendment No. 1 for the three months ending March 31, 2004, employees of the RCN Companies identified material weaknesses in internal controls surrounding oversight controls over non-routine transactions and the training of existing personnel who took on additional responsibilities with respect to the use of accounting software. The RCN Companies plan to remediate these weaknesses through improvements to training and enhanced oversight over non-routine transactions.

     Organization of the Board Committees

     RCN has the following committee structure to help facilitate proper corporate governance and efficiency. The Executive Committee exercises, to the extent permitted by law and delegated by the Board of Directors, all powers of the Board of Directors between board meetings, except those functions assigned to specific committees. The nominating committee (the "Nominating Committee") reviews the qualifications of directors and potential new directors and makes recommendations to the Board of Directors. The Nominating Committee evaluates for the Board of Directors the committee structure and effectiveness and frequency and productiveness of Board of Directors' and committee meetings. The Nominating Committee also evaluates and makes recommendations to the Board of Directors regarding the adequacy of corporate governance policies. The Compensation Committee, pursuant to the Compensation Committee charter, discharges the Board of Directors' responsibilities on matters relating to Chief Executive Officer, senior executive and employee compensation, makes recommendations to the Board of Directors on matters related to employee and director compensation, approves employment contracts, and reviews plans concerning the orderly succession of senior officers and key management personnel. The principal functions of the Audit Committee are detailed in the Audit Committee charter, and include (i) making recommendations to the full Board of Directors concerning the appointment of independent accountants, (ii) serving as an independent and objective party to monitor the integrity of RCN's financial reporting process and internal control system, (iii) reviewing the audit scope and performance of the independent accountants and internal auditors, (iv) reviewing significant accounting principles, policies and reporting practices with the independent accountants, internal auditors and management and (v) reviewing the results of, and monitoring audits conducted by, the internal and external auditors. In April 2003, the Board of Directors informally approved formation of an operating committee (the "Operating Committee") to provide oversight and direction to key operational decisions and strategies. In December 2003, the Board of Directors formally approved formation of the Operating Committee and determined that it should be merged with the Executive Committee. Those members of the Operating Committee who were not already members of the Executive Committee were added to the Executive Committee as a result of that merger. In addition, on June 30, 2004 the Board of Directors appointed Director Alfred Fasola as lead director with significant responsibility to oversee the management of the restructuring process and ensure the appropriate flow of information between the Board, management and all parties in the restructuring process.

     Code of Business Conduct and Ethics

     On February 27, 2004, RCN adopted a Code of Business Conduct, which applies to all directors, officers and employees, including the principal executive officers. The Code of Business Conduct has been posted on RCN's web site. The web site address is http://www.rcn.com/investor/financialinfo.php.

C.   MANAGEMENT INCENTIVE OPTIONS

     Subsequent to the Effective Date, Reorganized RCN will adopt a Management Incentive Plan that is intended to provide incentives to senior management to continue their efforts to foster and promote the long term growth and performance of Reorganized RCN and to increase the market price for the New Common Stock. Reorganized RCN will reserve common stock of Reorganized RCN in an amount equal to 7.5% to 10% of the New Common Stock, on a fully diluted basis, for the award of Management Incentive Options to the Management Incentive Plan Participants, the terms and conditions of which will be determined by the Board of Directors of Reorganized RCN.

                 V. REASONS FOR THE SOLICITATION; RECOMMENDATION

     Chapter 11 of the Bankruptcy Code provides that, in order for the Bankruptcy Court to confirm the Plan as a consensual plan, the holders of Impaired Claims against, and Impaired Interests in, the Debtors must accept the Plan.

     An Impaired Class of Claims will have accepted the Plan if (i) the holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept the Plan and (ii) the holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept the Plan, not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code or any insider.

     A Class of Interests will have accepted the Plan if the holders of at least two-thirds in amount of the Allowed Interests actually voting in the Class have voted to accept the Plan, not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code or any insider.

     In light of the significant benefits to be attained by the holders of Impaired Claims and Impaired Interests entitled to vote on the Plan pursuant to consummation of the transactions contemplated by the Plan, RCN's Board of Directors and the Creditors' Committee recommend that such holders of Impaired Claims and Impaired Interests vote to accept the Plan. RCN's Board of Directors and the Creditors' Committee have reached this decision after considering the alternatives to the Plan that are available to the Debtors and their likely effect on the Debtors' business operations, creditors and shareholders. These alternatives include liquidation of the Debtors under Chapter 7 of the Bankruptcy Code. The Board of Directors of RCN and the Creditors' Committee determined, after consulting with financial and legal advisors, that the Plan would result in a larger distribution to creditors than would any other realistic Chapter 11 reorganization or a liquidation under Chapter 7. For a comparison of estimated distributions under Chapter 7 of the Bankruptcy Code and under the Plan, see Section XIII.B -- "Alternatives to Confirmation and Consummation of the Plan - Liquidation Under Chapter 7 and Chapter 11." For all of these reasons, the Board of Directors of RCN and the Creditors' Committee support the Plan and urge all holders of Impaired Claims and Impaired Interests to accept and support the Plan.

                        VI. SUMMARY OF VOTING PROCEDURES

     The Disclosure Statement, including all Exhibits hereto, together with the related materials included herewith, are being furnished to (i) holders of Evergreen Claims, (ii) holders of RCN General Unsecured Claims and (iii) holders of Preferred Interests. With respect to holders of RCN General Unsecured Claims arising from ownership of Senior Notes, the Disclosure Statement and the related materials will be furnished to holders of Senior Notes whose names (or the names of whose nominees) appear as of the Voting Record Date (as defined in the following paragraph) on the security holder lists maintained by the Indenture Trustee pursuant to the respective indentures governing the Senior Notes or, if applicable, who are listed as participants in a clearing agency's security position listing. IF SUCH ENTITIES DO NOT HOLD FOR THEIR OWN ACCOUNT, THEY SHOULD PROVIDE COPIES OF THE DISCLOSURE STATEMENT, THE PLAN AND, IF APPLICABLE, APPROPRIATE BALLOTS, TO THE BENEFICIAL OWNERS.

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

     All votes to accept or reject the Plan must be cast by using the ballot enclosed with the Disclosure Statement (the "Ballot") or, in the case of a bank, brokerage firm or other nominee holding Senior Notes in its own name on behalf of a beneficial owner, or any agent thereof (each, a "Nominee"), the master ballot provided to such Nominee (the "Master Ballot") under separate cover (or manually executed facsimiles thereof). No other votes will be counted. Consistent with the provisions of Fed. R. Bankr. P. 3018, RCN has fixed October 7, 2004 (the "Voting Record Date") as the date for the determination of holders of record of Impaired Claims and Impaired Interests entitled to receive a copy of the Disclosure Statement and the related materials and to vote to accept or reject the Plan. Ballots and Master Ballots must be RECEIVED by the Voting Agent no later than 5:00 p.m., prevailing Eastern Time on November 30, 2004, unless the Debtors, in their sole discretion, and from time to time, extend, by oral or written notice to the Voting Agent, the Voting Deadline. Except to the extent requested by the Debtors or as permitted by the Bankruptcy Court pursuant to Fed. R. Bankr. P. 3018, Ballots and Master Ballots received after the Voting Deadline will not be counted or otherwise used in connection with the Debtors' request for confirmation of the Plan (or any permitted modification thereof). All votes to accept the Plan will be deemed to constitute consents to the matters identified in Section VIII.N.8 of the Disclosure Statement. In addition, the Debtors reserve the right to use acceptances of the Plan received in this Solicitation to seek confirmation of the Plan under any other circumstances, including, without limitation, the filing of an involuntary bankruptcy petition against the Debtors.

     The Debtors reserve the absolute right to amend the Plan. Amendments to the Plan that do not materially and adversely affect the treatment of Claims and Interests may be approved by the Bankruptcy Court at the Confirmation Hearing without the necessity of resoliciting votes. In the event resolicitation is required, the Debtors will furnish new Ballots and/or Master Ballots to be used to vote to accept or reject the Plan, as amended.

     The Debtors expressly reserve the right to extend, by oral or written notice to the Voting Agent, the Voting Deadline for any reason, including to ensure that the Requisite Acceptances have been received. The Debtors may extend the Voting Deadline for one or more creditors or Classes of creditors. For a complete description of solicitation and voting procedures, see Article XIV of the Disclosure Statement.

                    VII. EVENTS DURING THE CHAPTER 11 CASES

     From and after their respective Petition Dates, the Debtors continue to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

     The Debtors do not expect the Chapter 11 Cases to be protracted. Upon the commencement of the Chapter 11 Cases and subsequent thereto, the Debtors requested from the Bankruptcy Court, among other things, the relief described below. The Debtors believe that such relief will expedite their emergence from Chapter 11 and facilitate the administration of the Chapter 11 Cases. Bankruptcy courts customarily provide various forms of administrative and other relief in the early stages of Chapter 11 Cases. The Debtors intend to seek all necessary and appropriate relief from the Bankruptcy Court in order to facilitate their reorganization goals. For purposes of Sections VII and XV only, "Initial Debtors" will refer to, collectively, RCN, Hot Spots Productions, Inc., RLH Property Corporation, RCN Finance, LLC and TEC Air, Inc., and "Additional Debtors" will refer to, collectively, 21st Century Telecom Services, Inc., RCN Telecom Services of Virginia, Inc., RCN Entertainment, Inc. and ON TV, Inc.

     1.   Joint Administration

     Pursuant to an order dated June 2, 2004, the Bankruptcy Court granted the Initial Debtors' request to consolidate all of the filings in the Initial Debtors' Chapter 11 Cases under a single case name, in a single docket, for administrative purposes only.

     Pursuant to an order dated August 6, 2004, the Bankruptcy Court granted RCN-Chicago's request to consolidate all of the filings in its Chapter 11 Case and the Initial Debtors' Chapter 11 Cases under a single case name, in a single docket, for administrative purposes only. Pursuant to an order dated August 26, 2004, the Bankruptcy Court granted the Additional Debtors' request to consolidate all of the filings in their Chapter 11 Cases and the Initial Debtors' and RCN-Chicago's Chapter 11 Cases under a single case name, in a single docket, for administrative purposes only. Pursuant to such orders, all pleadings in each of the Debtors' Chapter 11 Cases are to be filed under the case name "RCN Corporation, et al.," and case number "04-13638 (RDD)."

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

     2.   Case Management

          Pursuant to an order dated June 2, 2004 (the "Case Management Order"), the Bankruptcy Court granted the Initial Debtors' request to establish certain notice, case management, and administrative proceedings, including (i) limiting certain notice procedures in these Chapter 11 Cases, (ii) designating the parties upon whom certain notices must be served and (iii) directing that all matters be heard at omnibus hearings to be scheduled in advance by the Bankruptcy Court.

     3.   Bank Accounts and Cash Management System

          Pursuant to an order dated June 3, 2004 (the "Cash Management Order"), the Bankruptcy Court granted the Initial Debtors' request to authorize (i) the Initial Debtors' continued use of their sole existing bank account, (ii) the Initial Debtors' continued use of the cash management system maintained by the Initial Debtors and their non-Debtor affiliates, as needed to fund the Initial Debtors' limited operations and the Chapter 11 Cases and (iii) the intercompany transfers of funds by the non-Debtor affiliates to the Initial Debtors, to pay the Initial Debtors' expenses. Pursuant to such order the Initial Debtors are required to imprint "Debtor-in-Possession" on all checks drawn on their existing bank account.

          Pursuant to an order dated August 6, 2004, the Bankruptcy Court granted the Initial Debtors' and RCN-Chicago's request to amend the Cash Management Order to extend the authorization to RCN-Chicago, as if it were among the Initial Debtors with respect to whom relief was granted under the Cash Management Order. Pursuant to an order dated August 26, 2004, the Bankruptcy Court granted the Debtors' request to amend the Cash Management Order to extend the authorization to the Additional Debtors, as if they were among the Initial Debtors with respect to whom relief was granted under the Cash Management Order.

     4.   Cash Collateral

          Pursuant to an order dated June 22, 2004 (the "Cash Collateral Order"), the Bankruptcy Court granted the Initial Debtors' request to authorize
(i) the Initial Debtors' consensual use of the Senior Secured Lenders' cash collateral through October 31, 2004 or such later date as to which the Administrative Agent consents and (ii) the Initial Debtors' providing, as necessary to obtain the Senior Secured Lenders' consent to such use, "adequate protection" against diminution in value of the Senior Secured Lenders' interest in their cash collateral.

          Pursuant to an order dated September 29, 2004, the Bankruptcy Court granted the Debtors' request that the Cash Collateral Order be amended to authorize RCN-Chicago's and the Additional Debtors' use of the Senior Secured Lenders' cash collateral as if they were among the Initial Debtors with respect to whom relief was granted in accordance with the Cash Collateral Order.

     5.   Equity Trading Procedures

          Pursuant to an order dated July 30, 2004, the Bankruptcy Court granted the Initial Debtors' request to require that certain procedures be followed by substantial holders of RCN Common Stock and RCN Preferred Stock to reduce the risk of an "ownership change" under section 382 of the Internal Revenue Code, which would jeopardize the Debtors' ability to utilize their existing net operating loss carryforwards. Pursuant to such order (i) any person who is, or prior to the completion of the Chapter 11 Cases becomes, a holder of at least five million shares of Common Stock, more than 15,900 shares of the Series A Preferred Stock of RCN or 66,300 shares of the Series B Preferred Stock of RCN, must file with the Bankruptcy Court a notice of such status and (ii) prior to any proposed transfer of Common Stock or Preferred Stock any such holder, or anyone who by virtue of such transfer would become or cease to become such a holder, must file with the Bankruptcy Court a notice of proposed transfer, after which the Debtors have 15 days to object to such transfer and request a hearing with the Bankruptcy Court.

     6.   Retention of Professionals

          As discussed below, the Debtors, RCN-Chicago and the Additional Debtors have requested, and obtained, Bankruptcy Court authorization to retain certain professionals to represent them and assist them in connection with the Chapter 11 Cases. Some of these professionals have been intimately involved with the negotiation and development of the Plan. These professionals may seek monthly compensation and expense reimbursement from the Debtors, pursuant to the "Interim Compensation" order described below.

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

          a. Pursuant to orders dated June 2, 2004, the Bankruptcy Court granted the Initial Debtors' request to retain (i) Bankruptcy Services LLC ("Bankruptcy Services"), as claims and noticing agent to the Initial Debtors and
(ii) Innisfree M&A Incorporated, as noticing, voting and information agent to the Initial Debtors ("Innisfree"). As described below, by an order of the Bankruptcy Court dated August 26, 2004, Financial Balloting Group LLC took over Innisfree's duties as noticing, voting and information agent. See Section XV - "Other Professionals - Innisfree/Financial Balloting Group."

          b. Pursuant to orders dated June 22, 2004, the Bankruptcy Court granted the Initial Debtors' request to retain (i) Skadden, Arps, Slate, Meagher & Flom LLP and its affiliated law practice entities (collectively, "Skadden, Arps"), as counsel for the Initial Debtors, (ii) Swidler Berlin Shereff Friedman, LLP ("Swidler"), as regulatory counsel for the Initial Debtors and
(iii) PricewaterhouseCoopers LLP ("PwC"), as auditors to the Initial Debtors.

          c. Pursuant to orders dated July 26, 2004, the Bankruptcy Court granted the Creditors' Committee's request to retain Milbank, Tweed, Hadley & McCloy LLP, as counsel to the Creditors' Committee, and Capital & Technology Advisors LLC, as industry and technology advisors to the Creditors' Committee.

          d. Pursuant to an order dated July 28, 2004, the Bankruptcy Court granted the Creditors' Committee's request to retain Chanin Capital Partners, as financial advisor to the Creditors' Committee.

          e. Pursuant to orders dated July 30, 2004, the Bankruptcy Court granted the Initial Debtors' request to retain AP Services, LLC ("AP Services"), as crisis managers to the Initial Debtors, on a final basis, and Winston & Strawn LLP ("Winston & Strawn") as special counsel to RCN's Board of Directors.

          f. Pursuant to an order dated August 3, 2004, the Bankruptcy Court granted the Initial Debtors' request to retain the Blackstone Group L.P. ("Blackstone"), as financial advisor to the Initial Debtors, on a final basis.

          g. Pursuant to an order dated September 8, 2004, the Bankruptcy Court granted the Initial Debtors and RCN-Chicago's request to retain Spencer Stuart as executive search consultants to assist RCN in its search for a Chief Executive Officer to succeed RCN's current Chief Executive Officer, David C. McCourt.

          h. Pursuant to an order dated September 8, 2004, the Bankruptcy Court granted RCN's request to retain PDA Group, LLC ("PDA") to perform consulting services relating to RCN's market operations and the execution of sales and marketing strategies, to be performed by its principal, Peter Aquino, for RCN. Mr. Aquino has over 20 years of industry experience, including running an overbuilder in Latin America and serving in senior management positions at Bell Atlantic. Mr. Aquino is also very familiar with RCN's operations as a result of the services he provided in the Debtors' Chapter 11 Cases on behalf of Capital and Technology Advisors, LLC ("CTA"), the operations advisor to the Creditors' Committee. Mr. Aquino has resigned from CTA and therefore no longer serves as an advisor to the Creditors' Committee.

          i. On September 22, 2004, the Debtors filed an application to retain Kasowitz, Benson, Torres & Friedman LLP ("Kasowitz") as special conflicts counsel, to represent the Debtors on matters with respect to which Skadden, Arps cannot provide representation because of a conflict, adverse interest, or other connection between Skadden, Arps and such matters.

          j. On September 23, 2004, the Debtors filed an application to retain Dechert LLP ("Dechert") as special conflicts counsel, to represent the Debtors on matters with respect to which Skadden, Arps cannot provide representation because of a conflict, adverse interest, or other connection between Skadden, Arps and such matters.

     7.   Interim Compensation

          Pursuant to an order dated June 22, 2004, the Bankruptcy Court granted the Initial Debtors' request to establish procedures pursuant to which court-approved professionals retained by the Initial Debtors may be compensated, and their expenses reimbursed, on a monthly basis. Pursuant to such order, each court-approved professional may deliver to the Initial Debtors and certain parties in interest a monthly statement of fees and expenses incurred for the prior month, and after a 15 day objection period the Initial Debtors may pay 80% of the fees and 100% of the expenses set forth in such statement. Each court-approved professional must also file an interim fee application with the Bankruptcy Court approximately every 120 days, but no less frequently than every 150 days.

     8.   Exit Financing

          Pursuant to an order dated June 22, 2004 (the "Commitment Order"), the Bankruptcy Court granted the Initial Debtors' request to authorize, ratify and approve the Initial Debtors' execution of a commitment letter and related documents relating to the Exit Facility that would enable the Initial Debtors to, among other things, refinance their obligations under the Bank Credit Agreement. On July 1, 2004, Wells Fargo & Company and Vulcan Ventures Inc. filed a notice of appeal of the Commitment Order, which appeal remains pending before the United States District Court for the Southern District of New York.

     9.   Bar Date

          Pursuant to an order dated June 22, 2004, the Bankruptcy Court granted the Initial Debtors' request to establish August 11, 2004 as the deadline for any person or entity to file a proof of claim against the Initial Debtors, and to establish the procedures for filing such proofs of claim with the Bankruptcy Court. Pursuant to an order dated August 26, 2004, the Bankruptcy Court granted the Debtors' request to establish October 1, 2004 as the deadline for any person or entity to file a proof of claim against RCN-Chicago or the Additional Debtors, and to establish the procedures for filing such proofs of claim with the Bankruptcy Court.

     10.  Employee Retention Plan

          Pursuant to an order dated July 2, 2004, the Bankruptcy Court granted the Initial Debtors' request to authorize the continuation of the existing employee retention and severance plan pursuant to which certain key management employees of the Initial Debtors and their non-Debtor affiliates might become eligible to receive retention bonuses and severance benefits.

     11.  Extension of Relief to the Additional Debtors and RCN-Chicago

          On August 23, 2004, the Debtors filed a motion requesting an order whereby certain orders granted in the Initial Debtors' Chapter 11 Cases would be deemed applicable to the Additional Debtors and RCN-Chicago, as if they were among the Initial Debtors with respect to whom such relief was granted. The orders from the Initial Debtors' cases to which this order would apply are the Case Management Order, the Interim Compensation Order and the aforementioned orders approving the retention of each of Bankruptcy Services, PwC, Swidler, Skadden, Arps, AP Services, and Blackstone.

          On August 26, 2004, the Bankruptcy Court entered an order granting the relief requested on an interim basis and scheduling hearings to determine whether to grant such relief on a final basis. The hearing with respect to the retention of AP Services and Blackstone is scheduled for October 27, 2004. Pursuant to an order dated September 29, 2004, the Bankruptcy Court entered an order granting the relief requested with respect to all other matters.

     12.  Solicitation Procedures and Scheduling of Confirmation Hearing

          To facilitate the prompt confirmation and consummation of the Plan, on September 2, 2004, the Debtors filed a motion requesting an order (the "Solicitation Procedures Order") scheduling hearings to (i) approve the solicitation procedures, including the adequacy of the Disclosure Statement, among other things and (ii) confirm the Plan. The hearing with respect to these matters is scheduled for October 15, 2004.

     13. Extension of Time to Assume or Reject Unexpired Leases of Nonresidential Real Property

          Pursuant to an order dated September 29, 2004, the Bankruptcy Court granted the Debtors' request to extend the time for RCN-Chicago and the Additional Debtors to assume or reject unexpired leases of nonresidential real property to January 17, 2005.

     14.  Extension of Exclusivity

          On September 15, 2004, the Initial Debtors filed a motion requesting an order (i) extending, through December 31, 2004, the period within which the Initial Debtors have the exclusive right to propose a reorganization plan, and
(ii) extending, through February 28, 2005, the period within which the Initial Debtors have the exclusive right to solicit acceptances of a reorganization plan. On September 29, 2004, the Bankruptcy Court entered a bridge order extending the exclusive period for the Debtors to propose a plan to October 5, 2004. On October 5, 2004, the

Bankruptcy Court entered a bridge order extending the exclusive period for the Debtors to propose a plan to October 12, 2004. The hearing with respect to this motion is scheduled for October 12, 2004.

     15.  Extension of Time to File Notices of Removal

          Pursuant to an order dated September 29, 2004, the Bankruptcy Court approved the Debtors' request to extend the period set forth in Bankruptcy Rule 9027(a) within which the Debtors can file notices of removal of pending actions to January 17, 2005.

                            VIII. SUMMARY OF THE PLAN

A.   INTRODUCTION

     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and shareholders. In addition to permitting rehabilitation of the debtor, Chapter 11 promotes equality of treatment of creditors and equity security holders who hold substantially similar claims against or interests in the debtor and its assets. In furtherance of these two goals, upon the filing of a petition for relief under Chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 Case.

     The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

     THE REMAINDER OF THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN, AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN (AS WELL AS THE EXHIBITS THERETO AND DEFINITIONS THEREIN), WHICH IS ANNEXED TO THE DISCLOSURE STATEMENT AS EXHIBIT A.

     THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

     THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS UNDER THE PLAN AND WILL, UPON OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, THEIR ESTATES, THE REORGANIZED COMPANIES, ALL PARTIES RECEIVING PROPERTY UNDER THE PLAN, AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THE DISCLOSURE STATEMENT, ON THE ONE HAND, AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, ON THE OTHER HAND, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

B.   TREATMENT OF UNCLASSIFIED CLAIMS

     In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and are not entitled to vote on the Plan.

     1.   Administrative Claims

          Each holder of an Allowed Administrative Claim will receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Administrative Claim, on or as soon as reasonably practicable after the later of (i) the Distribution Date, (ii) the date on which its Administrative Claim becomes an Allowed Administrative Claim or (iii) the date on which its Allowed Administrative Claim becomes payable under any agreement relating thereto, Cash equal to the unpaid portion of its Allowed Administrative Claim. Notwithstanding the foregoing, (a) any Allowed Administrative Claim based on a liability incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases may be paid in the ordinary course of business in accordance with the terms and conditions of any agreement relating thereto and
(b) any Allowed Administrative Claim may be paid on such other terms as may be agreed on between the holder of such Claim and the Debtors, with the consent of the Creditors' Committee, or by the Reorganized Debtors.

     2.   Priority Tax Claims

          Each holder of an Allowed Priority Tax Claim will receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Priority Tax Claim, on or as soon as reasonably practicable after the later of (i) the Distribution Date or (ii) the date on which its Priority Tax Claim becomes an Allowed Priority Tax Claim, in the sole discretion of the Debtors, (a) Cash equal to the unpaid portion of its Allowed Priority Tax Claim,
(b) treatment in any other manner such that its Allowed Priority Tax Claims will not be impaired pursuant to section 1124 of the Bankruptcy Code, including payment in accordance with the provisions of section 1129(a)(9)(C) of the Bankruptcy Code over a period of not more than six years from the date of assessment of any such Allowed Priority Tax Claim or (c) such other treatment as to which the Debtors, the Creditors' Committee and such holder will have agreed upon in writing; provided, however, that the Debtors reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty; and provided, further, that no holder of an Allowed Priority Tax Claim will be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim.

C.   CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

     1.   Class 1 - Other Priority Claims

          a. Claims in Class: Class 1 consists of separate sub-Classes for all Other Priority Claims against each of the Debtors. Each such sub-Class is deemed to be a separate Class for all purposes under the Bankruptcy Code. A list of the sub-Classes is attached as Exhibit C to the Plan.

          b. Treatment: Each holder of an Allowed Class 1 Other Priority Claim will receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Other Priority Claim, Cash equal to the unpaid portion of such Allowed Other Priority Claim on the later of (i) the Distribution Date, (ii) the date such Other Priority Claim becomes an Allowed Other Priority Claim or (iii) the date such Other Priority Claim becomes payable pursuant to any agreement between the applicable Debtor and the holder of such Other Priority Claim.

     2.   Class 2 - Bank Claims

          a. Claims in Class: Class 2 consists of separate sub-Classes for all Bank Claims against certain of the Debtors. Each such sub-Class is deemed to be a separate Class for all purposes under the Bankruptcy Code. A list of the sub-Classes is attached as Exhibit C to the Plan.

          b. Treatment: Each holder of an Allowed Class 2 Bank Claim will receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Bank Claim, on the Effective Date, Cash equal to the amount of such holder's Allowed Bank Claim. In respect of any letters of credit issued and undrawn under the Bank Credit Agreement, the Debtors will, at the option of the applicable Debtor, (i) cash collateralize such letters of credit in an amount equal to 105% of the undrawn amount of any such letters of credit, (ii) return any such letters of credit to the applicable fronting bank undrawn and marked "cancelled" or (iii) provide a "back-to-back" letter of credit to the issuing bank in a form and issued by an institution reasonably satisfactory to such issuing bank, in an amount equal to 105% of the then undrawn amount of such letters of credit. The Bank Claims will be deemed Allowed in the aggregate principal amount of $432,453,582 (plus interest at the non-default rate and fees and expenses provided for in the Bank Credit Agreement or orders of the Bankruptcy Court, to the extent not paid prior to the Effective Date), less any principal payments under the Cash Collateral Order.

     3.   Class 3 - Evergreen Claims

          a. Claims in Class: Class 3 consists of all Evergreen Claims against RCN.

          b. Treatment: Each holder of an Allowed Class 3 Evergreen Claim, unless such holder, the Creditors' Committee and the Debtors otherwise agree, will have its Evergreen Claim reinstated, subject to modifications set forth in the New Evergreen Credit Agreement, which modifications will supersede any contrary provisions in the Evergreen Credit Agreement, and will include the following, (i) maturity will be 7 3/4 years from the Effective Date, (ii) from
(Y) the Effective Date through and including March 31, 2006, interest will be 12.5%, payable quarterly in-kind, and (Z) April 1, 2006 through and including the maturity date, interest will be 6.25%, payable quarterly in cash, and 6.95%, payable quarterly in-kind, provided, however, that in any quarter, the Debtors may elect, with Deutsche Bank's consent, to pay the full amount of interest for that quarter in cash at a rate of 12.5%, (iii) mandatory prepayment provisions will be modified to the extent necessary so that they are no more favorable to Evergreen than similar provisions in the Exit Facility, (iv) obligations and liens will be subordinated to the Exit Facility obligations and liens on terms substantially similar to those currently set forth in the Evergreen Credit Agreement, (v) representations, warranties, covenants and events of default will be modified as necessary so that the terms of the New Evergreen Credit Agreement are no more restrictive to the Debtors and their subsidiaries than the terms of the Exit Facility and (vi) covenants will be additionally modified to permit the incurrence of the obligations in respect of the Exit Facility.

     4.   Class 4 - Other Secured Claims

          a. Claims in Class: Class 4 consists of separate sub-Classes for all Other Secured Claims against each of the Debtors. Each such sub-Class is deemed to be a separate Class for all purposes under the Bankruptcy Code. A list of the sub-Classes is attached as Exhibit C to the Plan.

          b. Treatment: Each holder of an Allowed Class 4 Other Secured Claim will, at the option of the applicable Debtor, be entitled to the treatment set forth below in option A, B, C or D:

               Option A: Allowed Other Secured Claims with respect to which the applicable Debtor elects Option A will, on, or as soon as reasonably practicable after, the later of (i) the Distribution Date or (ii) the date such Other Secured Claim becomes an Allowed Other Secured Claim, be paid in Cash, in full.

               Option B: Allowed Other Secured Claims with respect to which the applicable Debtor elects Option B will be reinstated. The Debtors' failure to object to any Other Secured Claim that is reinstated in the Chapter 11 Cases will be without prejudice to the Reorganized Debtors' right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced.

               Option C: Allowed Other Secured Claims with respect to which the applicable Debtor elects Option C will be satisfied by the surrender to the holder of the Claim of the collateral securing the applicable Other Secured Claim.

               Option D: Allowed Other Secured Claims with respect to which the applicable Debtor elects Option D will be satisfied in accordance with such other terms and conditions as may be agreed upon by the applicable Debtor or Reorganized Debtor and the holder of such Allowed Other Secured Claim.

     The applicable Debtor will be deemed to have elected Option B with respect to all Allowed Other Secured Claims except those with respect to which the applicable Debtor elects another option in writing prior to the Confirmation Hearing.

     In respect of any issued and undrawn Bilateral LCs, on the Effective Date, the Debtors will, at the option of the applicable Debtor, (i) cash collateralize such Bilateral LCs in an amount equal to 105% of the undrawn amount of any such Bilateral LCs, (ii) return any such Bilateral LCs to JPMorgan Chase Bank undrawn and marked "cancelled" or (iii) provide a "back-to-back" letter of credit to JPMorgan Chase Bank in a form and issued by an institution reasonably satisfactory to JPMorgan Chase Bank, in an amount equal to 105% of the then undrawn amount of such Bilateral LCs, and except as otherwise provided in this section, JPMorgan Chase Bank's rights in respect of the Bilateral LCs will continue in full force and effect. The aggregate principal amount of Bilateral LCs issued and outstanding is $16,124,647.

     5.   Class 5 - RCN General Unsecured Claims

          a. Claims in Class: Class 5 consists of all General Unsecured Claims against RCN.

          b. Treatment: Each holder of an Allowed Class 5 RCN General Unsecured Claim will receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed General Unsecured Claim, on or as soon as practicable after the Effective Date, (i) its Pro Rata share of 100% of the shares of New Common Stock, subject to dilution by (A) exercise of the Management Incentive Options and New Warrants and (B) conversion of any Convertible Second-Lien Notes, or (ii) at the election of a holder of an Allowed Class 5 RCN General Unsecured Claim (the Cash Electing Holder), such Cash Electing Holder will receive instead, Cash equal to 25% of the amount of such Allowed Class 5 RCN General Unsecured Claim (the Cash Component); provided, however, that if the aggregate amount of Cash to be distributed to all Cash Electing Holders exceeds $12,500,000 (the Cash Component Cap), then each Cash Electing Holder will receive (y) its Pro Rata share, based on the Face Amount of the Allowed Class 5 RCN General Unsecured Claims of all Cash Electing Holders, of the Cash Component Cap (the Capped Distribution Component) and (z) a Pro Rata share of the New Common Stock as set forth in (i) above calculated by multiplying the Face Amount of the Cash Electing Holder's Allowed Class 5 RCN General Unsecured Claim by the percentage by which the Capped Distribution Component is less than what the Cash Component would have been.

          If Class 5 RCN General Unsecured Claims has voted to accept the Plan, the holders of Class 5 General Unsecured Claims will be deemed to have agreed to a distribution of New Warrants to the holders of Class 7 Preferred Interests and Class 8 Equity Interests which, if exercised, will be dilutive of their distribution under the Plan. For income tax purposes, all New Common Stock and any Cash Component or Capped Distribution Component received by holders of Allowed Senior Notes Claims will, to the extent permitted, be allocated first in full satisfaction of the outstanding principal amount of such Senior Notes and second in satisfaction of any accrued and unpaid interest thereon. The Senior Note Claims are Allowed under the Plan in the aggregate amount of $1,188,511,078.61, as set forth on Exhibit F to the Plan.

     6.   Class 6 - Subsidiary General Unsecured Claims

          a. Claims in Class: Class 6 consists of separate sub-Classes for all General Unsecured Claims against each of the Subsidiary Debtors. Each sub-Class is deemed to be a separate Class for all purposes under the Bankruptcy Code. A list of the sub-Classes is attached as Exhibit C to the Plan.

          b. Treatment: Each holder of an Allowed Class 6 Subsidiary General Unsecured Claim, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Class 6 Subsidiary General Unsecured Claim, will, in the sole discretion of the Debtors, (i) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash on the later of the Distribution Date and the date such Claim becomes an Allowed Claim, or will otherwise be paid in accordance with the terms of any agreement between the respective Debtor and such holder, (ii) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash when and as such Claim becomes due and owing in the ordinary course of business or (iii) receive treatment that leaves unaltered the legal, equitable, and contractual rights to which such Allowed Class 6 Subsidiary General Unsecured Claim entitles the holder of such Claim. In the event the Allowed Claims in all Class 6 sub-Classes aggregate in excess of $500,000 (excluding any amounts to resolve, by way of litigation or otherwise, the Claims of Chicago Access Corporation and the City of Chicago), the Subsidiary Debtors will, if requested by the Creditors' Committee, withdraw or, if acceptable to the Debtors, modify the Plan with respect to one or more of such Subsidiary Debtors and to impair the treatment of such Class 6 Claims in any modified Plan.

     7.   Class 7 - Preferred Interests

          a. Interests in Class: Class 7 consists of all Preferred Interests and any Claims directly or indirectly arising from or under, or relating in any way to, Preferred Stock, other than Class 9 Subordinated Claims.

          b. Treatment: The holders of Class 7 Preferred Interests will not be entitled to, and will not receive or retain, any property or interests on account of such Class 7 Preferred Interests. On the Effective Date, all Preferred Interests will be deemed cancelled and extinguished. If, however, Class 5 RCN General Unsecured Claims has voted to accept the Plan, and Class 7 Preferred Interests has voted to accept the Plan, the holders of Class 7 Preferred

Interests that have voted to accept the Plan will receive their Pro Rata share of New Warrants in an amount equal to 1.75% of the New Common Stock, subject to dilution by exercise of the Management Incentive Options and conversion of any Convertible Second-Lien Notes.

     8.   Class 8 - Equity Interests

          a. Interests in Class: Class 8 consists of all Equity Interests and any Claims directly or indirectly arising from or under, or relating in any way to, Common Stock, other than Class 9 Subordinated Claims.

          b. Treatment: The holders of Class 8 Equity Interests will not be entitled to, and will not receive or retain, any property or interest in property on account of such Class 8 Equity Interest. On the Effective Date, all Common Stock will be deemed cancelled and extinguished. If, however, Class 5 RCN General Unsecured Claims has voted to accept the Plan, the holders of Class 8 Equity Interests will receive their Pro Rata share of New Warrants in an amount equal to .25% of the New Common Stock, subject to dilution by exercise of the Management Incentive Options and conversion of any Convertible Second-Lien Notes.

     9.   Class 9 - Subordinated Claims

          a. Claims in Class: Class 9 consists of separate sub-Classes for all Subordinated Claims against each of the Debtors. Each such sub-Class is deemed to be a separate Class for all purposes under the Bankruptcy Code. A list of the sub-Classes is attached as Exhibit C to the Plan.

          b. Treatment: The holders of Class 9 Subordinated Claims will not be entitled to, and will not receive or retain, any property or interest in property on account of such Subordinated Claims. On the Effective Date, all Subordinated Claims will be cancelled and extinguished.

     10.  Class 10 - Warrants Interests

          a. Interests in Class: Class 10 consists of all Warrants Interests and any Claims directly or indirectly arising from or under, or relating in any way to, Warrants.

          b. Treatment: The holders of Class 10 Warrants Interests will not be entitled to, and will not receive or retain, any property or interest in property on account of such Class 10 Warrants Interests. On the Effective Date, all Warrants will be deemed cancelled and extinguished.

     11.  Allowed Claims and Interests

          Notwithstanding any provision herein to the contrary, the Debtors or Reorganized Debtors will only make distributions to holders of Allowed Claims and Allowed Interests. A holder of a Disputed Claim or Disputed Interest will only receive a distribution on account thereof when and to the extent that its Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest.

     12.  Postpetition Interest

          In accordance with section 502(b)(2) of the Bankruptcy Code, the amount of all Claims against the Debtors will be calculated as of the Petition Date. Except for the Bank Claims and Class 6 Subsidiary General Unsecured Claims, and as otherwise explicitly provided herein or in an order of the Bankruptcy Court including the Final Order (i) Authorizing the Use of Lenders' Cash Collateral and (ii) Granting Adequate Protection Pursuant to 11 U.S.C
Section 361 and 363, entered by the Bankruptcy Court on June 22, 2004, as amended, no holder of a Claim will be entitled to or receive Postpetition Interest. With respect to Class 6 Subsidiary General Unsecured Claims, holders of such Claims will be paid Postpetition Interest at either the applicable non-default contract rate, if one is provided in the applicable contract, or, if no contract rate is so provided, then 2.7%.

     13.  Intercompany Claims

          On the Effective Date, all Claims between and among the Debtors or between one or more Debtors and a non-Debtor affiliate will, at the election of the applicable Debtor-obligor, with the consent of the Creditors' Committee, be either (i) reinstated, (ii) released, waived and discharged or (iii) contributed to, or dividended to, the capital of the obligor corporation. Any such Claims to be reinstated are set forth in a schedule of Intercompany Claims contained in the Plan Supplement.

     14.  Alternative Treatment

          Notwithstanding any provision herein to the contrary, any holder of an Allowed Claim may receive, instead of the distribution or treatment to which it is entitled hereunder, any other distribution or treatment to which it and the Debtors may agree to in writing.

D.   MEANS FOR IMPLEMENTATION OF THE PLAN

     1.   New Senior Secured Facility

          a.   Exit Facility

     On or before the Effective Date, Reorganized RCN will enter into the Exit Facility in order to obtain the funds necessary to make distributions under the Plan and to conduct its post-reorganization businesses.

          b.   Convertible Second-Lien Notes

     Reorganized RCN may choose to issue Convertible Second-Lien Notes in lieu of the Second-Lien Notes contemplated by the Exit Facility. In such event, Reorganized RCN will issue Convertible Second-Lien Notes in a transaction or transactions exempt from registration under the Securities Act by reason of section 4(2) thereof. For instance, RCN may enter into an agreement with Deutsche Bank under which Deutsche Bank would agree to purchase all Convertible Second-Lien Notes that would be issued and would have the right to resell such Convertible Second-Lien Notes to one or more Accredited Investors at the same price paid by Deutsche Bank. The Debtors have requested that certain members of the Creditors' Committee commit to purchase up to $80 million aggregate principal amount of Convertible Second-Lien Notes (assuming a total issuance of $150 million of Convertible Second Lien Notes) from Deutsche Bank.

     2.   Corporate Action

          a.   Continued Corporate Existence

          Except as otherwise provided herein, Reorganized RCN and each of the Reorganized Debtors will continue to exist after the Effective Date as separate corporate entities in accordance with the applicable laws in the applicable jurisdictions in which they are incorporated, under their respective certificates of incorporation and by-laws in effect before the Effective Date, except as their certificates of incorporation and by-laws are amended by the Plan. On the Effective Date, the certificate of incorporation and by-laws of each Reorganized Debtor will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and will include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities. In addition, the Reorganized RCN Certificate of Incorporation and By-laws will include a provision authorizing the issuance of the New Common Stock.

          b.   Corporate Transactions

          On or after the Effective Date, the applicable Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to simplify otherwise the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Debtors under the laws of jurisdictions other than the laws of which the applicable Debtors are presently incorporated. Such restructuring may include one or more mergers, consolidations, restructurings, dispositions, liquidations, or dissolutions, as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate. The actions to effectuate these transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable state law; and

(iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. Such transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting or acquiring corporations.

     3.   Cancellation of Existing Securities and Agreements

          As of the Effective Date, the certificates constituting the Existing Securities will evidence solely the right to receive the distribution of the consideration, if any, set forth under the Plan. On the Effective Date, except as otherwise provided for in the Plan, (i) the Existing Securities, to the extent not already cancelled, will be deemed automatically cancelled and of no further force or effect without any further action on the part of the Bankruptcy Court or any Person and (ii) the obligations of RCN under the Existing Securities and under RCN's certificate of incorporation, any agreements, Indentures, or certificates of designations governing the Existing Securities will be discharged; provided, however, that each Indenture or other agreement that governs the rights of the holder of a Claim or Interest based on the Existing Securities and that is administered by an Indenture Trustee, agent, or servicer will continue in effect solely for the purposes of (a) allowing such Indenture Trustee, agent or servicer to make the distributions to be made on account of such Claim or Interest under the Plan and (b) permitting such Indenture Trustee, agent, or servicer to maintain any rights it may have for the Indenture Trustee Fees. Additionally, as of the Effective Date, all Interests other than Subsidiary Common Stock Interests, to the extent not already cancelled, will be cancelled.

          Notwithstanding any provision contained in the Plan to the contrary, the distribution provisions contained in each of the Indentures will continue in effect to the extent necessary to authorize the Indenture Trustee to receive and distribute to the holders of Allowed Senior Note Claims distributions pursuant to the Plan on account of Allowed Senior Note Claims and will terminate upon completion of all such distributions.

     4.   Restructuring Transactions

          a.   New Common Stock

          As of the Effective Date, the issuance by Reorganized RCN of (i) the New Common Stock, (ii) the New Warrants and common stock of Reorganized RCN to be issued pursuant to the New Warrants, and (iii) the Second-Lien Notes (or, alternatively, the Convertible Second-Lien Notes, if any, and the common stock of Reorganized RCN to be issued upon conversion of the Convertible Second-Lien Notes) will be authorized without the requirement of further act or action under applicable non-bankruptcy law, regulation, order or rule.

          b.   New Common Stock Registration Rights

          Reorganized RCN and holders of shares of 5% or more of the New Common Stock will enter into the New Common Stock Registration Rights Agreement on or immediately after the Effective Date. Pursuant to the New Common Stock Registration Rights Agreement, Reorganized RCN will among other things (i) prepare and, not later than the 60th day following the later of (A) the date Reorganized RCN files with the SEC its Annual Report on Form 10-K for the year ended December 31, 2004, or (B) the Effective Date of the Plan, file with the SEC a registration statement or registration statements under the Securities Act for the offering on a continuous basis pursuant to Rule 415 of the Securities Act, the Registerable Securities held by such 5% holders (the "Shelf Registration"), (ii) use its commercially reasonable efforts to cause the Shelf Registration to be declared effective by the SEC not later than the 90th day after the date of its initial filing, (iii) keep the Shelf Registration effective for a period ending on the earlier of (a) the date on which all covered securities have been sold pursuant to the Shelf Registration or otherwise, (b) the date on which all covered securities are eligible to be sold without volume or manner of sale restrictions under Rule 144 under the Securities Act except as otherwise provided in the New Common Stock Registration Rights Agreement, (c) the date that is the three-year anniversary of the date upon which the Shelf Registration statement is declared effective by the SEC, and (d) the date when there are no remaining Registerable Securities outstanding and (iv) use its commercially reasonable efforts to cause the New Common Stock to be quoted in the national market system of the National Association of Securities Dealers' Automated Quotation System.

          c.   Convertible Second-Lien Notes Registration Rights

          If any Convertible Second-Lien Notes are issued, Reorganized RCN and holders of the Convertible Second-Lien Notes will enter into the Convertible Second-Lien Notes Registration Rights Agreement on or immediately after the Effective Date. Reorganized RCN will have (i) until the Filing Deadline to file the Notes Shelf Registration Statement, and (ii) until the Notes Shelf Effective Deadline to cause the Notes Shelf Registration Statement to become effective; provided, however, in no event will the Notes Shelf Effective Deadline be later than September 30, 2005. Reorganized RCN will keep the Notes Shelf Registration Statement effective for three years following the Notes Shelf Effective Deadline. In the event Reorganized RCN fails to (a) file the Notes Shelf Registration Statement by the Filing Deadline, (b) cause the Notes Shelf Registration Statement to be declared effective by the Notes Shelf Effective Deadline, or (c) cause the Notes Shelf Registration Statement to be declared effective by September 30, 2005, then a penalty in an amount equal to 25 bps per annum will be payable by Reorganized RCN on the Convertible Second-Lien Notes for each quarter (up to eight quarters) during any period that any of the foregoing events have not occurred by the applicable deadlines. Reorganized RCN will list the New Common Stock on the NYSE or NASDAQ National Market Systems within 90 days of the Notes Shelf Effective Deadline. The failure to list the New Common Stock within such 90-day period will result in a penalty in an amount equal to 25 bps per annum, payable by Reorganized RCN on the Convertible Second-Lien Notes for each quarter (up to eight quarters) during any period that such listing has not occurred.

     5.   Directors and Officers

          On the Effective Date, the term of the current board of directors of RCN will expire. From and after the Effective Date, the initial board of directors of Reorganized RCN will consist of 7 members selected by the Creditors' Committee. A significant financial institution has expressed to the RCN Companies an interest in committing to purchase between $70 million and $100 million of Convertible Second-Lien Notes from the Placement Agent; if such institution purchases at least 40% of such Convertible Second-Lien Notes, such holder would have the right, but not the obligation, to nominate one qualified candidate for election as a director of Reorganized RCN; such right will be non-transferable. The individuals proposed to serve as directors of Reorganized RCN, as well as any proposed changes to the existing management, will be identified prior to or at the Confirmation Hearing. The board of directors of Reorganized RCN will have the responsibility for the management, control, and operation of Reorganized RCN on and after the Effective Date. Prior to or at the Confirmation Hearing, the Creditors' Committee will also identify the individuals proposed to serve as directors of each of the Subsidiary Debtors, as well as any proposed changes to the Subsidiary Debtors' existing senior management. Unless otherwise provided prior to or at the Confirmation Hearing, the existing officers of each of the Debtors will serve initially in their current capacities for the Reorganized Debtors.

     6.   Revesting of Assets

          The property of each Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, will revest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Debtors will be free and clear of all Claims, encumbrances, Interests, charges and liens, except as specifically provided in the Plan or Confirmation Order.

     7.   Preservation of Rights of Action; Settlement of Litigation Claims

          Except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may enforce, sue on, settle, or compromise, or decline to do any of the foregoing, all claims, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person or entity. The Reorganized Debtors or their successor(s) may pursue such retained claims, rights or causes of action, suits, or proceedings as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

     8.   Effectuating Documents; Further Transactions

          The chairman of the board of directors, president, chief financial officer, lead director, or any other appropriate officer of each Debtor will be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of the appropriate Debtor will be authorized to certify or attest to any of the foregoing actions.

     9.   Exemption from Certain Transfer Taxes

          Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of a security, or the making or delivery of an instrument of transfer from a Debtor to a Reorganized Debtor or any other Person or entity pursuant to the Plan, including the granting or recording of any lien or mortgage on any property under the Exit Facility, will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

E.   PROVISIONS GOVERNING DISTRIBUTIONS

     1. Distributions on Account of Claims and Interests Allowed as of the Effective Date

          Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims or Interests that are Allowed Claims or Allowed Interests as of the Effective Date will be made on the Distribution Date. All Cash distributions will be made by the Disbursing Agent from available Cash of the Reorganized Debtors. Any distribution under the Plan, other than Cash, will be made by the Disbursing Agent or the Indenture Trustee in accordance with the terms of the Plan.

     2.   Disbursing Agent

          The Disbursing Agent will make all distributions required under the Plan (subject to the provisions of Articles III, V and VI of the Plan). If the Disbursing Agent is an independent third party designated by Reorganized RCN, subject to approval by the Creditors' Committee, to serve in such capacity, such Disbursing Agent will receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms agreed to between the Disbursing Agent and the Reorganized Debtors. No Disbursing Agent will be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond will be paid by the Reorganized Debtors.

          At the close of business on the first date distributions are made to holders of Senior Notes, Preferred Stock and/or Common Stock (the "Securities Distribution Date"), (i) the claims registers and/or transfer ledgers for such securities will be closed, (ii) any transfer of any such securities will be prohibited, and there will be no further changes in the record holders of any such securities. Reorganized RCN and the Disbursing Agent, as applicable, will have no obligation to recognize any transfer of any such securities occurring after the Securities Distribution Date and will be entitled instead to recognize and deal for all purposes under the Plan with only those holders of record stated on the transfer ledgers and/or the claims register as of the close of business on the Securities Distribution Date.

     3.   Means of Cash Payment

          Cash payments under the Plan will be in U.S. funds, by the means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement, such commercially reasonable manner as the payor will determine in its sole discretion.

     4.   Calculation of Distribution Amounts of New Common Stock and New
          Warrants

          No fractional shares of New Common Stock or New Warrants will be issued or distributed under the Plan by Reorganized RCN or any Disbursing Agent. Each Person entitled to receive New Common Stock or New Warrants will receive the total number of whole shares of New Common Stock or New Warrants to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New Common Stock or a fraction of a New Warrant, the Disbursing Agent will allocate separately one whole share or warrant to such Person in order of the fractional portion of their entitlements, starting with the largest such fractional portion, until all remaining whole shares or warrants have been allocated. Upon the allocation of a whole share or warrant to a Person in respect of the fractional portion of its entitlement, such fractional portion will be cancelled and will be of no further force and effect. If two or more Persons are entitled to equal fractional entitlements and the number of Persons so entitled exceeds the number of whole shares or warrants which remain to be allocated, the Disbursing Agent will allocate the remaining whole shares or warrants to such holders by random lot or such other impartial method as the Disbursing Agent deems fair. Upon the allocation of all of the whole shares or warrants authorized under the Plan, all remaining fractional portions of the entitlements will be cancelled and will be of no further force and effect. No shares of New Common Stock or New Warrants will be issued and no other property will be distributed under the Plan or by Reorganized RCN or any Disbursing Agent on account of entitlements to a fractional share of New Common Stock or a fraction of a New Warrant which fall below a threshold level to be determined by the Disbursing Agent after allocation of whole shares or warrants in respect of entitlements to fractional shares or warrants as described above. Accordingly, a person who otherwise would be entitled to receive a distribution of a fractional share of New Common Stock or a fraction of a New Warrant will not receive any such distribution if the number of fractional shares or warrants such person was to receive falls below such threshold.

     5.   Delivery of Distributions; Undeliverable or Unclaimed Distributions

          Distributions to holders of Allowed Claims will be made by the Disbursing Agent (a) at the holder's last known address (including, except in respect of Senior Notes Claims, pursuant to any duly filed evidence of transfer under Bankruptcy Rule 3001(e)), (b) at the address in any written notice of address change delivered to the Disbursing Agent, (c) in the case of the holder of a Senior Notes Claim, at the address in the respective Indenture Trustee's official records or (d) set forth in a properly completed letter of transmittal accompanying a certificate properly remitted in accordance with the terms hereof. If any holder's distribution is returned as undeliverable, no further distributions to such holder will be made, unless and until the Disbursing Agent is notified of such holder's then current address, at which time all missed distributions will be made to such holder, without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent will be returned to Reorganized RCN until such distributions are claimed. All claims for undeliverable distributions must be made on or before the second anniversary of the Effective Date, after which date all unclaimed property will revert to Reorganized RCN free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property will be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.

     6.   Withholding and Reporting Requirements

          In connection with the Plan and all distributions hereunder, the Disbursing Agent will, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder will be subject to any such withholding and reporting requirements. The Disbursing Agent will be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.

     7.   Set-offs

          A Reorganized Debtor may, but will not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtor or Reorganized Debtor may have against the holder of the Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder will constitute a waiver or release by the Debtor or Reorganized Debtor of any claim that the Debtor or Reorganized Debtor may have against such holder. Nothing herein will be deemed to expand rights to set off under applicable law.

     8.   Allocation of Plan Distributions Between Principal and Interest

          To the extent that any Allowed Claim entitled to a distribution under the Plan comprises indebtedness and accrued but unpaid interest thereon, distributions will be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

F.   PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS

          In a chapter 11 case, claims against a debtor are asserted either as a result of being listed in the debtor's schedules of liabilities or by the creditor in a timely filed proof of claim form. Once asserted, the claims are either

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

allowed or disallowed. If allowed, the claim will be recognized and treated pursuant to a plan of reorganization. If disallowed, the creditor will have no right to obtain any recovery on or to otherwise enforce the claim against the debtor.

     1.   Schedules and Statements

          On June 11, 2004, the Initial Debtors filed their schedules of assets and liabilities and statements of financial affairs (the "Initial Debtors Schedules"). On August 23, 2004, RCN-Chicago filed its schedules of assets and liabilities and statements of financial affairs (the "RCN-Chicago Schedules"). On September 9, 2004, the Additional Debtors filed their schedules of assets and liabilities and statements of financial affairs (the "Additional Debtors Schedules," and together with the Initial Debtors Schedules and the RCN-Chicago Schedules, the "Schedules"). The Schedules set forth the Claims of known Claimholders against each of the Debtors as of the Petition Date, based upon the Debtors' books and records. The Debtors reserve the right to further amend their Schedules during the remaining pendency of the Chapter 11 Cases.

     2.   Claims Bar Date

          Pursuant to an order dated June 22, 2004, the Bankruptcy Court granted the Initial Debtors' request to establish August 11, 2004 as the deadline for any person or entity (other than governmental units) to file a proof of claim against the Initial Debtors, and to establish the procedures for filing such proofs of claim with the Bankruptcy Court. Pursuant to an order dated August 26, 2004, the Bankruptcy Court granted the Debtors' request to establish October 1, 2004 as the deadline for any person or entity (other than governmental units) to file a proof of claim against RCN-Chicago or any of the Additional Debtors, and to establish the procedures for filing such proofs of claim with the Bankruptcy Court. Pursuant to section 502(b)(9) of the Bankruptcy Code, November 23, 2004, is the claims bar date applicable to government units which held claims against the Initial Debtors; February 1, 2005, is the claims bar date applicable to government units which held claims against RCN-Chicago; and February 15, 2004, is the claims bar date applicable to government units which held claims against the Additional Debtors. In compliance with procedures approved by the Bankruptcy Court, the Debtors (i) through their claims agent, Bankruptcy Services, provided timely notices of the bar dates by mail and (ii) published notice of the bar dates in The Wall Street Journal (National Edition).

     3.   Claims Filed In the Chapter 11 Cases

          Proofs of claim aggregating over 2,061 in number and asserting in excess of $1.53 billion in the aggregate (not including claims asserted in unliquidated amounts) have been filed against the Debtors. The Debtors anticipate that parties in interest may file proofs of claim following the Effective Date of the Plan in these Chapter 11 Cases, including claims filed by governmental units, parties to rejected executory contracts, and Claimants with Administrative Claims.

     4.   Claims Objection Process

          The Debtors have been engaged in the process of evaluating the proofs of claim filed in their Chapter 11 Cases to determine whether objections seeking the disallowance, reclassification, or reduction of certain asserted Claims, should be filed. As a result of this review, on September 21, 2004 and October 7, 2004, the Debtors filed their first two omnibus objections to claims (the " Omnibus Objections"). By the Omnibus Objections, the Debtors sought to disallow and expunge or subordinate approximately 95% of the Claims filed in these Chapter 11 Cases. The hearings for the Omnibus Objections are scheduled for November 2, 2004 and November 16, 2004. A majority of the Claims subject to the first omnibus objection related to the Debtors' Equity Interests or Debt Securities. A majority of the Claims subject to the second omnibus objection were objected to on the basis that such Claims are Claims against non-Debtor entities, and accordingly, were improperly asserted against one of the Debtors in these Chapter 11 Cases. As soon as practicable, but in no event later than the Claims Objection Deadline, the Debtors or the Reorganized Debtors will file objections to the remaining Claims with the Bankruptcy Court and serve such objections upon the holders of each of the Claims to which objections are made; provided, however, the Debtors and Reorganized Debtors will not object to Claims specifically Allowed pursuant to the Plan and such Allowed Claims will not be subject to set-off, recoupment, or any other defense or avoidance action. Nothing contained herein, however, will limit the right of the Reorganized Debtors to object to Claims, if any, filed or amended after the Claims Objection Deadline. The Debtors and the Reorganized Debtors will be authorized to, and will resolve, all Disputed Claims by withdrawing or settling such objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court having jurisdiction over the validity, nature and/or amount thereof. Certain of the larger Claims as to which objections may be filed are proof of claims filed by International Business Machines Corporation ("IBM"), the Kemper Insurance Companies ("Kemper Insurance"), Merrill Lynch Pierce Fenner & Smith, Inc. ("Merrill"), and Verizon.

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

          a.   Claims by IBM

          On or about August 11, 2004 and September 24, 2004, IBM filed proofs of claim in the Chapter 11 Cases (the "IBM Proofs of Claim"). The IBM Proofs of Claim filed in the Chapter 11 Case of RCN asserts a claim in the amount of $37.6 million. The remaining IBM Proofs of Claim are asserted in an unliquidated amount. The IBM Proofs of Claim assert that certain Debtors have infringed and continue to infringe, on one or more of IBM's patents. After a review of the IBM Proofs of Claim, the Debtors believe that the IBM Proofs of Claim are without merit. Accordingly, the Debtors believe that none of the Debtors, including the Subsidiary Debtors, are potentially liable to IBM. Dechert has been retained, subject to Bankruptcy Court approval, as counsel to the Debtors with respect to the IBM Proofs of Claim. On October 7, 2004, the Debtors filed their objection with respect to the IBM Proofs of Claim. The hearing with respect to this objection is scheduled for November 16, 2004.

          b.   Claims by Kemper Insurance

          On or about August 9, 2004, Kemper Insurance (including its affiliated companies, American Motorists Insurance Company, Lumbermens Mutual Casual Company, American Protection Insurance Company, and American Manufacturing Mutual Company) filed proofs of claim in an unliquidated amount in the Chapter 11 Cases of each of the Initial Debtors (the "Kemper Proofs of Claim"). Through the Kemper Proofs of Claim, Kemper seeks an unliquidated amount for unpaid premiums and other charges in connection with certain insurance policies, claims processing agreements and other agreements between Kemper Insurance and one or more of the Debtors. The Debtors believe that claims alleged by the Kemper Proofs of Claim are without merit. To the extent that any money is in fact owed to Kemper, the Debtors further believe that such amounts are owed solely by RCN and that none of the Subsidiary Debtors are liable for such amounts. On September 28, 2004, the Debtors filed an objection to the Kemper Proofs of Claim. The hearing with respect to this objection is scheduled for November 16, 2004.

          c.   Claims by Merrill

          On or about August 11, 2004 and September 28, 2004, Merrill filed proofs of claim in the amount of $9.8 million in the Chapter 11 Cases of each of the Initial Debtors (the "Merrill Proofs of Claim"). Through the Merrill Proofs of Claim, Merrill seeks $9.8 million, plus additional fees, costs, expenses, attorney's fees, and other amounts related to potential losses that may accrue, on account of financial advisory fees allegedly due under an engagement agreement among Merrill and the Debtors (the "Engagement Agreement"). Merrill asserts that under the terms of the Engagement Agreement, Merrill became entitled to all fees which had been earned but were unpaid prior to the Petition Date of the Initial Debtors. The Debtors believe that claims alleged by the Merrill Proofs of Claim are without merit. Furthermore, the Debtors believe that they may hold certain claims against Merrill in connection with the services Merrill provided pursuant to the Engagement Agreement. The Debtors are investigating the possibility of commencing an action against Merrill to recover on account of such claims. Kasowitz has been retained, subject to Bankruptcy Court approval, as counsel to the Debtors with respect to the Merrill Proofs of Claim.

          d.   Claims by Verizon

          On or about September 29, 2004, Verizon filed proofs of claim in the Chapter 11 Cases of each of RCN Telecom Services of Virginia, Inc., RCN Entertainment, Inc., 21st Century Telecom Services, Inc., and ON TV, Inc. (the "Verizon Proofs of Claim"). The Verizon Proofs of Claim assert Claims in the amount of $7.6 million on account of outstanding invoices relating to certain interconnection agreements. After a review of the Verizon Proofs of Claim, the Debtors believe that the Verizon Proofs of Claim relate to the operations of their non-Debtor affiliates. Accordingly, the Debtors believe that none of the Subsidiary Debtors are potentially liable to Verizon. Kasowitz has been retained, subject to Bankruptcy Court approval, as counsel to the Debtors with respect to the Verizon Proofs of Claim.

          e.   Debra Craig Objection - RCN Savings and Stock Ownership Plan

          Debra K. Craig has filed an objection to the Disclosure Statement. Ms. Craig asserts that she has filed the objection on behalf of herself and as representative of the RCN Savings and Stock Ownership Plan (the "Savings Plan"), which invested primarily in RCN common stock. She asserts that RCN has served as a fiduciary of the Savings Plan, and that she and other persons who have invested in the Savings Plan have claims against RCN for RCN's alleged breach of its fiduciary duties in administering the Savings Plan through, among other things, its failure to protect the assets of the Plan when RCN's mounting debt and other financial problems made RCN stock an imprudent retirement investment. On October 5, 2004, Ms. Craig filed a purported class action complaint in the United States District Court

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

for the Southern District of New York against John D. Filipowicz, Deborah M. Royster, William Terrell Winfield, Jr., Merrill Lynch Trust Company, FSB, and others alleging, among other things, that such persons breached their fiduciary duties as administrators and fiduciaries of the Savings Plan.

          Ms. Craig has asserted that the Disclosure Statement fails to provide adequate information about RCN and the Plan insofar as it fails to disclose the existence of claims or potential claims, such as those asserted by Ms. Craig, by the Savings Plan and its participants and beneficiaries. She also asserts that the Disclosure Statement fails to disclose that the Debtors have taken no steps to protect and provide for the payment of any such claims under the Plan. She asserts that the Disclosure Statement fails to disclose adequate information about the extent of any insurance coverage with respect to any such claims; whether the Plan contemplates a release or bar to her claim against non-debtors, including present or former RCN employees; whether RCN has already or intends to engage in transactions prohibited by applicable law respecting the Savings Plan; that the bar date for filing claims by governmental entities is November 24, 2004; and that the Plan is unconfirmable because, among other things, it purports to release non-debtor claims against third parties and because it fails to properly classify and treat claims such as those asserted by Ms. Craig.

          The Debtors disagree with Ms. Craig's assertions. As an initial matter, the Debtors do not believe that there has been any breach of duty by RCN or others in connection with the Savings Plan, and the Debtors intend to vigorously dispute any such claim. It is for this reason that no claim was filed by any of the RCN Companies with respect to the Savings Plan. Indeed, the Debtors believe that, among the defects with Ms. Craig's objections, Ms. Craig is time-barred from asserting any such claim, and that she has no standing as a party in interest in these cases to assert objections to the Disclosure Statement. Ms. Craig has not filed a timely proof of claim with respect to the Savings Plan in these cases despite having received advance notice of the bar date. She has filed a motion requesting special permission from the Bankruptcy Court to deem her claim as timely-filed. The Debtors intend to object to this request. The Debtors also intend to object to Ms. Craig's assertion that she has properly asserted any claim on behalf of others similarly-situated.

          The Debtors further believe that in the event Ms. Craig's claim is deemed timely-filed, any such claim would constitute a Subordinated Claim that is not entitled to any distribution under the Plan (although Ms. Craig disputes this position). The Debtors therefore dispute Ms. Craig's assertion that the Plan is unconfirmable for any reason, including with respect to the releases of non-debtor claims against third parties such as that asserted by Ms. Craig. While the Debtors maintain certain insurance coverage that may be applicable to claims such as those asserted by Ms. Craig, there is nothing in the Plan that purports to impair the Debtors' rights with respect to such insurance, and there is, in the Debtors' view, no basis for disclosing in the Disclosure Statement the precise terms and limits of coverage of such insurance. The Debtors believe that other information points raised by Ms. Craig are addressed elsewhere in the Disclosure Statement. Specifically, unless the claims raised by Ms. Craig against third parties arise as a result of such third parties' willful misconduct, intentional breach of fiduciary duty, or fraud, such claims will be deemed released and enjoined under the Plan.

     5.   No Distribution Pending Allowance

          No payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and to the extent that the Disputed Claim, or a portion thereof, has become an Allowed Claim.

     6.   Disputed Claims Reserve

          The Disbursing Agent will withhold the Distribution Reserve from the New Common Stock and Cash to be distributed under the Plan. The amount of New Common Stock and Cash withheld as part of the Distribution Reserve will be equal to the amount the Reorganized Debtors reasonably determine is necessary to satisfy the distributions required to be made, respectively, to the holders of Claims in such Classes when the allowance or disallowance of each Claim is ultimately determined. The Disbursing Agent may request estimation for any Disputed Claim that is contingent or unliquidated, but is not required to do so. The Disbursing Agent will also place in the Distribution Reserve any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the property withheld in the Distribution Reserve at the time such distributions are made or such obligations arise. Nothing in the Plan will be deemed to entitle the holder of a Disputed Claim to Postpetition Interest on such Claim.

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

     7.   Distributions After Allowance

          Payments and distributions from the Distribution Reserve to the holder of a Disputed Claim, to the extent that such Claim ultimately becomes an Allowed Claim, will be made in accordance with the provisions of the Plan that govern distributions to holders of such Claims. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court, or other applicable court of competent jurisdiction, allowing any Disputed Claim becomes a Final Order, the Disbursing Agent will provide to the holder of such Claim any New Common Stock or Cash in the Distribution Reserve that would have been distributed on the Distribution Date had such Allowed Claim been allowed on the Distribution Date. After a Final Order has been entered or other final resolution has been reached with respect to each Disputed Claim, any remaining New Common Stock in the Distribution Reserve will be distributed, Pro Rata, to holders of Allowed Class 5 Claims entitled to distributions under the terms of the Plan and any remaining Cash will be vested in the Reorganized RCN.

G.   TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     1.   Assumed Contracts and Leases

          a.   Debtors

          Except as otherwise ordered by the Bankruptcy Court or provided in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date each Debtor will be deemed to have rejected each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtor, (ii) previously expired or terminated pursuant to its own terms, (iii) is listed on the schedule of contracts to be assumed attached as Exhibit D to the Plan or (iv) is the subject of a motion to assume filed on or before the deadline for voting to accept or reject the Plan.

          b.   Confirmation Order and Scope of Assumption

          The Confirmation Order will constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions and rejections described above, as of the Effective Date.

          Each executory contract and unexpired lease that is assumed (or assumed and assigned) and relates to the use, ability to acquire, or occupancy of real property will include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

     2.   Payments Related to Assumption of Contracts and Leases

          Any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan is in default will be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor party to the contract or lease or its assignee, by Cure. If there is a dispute regarding
(i) the nature or amount of any Cure, (ii) the ability of a Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption, Cure will occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

          Pursuant to the Solicitation Procedures Order, dated October 12, 2004, the Debtors will provide notice to all counterparties to executory contracts to be assumed under the Plan stating the amount of Cure that the Debtors believe is owed in respect of such executory contracts. If a counterparty to an assumed executory contract does not timely object to the Debtors' proposed Cure, such Cure will be binding on such counterparties.

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

     3.   Claims Based on Rejection of Executory Contracts or Unexpired Leases

          All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the appropriate Reorganized Debtor and its counsel within 30 days after the earlier of (i) the date of entry of an order of the Bankruptcy Court approving such rejection or (ii) the Confirmation Date. Any Claims not filed within such time will be forever barred from assertion against the appropriate Debtor or Reorganized Debtor, its Estate, and its property.

     4.   Treatment of Employee Separation and Similar Agreements

     Notwithstanding Section VII.A of the Plan, all separation or similar agreements relating to the termination of employees entered into among one or more of the Debtors and an employee prior to the Petition Date of the applicable Debtor party will be deemed to be executory contracts assumed under Bankruptcy Code section 365 as of the Effective Date unless such contract (i) was previously terminated prior to the Effective Date, (ii) was previously assumed or rejected by order of the Bankruptcy Court prior to the Effective Date, or
(iii) is the subject of a pending motion to reject as of the Confirmation Date; provided, however, that except with respect to separation or similar agreements listed on Exhibit D to the Plan, the Debtors will be deemed to have satisfied any and all monetary and non-monetary obligations under such agreements as of the Effective Date, and will not have any further obligations thereunder.

H.   ACCEPTANCE OR REJECTION OF THE PLAN

     1.   Classes Entitled To Vote

          Each Impaired Class of Claims or Interests that is entitled to receive or retain property or any interest in property under the Plan, is entitled to vote to accept or reject the Plan. By operation of law, each Unimpaired Class of Claims or Interests is deemed to have accepted the Plan and, therefore, is not entitled to vote. Because holders of Claims in Classes that are not entitled to receive or retain any property under the Plan are presumed to have rejected the Plan, they are not entitled to vote.

     2.   Acceptance by Impaired Classes

          An Impaired Class of Claims will have accepted the Plan if (i) the holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept the Plan and (ii) the holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept the Plan, not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code or any insider.

          A Class of Interests will have accepted the Plan if the holders of at least two-thirds in amount of the Allowed Interests actually voting in the Class have voted to accept the Plan, not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code or any insider.

     3.   Elimination of Classes

          Any Class that does not contain any Allowed Claims or Interests or any Claims or Interests temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Confirmation Hearing, will be deemed to have been deleted from the Plan for purposes of (i) voting to accept or reject the Plan and (ii) determining whether it has accepted or rejected the Plan under section 1129(a)(8) of the Bankruptcy Code.

     4.   Cramdown

          To the extent necessary, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to modify the Plan to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

     5.   No Change in Control

          Notwithstanding anything otherwise stated herein, none of (i) the facts or circumstances giving rise to the commencement of, or occurring in connection with, the Chapter 11 Cases, (ii) the issuance of the New Common Stock or the New Warrants pursuant to the Plan, (iii) the cancellation of the Existing Securities, (iv) implementation of the restructuring of the Debtors or (v) consummation of any other transaction pursuant to the Plan will constitute a "change of control" (or a change in working control) of, or in connection with, any Debtor for any purpose including

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

under any franchise agreement, executory contract, pole attachment agreement or other agreement (whether entered into before or after the Petition Date) between any Debtor and any third party, or any law, statute, rule or an other regulation otherwise applicable to any Debtor.

I.   SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN

     On or before the Distribution Date, Reorganized RCN will issue for distribution in accordance with the provisions of the Plan, the New Common Stock, the New Warrants, and the Second-Lien Notes (or, alternatively, the Convertible Second-Lien Notes) required for distribution pursuant to the provisions of the Plan. All securities to be issued will be deemed issued as of the Effective Date regardless of the date on which they are actually distributed. A description of the terms of the New Common Stock is attached as Exhibit E to the Plan, a description of the terms of the New Warrants is attached as Exhibit G to the Plan, and a description of the terms of any Convertible Second-Lien Notes is attached as Exhibit H to the Plan.

J.   CONDITIONS PRECEDENT TO THE PLAN'S CONFIRMATION AND CONSUMMATION

     1. Confirmation is subject to the satisfaction or due waiver of the following condition precedent:

          The Bankruptcy Court will have entered an order approving the Disclosure Statement with respect to the Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

     2.   Conditions to Effective Date

          The following are conditions precedent to the occurrence of the Effective Date (it being understood that condition J.2.f below will be a condition only to the occurrence of the Effective Date of the Plans of the Subsidiary Debtors), each of which must be satisfied or waived in accordance with Section VIII.J.3 below:

          a. The Confirmation Order, in form and substance reasonably acceptable to the Debtors, the Administrative Agent and the Creditors' Committee, will have become a Final Order and will, among other things, provide that:

               (1) the Debtors and Reorganized Debtors are authorized to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

               (2) the provisions of the Confirmation Order are non-severable and mutually dependent;

               (3) all executory contracts or unexpired leases assumed or assumed and assigned by the Debtors during the Chapter 11 Cases or under the Plan will remain in full force and effect for the benefit of the Reorganized Debtors or their assignees notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy
Code) that prohibits such assignment or transfer or that enables, permits, or requires termination of such contract or lease;

               (4) the transfers of property by the Debtors (i) to the Reorganized Debtors (a) are or will be legal, valid, and effective transfers of property, (b) vest or will vest the Reorganized Debtors with good title to such property free and clear of all liens, charges, Claims, encumbrances, or Interests, except as expressly provided in the Plan or Confirmation Order, (c) do not and will not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or non-bankruptcy law and (d) do not and will not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable non-bankruptcy law, including any laws affecting successor, transferee or stamp or recording tax liability and
(ii) to holders of Claims or Interests under the Plan are for good consideration and value;

               (5) except as expressly provided in the Plan, the Debtors are discharged effective upon the Effective Date from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtors' liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement of the Debtors that has either been assumed or rejected in the Chapter 11 Cases or pursuant to the Plan, or obligation of the Debtors incurred before the Effective Date, or from any conduct of the Debtors prior to the Effective Date, or that otherwise arose before the Effective Date, including all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

               (6) all Interests in RCN will be cancelled and extinguished and will be of no further force and effect upon the Effective Date; and

               (7) the New Common Stock and the New Warrants issued under the Plan in exchange for Claims and Interests are exempt from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code, and any Convertible Second-Lien Notes are exempt from registration under section 4(2) of the Securities Act.

          b. All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan will have been obtained.

          c. The Debtors will have purchased, at their sole expense, extended reporting period (tail) coverage under the current directors and officers liability insurance reasonably acceptable to the Debtors and the Creditors' Committee.

          d. All Claims for indemnification of current and former directors of the Debtors will be Disallowed Claims.

          e. The following agreements, in form and substance reasonably acceptable to the Debtors and the Creditors' Committee, will have been executed and delivered, and all conditions precedent thereto will have been satisfied:

               .    Reorganized RCN Certificate of Incorporation and By-laws;

               . All documents necessary to implement the Exit Facility financing;

               . All documents necessary to implement the Convertible Second-Lien Notes financing, if any;

               .    The New Common Stock Registration Rights Agreement;

               . The Convertible Second-Lien Notes Registration Rights Agreement; and

               .    The New Warrant Agreement.

          f. The Plans of the Subsidiary Debtors will not have been confirmed without the consent of the Creditors' Committee if the Claims in the separate Class 6 sub-Classes aggregate, for all Subsidiary Debtors, in excess of $500,000 (excluding any amounts to resolve, by way of litigation or otherwise, the Claims of Chicago Access Corporation and the City of Chicago).

          g. With respect to RCN Cable TV of Chicago, Inc. and 21st Century Telecom Services, Inc., the Claims of Chicago Access Corporation and the City of Chicago will have been resolved by way of litigation or otherwise with the consent of the Creditors' Committee.

          h. The Debtors will have executed and delivered all documents necessary to effectuate the issuance of the New Common Stock and the New Warrants.

          i. All other actions, documents, and agreements necessary to implement the Plan will have been effected or executed.

          j. The Debtors will have sufficient Cash to make all required payments to be made on the Effective Date and the Distribution Date.

          k. The Debtors and the Creditors' Committee intend that the Effective Date occur no later than March 31, 2005.

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

     3.   Waiver of Conditions

     Each of the conditions set forth in Section VIII.J.2 (other than Section VIII.J.2.k) above may be waived in whole or in part by the Debtors with the prior written consent of the Creditors' Committee, without any notice to parties in interest or the Bankruptcy Court and without a hearing. The Debtors may waive the condition set forth in Section VIII.J.2.k without the consent of the Creditors' Committee; provided, however, if the Creditors' Committee does not consent to such waiver it will be entitled to seek appropriate relief before the Bankruptcy Court as if the Plan were no longer in effect. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied, including any action or inaction by the Debtors. The failure of the Debtors to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each such right will be deemed an ongoing right that may be asserted at any time.

K.   MODIFICATIONS AND AMENDMENTS; WITHDRAWAL

     The Debtors may alter, amend, or modify the Plan, any exhibits hereto or any document filed as part of the Plan Supplement under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date; provided, however, that if any such proposed alteration, amendment, or modification is not acceptable to the Creditors' Committee, the Creditors' Committee will be entitled to withdraw as a co-proponent of the Plan as so altered, amended, or modified and oppose the Plan as so altered, amended or modified, and seek any appropriate relief. The Debtors reserve the right to include any amended exhibits in the Plan Supplement. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and to accomplish such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings will be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

L.   RETENTION OF JURISDICTION

     Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding Confirmation and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction (except with respect to the purposes described under clause (13) below, with respect to which jurisdiction will not be exclusive) over all matters arising out of or related to the Chapter 11 Cases and the Plan, to the fullest extent permitted by law, including jurisdiction to:

     1. To determine any and all objections to the allowance of Claims or Interests;

     2. To determine any and all motions to estimate Claims at any time, regardless of whether the Claim to be estimated is the subject of a pending objection, a pending appeal, or otherwise;

     3. To determine any and all motions to subordinate Claims or Interests at any time and on any basis permitted by applicable law;

     4. Hear and determine all Professional Fee Claims and other Administrative Claims;

     5. Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation of any Claims arising therefrom;

     6. Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

     7. Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

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

     8. Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan and all contracts, instruments, and other agreements executed in connection with the Plan;

     9. Hear and determine any request to modify the Plan or to cure any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court;

     10. Issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

     11. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

     12. Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

     13. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

     14. Recover all assets of the Debtors and property of the Debtors' Estates, wherever located;

     15. Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

     16. Hear and determine all disputes involving the existence, nature, or scope of the Debtors' discharge;

     17. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

     18.  Enter a final decree closing the Chapter 11 Cases.

M.   COMPROMISES AND SETTLEMENTS

     Pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various Claims against them and/or claims they may have against other Persons through the Effective Date. After the Effective Date, such right will pass to the Reorganized Debtors pursuant to the Plan and the Reorganized Debtors may do so without further order of the Bankruptcy Court.

N.   MISCELLANEOUS PROVISIONS

     1.   Bar Dates for Certain Claims

          a.   Administrative Claims

          The Confirmation Order will establish an Administrative Claims Bar Date for the filing of all Administrative Claims, other than for Professional Fee Claims, United States Trustee fees, or the expenses of the members of the Creditors' Committee, which date will be 45 days after the Confirmation Date. Holders of asserted Administrative Claims, other than for Professional Fee Claims, United States Trustee fees, or the expenses of the members of the Creditors' Committee, not paid prior to the Confirmation Date must submit proofs of Administrative Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtors or Reorganized Debtors, as the case may be, or the Creditors' Committee to the extent otherwise permitted herein, will have 60 days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

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          b.   Professional Fee Claims

          All final requests for compensation or reimbursement for Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to the Debtors or the Creditors' Committee prior to the Effective Date must be filed and served on the Reorganized Debtors and their counsel no later than 45 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than 60 days, or such longer period as may be allowed by order of the Bankruptcy Court, after the date on which the applicable application for compensation or reimbursement was served.

     2.   Payment of Indenture Trustee Fees

          Notwithstanding any provision contained in the Plan to the contrary, the Indenture Trustee Fees will be paid in Cash on the Effective Date by Reorganized RCN as an Allowed Administrative Claim, without the need for application to, or approval of, any court.

          To the extent that the Indenture Trustee provides services related to distributions pursuant to the Plan, the Indenture Trustee will receive from Reorganized RCN, without court approval, compensation for such services and reimbursement of expenses incurred in connection with such services, as agreed to between the Indenture Trustee and Reorganized RCN.

     3.   Payment of Statutory Fees

          All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Cases will be paid by the Reorganized Debtors.

     4.   Severability of Plan Provisions

          If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

     5.   Successors and Assigns

          The rights, benefits and obligations of any Person named or referred to in the Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor or assign of that Person.

     6.   Discharge of the Debtors and Injunction

          All consideration distributed under the Plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims against and Interests in the Debtors of any nature whatsoever or against any of the Debtors' assets or properties. Except as otherwise expressly provided in the Plan, the Confirmation Order acts as a discharge of all Claims against, liens on, and Interests in each of the Debtors, the Debtors' assets and their properties, arising at any time before the Effective Date, regardless of whether a proof of Claim or proof of Interest therefor was filed, whether the Claim or Interest is Allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution thereunder, subject to the occurrence of the Effective Date. Any holder of such discharged Claim or Interest will be precluded from asserting against the Debtors or any of their assets or properties any other or further Claim or Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the Effective Date. The Confirmation Order will be a judicial determination of discharge of all liabilities of the Debtors, subject to the occurrence of the Effective Date.

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

          In accordance with section 524 of the Bankruptcy Code, the discharge provided by this section and section 1141 of the Bankruptcy Code will act as an injunction against the commencement or continuation of any action, employment of process, or act to collect, offset, or recover the Claims and Interests discharged hereby. Except as otherwise expressly provided in the Plan or the Confirmation Order, all Persons who have held, hold, or may hold Claims against, or Interests in, the Debtors will be permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors on account of any such Claim or Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Interest and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Interest. The foregoing injunction will extend to successors of the Debtors (including the Reorganized Debtors) and their respective properties and interests in property.

     7.   Debtors' Releases

          On the Effective Date, the Debtors will release and be permanently enjoined from any prosecution or attempted prosecution of any and all claims and causes of action which they have or may have against any director, officer, or employee of the Debtors serving in such capacity as of the Confirmation Date; provided, however, that the foregoing will not operate as a waiver of or release from any causes of action arising out of the willful misconduct, intentional breach of fiduciary duty, or fraud of such director, officer, or employee.

          As of the Effective Date, for good and valuable consideration, the Debtors, the Reorganized Debtors, and any Person seeking to exercise the rights of the Debtors' estates, will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action (including claims or causes of action arising under Chapter 5 of the Bankruptcy Code), and liabilities whatsoever (other than for willful misconduct, intentional breach of fiduciary duty, or fraud) in connection with or related to the Debtors, the Chapter 11 Cases, or the Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are base in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, or the Plan, and that may be asserted by or on behalf of the Debtors, the Estates, or Reorganized Debtors, against the Administrative Agent, the Senior Secured Lenders and the Indenture Trustees.

     8.   Director, Officer, Employee and Other Third Party Releases

          As of the Effective Date, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the distributions to be delivered in connection with the Plan, all holders of Claims against or Interests in the Debtors will be deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action, or liabilities (other than the right to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan, and the contracts, instruments, releases, agreements, and documents delivered under the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise that are based in whole or in part on any act or omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, the Plan, or the Disclosure Statement against (i) the Debtors, (ii) the Reorganized Debtors and (iii) the directors, officers, agents, financial advisors, attorneys, employees, equity holders, partners, members, subsidiaries, managers, affiliates and representatives of the Debtors serving in such capacity as of the Confirmation Date; provided, however, that no Person will be released from any claim arising from such Person's willful misconduct, intentional breach of fiduciary duty, or fraud.

          On the Effective Date, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the distributions to be delivered in connection with the Plan, all holders of Claims against and Interests in the Debtors will be permanently enjoined from bringing any action against the Debtors, the Reorganized Debtors, and their respective officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, members, subsidiaries, managers, affiliates and representatives serving in such capacity as of the Confirmation Date, and their respective property, in respect of any Claims, obligations, rights, causes of action, demands, suits, proceedings, and liabilities related in any way to the Debtors, the Chapter 11 Cases, the Plan, or the Disclosure Statement.

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

     9.   Exculpation and Limitation of Liability

          The Debtors, Reorganized Debtors, the Indenture Trustees, the Creditors' Committee, the Administrative Agent, the Senior Secured Lenders, the Ad Hoc Committee of RCN Noteholders and any and all of their respective present or former officers, directors, employees, equity holders, partners, members, subsidiaries, managers, affiliates, advisors, attorneys, or agents, or any of their successors or assigns, will not have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any and all acts or omissions in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the negotiation of the Plan (whether occurring before or after the Petition Date), pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or fraud, and in all respects will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

          Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, will have any right of action against the Reorganized Debtors, the Estates, the Indenture Trustees, the Creditors' Committee, the Administrative Agent, the Senior Secured Lenders, any holder of Preferred Stock, any holder of Senior Notes, or any of their respective present or former members, officers, directors, employees, equity holders, partners, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, intentional breach of fiduciary duty, or fraud.

          The foregoing exculpation and limitation on liability will not, however, limit, abridge, or otherwise affect the rights, if any, of the Reorganized Debtors to enforce, sue on, settle, or compromise the claims, rights or causes of action, suits, or proceedings retained in the Plan.

     10.  Indemnification Obligations

     The Reorganized Debtors will, from and after the Effective Date, indemnify, hold harmless and reimburse (on an as incurred basis), each of the Debtors' attorneys, the Administrative Agent, the Senior Secured Lenders, the members of the Creditors' Committee, and each of their respective members, partners, officers, directors, employees and agents (including any attorneys, accountants, financial advisors, investment bankers and other representatives or professionals retained by such Persons or by the Creditors' Committee), as well as each fund or account managed or advised by any of the members of the Creditors' Committee, from, against, and for, any and all losses, Claims, damages, liabilities, costs and expenses (including in connection with any formal or informal information, investigation, action or other proceeding) arising from, relating to, or that are in any manner connected with, any acts or omissions that are the subject of exculpation and limitations of liability set forth herein. In the event that any Person receives indemnification or reimbursement pursuant to the foregoing sentence and is subsequently found by a final adjudication not to be entitled to exculpation under the terms of the Plan, such Person will be required to repay and disgorge such sums to the Reorganized Debtors.

     11.  Waiver of Enforcement of Subordination

          All Claims against and Interests in the Debtors and all rights and claims between or among holders of Claims and Interests relating in any manner whatsoever to Claims against and Interests in the Debtors, based upon any claimed subordination rights, if any, will be deemed satisfied by the distributions under the Plan to holders of Claims and Interests having such subordination rights, and such subordination rights will be deemed waived, released, discharged, and terminated as of the Effective Date. Distributions to the various Classes of Claims and Interests hereunder will not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise, so that each holder of a Claim or Interest will have and receive the benefit of the distributions in the manner set forth in the Plan.

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     12.  Term of Injunctions or Stays

          Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), will remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order will remain in full force and effect in accordance with their terms.

     13.  Binding Effect

          The Plan will be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims against and Interests in the Debtors, their respective successors and assigns, including the Reorganized Debtors, and all other parties in interest in the Chapter 11 Cases.

     14.  Revocation, Withdrawal, or Non-Consummation

          The Plan constitutes a separate plan of reorganization for each Debtor. Accordingly, the Plan may be confirmed and consummated for any Debtor, and the fact that a Plan is not confirmed or consummated for any particular Debtor will have no impact on the ability or right of any other Debtor to confirm or consummate the Plan as to that Debtor.

          The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file other plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation of the Plan does not occur, then (i) the Plan will be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan will be deemed null and void and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, will (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person, (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors or (c) constitute an admission of any sort by the Debtors or any other Person.

     15.  Creditors' Committee

          On the Effective Date, the duties of the Creditors' Committee will terminate; provided, however, that the Creditors' Committee will continue in existence after the Effective Date to (i) continue in the prosecution (including appeals) of any matter in which the Creditors' Committee has joined issue, (ii) review, and, if necessary, interpose and prosecute objections to Professional Claims and (iii) file applications for Professional Claims; and provided, further, that the Creditors' Committee will be entitled to obtain reimbursement for the reasonable fees and expenses of its members and Professionals relating to the foregoing.

     16.  Plan Supplement

          Any and all exhibits, lists, or schedules referred to herein but not filed with the Plan will be contained in the Plan Supplement and filed with the Bankruptcy Court at least five days prior to the deadline for voting to accept or reject the Plan. Thereafter, any Person may examine the Plan Supplement in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request to the Debtors.

     17.  Notices to Debtors and Creditors' Committee

          Any notice, request, or demand required or permitted to be made or provided to or upon a Debtor or a Reorganized Debtor or the Creditors' Committee under the Plan will be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail or (e) facsimile transmission and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

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          RCN CORPORATION
          105 Carnegie Center
          Princeton, New Jersey  08540
          Attn:    Deborah M. Royster, Esq.
          Telephone:    (609) 734-3811
          Facsimile:    (609) 734-3701

     with copies to:

          SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
          Four Times Square
          New York, New York  10036-6552
          Attn:    D. J. Baker, Esq.
          Telephone:    (212) 735-3000
          Facsimile:    (212) 735-2000

     If to the Creditors' Committee:

          MILBANK, TWEED, HADLEY & MCCLOY LLP
          1 Chase Manhattan Plaza
          New York, New York  10005
          Attn:    Dennis F. Dunne, Esq., and
                   Susheel Kirpalani, Esq.
          Telephone:    (212) 530-5000
          Facsimile:    (212) 530-5219

     18.  Governing Law

          Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of New York will govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan and
(ii) the laws of the state of incorporation of each Debtor will govern corporate governance matters with respect to such Debtor, in either case without giving effect to the principles of conflicts of law thereof.

     19.  Prepayment

          Except as otherwise provided in the Plan or the Confirmation Order, the Debtors will have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment will not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

     20.  Section 1125(e) of the Bankruptcy Code

          As of the Confirmation Date, the Debtors, the Creditors' Committee, and its members in their capacity as such, will be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors, the Creditors' Committee, and its members in their capacity as such, and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys, and other professionals have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Common Stock, New Warrants and the common stock of Reorganized RCN to be issued upon exercise of the New Warrants, and any Convertible Second-Lien Notes and the common stock of Reorganized RCN to be issued upon conversion of the Convertible Second-Lien Notes under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of the New Common Stock, New Warrants and any Convertible Second-Lien Notes under the Plan.

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                      IX. CERTAIN FACTORS TO BE CONSIDERED

     Holding New Common Stock, and/or reinstated debt, presents risks. Evergreen, holders of Class 5 General Unsecured Claims and holders of Preferred Interests should consider these risks in making their decision regarding whether to vote to accept the Plan. The risks and uncertainties described below are not the only ones the Debtors face. Additional risks and uncertainties not presently known to the Debtors or that they currently deem immaterial may also harm their businesses.

A.   GENERAL

     While the Debtors hope that the bankruptcy filings, solely for the purpose of implementing an agreed-upon Restructuring, will be of short duration and will not be seriously disruptive to their businesses, we cannot be certain that this will be the case. Although the Plan is designed to minimize the length of the bankruptcy proceedings, it is impossible to predict with certainty the amount of time that the Debtors will spend in bankruptcy or to assure that the Plan will be confirmed.

     Even if confirmed on a timely basis, the bankruptcy proceedings could have an adverse effect on the Debtors' businesses. Among other things, it is possible that the bankruptcy proceedings will adversely affect the RCN Companies':

     .    relationships with key suppliers;

     . relationships with their customers, particularly those that depend on the RCN Companies as a primary supplier;

     . relationships with employees and ability to retain key personnel during the Restructuring;

     . ability to maintain their current level of service across all operations;

     . legal rights and obligations under agreements that may be in default as a result of the Chapter 11 Cases; and

     . ability to list or quote the New Common Stock on a national securities exchange or United States automated interdealer quotation system.

     Bankruptcy proceedings also involve additional expenses and divert the attention of the RCN Companies' management from operating the businesses and implementing the strategic plan.

     The extent to which the bankruptcy proceedings disrupt the Debtors' businesses will likely be directly related to the length of time it takes to complete the proceedings. If the Debtors are unable to obtain confirmation of the Plan on a timely basis because of a challenge to the Plan or a failure to satisfy the conditions to the Plan, they may be forced to operate in bankruptcy for an extended period while they try to develop a different reorganization plan that can be confirmed. That would increase both the probability and the magnitude of the adverse effects described above.

B.   RISK FACTORS RELATING TO THE CHAPTER 11 CASES

     1.   Failure to Receive Requisite Acceptances

          If the Requisite Acceptances are received, the Debtors intend to seek confirmation of the Plan by the Bankruptcy Court. If the Requisite Acceptances are not received, the Debtors may nevertheless seek confirmation of a modified Plan notwithstanding the dissent of certain Classes of Claims. The Bankruptcy Court may confirm a modified Plan pursuant to the "cramdown" provisions of the Bankruptcy Code which allow the Bankruptcy Court to confirm a plan that has been rejected by an Impaired class of claims if it determines that the rejecting class is being treated appropriately given the relative priority of the claims in such class. In order to confirm a plan against a dissenting class, the Bankruptcy Court must also find that at least one Impaired class has accepted the plan, with such acceptance being determined without including the acceptance of any "insider" in such class.

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     2.   Failure to Confirm the Plan

          Even if the Requisite Acceptances are received and, with respect to those Classes deemed to have rejected the Plan the requirements for "cramdown" are met, the Bankruptcy Court, which as a court of equity may exercise substantial discretion, may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors (See Section XIII.A -- "Feasibility of the Plan and the Best Interests of Creditors Test -- Feasibility of the Plan") and that the value of distributions to dissenting holders of Claims and Interests may not be less than the value such holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code (See Section XIII.B -- "Feasibility of the Plan and the Best Interests of Creditors Tests -- Best Interests Test"). Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

          Additionally, the Solicitation must comply with the requirements of section 1126(b) of the Bankruptcy Code and the applicable Bankruptcy Rules with respect to the length of the Solicitation period, compliance with applicable non-bankruptcy law, if any, and in the absence of applicable non-bankruptcy law, the adequacy of the information contained in the Disclosure Statement (as defined in section 1125(a)(1) of the Bankruptcy Code). If the Bankruptcy Court were to find that the Solicitation did not so comply, all acceptances received pursuant to the Solicitation could be deemed invalid and the Debtors could be forced to resolicit acceptances under section 1125(b) of the Bankruptcy Code, in which case confirmation of the Plan could be delayed and possibly jeopardized. The Debtors believe that the Solicitation complies with the requirements of section 1126(b) of the Bankruptcy Code, that duly executed Ballots will be in compliance with applicable provisions of the Bankruptcy Code, and that if the Requisite Acceptances are received, the Plan should be confirmed by the Bankruptcy Court.

          The Debtors are requesting that the Bankruptcy Court enter the Solicitation Order providing, among other things, for a waiver of any requirement that RCN solicit acceptances of the Plan from holders of Common Stock and deeming the holders of Common Stock to have rejected the Plan. The Debtors believe there is a reasonable basis for the Bankruptcy Court to determine that deeming Class 8 to have rejected the Plan is permissible under the Bankruptcy Code and the Bankruptcy Rules.

          The Debtors' ability to propose and confirm an alternative reorganization plan is uncertain. Confirmation of any alternative reorganization plan under Chapter 11 of the Bankruptcy Code would likely take significantly more time and result in delays in the ultimate distributions. If confirmation of an alternative plan of reorganization was not possible, the Debtors would likely be liquidated. Based upon the Debtors' analysis, liquidation under Chapter 7 would result in reduced distributions. (See Section XII -- "Feasibility of the Plan and the Best Interests of Creditors Test"). In a liquidation under Chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7. However, it is unlikely that any liquidation would realize the full going concern value of their businesses. Instead, the Debtors' assets would be sold separately. Consequently, the Debtors believe that a liquidation under Chapter 11 would also result in smaller distributions, if any, to the holders of Claims and Interests than those provided for in the Plan.

     3.   Failure to Consummate the Plan

          Consummation of the Plan is conditioned upon, among other things, entry of the Confirmation Order and an order (which may be the Confirmation Order) approving the assumption and assignment of all executory contracts and unexpired leases (other than those specifically rejected by the Debtors) to the Reorganized RCN Companies or their assignees. As of the date of the Disclosure Statement, there can be no assurance that any or all of the foregoing conditions will be met (or waived) or that the other conditions to consummation, if any, will be satisfied. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the Restructuring completed. Moreover, because the Plan is predicated upon consummation of the Exit Facility, which commitment currently expires on December 31, 2004, there can be no assurance that the Plan can be consummated after December 31, 2004.

     4. Adverse Publicity and the Stigma of Chapter 11 Cases Generally may Negatively Impact Reorganized RCN Companies and Results of Operations

          Adverse publicity and news coverage relating to circumstances surrounding the Chapter 11 filings may negatively impact the Reorganized RCN Companies' efforts to maintain their existing customer base and obtain new customers, as well as reestablish and promote name recognition and a positive image. In addition, the general impact, if

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any, that the Chapter 11 Cases may have on the operations of the Reorganized RCN
Companies cannot be accurately predicted or quantified. If confirmation and consummation of the Plan do not occur expeditiously, the Chapter 11 Cases could further adversely affect the Reorganized RCN Companies' relationships with their customers, employees and vendors.

          However, even an expeditious emergence from Chapter 11 could have a detrimental impact on future financial results and patronage due to the possibility that the Chapter 11 Cases may create a negative image of the Reorganized RCN Companies in the eyes of their customers and vendors. The bankruptcy filing and an extended Chapter 11 proceeding may adversely affect the confidence of customers of the Reorganized RCN Companies with respect to their ability to maintain continuous and quality service. In addition, prolonged Chapter 11 Cases may make it more difficult for the Reorganized RCN Companies to retain and attract management and other key personnel and would require senior management to spend an excessive amount of time and effort addressing financial issues relating to the reorganization instead of focusing on the operation of the business.

     5.   Risks of New Exit Facility

          The Plan is dependent upon the Debtors securing the new financing through the Exit Facility. Although the Debtors currently have a commitment letter from Deutsche Bank for the Exit Facility, such commitment is subject to numerous conditions outside the control of the Debtors and expires on December 31, 2004. There can be no assurances that such conditions will be met. Furthermore, even if all the conditions are met, there can be no assurances that the Exit Facility will close and fund. The Debtors have no alternative financing secured at this time and would not be able to confirm the Plan in its present form absent such financing.

     6.   New Common Stock Risks

          The trading price of the New Common Stock will be affected by numerous factors. These include the risk factors set forth in the Disclosure Statement, as well as prevailing economic and financial trends and conditions in the public securities markets. The trading price of the New Common Stock may be affected by developments which may not have any direct relationship with the Reorganized RCN Companies' business or long-term prospects. The market prices of the securities of telecommunications companies have been especially volatile and accordingly the trading price of its New Common Stock is likely to be affected by this activity.

          Reorganized RCN expects to file an application to list its New Common Stock on the Nasdaq Stock Market's National Market under the symbol "RCNC" after the Effective Date. There can be no assurance, however, that the New Common Stock will meet the criteria for a listing. If Reorganized RCN's application for listing on the Nasdaq National Market is not approved, the New Common Stock would likely be traded on the Nasdaq Small Cap Market, the OTC Bulletin Board or in the non-Nasdaq over-the-counter market (also known as the pink sheet market); however, there can be no assurance that any trading market will exist for the New Common Stock following the consummation of the Plan. In such an event, a holder of New Common Stock could find it difficult to dispose of, or to obtain accurate quotations as to the market value of, the New Common Stock. The extent of the public market for the New Common Stock following consummation the Plan will depend upon the number of holders of New Common Stock at such time, the interest in maintaining a market in New Common Stock on the part of securities firms and other factors.

          Finally, the Reorganized RCN Companies do not anticipate that any dividends will be paid with respect to the New Common Stock in the near term.

     7. Conversion of Any Convertible Second-Lien Notes Could Have a Dilutive Effect

          Under the Plan, a total of 36,020,850 shares of New Common Stock will be issued on the Effective Date, without consideration of any such shares issued in connection with the exercise of Management Incentive Options or New Warrants. Assuming that $150 million principal amount of the Convertible Second-Lien Notes are converted to shares of common stock of Reorganized RCN in accordance with the conversion ratio described above, a total of 6,250,000 additional shares of common stock would be issued to holders of the Convertible Second-Lien Notes. Under such a scenario, a total of 42,270,850 shares of common stock of Reorganized RCN therefore would be outstanding, without consideration of any such shares issued in connection with the exercise of Management Incentive Options or New Warrants. As a consequence, any increase in the issuance of common stock upon conversion of Convertible Second-Lien Notes will dilute the percentage holdings of such common stock held by other persons. If all of the Convertible Second-Lien Notes were converted at the currently contemplated conversion ratio, such percentage holdings would decrease by approximately 14.5%. If $125 million principal amount of the Convertible Second-Lien Notes were converted at the

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currently contemplated conversion ratio, such percentage holdings would decrease by approximately 12.4%. If $100 million principal amount of the Convertible Second-Lien Notes were converted at the currently contemplated conversion ratio, such percentage holdings would decrease by approximately 10.2%.

          However, the estimated value of New Common Stock, and hence, the estimated percentage recovery to holders of Class 5 RCN General Unsecured Claims, is not expected to decrease significantly with respect to issuance of the Convertible Second-Lien Notes. The value of the equity will decrease by the Black-Scholes implied value of the conversion feature of the Convertible Second-Lien Notes. Such decrease, however, is offset by the increased equity value due to reduced interest expense. As described in section XII.D - "Valuation of the Reorganized Debtors," the estimated total equity value of the Reorganized Debtors is estimated to be between $620 million and $820 million. The RCN Companies and their advisors have analyzed the impact on post-emergence equity value resulting from a hypothetical issuance of the Convertible Second-Lien Notes. It is estimated that the net impact of such issuance would be a reduction of the total equity value range by $19 million. Accordingly, the estimated recovery to Class 5 RCN General Unsecured Claims would decrease by approximately 1.6%, from 60.5% to 58.9% (in the event that $125 million or $100 million of Convertible Second-Lien Notes were issued, the comparable reductions to Class 5 recovery estimates would be 1.2% and 0.8%, respectively). See "Exhibit C - Liquidation Analysis." In addition, in the event the conversion price is reset on the 12-month anniversary of the Effective Date, as described in section II.C - "General Information - Alternative Exit Financing Scenarios" above, such reset would result in additional dilution to the holders of New Common Stock.

     8.   Claims Estimations

          There can be no assurance that the estimated amount of Claims and Interests set forth herein are correct and the actual allowed amounts of Claims and Interests may differ from estimates. The estimated amounts are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the actual allowed amounts of Claims and Interests may vary from those estimated therein.

     9.   Certain Tax Considerations

          THERE ARE A NUMBER OF MATERIAL INCOME TAX CONSIDERATIONS, RISKS AND UNCERTAINTIES ASSOCIATED WITH CONSUMMATION OF THE PLAN. INTERESTED PARTIES SHOULD READ CAREFULLY THE DISCUSSION SET FORTH IN SECTION XII OF THE DISCLOSURE STATEMENT, ENTITLED "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN," FOR A DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS PROPOSED BY THE PLAN TO RCN AND HOLDERS OF CLAIMS THAT ARE IMPAIRED UNDER THE PLAN.

     10.  Inherent Uncertainty of Financial Projections

          The financial projections set forth in Exhibit D hereto (the "Projections") cover the Debtors' operations through the period ending December 31, 2009. These Projections are based on numerous assumptions that are an integral part of the Projections, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of Reorganized Debtors, industry performance, general business and economic conditions, competition, adequate financing, absence of material contingent or unliquidated litigation or indemnity claims, and other matters, many of which are beyond the control of Reorganized Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date of the Disclosure Statement may affect the actual financial results of Reorganized Debtors' operations. These variations may be material and may adversely affect the ability of the Reorganized Debtors to pay the obligations owing to certain holders of Claims entitled to distributions under the Plan and other post-Effective Date indebtedness. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur.

             X. SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN

     On the Effective Date, all Preferred Interests and Common Stock will be deemed cancelled and extinguished. On the Distribution Date:

          (a) Each holder of an Allowed Class 5 RCN General Unsecured Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 5 RCN General Unsecured Claim, subject to an alternative Cash election, its Pro Rata share of New Common Stock representing 100% of the fully diluted common

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stock of Reorganized RCN, subject to dilution by the exercise of Management
Incentive Options and the New Warrants, and the conversion of any Convertible Second-Lien Notes;

          (b) Holders of Allowed Class 7 Preferred Interests that have voted to accept the Plan will receive their Pro Rata share of New Warrants to purchase common stock of Reorganized RCN in an amount equal to 1.75% of the New Common Stock, subject to dilution by exercise of the Management Incentive Options and conversion of any Convertible Second-Lien Notes, if Class 5 RCN General Unsecured Claims has voted to accept the Plan and Class 7 Preferred Interests has voted to accept the Plan; and

          (c) If the holders of Class 5 RCN General Unsecured Claims vote to accept the Plan, the holders of Class 8 Equity Interests will receive their Pro Rata share of New Warrants to purchase common stock of Reorganized RCN in an amount equal to .25% of the New Common Stock, subject to dilution by exercise of the Management Incentive Options and conversion of any Convertible Second-Lien Notes.

     The following discussion summarizes the material provisions of the New Common Stock including references, where applicable, to the Reorganized RCN Certificate of Incorporation and Bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, attached as Exhibit A hereto and the Reorganized RCN Certificate of Incorporation and Bylaws, to be filed in the Plan Supplement.

A.   DESCRIPTION OF SECURITIES TO BE ISSUED

     1.   New Common Stock

          The principal terms of the shares of common stock of Reorganized RCN to be issued under the Plan will be as follows:

Authorization:            100 million shares

Total Issued:             36,020,850 shares

Par Value:                $0.01 per share

Voting Rights:            One vote per share

Preemptive Rights:        None

Dividends:                Payable at the discretion of the board of directors
                          of Reorganized RCN

     2.   New Warrants

          The principal terms of the New Warrants to be issued by Reorganized RCN under the Plan will be as follows:

Authorization:            735,119 warrants, each representing the right to
                          purchase one share of New Common Stock, equal to 2% of the New Common Stock subject to dilution by the Management Incentive Options and conversion of any Convertible Second-Lien Notes

Total Issued:             735,119

Vesting:                  On the Effective Date

Term:                     Two years from the date of consummation

Strike Price:             $34.16

Anti-Dilution Rights:     Strike price and number of shares of common stock of
                          Reorganized RCN issuable upon exercise will be adjusted for stock splits, dividends, recapitalization and similar events.

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     3.   Convertible Second-Lien Notes

     The principal terms of any Convertible Second-Lien Notes issued by Reorganized RCN under the Plan are expected to be as follows:

Authorization:            $150 million principal amount, with each $1,000 note
                          initially convertible into 41.667 shares of common stock of Reorganized RCN, equal to 14.5% of the common stock subject to dilution by the Management Incentive
                          Options

Total Issued:             6,250,000 shares of common stock of Reorganized RCN

Term:                     7 1/2 years after the Effective Date

Coupon: See Section II.C - "General Information - Alternative Exit Financing Scenarios."

Collateral:               RCN's obligations under the Convertible Second-Lien
                          Notes would be guaranteed by each of the Subsidiary
                          Guarantors.  RCN's obligations under the Convertible
                          Second-Lien Notes and the obligations of the Subsidiary Guarantors under the Convertible Second-
                          Lien Notes would be secured by a second lien, junior only to the lien securing the Senior First-Lien
                          Financing; provided, however, that the Convertible
                          Second-Lien Notes will be pari passu in right of payment with the Senior First-Lien Financing, on substantially all of RCN's and each Subsidiary
                          Guarantor's present and future tangible and intangible assets, including, without limitation, all receivables, contract rights, securities, inventory, equipment, real estate, intellectual property, promissory notes and all of the equity interests in each of the Subsidiary Guarantors and not more than 65% of the total outstanding voting stock in each of RCN's, or any Subsidiary Guarantor's, foreign subsidiaries. The Convertible Second-Lien Notes would also be secured by a first lien or second lien, as the case may be, on the equity in the RCN subsidiary that owns the 48.93% equity interest in Megacable.

B.   RESALE OF SECURITIES OF REORGANIZED RCN

     1.   General Discussion of Exemptions from Securities Laws Provided by
Section 1145 of the Bankruptcy Code

          The Plan is predicated upon (a) the issuance and distribution of the New Common Stock and New Warrants and (b) a determination by the Bankruptcy Court that the issuance and distribution of the New Common Stock and New Warrants will be exempt from the registration requirements of the Securities Act and any state or local laws requiring registration pursuant to section 1145 of the Bankruptcy Code. RCN is relying on section 1145(a)(1) of the Bankruptcy Code to exempt the exchange, issuance and distribution of such securities pursuant to the Plan from the registration requirements of the Securities Act and state securities and "blue sky" laws if the following conditions are satisfied: (i) the securities are issued by a debtor, an affiliate of the debtor, or a successor to a debtor under a plan approved by a bankruptcy court; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense in the case concerning the debtor or such affiliate; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued "principally" in such exchange and "partly" in exchange for cash or property. Section 1145(a)(2) of the Bankruptcy Code also exempts from such registration requirements offers of securities through warrants and similar rights distributed pursuant to the exemption set forth in section 1145(a)(1).

          Securities that are issued under the Plan and that are covered by section 1145 of the Bankruptcy Code may be resold by the holders thereof without registration unless, as more fully described below, any such holder is deemed to be an "underwriter" with respect to such securities, as such term is defined in section 1145(b)(1) of the Bankruptcy Code. Generally, section 1145(b)(1) defines an "underwriter" as any person who (a) purchases a claim against, or interest in, a bankruptcy case, with a view towards the distribution of any security to be received in exchange for such claim or interest, (b) offers to sell securities issued under a plan of reorganization on behalf of the holders of such securities, (c) offers to buy securities issued under a plan of reorganization from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities and under an agreement made in connection with the plan, with

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

the consummation of the plan, or with the offer of sale of securities under the plan or (d) is an issuer as contemplated by section 2(11) of the Securities Act. Although the definition of the term "issuer" appears in section 2(4) of the Securities Act, the reference contained in section 1145(b)(1)(D) of the Bankruptcy Code to section 2(11) of the Securities Act purports to include as "underwriters" all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities by contract or otherwise.

     The Plan also entails the possible issuance and distribution of Convertible Second-Lien Notes to certain members of the Creditors' Committee, holders of the Senior Notes, and others. The RCN Companies believe that the issuance and distribution of the Convertible Second-Lien Notes (including shares of common stock of Reorganized RCN issued upon conversion) to the members of the Creditors' Committee and to any other person who is not receiving such Convertible Second-Lien Notes in exchange for a claim against the Debtors, or principally in exchange for such a claim and partly for cash, will be exempt from the registration requirements of the Securities Act, and any state or local laws requiring registration, by reason of section 4(2) of the Securities Act as a transaction not involving any public offering. As a consequence, such persons will acquire "restricted securities" (as such term is defined in Rule 144 under the Securities Act). Such persons will generally be eligible to dispose of Convertible Second-Lien Notes (including shares of common stock of Reorganized RCN issued upon conversion) held by them under the provisions of Rule 144 under the Securities Act commencing one year after consummation of the Plan. Sales under Rule 144 are subject to a number of restrictions, including limitations on the number of securities that may be sold for the account of any person within a three month period, and the requirement that the securities be sold pursuant to "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in Section (3)(a)(38) of the Securities Exchange Act of 1934. Different rules may apply to persons who may be considered "control persons" or "affiliates" of the Debtors. Persons who receive Convertible Second-Lien Notes (including shares of common stock of the Reorganized RCN issued upon conversion) under the Plan are urged to consult their own legal advisor with respect to the restrictions applicable under Rule 144 and the circumstances under which securities may be sold in reliance upon such rule.

     RCN intends to apply for listing of the New Common Stock on a national securities exchange or quoting in a United States automated inter-dealer quotation system and to comply with the reporting requirements of the Exchange Act with respect to the New Common Stock.

     THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THE DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT HEREBY PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE SECURITIES AND BANKRUPTCY MATTERS DESCRIBED HEREIN. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, THE DEBTORS ENCOURAGE EACH CREDITOR AND PARTY-IN-INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN.

     2.   Lack of Established Market for New Common Stock

          There may be certain restrictions on the ability of holders of New Common Stock to sell, transfer, or otherwise freely dispose of such New Common Stock received under the Plan if the holders are "issuers" or "dealers" under sections 2(11) and 2(12), respectively, of the Securities Act, or "underwriters," as defined in section 1145(b) of the Bankruptcy Code. Moreover, the New Common Stock will be issued pursuant to the Plan to holders of Allowed Class 5 General Unsecured Claims, some of whom may prefer to liquidate their investment rather than hold such securities on a long-term basis. Accordingly, the market for the New Common Stock may be volatile, at least for an initial period after the Distribution Date, and indeed may be depressed for a period of time immediately following the Effective Date until the market has had time to absorb these sales and to observe the post-Effective Date performance of Reorganized RCN. Other factors, such as the statutory restrictions on transferability and the likelihood that Reorganized RCN will not declare dividends for the foreseeable future, may further depress the market for the New Common Stock. In addition, although the Plan and the Projections were prepared based upon an assumed reorganization value range as described below in Section XIII.D -- "Feasibility of the Plan and the Best Interests of Creditors Test -- Valuation of the Reorganized Debtors," such valuation was not an estimate of the price at which the New Common Stock may trade in the

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

market, and RCN has not attempted to make any such estimate in connection with the development of the Plan. No assurance can be given as to the market price that will prevail following the Distribution Date. See Section XIII.D -- "Feasibility of the Plan and the Best Interests of Creditors Test -- Valuation of the Reorganized Debtors."

     3.   New Common Stock Registration Rights

          Reorganized RCN and holders of shares of 5% or more of the New Common Stock will enter into the New Common Stock Registration Rights Agreement on or immediately after the Effective Date. Pursuant to the New Common Stock Registration Rights Agreement, Reorganized RCN will, among other things, (i) prepare and, not later than the 60th day following the later of (A) the date Reorganized RCN files with the SEC its Annual Report on Form 10-K for the year ended December 31, 2004, or (B) the Effective Date of the Plan, file with the SEC a registration statement or registration statements under the Securities Act for the offering on a continuous basis pursuant to Rule 415 of the Securities Act, the Registerable Securities held by such 5% holders, (ii) use its commercially reasonable efforts to cause the Shelf Registration to be declared effective by the SEC not later than the 90th day after the date of its initial filing, (iii) keep the Shelf Registration effective for a period ending on the earlier of (a) the date on which all covered securities have been sold pursuant to the Shelf Registration or otherwise, (b) the date on which all covered securities are eligible to be sold without volume or manner of sale restrictions under Rule 144 under the Securities Act except as otherwise provided in the New Common Stock Registration Rights Agreement, (c) the date that is the three-year anniversary of the date upon which the Shelf Registration statement is declared effective by the SEC, and (d) the date when there are no remaining Registerable Securities outstanding and (iv) use its commercially reasonable efforts to cause the New Common Stock to be quoted in the national market system of the National Association of Securities Dealers' Automated Quotation System.

     4.   Convertible Second-Lien Notes Registration Rights

          If any Convertible Second-Lien Notes are issued, Reorganized RCN and holders of the Convertible Second-Lien Notes will enter into the Convertible Second-Lien Notes Registration Rights Agreement on or immediately after the Effective Date. Reorganized RCN will have (i) until the Filing Deadline to file the Notes Shelf Registration Statement, and (ii) until the Notes Shelf Effective Deadline to cause the Notes Shelf Registration Statement to become effective; provided, however, in no event will the Notes Shelf Effective Deadline be later than September 30, 2005. Reorganized RCN will keep the Notes Shelf Registration Statement effective for three years following the Notes Shelf Effective Deadline. In the event Reorganized RCN fails to (a) file the Notes Shelf Registration Statement by the Filing Deadline, (b) cause the Notes Shelf Registration Statement to be declared effective by the Notes Shelf Effective Deadline, or (c) cause the Notes Shelf Registration Statement to be declared effective by September 30, 2005, then a penalty in an amount equal to 25 bps per annum will be payable by Reorganized RCN on the Convertible Second-Lien Notes for each quarter (up to eight quarters) during any period that any of the foregoing events have not occurred by the applicable deadlines. Reorganized RCN will list the New Common Stock on the NYSE or NASDAQ National Market Systems within 90 days of the Notes Shelf Effective Deadline. The failure to list the New Common Stock within such 90-day period will result in a penalty in an amount equal to 25 bps per annum, payable by Reorganized RCN on the Convertible Second-Lien Notes for each quarter (up to eight quarters) during any period that such listing has not occurred.

             XI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.   GENERAL

     THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN ANTICIPATED U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS PROPOSED BY THE PLAN TO THE DEBTORS AND HOLDERS OF CLAIMS AND INTERESTS THAT ARE IMPAIRED AND CERTAIN HOLDERS OF UNIMPAIRED CLAIMS UNDER THE PLAN. THIS SUMMARY IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "TAX CODE"), TREASURY REGULATIONS PROMULGATED THEREUNDER, JUDICIAL AUTHORITIES, AND CURRENT ADMINISTRATIVE RULINGS AND PRACTICE, ALL AS IN EFFECT AS OF THE DATE HEREOF AND ALL OF WHICH ARE SUBJECT TO CHANGE OR DIFFERING INTERPRETATIONS, POSSIBLY WITH RETROACTIVE EFFECT.

     THIS SUMMARY DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR TO A PARTICULAR HOLDER OF A CLAIM OR INTEREST IN LIGHT OF ITS PARTICULAR FACTS AND CIRCUMSTANCES OR TO CERTAIN TYPES OF HOLDERS OF CLAIMS OR INTERESTS SUBJECT TO SPECIAL TREATMENT UNDER THE TAX CODE (FOR EXAMPLE,

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NON-U.S. TAXPAYERS, FINANCIAL INSTITUTIONS, BROKER-DEALERS, LIFE INSURANCE
COMPANIES, TAX-EXEMPT ORGANIZATIONS, PERSONS WHOSE FUNCTIONAL CURRENCY IS NOT THE UNITED STATES DOLLAR, PERSONS WHO RECEIVED THEIR STOCK PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION AND HOLDERS THAT ARE, OR HOLD CLAIMS THROUGH, A PARTNERSHIP OR OTHER PASSTHROUGH ENTITY). THIS SUMMARY ASSUMES THAT HOLDERS OF CLAIMS OR INTERESTS HOLD THEIR CLAIMS OR INTERESTS AS CAPITAL ASSETS FOR FEDERAL INCOME TAX PURPOSES (GENERALLY, PROPERTY HELD FOR INVESTMENT), AND FURTHER ASSUMES THAT NO HOLDER OF A CLASS 5 RCN GENERAL UNSECURED CLAIM IS A BENEFICIAL OWNER OF ANY PREFERRED STOCK, COMMON STOCK OR WARRANT INTERESTS. THIS SUMMARY DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, NON-U.S. TAXATION OR U.S. FEDERAL TAXATION OTHER THAN INCOME TAXATION. FURTHERMORE, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS THAT ARE UNIMPAIRED UNDER THE PLAN.

     A SUBSTANTIAL AMOUNT OF TIME MAY ELAPSE BETWEEN THE DATE OF THE DISCLOSURE STATEMENT AND THE RECEIPT OF A FINAL DISTRIBUTION UNDER THE PLAN. EVENTS SUBSEQUENT TO THE DATE OF THE DISCLOSURE STATEMENT, SUCH AS ADDITIONAL TAX LEGISLATION, COURT DECISIONS, OR ADMINISTRATIVE CHANGES, COULD AFFECT THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREUNDER. NO RULING HAS BEEN OR WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE ("IRS") WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN AND NO OPINION OF COUNSEL HAS BEEN OR WILL BE OBTAINED BY THE DEBTORS WITH RESPECT THERETO. NO REPRESENTATIONS ARE BEING MADE REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE CONFIRMATION OR IMPLEMENTATION OF THE PLAN TO THE DEBTORS OR ANY HOLDER OF A CLAIM OR INTEREST. THIS DISCUSSION IS NOT BINDING UPON THE IRS OR OTHER TAXING AUTHORITIES. NO ASSURANCE CAN BE GIVEN THAT THE IRS OR ANOTHER AUTHORITY WOULD NOT ASSERT, OR THAT A COURT WOULD NOT SUSTAIN, A DIFFERENT POSITION FROM ANY DISCUSSED HEREIN. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE PLAN TO SUCH HOLDER.

B.   FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

     1.   Cancellation of Indebtedness Income

     Under the Tax Code, a U.S. taxpayer generally must include in gross income the amount of any discharged indebtedness ("COD") realized during the taxable year. COD income generally equals the difference between the "adjusted issue price" of the indebtedness discharged and the sum of (i) the amount of Cash,
(ii) the aggregate "issue prices" of debt instruments and (iii) the fair market value of any other property transferred in satisfaction of such discharged indebtedness. COD income also includes any interest that has been previously accrued but remains unpaid at the time the indebtedness is discharged. Based upon the foregoing, the Debtors expect RCN to realize a substantial amount of COD income upon the exchange of New Common Stock in satisfaction of the Class 5 General Unsecured Claims pursuant to the Plan.

     RCN will not be required to include such amount of realized COD in gross income, however, because the Class 5 General Unsecured Claims will be discharged while RCN is under the jurisdiction of a court in a title 11 case. Instead, RCN and its subsidiaries will be required to reduce certain tax attributes (e.g., net operating losses ("NOLs"), NOL carryovers, general business credit carryovers, capital loss carryovers, tax basis in property and foreign tax credit carryovers (collectively, "Tax Attributes")) by the amount of the COD income that would otherwise have been required to be included in gross income.

     Under recently promulgated Treasury Regulations, the required reduction in Tax Attributes is imposed on the Debtors and other members of RCN's consolidated group according to a set of specified ordering rules. Under these rules, RCN's own Tax Attributes are reduced first by the amount of COD income RCN realizes, followed by the Tax Attributes (other than tax basis) of other members of the consolidated group. A corporation's own Tax Attributes are generally Tax Attributes generated by the corporation itself, such as NOLs and credits, as well as tax basis in its assets, including tax basis in the stock of its subsidiaries. If a corporation reduces its tax basis in the stock of its subsidiaries, each such subsidiary is treated as realizing COD income by the amount of such reduction, and the subsidiary must in turn reduce its Tax Attributes by that amount. This process of Tax Attribute reduction is repeated through successive tiers of subsidiaries.

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     Reduction of tax basis in each member's property is limited to the excess of the aggregate tax bases of its property immediately after discharge over the aggregate amount of its liabilities immediately after the discharge. The reduction in Tax Attributes occurs only after the tax for the year of the debt discharge has been determined (i.e., such attributes may be available to offset taxable income that accrues between the date of discharge and the end of the debtor's taxable year). Any excess COD income over the amount of available Tax Attributes has no federal income tax impact.

     A debtor may elect to alter the order of attribute reduction described above and, instead, first reduce the tax basis of its depreciable assets (and, possibly, the depreciable assets of its subsidiaries). The Debtors have not yet determined whether to make this election.

     2.   Limitations on NOL Carryforwards and Other Tax Benefits

     Following the implementation of the Plan, any remaining NOLs and tax credit carryforwards and, possibly, certain other tax attributes of the Debtors allocable to periods prior to the Effective Date (collectively, "pre-change losses") may be subject to limitation under section 382 of the Tax Code ("Section 382") as a result of the Debtors' incurring an "ownership change."

     Under Section 382, if a corporation incurs an "ownership change" and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation. This limitation also may apply to certain losses or deductions that are "built-in" (i.e., economically accrued but unrecognized) as of the date of the ownership change and that are subsequently recognized. The Debtors expect to incur an ownership change as a result of the issuance of New Common Stock pursuant to the Plan.

          a.   Section 382 Limitation - In General

     In general, the amount of the annual pre-change loss limitation to which a corporation (or consolidated group) would be subject is equal to the product of
(i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (with certain adjustments) multiplied by (ii) the "long term tax exempt rate" (as published by the Internal Revenue Service) in effect for the month in which the ownership change occurs (4.64% for ownership changes occurring in October, 2004). The stock value of a corporation (or consolidated group) incurring an ownership change pursuant to a confirmed bankruptcy plan generally is determined immediately after (rather than before) the ownership change.

     Any unused portion of the annual limitation on pre-change losses may be carried forward until expiration (where applicable, as in the case of NOLs), thereby increasing the annual limitation in the subsequent taxable year. However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

          b.   Built in Gains and Losses

     If a loss corporation (or consolidated group) has a "net unrealized built-in loss" at the time it incurs an ownership change (taking into account most assets and items of "built-in" income and deduction), then any built-in losses that are recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and will be subject to the annual limitation discussed above. For this purpose, depreciation and amortization deductions that arise during such five-year period are treated as recognized built-in losses (and, accordingly, are subject to the annual limitation under Section 382 to the extent that such deductions are attributable to unrealized built-in losses that exist at the time of the ownership change). If the loss corporation (or consolidated group) has a net unrealized built-in gain at the time it incurs an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, permitting the loss corporation (or consolidated group) to use its pre-change losses against such recognized built-in gains in addition to its regular annual limitation. Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be taken into account in the group computation of net unrealized built-in loss. Such corporations would nevertheless still be taken into account in determining whether the consolidated group has a net unrealized built-in gain. In general, a loss corporation's (or consolidated group's) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of

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(i) $10,000,000 or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. The Debtors anticipate that they will have a net unrealized built-in loss as of the Effective Date.

          c.   Special Bankruptcy Exception

     An exception to the foregoing annual limitation rules generally applies where existing stockholders and qualified (so-called "old and cold") creditors of a debtor receive, in respect of their stock interests and debt claims, at least 50% of the vote and value of the stock of the reorganized debtor pursuant to a confirmed chapter 11 plan. Under this exception, a debtor's pre-change NOLs and built-in losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year that is prior to and includes the reorganization, in respect of all debt that is converted into stock in the bankruptcy proceeding. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period after the consummation of the chapter 11 plan will preclude the debtor's future utilization of any pre-change losses existing at the time of the subsequent ownership change.

     The receipt of the New Common Stock by holders of Claims and Interests pursuant to the Plan may qualify for this exception. Neither the statute nor the regulations address, however, whether this exception can be applied on a consolidated basis or only on a separate company basis. Even if the Debtors qualify for this exception, the Debtors may, if they so desire, elect not to have the exception apply and instead remain subject to the annual limitation described above. Such election would have to be made in RCN's consolidated U.S. federal income tax return for the taxable year in which the ownership change occurs.

     3.   Federal Alternative Minimum Tax

     For purposes of computing the Debtors' regular tax liability, all of their taxable income recognized in a taxable year generally may be offset by the carryover of NOLs (to the extent permitted under the Code and subject to various limitations, including Section 382, as discussed above). Even if all of the Debtors' regular tax liability for a given year is reduced to zero by virtue of its NOLs, the Debtors may still be subject to the alternative minimum tax ("AMT"). The AMT imposes a tax equal to the amount by which 20% of a corporation's alternative minimum taxable income ("AMTI") exceeds the corporation's regular tax liability. AMTI is calculated pursuant to specific rules in the Code which eliminate or limit the availability of certain tax deductions and which include as income certain amounts not generally included in computing regular tax liability. Because the COD income realized by the Debtors should be excluded from the calculation of AMTI, the Debtors do not expect to incur any AMT liability as a result of implementation of the Plan. Nevertheless, a corporation with "net unrealized built-in losses" must reduce the tax basis of its property to fair market value for AMT purposes following a Section 382 ownership change and, in calculating AMTI, only 90% of a corporation's AMTI may be offset by NOL carryovers (as computed for AMT purposes). Thus, in any year in which the Debtors have their regular tax liability reduced to zero by virtue of their NOLs, they may still be subject to the AMT at an effective rate of 2% (i.e., 10% of the 20% AMT tax rate). Proposed legislation would repeal this 90% limitation for NOLs arising in 2003-2005.

C.   FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS

     1.   Holders of Evergreen Claims (Class 3)

     The modification of the terms of the Class 3 Evergreen Claims will result in a deemed exchange for federal income tax purposes. Nevertheless, although the matter is not free from doubt, the Debtors believe that, for federal income tax purposes, the Class 3 Evergreen Claims, both before and after modification pursuant to the Plan, should constitute "securities" and that, accordingly, the deemed exchange should constitute a "recapitalization" and such holders should not recognize gain or loss for federal income tax purposes as a result of such deemed exchange. No assurances can be made in this regard, and holders of Class 3 Evergreen Claims are particularly urged to consult their own tax advisors regarding the tax consequences of the Plan to them, as well as the tax consequences of holding and disposing of their modified Claims.

     2.   Holders of RCN General Unsecured Claims (Class 5)

          a.   Senior Notes

     The exchange of Senior Notes for New Common Stock pursuant to the Plan should constitute a "recapitalization" for federal income tax purposes with respect to holders of Senior Notes that receive New Common

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Stock (or a combination of Cash and New Common Stock) in exchange for their
Senior Notes, and a fully taxable exchange with respect to holders of Senior Notes that receive only Cash in exchange for their Senior Notes. Accordingly, subject to the discussion of accrued but unpaid interest and market discount below, the following should be the federal income tax consequences of the Plan to holders of Senior Notes:

               Exchange of Senior Notes Solely for New Common Stock

     A holder of Senior Notes that receives solely New Common Stock in exchange for its Senior Notes pursuant to the Plan should generally not recognize any gain or loss on such exchange. Such a holder's aggregate tax basis in New Common Stock received in the exchange should be the same as the aggregate tax basis of such holder's Senior Notes surrendered in exchange therefor, and such holder's holding period for such New Common Stock should include such holder's holding period in the Senior Notes surrendered in exchange therefor.

               Exchange of Senior Notes for New Common Stock and Cash

     A holder of Senior Notes that receives New Common Stock and Cash in exchange for its Senior Notes pursuant to the Plan should generally recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of Cash received in exchange for its Senior Notes and (ii) the excess, if any, of (a) the sum of the amount of Cash and the fair market value of the New Common Stock received in the exchange over (b) the holder's aggregate tax basis in its Senior Note Claim surrendered in exchange therefor. Such a holder's aggregate tax basis in the New Common Stock received in the exchange should be equal to the holder's aggregate tax basis in its Senior Notes surrendered, decreased by the amount of any Cash received and increased by the amount of any gain recognized. The gain should be long-term capital gain to the extent that the holder's holding period for its Senior Notes is more than one year on the Effective Date. A holder's holding period for New Common Stock received in the exchange should include the holding period of the Senior Notes surrendered in exchange therefor.

               Exchange of Senior Notes Solely for Cash

     A holder of Senior Notes that receives solely Cash in exchange for its Senior Notes pursuant to the Plan should generally recognize capital gain or loss as a result of the exchange in an amount equal to the difference, if any, between the amount of Cash received and the holder's aggregate tax basis in the Senior Notes surrendered in exchange therefor. The gain or loss will be long-term capital gain or loss to the extent that the holder's holding period for its Senior Notes is more than one year as of the date of the exchange.

               Market Discount

     If a holder of a Senior Note purchased the Senior Note at a price less than such Senior Note's principal amount, the difference would constitute "market discount" for federal income tax purposes. Any gain recognized by such holder on the receipt of Cash in respect of its Senior Notes would be treated as ordinary income to the extent of such accrued but unrecognized market discount.

     If the accrued market discount on a Senior Note is in excess of the amount of gain recognized by such holder on the exchange Senior Notes for New Common Stock and Cash pursuant to the Plan, then the excess, if any, should carry over to such holder's New Common Stock received pursuant to the Plan, and any gain recognized by the holder on a subsequent taxable disposition of such New Common Stock would be treated as ordinary income to the extent of the carried-over market discount.

               Accrued But Unpaid Interest

     To the extent that any Allowed Claim entitled to a distribution under the Plan comprises indebtedness and accrued but unpaid interest thereon, the Debtors intend to take the position that, for income tax purposes, such distribution will be allocated to the principal amount of the Allowed Claim first and then, to the extent the consideration exceeds the principal amount of the Allowed Claim, to the portion of such Allowed Claim representing accrued but unpaid interest. No assurances can be made in this regard. If, contrary to the Debtors' intended position, such a distribution were treated as being allocated first to accrued but unpaid interest, a holder of such an Allowed Claim would realize ordinary income with respect to the distribution in an amount equal to the accrued but unpaid interest not already taken into income under the holder's method of accounting, regardless of whether the holder otherwise realizes a loss as a result of the Plan.

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          b.   Holders of Other Class 5 RCN General Unsecured Claims

     The federal income tax consequences of the Plan to a holder of a Class 5 RCN General Unsecured Claim other than with respect to Senior Notes generally will depend on the nature of the RCN General Unsecured Claim and its character in the hands of the holder. Accordingly, any gain or loss with respect to the receipt of Cash in respect of such Claim pursuant to the Plan will generally be treated as capital gain or loss or ordinary income or deduction. Capital losses may generally offset only capital gains, although individuals may, to a limited extent, offset ordinary income with capital losses. In addition, holders may be subject to other special tax rules that affect the character, timing and amount of any income, gain, loss or deduction. Accordingly, holders of such Class 5 RCN General Unsecured Claims are particularly urged to consult their own tax advisors regarding the tax consequences of the Plan to them.

     3.   Holders of Subsidiary General Unsecured Claims (Class 6)

     Depending on the nature of the Subsidiary General Unsecured Claim and its character in the hands of the holder, any gain or loss with respect to the receipt of Cash in respect of such Claim pursuant to the Plan will generally be treated as capital gain or loss or ordinary income or deduction. Capital losses may generally offset only capital gains, although individuals may, to a limited extent, offset ordinary income with capital losses. In addition, holders may be subject to other special tax rules that affect the character, timing and amount of any income, gain, loss or deduction. Accordingly, holders of Subsidiary General Unsecured Claims are urged to consult their own tax advisors regarding the tax consequences of the Plan to them.

     4. Holders of Preferred Interests (Class 7); Holders of Equity Interests (Class 8)

     The receipt of New Warrants by a holder of Preferred Stock pursuant to the Plan may be treated as an exchange of Preferred Stock for New Warrants. In that case, a holder of Preferred Stock should generally recognize gain or loss in an amount equal to the difference between (i) the fair market value on the Effective Date of the New Warrants received in respect of its Preferred Stock, and (ii) such holder's adjusted tax basis in its Preferred Stock. Any such gain or loss would be long term gain or loss if the holder's holding period for its Preferred Stock is more than one year. It is possible, however, that the receipt of some or all of the New Warrants issued to holders of Preferred Stock may be characterized as having been received as compensation or a fee for consenting to the Plan.

     The exchange of Common Stock for New Warrants pursuant to the Plan should constitute a taxable exchange. Accordingly, a beneficial owner of Common Stock that surrenders its Common Stock in exchange for New Warrants pursuant to the Plan should generally recognize capital gain or loss in an amount equal to the difference between (i) the fair market value on the Effective Date of the New Warrants received in respect of its Common Stock, and (ii) such holder's adjusted tax basis in its Common Stock. Any gain or loss would be long-term gain or loss if the holder's holding period for its Common Stock is more than one year on the Effective Date.

     All holders of Preferred Stock, and all holders of Common Stock that are also holders of Senior Note Claims or Warrant Interests, are especially urged to consult their own tax advisors regarding the income tax consequences to them of their receipt of New Warrants pursuant to the Plan.

     5.   Holders of Warrants Interests (Class 10)

     A holder of a Warrant whose Warrant is cancelled pursuant to the Plan generally should incur a capital loss in an amount equal to such holder's aggregate tax basis in such Warrants.

     6.   Information Reporting and Backup Withholding

     Certain payments, including payments of dividends, if any, on the New Common Stock and the proceeds from the sale or other taxable disposition of the New Common Stock, are generally subject to information reporting to the IRS. Moreover, such reportable payments may be subject to backup withholding at a rate of 28% unless the taxpayer: (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income.

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     7.   Importance of Obtaining Professional Tax Assistance

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER'S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

        XII. FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS

A.   FEASIBILITY OF THE PLAN

     The Debtors and the Creditors' Committee believe that the Reorganized Debtors will be able to perform their obligations under the Plan and continue to operate their businesses without further financial reorganization or liquidation. In connection with confirmation of the Plan, the Bankruptcy Court will have to determine if the Plan is feasible pursuant to section 1129(a)(11) of the Bankruptcy Code, which requires that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.

     To support their belief in the Plan's feasibility, the Debtors have prepared the Projections for the Reorganized Debtors, as set forth in Exhibit D hereto.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE SEC. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY RCN'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH HAVE NOT BEEN ACHIEVED TO DATE AND MAY NOT BE ACHIEVED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

B.   BEST INTERESTS TEST

     Section 1129(a)(7) of the Bankruptcy Code requires that any holder of an impaired claim or interest voting against a proposed plan of reorganization must be provided in the plan with a value, as of the effective date of the plan, at least equal to the value that the holder would receive if the debtor's operations were terminated and its assets liquidated under Chapter 7 of the Bankruptcy Code. To determine what the holders of claims and interests in each impaired class would receive if the debtors were liquidated, the Bankruptcy Court must determine the dollar amount that would be generated from a liquidation of the debtor's assets in the context of a hypothetical liquidation. Such a determination must take into account the fact that secured claims, and any administrative claims resulting from the Chapter 11 cases or from the hypothetical Chapter 7 cases, would have to be paid in full from the liquidation proceeds before the balance of those proceeds were made available to pay unsecured creditors and make distributions to holders of preferred interests or equity interests.

C.   LIQUIDATION ANALYSIS

     Set forth in Exhibit C attached hereto is a liquidation analysis developed by the Debtors (the "Liquidation Analysis") that assumes the Chapter 11 Cases are converted to Chapter 7 cases and the Debtors' assets are liquidated under the direction of a Bankruptcy Court appointed trustee. THE LIQUIDATION VALUATIONS HAVE BEEN PREPARED SOLELY FOR USE IN THE DISCLOSURE STATEMENT AND DO NOT REPRESENT VALUES THAT ARE APPROPRIATE FOR ANY OTHER PURPOSE. NOTHING CONTAINED IN THIS ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION BY OR ADMISSION OF ANY PARTY FOR ANY PURPOSE. The assumptions used in developing this analysis are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors or a Chapter 7 trustee. Accordingly, there can be no assurances that the values assumed in the Liquidation Analysis would be realized if the Debtors were actually

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liquidated. In addition, any liquidation would take place in the future at which time circumstances may exist which cannot presently be predicted. A description of the procedures followed and the assumptions and qualifications made by the Debtors in connection with the Liquidation Analysis are set forth in the notes thereto.

     After consideration of the effect that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to the Debtors' creditors and Interest holders, including (i) the increased cost and expenses of liquidation under Chapter 7 arising from fees payable to the Chapter 7 trustee and the attorneys and other professional advisors to such trustee, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation, (iii) the erosion of the value of the Debtors' assets in the context of an expedited liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail, (iv) the adverse effects on the salability of portions of the business that could result from the possible departure of key employees and the loss of customers and vendors, (v) the cost and expense attributable to the time value of money resulting from what is likely to be a more protracted proceeding and (vi) the application of the rule of absolute priority to distributions in a Chapter 7 liquidation, the Debtors have determined that confirmation of the Plan will provide each holder of a Claim, Preferred Interest or Equity Interest entitled to vote with an equal or greater recovery than such holder would have received under a Chapter 7 liquidation of the Debtors.

D.   VALUATION OF THE REORGANIZED DEBTORS

     In conjunction with formulating the Plan, the Debtors determined that it was necessary to estimate the post-confirmation going concern enterprise value for the Reorganized Debtors. Accordingly, the Debtors, with Blackstone's assistance, prepared such a valuation. RCN's assets consist primarily of equity interests in Debtor and non-Debtor subsidiaries.

     Three methodologies were used to derive the reorganization value of the Reorganized Debtors based on the Projections: (i) a comparison of the Reorganized Debtors and their projected performance to how the market values comparable companies; (ii) a comparison of the Reorganized Debtors and their projected performance to values of comparable companies in precedent private market acquisitions; and (iii) a calculation of the present value of the free cash flows under the Projections, including an assumption for the value of the Reorganized Debtors at the end of the projection period.

     The market-based approaches involve identifying (i) a group of publicly traded companies whose businesses or product lines are comparable to those of the Reorganized Debtors as a whole or significant portions of the Reorganized Debtors' operations and (ii) comparable precedent private market acquisitions, and then calculating ratios of various financial results or statistics to the market/acquisition values of these companies or transactions. The ranges of ratios derived are then applied to the Reorganized Debtors' historical and projected financial results or statistics to derive a range of implied values.

     The discounted cash flow approach involves deriving the unlevered free cash flows that the Reorganized Debtors would generate assuming the Projections were realized. In addition, a valuation is assumed for the Reorganized Debtors at the end of the Projections using a methodology consistent with the market-based approaches described above (known as a terminal value). These cash flows and the terminal value are discounted to the present at the Reorganized Debtors' estimated post-restructuring weighted average cost of capital to determine the enterprise value of the Reorganized Debtors.

     In addition, a value was determined for the Reorganized Debtors' prepetition net operating losses based upon the expected utilization of such net operating losses during and subsequent to the Projections. The value determined for the Reorganized Debtors' prepetition net operating loses was discounted to the present at the Reorganized Debtors' estimated post-restructuring weighted average cost of capital and such value was added to the value determined from the market-based and discounted cash flow approaches.

     Further, a value was determined for the Reorganized Debtors' joint venture equity ownership positions (i.e., Megacable, MCM, and Starpower) based upon the valuation techniques described above. Such value was added to the value determined from the market-based and discounted cash flow approaches.

     ESTIMATES OF VALUE DO NOT PURPORT TO BE APPRAISALS NOR DO THEY NECESSARILY REFLECT THE VALUE WHICH MAY BE REALIZED IF ASSETS ARE SOLD. THE ESTIMATES OF VALUE REPRESENT HYPOTHETICAL REORGANIZED ENTERPRISE VALUES ASSUMING THE IMPLEMENTATION OF THE BUSINESS PLAN AS WELL AS OTHER SIGNIFICANT ASSUMPTIONS. SUCH ESTIMATES WERE

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DEVELOPED SOLELY FOR PURPOSES OF FORMULATING AND NEGOTIATING A PLAN OF
REORGANIZATION AND ANALYZING THE PROJECTED RECOVERIES THEREUNDER.

     Based upon the methods described above, the estimated value for the Reorganized Debtors, including cash in excess of amounts needed to fund the business plan, at the Effective Date is between $1,100 million and $1,300 million, with a value of $1,200 million used as the midpoint. The long-term funded indebtedness is projected to be $480 million. After deducting this amount from the Reorganized Debtors' value, the estimated total equity value of the Reorganized Debtors is estimated to be $620 million to $820 million. The valuation does not give effect to any possible dilution of the equity value due to the issuance of the Management Incentive Options or the New Warrants. This valuation also does not give effect to any possible dilution due to conversion of any Convertible Second-Lien Notes that are issued under the Plan or the effect of the possible exercise of the right of first refusal to acquire Pepco's interest in Starpower if such purchase is funded by additional borrowings under the Exit Facility. See section II.C - "General Information - Alternative Exit Financing Scenarios."

     THE ESTIMATED ENTERPRISE AND EQUITY VALUES ARE HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE PROJECTIONS AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS, NONE OF WHICH ARE GUARANTEED.

     THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZED EQUITY VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.

        XIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

     The Debtors believe that the Plan affords holders of Impaired Claims and Impaired Interests the potential for the greatest realization on the Debtors' assets and, therefore, is in the best interests of such holders. If, however, the Requisite Acceptances are not received, or the Requisite Acceptances are received and the Plan is not subsequently confirmed and consummated, the theoretical alternatives include: (a) formulation of an alternative plan or plans of reorganization or (b) liquidation of the Debtors under Chapter 7 or Chapter 11 of the Bankruptcy Code.

A.   ALTERNATIVE PLAN(S)

     If the Requisite Acceptances are not received or if the Plan is not confirmed, the Debtors (or, if the Debtors' exclusive periods in which to file and solicit acceptances of a reorganization plan have expired, any other party in interest) could attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plans might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of assets.

     With respect to an alternative plan, the Debtors have explored various other alternatives in connection with the extensive negotiation process involved in the formulation and development of the Plan. The Debtors believe that the Plan, as described herein, which is the result of extensive negotiations between the Debtors and various constituencies, enables holders of Impaired Claims and Interests to realize the greatest possible value under the circumstances, and that, as compared to any alternative plan of reorganization, the Plan has the greatest chance to be confirmed and consummated.

B.   LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11

     If no plan is confirmed, the Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors' assets for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

     The Debtors believe that in liquidation under Chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors' assets. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would

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be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets.

     The Debtors could also be liquidated pursuant to the provisions of Chapter 11 plans of reorganization. In a liquidation under Chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7. Thus, a Chapter 11 liquidation might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a Chapter 11 case, expenses for professional fees could be lower than in a Chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims under a Chapter 11 liquidation plan probably would be delayed substantially.

     Although preferable to a Chapter 7 liquidation, the Debtors believe that any alternative liquidation under Chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater return that the Debtors anticipate is provided by the Plan. THE DEBTORS AND THE CREDITORS' COMMITTEE BELIEVE THAT THE PLAN AFFORDS SUBSTANTIALLY GREATER BENEFITS TO HOLDERS OF IMPAIRED CLAIMS AND INTERESTS THAN WOULD ANY OTHER REASONABLY CONFIRMABLE REORGANIZATION PLAN OR LIQUIDATION UNDER ANY CHAPTER OF THE BANKRUPTCY CODE.

     The Liquidation Analysis, prepared by the Debtors with their financial advisors, is premised upon a liquidation in a Chapter 7 case and is annexed to the Disclosure Statement as Exhibit C. In the analysis, the Debtors have taken into account the nature, status, and underlying value of the assets of the Debtors, the ultimate realizable value of such assets, and the extent to which the assets are subject to liens and security interests.

     Based on the Debtors' experience in restructuring their business operations in the several years prior to the Petition Date and their experience in seeking investors, the Debtors have no knowledge of a buyer ready, willing and able to purchase the Debtors as a whole or even to purchase significant portions of the Debtors as ongoing businesses. Therefore, the likely form of any liquidation would be the sale of individual assets. Based on this analysis, it is likely that a liquidation of the Debtors' assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the opinion of the Debtors, the recoveries projected to be available in liquidation are not likely to afford holders of Claims and Interests as great a realization potential as does the Plan.

                    XIV. THE SOLICITATION; VOTING PROCEDURES

A.   VOTING DEADLINE

     The period during which Ballots and Master Ballots with respect to the Plan will be accepted by the Debtors (and may be withdrawn or revoked unless the Bankruptcy Court issues an order to the contrary) will terminate at 5:00 p.m., prevailing Eastern Time on November 30, 2004, unless and until the Debtors, in their sole discretion, extend the date until which Ballots and Master Ballots will be accepted. Except to the extent the Debtors so determine or as permitted by the Bankruptcy Court, Ballots or Master Ballots that are received after the Voting Deadline will not be counted or otherwise used in connection with the Debtors' request for confirmation of the Plan (or any permitted modification thereof).

     The Debtors reserve the absolute right, at any time or from time to time, to extend, by oral or written notice to the Voting Agent, the period of time (on a daily basis, if necessary) during which Ballots will be accepted for any reason including, but not limited to, determining whether or not the Requisite Acceptances have been received, by making a public announcement of such extension no later than 12:01 p.m., prevailing Eastern time, on the first Business Day next succeeding the previously announced Voting Deadline. Without limiting the manner in which the Debtors may choose to make any public announcement, the Debtors will not have any obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a news release through the Dow Jones News Service. There can be no assurance that the Debtors will exercise their right to extend the Solicitation period for the receipt of Ballots and Master Ballots. The Debtors may extend the Voting Deadline for one or more creditors or Classes of creditors.

B.   VOTING PROCEDURES

     Under the Bankruptcy Code, for purposes of determining whether the Requisite Acceptances have been received, only holders of Impaired Claims and Impaired Interests who actually vote will be counted. The failure of a

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holder to deliver a duly executed Ballot will be deemed to constitute an abstention by such holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

     The Debtors are providing copies of the Disclosure Statement (including all Exhibits) and related materials and, where appropriate, Ballots or Master Ballots (in either case, a "Solicitation Package"), to holders of Class 3 Evergreen Claims, holders of Class 5 RCN General Unsecured Claims and holders of Class 7 Preferred Interests. Holders of RCN General Unsecured Claims who hold Senior Notes may include brokerage firms, commercial banks, trust companies, or other Nominees. If such entities do not hold for their own account, they should provide copies of the Solicitation Package (including, in the case of the Senior Notes, the appropriate Ballot) to their customers and to beneficial owners of Senior Notes. Any beneficial owner of Senior Notes who has not received a Ballot should contact his/her or its nominee, or the Voting Agent.

     You should provide all of the information requested by the Ballots you receive. You should complete and return all Ballots that you receive in the return envelope provided with each such Ballot.

C.   SPECIAL NOTE FOR HOLDERS OF SENIOR NOTES

     The Voting Record Date for determining which holders of Senior Notes are entitled to vote on the Plan is October 7, 2004. The Indenture Trustee for the Senior Notes will not vote on behalf of the holders of such notes. Holders must submit their own Ballots.

     1.   Beneficial Owners

          a. A beneficial owner holding Senior Notes as record holder in its own name should vote on the Plan by completing and signing the enclosed Ballot and returning it directly to the Voting Agent on or before the Voting Deadline using the enclosed self-addressed, postage-paid envelope.

          b. A beneficial owner holding Senior Notes in "street name" through a nominee may vote on the Plan by one of the following two methods (as selected by such beneficial owner's Nominee). See Section XV.C.2 -- "The Solicitation; Voting Procedures -- Special Note for Holders of Senior Notes -- Nominees."

               . Complete and sign the enclosed beneficial owner Ballot. Return the Ballot to your Nominee as promptly as possible and in sufficient time to allow such Nominee to process the Ballot and return it to the Voting Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, contact the Voting Agent for instructions; or

               . Complete and sign the pre-validated Ballot (as described below) provided to you by your Nominee. Return the pre-validated Ballot to the Voting Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

     Any Ballot returned to a nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such nominee properly completes and delivers to the Voting Agent that Ballot or a Master Ballot that reflects the vote of such beneficial owner.

     If any beneficial owner owns Senior Notes through more than one nominee, such beneficial owner may receive multiple mailings containing the Ballots. The beneficial owner should execute a separate Ballot for each block of Senior Notes that it holds through any particular nominee and return each Ballot to the respective nominee in the return envelope provided therewith. Beneficial owners who execute multiple Ballots with respect to Senior Notes held through more than one nominee must indicate on each Ballot the names of ALL such other nominees and the additional amounts of such Senior Notes so held and voted. If a beneficial owner holds a portion of the Senior Notes through a nominee and another portion as a record holder, the beneficial owner should follow the procedures described in subparagraph (1) (a) above to vote the portion held of record and the procedures described in subparagraph (1) (b) above to vote the portion held through a nominee or nominees.

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     2.   Nominees

          A nominee that on the Voting Record Date is the registered holder of Senior Notes for a beneficial owner can obtain the votes of the beneficial owners of such Senior Notes, consistent with customary practices for obtaining the votes of securities held in "street name," in one of the following two ways:

          a.   Pre-Validated Ballots

     The nominee may "pre-validate" a Ballot by (i) signing the Ballot; (ii) indicating on the Ballot the name of the registered holder, the amount of Senior Notes held by the nominee for the beneficial owner, and the account numbers for the accounts in which such Senior Notes are held by the nominee; and (iii) forwarding such Ballot, together with the Disclosure Statement, return envelope and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then complete the information requested in the Ballot, review the certifications contained in the Ballot, and return the Ballot directly to the Voting Agent in the pre-addressed, postage-paid envelope so that it is RECEIVED by the Voting Agent before the Voting Deadline. A list of the beneficial owners to whom "pre-validated" Ballots were delivered should be maintained by nominees for inspection for at least one year from the Voting Deadline; or

          b.   Master Ballots

     If the nominee elects not to prevalidate Ballots, the nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with the Disclosure Statement, a return envelope provided by, and addressed to, the nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his/her or its vote on the Ballot, complete the information requested in the Ballot, review the certifications contained in the Ballot, execute the Ballot, and return the Ballot to the Nominee. After collecting the Ballots, the nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Ballot, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is RECEIVED by the Voting Agent before the Voting Deadline. All Ballots returned by beneficial owners should either be forwarded to the Voting Agent (along with the Master Ballot) or retained by Nominees for inspection for at least one year from the Voting Deadline. EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE.

     3.   Securities Clearing Agencies

          RCN expects that The Depository Trust Company, as a nominee holder of Senior Notes, will arrange for its participants to vote by executing an omnibus proxy in favor of such participants. As a result of the omnibus proxy, such participant will be authorized to vote its Voting Record Date positions held in the name of such securities clearing agencies.

     4.   Miscellaneous

          For purposes of voting to accept or reject the Plan, the beneficial owners of Senior Notes will be deemed to be the "holders" of the Claims represented by such Senior Notes. Unless otherwise ordered by the Bankruptcy Court, Ballots or Master Ballots that are signed, dated and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. RCN, in its sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Ballots or Master Ballots.

     Except as provided below, unless the Ballot or Master Ballot is timely submitted to the Voting Agent before the Voting Deadline, the Debtors may, in their sole discretion, reject such Ballot or Master Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

     In the event of a dispute with respect to any Senior Note Claim or any vote to accept or reject the Plan cast with respect to such Claim will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

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     5.   Delivery of Senior Notes

     RCN is not at this time requesting the delivery of, and neither RCN nor the Voting Agent will accept, certificates representing any Senior Notes.

D.   SPECIAL NOTE FOR HOLDERS OF CLASS 5 RCN GENERAL UNSECURED CLAIMS

     Holders of Class 5 RCN General Unsecured Claims have the opportunity to make an election between receiving their Pro Rata share of the New Common Stock or the Cash Component (that is, Cash equal to a certain percentage of their RCN General Unsecured Claims). Only holders of Class 5 RCN General Unsecured Claims who elect to receive the Cash Component will receive the Cash Component. Accordingly, even if a holder of a Class 5 RCN General Unsecured Claim votes to reject the Plan, such holder should make an election if such Holder wishes to receive the Cash Component in the event the Plan is confirmed despite its rejection of the Plan. The election deadline is the deadline for voting to accept or reject the Plan. To facilitate the election, the Debtors have distributed an election form to holders of Senior Notes Claims and a Ballot to holders of Class 5 RCN General Unsecured Claims who do not hold a Senior Note Claim.

E.   FIDUCIARIES AND OTHER REPRESENTATIVES

     If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Ballot of each beneficial owner for whom they are voting.

     UNLESS THE BALLOT OR MASTER BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST OF THE BANKRUPTCY COURT THAT ANY SUCH BALLOT OR MASTER BALLOT BE COUNTED. IN NO CASE SHOULD A BALLOT OR MASTER BALLOT BE DELIVERED TO ANY ENTITY OTHER THAN THE NOMINEE OR THE VOTING AGENT, AND IN NO CASE SHOULD ANY SENIOR NOTES BE DELIVERED TO THE DEBTORS OR ANY OF THEIR ADVISORS, INCLUDING THE VOTING AGENT.

F.   PARTIES ENTITLED TO VOTE

     Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "Impaired" under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

     In general, a holder of a claim or interest may vote to accept or to reject a plan if (i) the claim or interest is "allowed," which means generally that no party in interest has objected to such claim or interest, and (ii) the claim or interest is Impaired by the plan. If, however, the holder of an Impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not Impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

     Classes 1, 2, 4 and 6 of the Plan are Unimpaired, and holders of Claims in such Classes are conclusively presumed to have accepted the Plan. Classes 8, 9 and 10 are conclusively presumed to have rejected the Plan. The Bankruptcy Court has waived the requirement of soliciting the holders Common Stock and deems Class 8 to have rejected the Plan. Therefore, in accordance with sections 1126 and 1129 of the Bankruptcy Code, the Debtors are soliciting acceptances from holders of Claims in Classes 3, 5 and 7.

     A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

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G.   CLASSES IMPAIRED UNDER THE PLAN

     The only Classes of Claims and Interests that are Impaired under the Plan and entitled to vote on the Plan are Class 3 Evergreen Claims, Class 5 RCN General Unsecured Claims and Class 7 Preferred Interests.

     Class 8 Equity Interests, Class 9 Subordinated Interests and Class 10 Warrants Interests are not entitled to receive or retain any distribution or property under the Plan on account of their Claims or Interests. Accordingly, under section 1126(g) of the Bankruptcy Code, they are presumed to have rejected the Plan and are not entitled to vote in respect of the Plan.

     All other Classes of Claims and Interests are Unimpaired under the Plan. Accordingly, under section 1126(f) of the Bankruptcy Code, all such Classes of Claims and Interests are deemed to have accepted the Plan and are not entitled to vote in respect of the Plan.

H.   AGREEMENTS UPON FURNISHING BALLOTS

     The delivery of an accepting Ballot (or Master Ballot) to the Voting Agent by a holder of an Evergreen Claim, RCN General Unsecured Claim or Preferred Interest pursuant to one of the procedures set forth above will constitute the agreement of such holder to accept (i) all of the terms of, and conditions to, this Solicitation; and (ii) the terms of the Plan; provided, however, all parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code.

I.   WAIVERS OF DEFECTS, IRREGULARITIES, ETC.

     Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots will be determined by the Voting Agent and the Debtors in their sole discretion, which determination will be final and binding. As indicated below under "Withdrawal of Ballots; Revocation," effective withdrawals of Ballots must be delivered to the Voting Agent prior to the Voting Deadline. The Debtors reserve the absolute right to contest the validity of any such withdrawal. The Debtors also reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including the Ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

J.   WITHDRAWAL OF BALLOTS; REVOCATION

     Any party who has delivered a valid Ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Voting Agent at any time prior to the Voting Deadline. A notice of withdrawal, to be valid, must (i) contain the description of the Claim(s) or Interest(s) to which it relates and the aggregate principal amount represented by such Claim(s), (ii) be signed by the withdrawing party in the same manner as the Ballot being withdrawn, (iii) contain a certification that the withdrawing party owns the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn and (iv) be received by the Voting Agent in a timely manner at the address set forth in Section XIV.K below. Prior to the Confirmation Hearing, the Debtors intend to consult with the Voting Agent to determine whether any withdrawals of Ballots were received and whether the Requisite Acceptances of the Plan have been received. As stated above, the Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of Ballots.

     Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of Ballots which is not received in a timely manner by the Voting Agent will not be effective to withdraw a previously cast Ballot.

     Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change his or its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the case where more than one timely,

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properly completed Ballot is received, only the Ballot which bears the latest date will be counted for purposes of determining whether the Requisite Acceptances have been received.

     The Debtors will pay all reasonable costs, fees and expenses relating to the Solicitation, including, without limitation, customary mailing and handling costs of Nominees.

K.   FURTHER INFORMATION; ADDITIONAL COPIES

     If you have any questions or require further information about the voting procedure for voting your Claim or Interest or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, the Disclosure Statement, or any exhibits to such documents (at your own expense, unless otherwise specifically required by Fed. R. Bankr. P. 3017(d)), please contact the Voting Agent:

                          Financial Balloting Group LLC
                           757 Third Avenue, 3rd Floor
                            New York, New York 10017
                            Telephone: (646) 282-1800

                             XV. OTHER PROFESSIONALS

SKADDEN, ARPS

     Pursuant to a letter agreement dated October 7, 2003, RCN engaged Skadden, Arps as counsel to RCN and its affiliates in connection with the Restructuring. The Bankruptcy Court issued a final order on June 22, 2004 authorizing the retention of Skadden, Arps as counsel to the Initial Debtors in their respective Chapter 11 Cases. On September 29, 2004, the Bankruptcy Court issued an order authorizing the retention of Skadden, Arps as counsel to RCN-Chicago and the Additional Debtors in their respective Chapter 11 Cases, on a final basis.

BLACKSTONE

     Pursuant to a letter agreement dated March 10, 2004 (the "Blackstone Engagement Letter"), RCN engaged Blackstone as financial advisor to RCN and its affiliates in connection with the Restructuring. The Bankruptcy Court issued a final order, on August 3, 2004 (the "Blackstone Retention Order") authorizing the retention of Blackstone as financial advisors to the Initial Debtors in their respective Chapter 11 Cases. On August 26, 2004, the Bankruptcy Court issued an order authorizing the retention of Blackstone as financial advisors to RCN-Chicago and the Additional Debtors in their respective Chapter 11 Cases on an interim basis, and scheduling a hearing on October 27, 2004 to determine whether to grant such relief on a final basis.

     Prior to, and during the Chapter 11 Cases, Blackstone has, among other things, reviewed RCN and its affiliates' business plans, evaluated their debt capacity in light of their projected cash flows, determined a range of values for RCN and its affiliates on a going concern basis, assisted in the determination of an appropriate capital structure for the Reorganized Debtors, assisted in negotiating the Plan and in securing the Exit Facility and provided other financial advisory services as requested from time to time.

     In consideration for such services, upon substantial consummation of the Plan, Blackstone would be entitled, subject to final approval of the Bankruptcy Court, to a restructuring fee of $7.8 million (the "Restructuring Fee"). However, Blackstone will not be entitled to such fee in the event of a liquidation, other than in a sale or sales as a going concern, of any entity or entities collectively constituting 50% or more of the subscribers of the United States businesses of RCN and its direct and indirect subsidiaries. Blackstone is also to receive, in consideration for its services, a monthly advisory fee equal to $200,000 per month through November 2004, and $100,000 for each month thereafter, including all reasonable out-of-pocket expenses such as the reasonable fees and expenses of its counsel.

     The Blackstone Retention Order provides that Blackstone's retention will automatically terminate upon the occurrence of certain specified events. The Blackstone Engagement Letter provides that Blackstone would be entitled to reimbursement of all expenses incurred through the date of termination, if their retention is terminated for any reason. If Blackstone's retention is terminated and the Debtors consummate a plan of reorganization within 12 months of such termination, Blackstone would be entitled to receive, subject to Bankruptcy Court approval, payment of the Restructuring Fee. Pursuant to an indemnification agreement, dated March 10, 2004, RCN has agreed to indemnify Blackstone with

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respect to its service, subject to certain limitations set forth in the
Blackstone Retention Order, and such right to indemnification would survive the termination of Blackstone's retention.

AP SERVICES

     Pursuant to a letter agreement dated February 11, 2004, and the amendment thereto, dated March 12, 2004 (as amended, the "AP Engagement Letter"), RCN engaged AP Services, an affiliate of AlixPartners, to provide a broad range of restructuring and turnaround consulting services to RCN and its affiliates. Among the services to be provided, AP Services agreed to furnish the services of certain individuals, including John S. Dubel and Anthony M. Horvat, to serve as temporary executive officers of RCN and its affiliates. Mr. Dubel is currently serving as the Debtors' Executive Vice President and Chief Restructuring Officer, and Mr. Horvat is currently serving as the Debtors' Senior Vice President and Assistant Chief Restructuring Officer. The Bankruptcy Court issued a final order on July 30, 2004 (the "AP Retention Order") authorizing the retention of AP Services as the crisis managers to the Initial Debtors in their respective Chapter 11 Cases. On August 26, 2004, the Bankruptcy Court issued an order authorizing the retention of AP Services as crisis managers to RCN-Chicago and the Additional Debtors in their respective Chapter 11 Cases on an interim basis, and scheduling a hearing on October 27, 2004 to determine whether to grant such relief on a final basis.

     The AP Engagement Letter provides that any temporary executive officers furnished by AP Services to the Debtors are entitled to the most favorable indemnification provided by the Debtors to their officers and directors. This right to indemnification is subject to certain limitations set forth in the AP Retention Order. The AP Engagement Letter provides that if AP Services' engagement is terminated for any reason, AP Services would be entitled to receive all expenses through the date of such termination. In addition to the termination provisions in the AP Engagement Letter, the AP Retention Order provides that AP Services' retention will be automatically terminated upon the occurrence of certain events.

     In consideration for such services, AP Services is entitled to hourly fees and expenses for services provided. Upon substantial consummation of the Plan, AP Services would be entitled to request a success fee in its final fee application, but only in accordance with the AP Retention Order and after notice to all parties in interest and a hearing before the Bankruptcy Court.

INNISFREE/FINANCIAL BALLOTING GROUP

     On June 2, 2004, the Bankruptcy Court issued an order (the "Innisfree Retention Order") approving the retention of Innisfree as the Initial Debtors' noticing, voting and information agent. Innisfree has agreed to mail certain notices and other documents to holders of the Initial Debtors' publicly-held securities and to perform services relating to the solicitation of votes to accept or reject the Plan. In consideration for such services, Innisfree will be paid its reasonable and customary fees for such services, and reimbursed for its reasonable out-of-pocket expenses. The Initial Debtors have agreed to reimburse brokers, dealers, commercial banks, trust companies and other nominees for the customary mailing and handling expenses incurred by them in forwarding materials to their customers; however, the Initial Debtors will not otherwise compensate such nominees for their services. The Initial Debtors have agreed to pay the cost of any other fees and expenses attributed to the solicitation.

     On August 20, 2004, Jane Sullivan, a former Director of Innisfree, and the other professionals at Innisfree who were performing or were to perform the noticing, voting and information services required under the terms of the Innisfree Retention Order, left their employment at Innisfree and formed Financial Balloting Group LLC ("FBG"). Accordingly, on August 23, 2004, the Initial Debtors, RCN-Chicago and the Additional Debtors filed an application requesting authorization to retain FBG to perform the same services for the Initial Debtors, RCN-Chicago and the Additional Debtors that were to have been provided by Innisfree pursuant to the Innisfree Retention Order. On August 26, 2004, the Bankruptcy Court issued an order approving the retention of FBG as the noticing, voting and information agent to the Initial Debtors, RCN-Chicago and the Additional Debtors.

BANKRUPTCY SERVICES

     On June 2, 2004, the Bankruptcy Court issued an order approving the retention of Bankruptcy Services as the Initial Debtors' claims and noticing agent. Bankruptcy Services has agreed to mail notices and other documents to the Initial Debtors' creditors and other parties in interest, to provide claims and objection database services, and to provide other administrative services as requested by the Initial Debtors. In consideration for such services, Bankruptcy Services will be paid its reasonable and customary fees for such services, and reimbursed for its reasonable out-of-pocket expenses. On September 29, 2004, the Bankruptcy Court issued an order authorizing the retention of Bankruptcy

Services as the noticing, voting and information agent to the Initial Debtors, RCN-Chicago and the Additional Debtors in their respective Chapter 11 Cases, on a final basis.

PRICEWATERHOUSECOOPERS

     On June 22, 2004, the Bankruptcy Court issued a final order approving the retention of PwC as auditors for the Initial Debtors in their respective Chapter 11 Cases. In consideration for providing accounting and auditing services, PwC will be compensated on an hourly basis, at a rate equal to 80% of PwC's standard hourly rates, and reimbursed for its reasonable out-of-pocket expenses. On September 29, 2004, the Bankruptcy Court issued an order authorizing the retention of PwC as auditors to RCN-Chicago and the Additional Debtors in their respective Chapter 11 Cases, on a final basis.

SWIDLER BERLIN

     Pursuant to a letter agreement dated December 31, 2003, RCN engaged Swidler Berlin as counsel in connection with the Restructuring. On June 22, 2004, the Bankruptcy Court issued a final order approving the retention of Swidler Berlin as special regulatory counsel to the Initial Debtors in their respective Chapter 11 Cases. On September 29, 2004, the Bankruptcy Court issued an order authorizing the retention of Swidler Berlin as special regulatory counsel to RCN-Chicago and the Additional Debtors in their respective Chapter 11 Cases, on a final basis.

WINSTON & STRAWN

     RCN entered into a letter agreement, dated June 25, 2004 (the "Winston & Strawn Engagement Letter") to retain Winston & Strawn as special counsel to RCN's Board of Directors, to provide legal services and advice in connection with the Chapter 11 Cases. On July 8, 2004, the Initial Debtors filed an application to approve RCN's retention of Winston & Strawn, as of June 7, 2004, as special counsel to RCN's Board of Directors. On July 30, 2004, the Bankruptcy Court issued an order approving the retention of Winston & Strawn as special counsel to RCN's Board of Directors in the Chapter 11 Cases, pursuant to the terms set forth in the Winston & Strawn Engagement Letter.

SPENCER STUART

     Pursuant to a letter agreement dated August 3, 2004 (the "Spencer Stuart Engagement Letter"), RCN engaged Spencer Stuart as executive search consultant to assist RCN in its search for a Chief Executive Officer to succeed RCN's current Chief Executive Officer, David C. McCourt. On August 19, 2004, the Initial Debtors and RCN-Chicago filed a motion requesting an order authorizing such retention. On September 8, 2004, the Bankruptcy Court issued an order authorizing the retention of Spencer Stuart as executive search consultant to assist RCN in its search for a Chief Executive Officer to succeed Mr. McCourt, pursuant to the terms set forth in the Spencer Stuart Engagement Letter.

PDA GROUP

     Pursuant to a letter agreement dated August 19, 2004 (the "PDA Engagement Letter"), RCN engaged PDA to perform consulting services relating to RCN's business operations in the areas of sales and marketing, market and network operations and customer care, to be performed by its principal, Peter Aquino, for RCN. On August 19, 2004, RCN filed a motion requesting an order authorizing such retention. The Debtors believe that the retention of PDA will help facilitate their transition out of bankruptcy. On September 8, 2004, the Bankruptcy Court issued an order authorizing the retention of PDA to perform consulting services relating to RCN's business operations in the areas of sales and marketing, market and network operations and customer care, to be performed by Mr. Aquino for RCN, pursuant to the terms set forth in the PDA Engagement Letter. Mr. Aquino subsequently assumed certain operating responsibilities that had been performed by John Dubel, in his former capacity as the Debtors' President and Chief Operating Officer. Mr. Dubel was appointed Executive Vice President and Chief Restructuring Officer of the Debtors, effective September 15, 2004, and the positions of President and Chief Operating Officer are currently vacant.

KASOWITZ

     Pursuant to a letter agreement dated September 10, 2004 (the "Kasowitz Engagement Letter"), the Debtors engaged Kasowitz as special conflicts counsel to represent the Debtors on matters, as requested by the Debtors, with respect to which Skadden, Arps cannot provide representation because of a conflict, adverse interest, or other connection between Skadden, Arps and such matter. On September 22, 2004, the Debtors filed an application requesting an order approving such retention, effective as of September 15, 2004, pursuant to the terms set forth in the Kasowitz Engagement Letter.

DECHERT

     Pursuant to a letter agreement dated September 22, 2004 (the "Dechert Engagement Letter"), the Debtors engaged Dechert as special conflicts counsel to represent the Debtors on matters, as requested by the Debtors, with respect to which Skadden, Arps cannot provide representation because of a conflict, adverse interest, or other connection between Skadden, Arps and such matter. On September 23, 2004, the Debtors filed an application requesting an order approving such retention, effective as of September 14, 2004, pursuant to the terms set forth in the Dechert Engagement Letter.

CREDITORS' COMMITTEE AND RELATED PROFESSIONALS

     On June 10, 2004, the United States Trustee appointed the Creditors' Committee. The Debtors have agreed to pay reasonable out-of-pocket expenses of the Creditors' Committee and the reasonable fees, and expenses of its counsel and its financial advisors.

     On July 26, 2004, the Bankruptcy Court issued an order approving the retention of Milbank, Tweed, Hadley & McCloy LLP, as counsel to the Creditors' Committee, and an order approving the retention of Capital & Technology Advisors LLC ("CTA"), as industry and technology advisors to the Creditors' Committee. On July 26, 2004, the Bankruptcy Court issued an order approving the retention of Chanin Capital Partners ("CCP"), as financial advisor to the Creditors' Committee. Each of the retention orders for CTA and CCP provide that such professionals may request success fees. To date the Creditors' Committee and the Debtors have agreed to support a success fee of $300,000 for CCP and between $1.25 million and $1.75 million for CTA.

                       XVI. RECOMMENDATION AND CONCLUSION

     For all of the reasons set forth in the Disclosure Statement, the Debtors and the Creditors' Committee believe that confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors and the Creditors' Committee urge all eligible holders of Impaired Claims and Interests to vote to ACCEPT the Plan, and to complete and return their ballots so that they will be RECEIVED by the Voting Agent on or before 5:00 p.m., prevailing Eastern time on November 30, 2004.

Dated:  October 12, 2004


                             RCN CORPORATION
                             HOT SPOTS PRODUCTIONS, INC.
                             RLH PROPERTY CORPORATION
                             RCN FINANCE, LLC
                             RCN TELECOM SERVICES OF VIRGINIA, INC.
                             RCN ENTERTAINMENT, INC.
                             ON TV, INC.
                             TEC AIR, INC.
                             RCN CABLE TV OF CHICAGO, INC.
                             21st CENTURY TELECOM SERVICES, INC.

                             By: /s/ David McCourt
                                ----------------------------------

                             Name:  David McCourt
                             Title: Chairman and Chief Executive Officer of
                                    RCN Corporation and authorized signatory for each of the other Debtors

                             SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             Counsel to the Debtors

                             By: /s/ D.J. Baker
                                ----------------------------------
                                D. J. Baker
                                Thomas J. Matz
                                Frederick D. Morris

                             4 Times Square
                             New York, New York 10036
                             (212) 735-3000


                             MILBANK, TWEED, HADLEY & MCCLOY  LLP
                             Attorneys for the Official Committee
                              of Unsecured Creditors

                             By: /s/ Susheel Kirpalani
                                ----------------------------------
                                Dennis F. Dunne
                                Susheel Kirpalani
                                Deirdre Ann Sullivan
                                One Chase Manhattan Plaza
                                New York, New York 10005
                                (212) 530-5000

                                    EXHIBIT A

                                       TO

               DISCLOSURE STATEMENT WITH RESPECT TO THE JOINT PLAN

                      OF REORGANIZATION OF RCN CORPORATION

                            AND CERTAIN SUBSIDIARIES

                                   ----------

    JOINT PLAN OF REORGANIZATION OF RCN CORPORATION AND CERTAIN SUBSIDIARIES

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re
                                                    Chapter 11
RCN CORPORATION, et al.,                            Case No. 04-13638 (RDD)
                                                    (Jointly Administered)
                              Debtors.

    JOINT PLAN OF REORGANIZATION OF RCN CORPORATION AND CERTAIN SUBSIDIARIES

SKADDEN, ARPS, SLATE, MEAGHER & FLOM  LLP   MILBANK, TWEED, HADLEY & MCCLOY  LLP

D. J. Baker                                 Dennis F. Dunne
Thomas J. Matz                              Susheel Kirpalani
Frederick D. Morris                         Deirdre Ann Sullivan
Four Times Square                           One Chase Manhattan Plaza
New York, New York  10036-6552              New York, New York  10005
(212) 735-3000                              (212) 530-5000

Attorneys for RCN Corporation, et al.,      Attorneys for the Official
 Debtors and Debtors-in-Possession           Committee of Unsecured Creditors

Dated:   New York, New York
         October 12, 2004

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                TABLE OF CONTENTS

                                                                                                     Page
                                                                                                     ----
INTRODUCTION.......................................................................................PLAN-1

ARTICLE I.

       DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME...............................PLAN-1
       A.     Scope of Definitions; Rules of Construction..........................................PLAN-1
       B.     Definitions..........................................................................PLAN-1
       C.     Rules of Interpretation..............................................................PLAN-8
                    1.     General.................................................................PLAN-8
                    2.     "Including".............................................................PLAN-8
                    3.     "On"....................................................................PLAN-8
       D.     Computation of Time..................................................................PLAN-8

ARTICLE II.

       TREATMENT OF UNCLASSIFIED CLAIMS............................................................PLAN-9
       A.     Administrative Claims................................................................PLAN-9
       B.     Priority Tax Claims..................................................................PLAN-9

ARTICLE III.

       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS........................................PLAN-9
       A.     Introduction.........................................................................PLAN-9
       B.     Summary of Classes..................................................................PLAN-10
       C.     Treatment of Classes................................................................PLAN-10
                    1.     Class 1 - Other Priority Claims........................................PLAN-10
                    2.     Class 2 - Bank Claims..................................................PLAN-10
                    3.     Class 3 - Evergreen Claim..............................................PLAN-11
                    4.     Class 4 - Other Secured Claims.........................................PLAN-11
                    5.     Class 5 - RCN General Unsecured Claims.................................PLAN-12
                    6.     Class 6 - Subsidiary General Unsecured Claims..........................PLAN-12
                    7.     Class 7 - Preferred Interests..........................................PLAN-13
                    8.     Class 8 - Equity Interests.............................................PLAN-13
                    9.     Class 9 - Subordinated Claims..........................................PLAN-13
                    10.    Class 10 - Warrants Interests..........................................PLAN-13
       D.     Allowed Claims and Interests........................................................PLAN-13
       E.     Postpetition Interest...............................................................PLAN-13
       F.     Intercompany Claims.................................................................PLAN-14
       G.     Alternative Treatment...............................................................PLAN-14

ARTICLE IV.

       MEANS FOR IMPLEMENTATION OF THE PLAN.......................................................PLAN-14
       A.     New Senior Secured Facility.........................................................PLAN-14
       B.     Corporate Action....................................................................PLAN-14
                    1.     Continued Corporate Existence..........................................PLAN-14
                    2.     Corporate Transactions.................................................PLAN-14
       C.     Cancellation of Existing Securities and Agreements..................................PLAN-15
       D.     Restructuring Transactions..........................................................PLAN-15
                    1.     New Common Stock.......................................................PLAN-15

                    2.     New Common Stock Registration Rights...................................PLAN-15
                    3.     Convertible Second-Lien Notes Registration Rights......................PLAN-16
       E.     Directors and Officers..............................................................PLAN-16
       F.     Revesting of Assets.................................................................PLAN-16
       G.     Preservation of Rights of Action; Settlement of Litigation Claims...................PLAN-17
       H.     Effectuating Documents; Further Transactions........................................PLAN-17
       I.     Exemption from Certain Transfer Taxes...............................................PLAN-17

ARTICLE V.

       PROVISIONS GOVERNING DISTRIBUTIONS.........................................................PLAN-17
       A.     Distributions on Account of Claims and Interests Allowed as of the Effective Date...PLAN-17
       B.     Disbursing Agent....................................................................PLAN-17
       C.     Means of Cash Payment...............................................................PLAN-18
       D.     Calculation of Distribution Amounts of New Common Stock and New Warrants............PLAN-18
       E.     Delivery of Distributions; Undeliverable or Unclaimed Distributions.................PLAN-18
       F.     Withholding and Reporting Requirements..............................................PLAN-18
       G.     Setoffs.............................................................................PLAN-19
       H.     Allocation of Plan Distributions Between Principal and Interest.....................PLAN-19

ARTICLE VI.

       PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS.....................PLAN-19
       A.     Objections to Claims; Disputed Claims...............................................PLAN-19
       B.     No Distribution Pending Allowance...................................................PLAN-19
       C.     Disputed Claims Reserve.............................................................PLAN-19
       D.     Distributions After Allowance.......................................................PLAN-19

ARTICLE VII.

       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES......................................PLAN-20
       A.     Assumed Contracts and Leases........................................................PLAN-20
                    1.     Debtors................................................................PLAN-20
                    2.     Confirmation Order and Scope of Assumption.............................PLAN-20
       B.     Payments Related to Assumption of Contracts and Leases..............................PLAN-20
       C.     Claims Based on Rejection of Executory Contracts or Unexpired Leases................PLAN-20
       D.     Treatment of Employee Separation and Similar Agreements.............................PLAN-21

ARTICLE VIII.

       ACCEPTANCE OR REJECTION OF THE PLAN........................................................PLAN-21
       A.     Classes Entitled To Vote............................................................PLAN-21
       B.     Acceptance by Impaired Classes......................................................PLAN-21
       C.     Elimination of Classes..............................................................PLAN-21
       D.     Cramdown............................................................................PLAN-21
       E.     No Change in Control................................................................PLAN-21

ARTICLE IX.

       SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN........................................PLAN-22

                                     PLAN-ii

ARTICLE X.

       CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION......................................PLAN-22
       A.     Conditions to Confirmation..........................................................PLAN-22
       B.     Conditions to Effective Date........................................................PLAN-22
       C.     Waiver of Conditions................................................................PLAN-24

ARTICLE XI.

       MODIFICATIONS AND AMENDMENTS; WITHDRAWAL...................................................PLAN-24

ARTICLE XII.

       RETENTION OF JURISDICTION..................................................................PLAN-24

ARTICLE XIII.

       COMPROMISES AND SETTLEMENTS................................................................PLAN-25

ARTICLE XIV.

       MISCELLANEOUS PROVISIONS...................................................................PLAN-26
       A.     Bar Dates for Certain Claims........................................................PLAN-26
                    1.     Administrative Claims..................................................PLAN-26
                    2.     Professional Fee Claims................................................PLAN-26
       B.     Payment of Indenture Trustee Fees...................................................PLAN-26
       C.     Payment of Statutory Fees...........................................................PLAN-26
       D.     Severability of Plan Provisions.....................................................PLAN-26
       E.     Successors and Assigns..............................................................PLAN-27
       F.     Discharge of the Debtors and Injunction.............................................PLAN-27
       G.     Debtors' Releases...................................................................PLAN-27
       H.     Director, Officer, Employee and Other Third Party Releases..........................PLAN-28
       I.     Exculpation and Limitation of Liability.............................................PLAN-28
       J.     Indemnification Obligations.........................................................PLAN-29
       K.     Waiver of Enforcement of Subordination..............................................PLAN-29
       L.     Term of Injunctions or Stays........................................................PLAN-29
       M.     Binding Effect......................................................................PLAN-29
       N.     Revocation, Withdrawal, or Non-Consummation.........................................PLAN-29
       O.     Creditors' Committee................................................................PLAN-30
       P.     Plan Supplement.....................................................................PLAN-30
       Q.     Notices to Debtors..................................................................PLAN-30
       R.     Governing Law.......................................................................PLAN-30
       S.     Prepayment..........................................................................PLAN-31
       T.     Section 1125(e) of the Bankruptcy Code..............................................PLAN-31

                                    PLAN-iii

                                TABLE OF EXHIBITS

Schedule of Debtors........................................................A

List of Plan Supplement Documents..........................................B

Schedule of Sub-Classes for Classes 1, 2, 4, 6 and 9.......................C

Contracts to be Assumed by Debtors.........................................D

Description of New Common Stock............................................E

Deemed Allowed Senior Note Claims..........................................F

Description of New Warrants................................................G

Description of Convertible Second-Lien Notes...............................H

                                     PLAN-iv

                                  INTRODUCTION

          RCN (as defined herein) and certain of its direct and indirect subsidiaries, debtors and debtors-in-possession in the above-captioned jointly administered chapter 11 reorganization cases, hereby propose the following joint reorganization plans for the resolution of all outstanding claims against, and equity interests in, the Debtors (as defined herein). Reference is made to the Disclosure Statement (as defined herein) for results of operations, projections for future operations, risk factors, a summary and analysis of the Plan (as defined herein) and certain related matters. The Debtors and the Creditors' Committee (as defined herein) are the co-proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code (as defined herein). A list of each Debtor that is a proponent of the Plan contained herein with its corresponding case number is attached hereto as Exhibit A.

          These reorganization cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the United States Bankruptcy Court for the Southern District of New York. Certain of the Debtors may be dissolved or merged (or combined in another form of transaction) with another Debtor as a means of implementing the Plan. For voting and distribution purposes, the Plan contemplates (a) separate Classes (as defined herein) for each Debtor and (b) separate plans of reorganization for each Debtor. Accordingly, the Plan may be confirmed and consummated for any Debtor, and the fact that a Plan is not confirmed or consummated for any particular Debtor shall have no impact on the ability or right to confirm or consummate the Plan as to any other Debtor.

          Under section 1125(b) of the Bankruptcy Code, unless otherwise ordered by the Bankruptcy Court (as defined herein) a vote to accept or reject the Plan cannot be solicited from a holder of a Claim (as defined herein) until such time as the Disclosure Statement has been approved by the Bankruptcy Court and distributed to holders of Claims and Interests (as defined herein). ALL HOLDERS OF CLAIMS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

          Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, Rule 3019 of the Bankruptcy Rules (as defined herein) and the Plan, the Debtors expressly reserve their right to alter, amend or modify the Plan, one or more times, before its substantial consummation and to add one or more additional subsidiaries as a co-proponent of the Plan.

                                   ARTICLE I.

                      DEFINITIONS, RULES OF INTERPRETATION,
                             AND COMPUTATION OF TIME

A.   SCOPE OF DEFINITIONS; RULES OF CONSTRUCTION

     Except as expressly provided or unless the context otherwise requires, capitalized terms not otherwise defined in the Plan shall have the meanings ascribed to them in this Article I. Any term used in the Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to it therein. Where the context requires, any definition applies to the plural as well as the singular number.

B.   DEFINITIONS

     1.1 "Ad Hoc Committee of RCN Noteholders" means the ad hoc committee of certain holders of the Senior Notes formed prior to the Petition Date of RCN.

     1.2 "Administrative Agent" means JPMorgan Chase Bank, in its capacity as administrative agent under the Bank Credit Agreement.

     1.3 "Administrative Claim" means a Claim for payment of an administrative expense of a kind specified in sections 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority under section 507(a)(1) of the Bankruptcy Code, including (a) actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Debtors' Estates and operating their businesses, including wages, salaries, or commissions for services rendered after the Petition Date, (b) Professional Fee Claims, (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States

Code, (d) the Indenture Trustee Fees, and (e) all Allowed Claims that are granted priority by virtue of a Final Order entered under section 546(c)(2)(A) of the Bankruptcy Code.

     1.4 "Administrative Claims Bar Date" means the date, or dates, if any, designated by the Bankruptcy Court as the last date for filing proofs of Administrative Claims against the Debtors.

     1.5 "Allowed" means, with respect to a Claim or Interest within a particular Class, an Allowed Claim or Allowed Interest of the type described in such Class and, with respect to an unclassified Claim, an Allowed Claim of the type specified.

     1.6 "Allowed Claim" means a Claim or any portion thereof, (a) that has been allowed by a Final Order of the Bankruptcy Court, or (b) as to which, on or by the Effective Date, (i) no proof of claim has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is

Scheduled, other than a Claim that is Scheduled at zero, in an unknown amount, or as disputed, or (c) for which a proof of claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Plan, the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in the Plan.

     1.7 "Allowed Interest" means an Interest in any Debtor, which has been or hereafter is listed by such Debtor in its books and records as not disputed or contingent; provided, however, that to the extent an Interest is a Disputed Interest, the determination of whether such Interest shall be allowed and/or the extent of any such Interest shall be determined, resolved, or adjudicated, as the case may be, in the manner in which such Interest would have been determined, resolved, or adjudicated if the Chapter 11 Cases had not been commenced; and provided, further, that proofs of Interest need not and should not be filed with respect to any Interests with the Bankruptcy Court; and provided, further, that the Reorganized Debtors, in their discretion, may bring an objection or other motion before the Bankruptcy Court with respect to a Disputed Interest for resolution.

     1.8 "Bank Claim" means all "Obligations" (as defined in the Bank Credit Agreement) owed to the Senior Secured Lenders under the Bank Credit Agreement.

     1.9 "Bank Credit Agreement" means that certain secured credit agreement, dated as of June 3, 1999, as amended, among RCN, the borrowers named therein, the guarantors named therein, those entities identified as lenders thereto, JPMorgan Chase Bank, as administrative agent, and the other parties thereto.

     1.10 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. Sections 101-1330, as now in effect or hereafter amended.

     1.11 "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York or any other court with jurisdiction over the Chapter 11 Cases.

     1.12 "Bilateral LCs" means the various letters of credit issued by JPMorgan Chase Bank for the account of certain of the Debtors, which letters of credit are cash collateralized pursuant to the Cash Collateral Agreement dated as of June 20, 2002, made by RFM 2, LLC in favor of JPMorgan Chase Bank.

     1.13 "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, all as now in effect or hereafter amended.

     1.14 "Business Day" means any day, excluding Saturdays, Sundays or "legal holidays" (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York, New York.

     1.15 "Capped Distribution Component" has the meaning ascribed thereto in Article III.C.5 of the Plan.

     1.16      "Cash" means legal tender of the United States of America.

                                     PLAN-2

     1.17 "Cash Collateral Order" means the Bankruptcy Court order, dated June 22, 2004, as modified from time to time, authorizing the use of the Senior Secured Lenders' cash collateral.

     1.18 "Cash Component" has the meaning ascribed thereto in Article III.C.5 of the Plan.

     1.19 "Cash Component Cap" has the meaning ascribed thereto in Article III.C.5 of the Plan.

     1.20      "Cash Electing Holder" has the meaning ascribed thereto in
Article III.C.5 of the Plan.

     1.21 "Chapter 11 Case" means, in the case of each Debtor, its bankruptcy case commenced by the filing of a voluntary petition pursuant to the Bankruptcy Code, and "Chapter 11 Cases" means the jointly administered Chapter 11 Cases of all of the Debtors.

     1.22 "Claim" means a "claim," as defined in section 101(5) of the Bankruptcy Code, against a Debtor or an Estate.

     1.23 "Claims Objection Deadline" means that day which is 180 days after the Effective Date, as the same may be from time to time extended by the Bankruptcy Court, without further notice to parties in interest.

     1.24      "Class" means one of the classes of Claims or Interests listed in
Article III below.

     1.25 "Class A Common Stock" means the class A common stock of RCN, issued and outstanding immediately before the Petition Date.

     1.26 "Class B Common Stock" means the class B common stock of RCN, issued and outstanding immediately before the Petition Date.

     1.27 "Common Stock" means, individually and collectively, the Class A Common Stock and the Class B Common Stock.

     1.28 "Confirmation" means the confirmation of the Plan by the Bankruptcy Court under section 1129 of the Bankruptcy Code.

     1.29 "Confirmation Date" means the date of entry of the Confirmation Order on the docket of the Bankruptcy Court.

     1.30 "Confirmation Hearing" means the Bankruptcy Court hearing to consider confirmation of the Plan, as it may be adjourned or continued from time to time.

     1.31 "Confirmation Order" means the Bankruptcy Court order confirming the Plan under section 1129 of the Bankruptcy Code.

     1.32 "Convertible Second-Lien Notes" means the new $150 million principal amount of convertible second-lien notes that may be issued by Reorganized RCN in lieu of the Second-Lien Notes contemplated by the Exit Facility, the terms of which are set forth in Exhibit H to the Plan.

     1.33 "Convertible Second-Lien Notes Registration Rights Agreement" means the agreement among Reorganized RCN and holders of Convertible Second-Lien Notes governing the registration of the Convertible Second-Lien Notes, substantially in the form filed in the Plan Supplement.

     1.34 "Creditors' Committee" means the official committee of unsecured creditors appointed by the United States Trustee in these Chapter 11 Cases on June 10, 2004, as it may be constituted from time to time.

     1.35 "Cure" means the payment of Cash by a Debtor, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to cure defaults under an executory contract or unexpired lease of a Debtor to permit a Debtor to assume or assume and assign that contract or lease under section 365(a) and (f) of the Bankruptcy Code and Article VII of the Plan.

                                     PLAN-3

     1.36 "Debtor" means each of RCN, Hot Spots Productions, Inc., RLH Property Corporation, RCN Finance, LLC, RCN Telecom Services of Virginia, Inc., RCN Entertainment, Inc., ON TV, Inc., RCN Cable TV of Chicago, Inc., TEC Air, Inc., and 21st Century Telecom Services, Inc., in its capacity as a debtor and debtor-in-possession under sections 1107 and 1108 of the Bankruptcy Code, and "Debtors" means, collectively, all of them, and in each case, when the context so requires, as post-confirmation entities reorganized hereunder.

     1.37 "Deutsche Bank" means, collectively, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc.

     1.38 "Disallowed Claim" or "Disallowed Interest" means any Claim against or Interest in any Debtor which has been disallowed, in whole or in part, by Final Order, or which has been withdrawn, in whole or in part, by the holder thereof.

     1.39 "Disbursing Agent" means Reorganized RCN or any party designated by the Creditors' Committee and acceptable to the Debtors prior to the Effective Date, or by Reorganized RCN thereafter, to serve as a disbursing agent under the Plan.

     1.40 "Disclosure Statement" means the written disclosure statement that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

     1.41 "Disputed Claim" means any Claim, or any portion thereof, that is not an Allowed Claim or a Disallowed Claim.

     1.42 "Disputed Interest" means any Interest that is not an Allowed Interest or a Disallowed Interest.

     1.43 "Distribution Date" means the Business Day occurring as soon as practicable after the Effective Date, on which the Disbursing Agent first makes distributions to holders of Allowed Claims and Allowed Interests as provided in
Article V hereof, and thereafter the first Business Day of each month; provided, however, that the first Distribution Date shall occur no later than ten Business Days after the Effective Date.

     1.44 "Distribution Reserve" means the New Common Stock and Cash for distribution to holders of Allowed Claims to be reserved pending allowance of Disputed Claims in accordance with Article VI hereof.

     1.45 "Effective Date" means the first Business Day on which all conditions to consummation of the Plan set forth in Article X.B hereof have been satisfied or waived.

     1.46      "Equity Interest" means the Interest of each owner of Common
Stock.

     1.47 "Equity Securities" means, individually and collectively, the Preferred Stock, the Common Stock, and the Warrants.

     1.48 "Estate" means the estate of any of the Debtors in the Chapter 11 Cases, and "Estates" means, collectively, the estates of all the Debtors in the Chapter 11 Cases, as created under section 541 of the Bankruptcy Code.

     1.49 "Evergreen" means Evergreen Investment Management Company, LLC and certain of its affiliates that are parties to the Evergreen Credit Agreement.

     1.50 "Evergreen Claim" means all obligations in respect of the Evergreen Credit Agreement.

     1.51 "Evergreen Credit Agreement" means the secured credit agreement, dated as of June 6, 2003, as amended, between RCN and Evergreen.

     1.52 "Existing Securities" means, collectively, the Preferred Stock, Common Stock, Senior Notes and Warrants.

     1.53 "Exit Facility" means the new $460 million senior secured credit facility, the terms of which are set forth in the commitment letter approved by the Bankruptcy Court on June 22, 2004, and which is filed in the Plan Supplement, as it may

                                     PLAN-4
be modified from time to time with the consent of the Debtors, the Creditors' Committee, and Deutsche Bank, including with respect to the issuance of any Convertible Second-Lien Notes.

     1.54 "Face Amount" means (a) when used in reference to a Disputed Claim, the full stated amount claimed by the holder thereof in any proof of Claim timely filed with the Bankruptcy Court, (b) when used in reference to an Allowed Claim, the Allowed amount thereof, and (c) when used in reference to an Allowed Interest, means the number of shares held by the holder of such Allowed Interest.

     1.55      "Filing Deadline" has the meaning ascribed thereto in
Article IV.D.3 of the Plan.

     1.56 "Final Order" means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in these Chapter 11 Cases, which has not been reversed, vacated, or stayed, and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

     1.57 "General Unsecured Claim" means a Claim against any Debtor that is not an Administrative Claim, Priority Tax Claim, Other Priority Claim, Bank Claim, Evergreen Claim, Other Secured Claim or Subordinated Claim.

     1.58 "Impaired" means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

     1.59 "Indenture(s)" means, individually and collectively, the indentures under which the Senior Notes were issued, as such indentures are or have been amended, modified or supplemented from time to time.

     1.60 "Indenture Trustee(s)" means, individually and collectively, the respective indenture trustee or its predecessor or successor, in its capacity as the indenture trustee for any of the Senior Notes.

     1.61 "Indenture Trustee Fees" means the fees and expenses, including attorneys' and agents' fees, expenses and disbursements, incurred by the Indenture Trustee, whether prior to or from and after the Petition Date and through the Effective Date in accordance with the terms of the related Indenture, which shall be an Allowed Administrative Claim and be paid in full by the Reorganized Debtors on the Effective Date.

     1.62 "Interest" means the legal, equitable, contractual and other rights of any Person with respect to any capital stock or other ownership interest in any Debtor, whether or not transferable, and any option, warrant or right to purchase, sell, or subscribe for an ownership interest or other equity securities in any Debtor.

     1.63 "Management Incentive Options" means the options to be issued by Reorganized RCN to the Management Incentive Plan Participants to purchase shares of common stock of Reorganized RCN pursuant to the provisions of the Management Incentive Plan.

     1.64 "Management Incentive Plan" means the management incentive plan pursuant to which, among other things, Reorganized RCN shall reserve 7.5% to 10% of the New Common Stock for the award of Management Incentive Options to the Management Incentive Plan Participants, the terms and conditions of which shall be determined by the board of directors of Reorganized RCN.

     1.65 "Management Incentive Plan Participants" means the employees of Reorganized RCN and any of its subsidiaries who will be participants in the Management Incentive Plan.

     1.66 "New Common Stock" means the shares of common stock of Reorganized RCN authorized for initial issuance under the Plan and the Reorganized RCN Certificate of Incorporation and By-Laws on the Effective Date.

                                     PLAN-5

     1.67 "New Common Stock Registration Rights Agreement" means the agreement among Reorganized RCN and holders of 5% or more of the New Common Stock governing the registration of New Common Stock, substantially in the form filed in the Plan Supplement.

     1.68 "New Evergreen Credit Agreement" means the Evergreen Credit Agreement as modified upon the Effective Date, substantially in the form filed in the Plan Supplement.

     1.69 "New Warrant Agreement" means the warrant agreement substantially in the form filed in the Plan Supplement.

     1.70 "New Warrants" means the warrants for common stock of Reorganized RCN authorized to be issued pursuant to the New Warrant Agreement.

     1.71 "Notes Shelf Effective Deadline" has the meaning ascribed thereto in Article IV.D.3 of the Plan.

     1.72 "Notes Shelf Registration Statement" has the meaning ascribed thereto in Article IV.D.3 of the Plan.

     1.73      "Other Priority Claim" means a Claim entitled to priority under section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

     1.74 "Other Secured Claims" means, collectively, all Secured Claims against the Debtors, or any of them, other than the Secured Claims included in Classes 2 and 3 of the Plan.

     1.75 "Person" means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit, or other entity.

     1.76 "Petition Date" means, with respect to a Debtor, the date on which such Debtor filed its petition for relief commencing its Chapter 11 Case.

     1.77 "Plan" means this Joint Plan of Reorganization of RCN Corporation and Certain Subsidiaries, including the Plan Supplement and all exhibits, supplements, appendices and schedules thereto, as any of the foregoing may be amended, modified or supplemented from time to time.

     1.78 "Plan Supplement" means the compilation of documents in form and substance satisfactory to the Creditors' Committee, including the documents listed on Exhibit B attached hereto, that the Debtors have filed with the Bankruptcy Court on or before the Business Day that is at least ten days prior to the deadline for voting to accept or reject the Plan.

     1.79 "Postpetition Interest" means interest accruing from and after the Petition Date on a Claim.

     1.80 "Preferred Interest" means the Interest of each owner of the Preferred Stock.

     1.81 "Preferred Stock" means, individually and collectively, the Series A Preferred Stock and the Series B Preferred Stock.

     1.82 "Priority Tax Claim" means a Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

     1.83 "Professional" means a professional Person, as that term is used in sections 327 and 1103 of the Bankruptcy Code, retained pursuant to a Final Order.

     1.84 "Professional Fee Claim" means the Claim of a Professional pursuant to sections 327, 328, 330, 331, 363, 503(b) or 1103 of the Bankruptcy Code for compensation or reimbursement of costs and expenses relating to services performed from and after the Petition Date and before and including the Effective Date and which shall include the costs and expenses of the members of the Creditors' Committee.

     1.85 "Pro Rata" means, at any time, (a) the proportion that the Face Amount of an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate Face Amount of all Claims or Interests (including Disputed Claims or Disputed

                                     PLAN-6

Interests, but excluding Disallowed Claims or Disallowed Interests) in that Class and (b) with respect to distributions to the members of a Class, the amount of such distributions calculated by multiplying the fraction determined in accordance with clause (a) hereof by the total amount of distributions to be made to that Class, unless the Plan provides otherwise.

     1.86      "RCN" means RCN Corporation, a Delaware corporation.

     1.87      "Registerable Notes" has the meaning ascribed thereto in
Article IV.D.3 of the Plan.

     1.88 "Reorganized Debtor" means each Debtor that is reorganized pursuant to the Plan and that continues in existence after the Effective Date without having been dissolved or merged into another Reorganized Debtor, and "Reorganized Debtors" means all of them.

     1.89      "Reorganized RCN" means RCN on and after the Effective Date.

     1.90 "Reorganized RCN Certificate of Incorporation and By-laws" means the certificate of incorporation and by-laws of Reorganized RCN in effect under the laws of the State of Delaware on the Effective Date and substantially in the form filed in the Plan Supplement.

     1.91 "Scheduled" means, with respect to any Claim, the status, priority, and amount, if any, of such Claim as set forth in the Schedules.

     1.92 "Schedules" means the schedules of assets and liabilities and the statements of financial affairs filed in the Chapter 11 Cases by the Debtors, as such schedules or statements have been or may be amended, modified or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

     1.93 "Second-Lien Notes" means the new $150 million principal amount of non-convertible second-lien notes contemplated by the Exit Facility.

     1.94 "Secured Claim" means a Claim that is (a) secured by a lien that is valid, perfected and enforceable, and not avoidable, upon property in which a Debtor has an interest to the extent of the value of the holder of the Claim's interest in the Estate's interest in such property, or that is (b) subject to set off under section 553 of the Bankruptcy Code to the extent of the amount subject to set off, each as determined by a Final Order pursuant to section 506 or 553 of the Bankruptcy Code or as otherwise agreed upon in writing by a Debtor, with the consent of the Creditors' Committee, or a Reorganized Debtor and the holder of such Claim.

     1.95 "Securities Act" means the Securities Act of 1933, as now in effect or hereafter amended.

     1.96 "Securities Distribution Date" has the meaning ascribed thereto in Article V.B of the Plan.

     1.97 "Senior Notes" means, individually and collectively, (i) the 10% Senior Notes due October 15, 2007, issued under the Indenture dated October 17, 1997, as amended, (ii) the 11% Senior Discount Notes due July 1, 2008, issued under the Indenture dated June 24, 1998, as amended, (iii) the 10.125% Senior Notes due January 15, 2010, issued under the Indenture dated December 22, 1999, as amended, (iv) the 11.125% Senior Discount Notes due October 15, 2007, issued under the Indenture dated October 17, 1997, as amended, and (v) the 9.8% Senior Discount Notes due February 15, 2008, issued under the Indenture dated February 6, 1998, as amended.

     1.98 "Senior Note Claims" means any Claim arising from the Senior Notes, other than a Claim for Indenture Trustee Fees or a Subordinated Claim.

     1.99 "Senior Secured Lender(s)" means, individually and collectively, the "Lender(s)" under the Bank Credit Agreement as of the Petition Date.

     1.100 "Series A Preferred Stock" means the Series A 7% Convertible Preferred Stock of RCN, issued and outstanding immediately before the Petition Date.

                                     PLAN-7

     1.101 "Series B Preferred Stock" means the Series B 7% Convertible Preferred Stock of RCN, issued and outstanding immediately before the Petition Date.

     1.102     "Shelf Registration" has the meaning ascribed thereto in
Article IV.D.2 of the Plan.

     1.103     "Subordinated Claim" means a Claim subject to subordination under section 510(b) or 510(c) of the Bankruptcy Code, including any Claim (a) arising from the rescission of the purchase or sale of an Existing Security, (b) for damages arising from the purchase or sale of such an Existing Security, (c) for reimbursement, contribution or indemnification Allowed under section 502 of the Bankruptcy Code on account of a Claim described in clause (a) or (b), including, but not limited to, a Claim with respect to any action pending against any Debtor and/or its current or former officers and directors in which such Claim is asserted, or (d) that the Bankruptcy Court subordinates under principles of equitable subordination.

     1.104 "Subsidiary Common Stock Interests" means, collectively, the issued and outstanding common stock of each of the Debtors other than of RCN.

     1.105 "Subsidiary Debtors" means, collectively, all of the Debtors other than RCN.

     1.106     "Unimpaired" means any Claim that is not Impaired.

     1.107 "Warrants" means all incentive stock options, non-qualified stock options, and stock appreciation rights granted under any Debtor-sponsored stock option plans, and any other options, warrants, or rights, contractual or otherwise, if any, other than Preferred Stock, to acquire or receive an Interest, authorized as of the Petition Date.

     1.108 "Warrants Interest" means any Interest arising from or under the Warrants.

C.   RULES OF INTERPRETATION

          1.   General

     In the Plan (a) any reference to a contract, instrument, release, indenture, or other agreement or document as being in a particular form or on particular terms and conditions means the agreement or document substantially in that form or on those terms and conditions, (b) any reference to an existing document or exhibit means that document or exhibit as it may have been or may be amended, modified or supplemented, (c) unless otherwise specified, all references to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to the Plan, (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

          2.   "Including"

     As used in the Plan, "including" means "including without limitation."

          3.   "On"

     With reference to any distribution under the Plan, "on" a date means on or as soon as reasonably practicable after that date.

D.   COMPUTATION OF TIME

     In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

                                     PLAN-8

                                   ARTICLE II.

                        TREATMENT OF UNCLASSIFIED CLAIMS

     In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and are not entitled to vote on the Plan.

A.   ADMINISTRATIVE CLAIMS

     Each holder of an Allowed Administrative Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Administrative Claim, on or as soon as reasonably practicable after the later of (i) the Distribution Date, (ii) the date on which its Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date on which its Allowed Administrative Claim becomes payable under any agreement relating thereto, Cash equal to the unpaid portion of its Allowed Administrative Claim. Notwithstanding the foregoing, (a) any Allowed Administrative Claim based on a liability incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases may be paid in the ordinary course of business in accordance with the terms and conditions of any agreement relating thereto and
(b) any Allowed Administrative Claim may be paid on such other terms as may be agreed on between the holder of such Claim and the Debtors, with the consent of the Creditors' Committee, or by the Reorganized Debtors.

B.   PRIORITY TAX CLAIMS

     Each holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Priority Tax Claim, on or as soon as reasonably practicable after the later of (i) the Distribution Date or (ii) the date on which its Priority Tax Claim becomes an Allowed Priority Tax Claim, in the sole discretion of the Debtors, (a) Cash equal to the unpaid portion of its Allowed Priority Tax Claim,
(b) treatment in any other manner such that its Allowed Priority Tax Claims shall not be impaired pursuant to section 1124 of the Bankruptcy Code, including payment in accordance with the provisions of section 1129(a)(9)(C) of the Bankruptcy Code over a period of not more than six years from the date of assessment of any such Allowed Priority Tax Claim, or (c) such other treatment as to which the Debtors, the Creditors' Committee and such holder shall have agreed upon in writing; provided, however, that the Debtors reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty; and provided further, that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim.

                                  ARTICLE III.

              CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.   INTRODUCTION

     The Plan consists of separate Plans for each of the Debtors. Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims against and Interests in the Debtors. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified, and the respective treatment of such Unclassified Claims is set forth in Article II of the Plan.

     A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interests falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released or otherwise settled prior to the Effective Date.

     Classes 1, 2, 4, 6 and 9 consist of sub-Classes for each Debtor and a list of sub-Classes is set forth on Exhibit C hereto.

                                     PLAN-9

B.   SUMMARY OF CLASSES

            Class                                       Impaired/Unimpaired; Entitlement to Vote
---------------------------------------------    -----------------------------------------------------
Class 1 - Other Priority Claims                  Unimpaired - Deemed to have accepted the Plan and not
                                                 entitled to vote

Class 2 - Bank Claims                            Unimpaired - Deemed to have accepted the Plan and not
                                                 entitled to vote

Class 3 - Evergreen Claims                       Impaired - Entitled to vote

Class 4 - Other Secured Claims                   Unimpaired - Deemed to have accepted the Plan and not
                                                 entitled to vote.

Class 5 - RCN General Unsecured Claims           Impaired - Entitled to vote

Class 6 - Subsidiary General Unsecured Claims    Unimpaired - Deemed to have accepted the Plan and not
                                                 entitled to vote

Class 7 - Preferred Interests                    Impaired - Entitled to vote

Class 8 - Equity Interests                       Impaired - Deemed to have rejected the Plan and not
                                                 entitled to vote

Class 9 - Subordinated  Claims                   Impaired - Deemed to have rejected the Plan and not
                                                 entitled to vote

Class 10 - Warrants Interests                    Impaired - Deemed to have rejected the Plan and not
                                                 entitled to vote

C.   TREATMENT OF CLASSES

          1.   Class 1 - Other Priority Claims

               a. Claims in Class: Class 1 consists of separate sub-Classes for all Other Priority Claims against each of the Debtors. Each such sub-Class is deemed to be a separate Class for all purposes under the Bankruptcy Code. A list of the sub-Classes is attached hereto as Exhibit C.

               b. Treatment: Each holder of an Allowed Class 1 Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Other Priority Claim, Cash equal to the unpaid portion of such Allowed Other Priority Claim on the later of (i) the Distribution Date, (ii) the date such Other Priority Claim becomes an Allowed Other Priority Claim or (iii) the date such Other Priority Claim becomes payable pursuant to any agreement between the applicable Debtor and the holder of such Other Priority Claim.

          2.   Class 2 - Bank Claims

               a. Claims in Class: Class 2 consists of separate sub-Classes for all Bank Claims against certain of the Debtors. Each such sub-Class is deemed to be a separate Class for all purposes under the Bankruptcy Code. A list of the sub-Classes is attached hereto as Exhibit C.

               b. Treatment: Each holder of an Allowed Class 2 Bank Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Bank Claim, on the Effective Date, Cash equal to the amount of such holder's Allowed Bank Claim. In respect of any letters of credit issued and undrawn under the Bank Credit Agreement, the Debtors shall, at the option of the applicable Debtor, (i) cash collateralize such letters of credit in an amount

                                     PLAN-10
equal to 105% of the undrawn amount of any such letters of credit, (ii) return any such letters of credit to the applicable fronting bank undrawn and marked "cancelled", or (iii) provide a "back-to-back" letter of credit to the issuing bank in a form and issued by an institution reasonably satisfactory to such issuing bank, in an amount equal to 105% of the then undrawn amount of such letters of credit. The Bank Claims shall be deemed Allowed in the aggregate principal amount of $432,453,582 (plus interest at the non-default rate and fees and expenses provided for in the Bank Credit Agreement or orders of the Bankruptcy Court, to the extent not paid prior to the Effective Date), less any principal payments in accordance with the Cash Collateral Order.

          3.   Class 3 - Evergreen Claims

               a. Claims in Class: Class 3 consists of all Evergreen Claims against RCN.

               b. Treatment: Each holder of an Allowed Class 3 Evergreen Claim, unless such holder, the Creditors' Committee and the Debtors otherwise agree, shall have its Evergreen Claim reinstated, subject to modifications set forth in the New Evergreen Credit Agreement, which modifications shall supersede any contrary provisions in the Evergreen Credit Agreement, and shall include the following: (a) maturity shall be 7 3/4 years from the Effective Date, (b) from
(i) the Effective Date through and including March 31, 2006, interest shall be 12.5%, payable quarterly in-kind, and (ii) April 1, 2006 through and including the maturity date, interest shall be 6.25%, payable quarterly in cash, and 6.95%, payable quarterly in-kind, provided, however, that in any quarter, the Debtors may elect, with Deutsche Bank's consent, to pay the full amount of interest for that quarter in cash at a rate of 12.5%, (c) mandatory prepayment provisions shall be modified to the extent necessary so that they are no more favorable to Evergreen than similar provisions in the Exit Facility, (d) obligations and liens shall be subordinated to the Exit Facility obligations and liens on terms substantially similar to those currently set forth in the Evergreen Credit Agreement, (e) representations, warranties, covenants, and events of default shall be modified as necessary so that the terms of the New Evergreen Credit Agreement are no more restrictive to the Debtors and their subsidiaries than the terms of the Exit Facility, and (f) covenants shall be additionally modified to permit the incurrence of the obligations in respect of the Exit Facility.

          4.   Class 4 - Other Secured Claims

               a. Claims in Class: Class 4 consists of separate sub-Classes for all Other Secured Claims against each of the Debtors. Each such sub-Class is deemed to be a separate Class for all purposes under the Bankruptcy Code. A list of the sub-Classes is attached hereto as Exhibit C.

               b. Treatment: Each holder of an Allowed Class 4 Other Secured Claim shall, at the option of the applicable Debtor, be entitled to the treatment set forth below in option A, B, C or D:

                    Option A: Allowed Other Secured Claims with respect to which the applicable Debtor elects Option A shall, on, or as soon as reasonably practicable after, the later of (i) the Distribution Date or (ii) the date such Other Secured Claim becomes an Allowed Other Secured Claim, be paid in Cash, in full.

                    Option B: Allowed Other Secured Claims with respect to which the applicable Debtor elects Option B shall be reinstated. The Debtors' failure to object to any Other Secured Claim that is reinstated in the Chapter 11 Cases shall be without prejudice to the Reorganized Debtors' right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced.

                    Option C: Allowed Other Secured Claims with respect to which the applicable Debtor elects Option C shall be satisfied by the surrender to the holder of the Claim of the collateral securing the applicable Other Secured Claim.

                    Option D: Allowed Other Secured Claims with respect to which the applicable Debtor elects Option D shall be satisfied in accordance with such other terms and conditions as may be agreed upon by the applicable Debtor or Reorganized Debtor and the holder of such Allowed Other Secured Claim.

                    The applicable Debtor shall be deemed to have elected Option B with respect to all Allowed Other Secured Claims except those with respect to which the applicable Debtor elects another option in writing prior to the Confirmation Hearing.

                                     PLAN-11

                    In respect of any issued and undrawn Bilateral LCs, on the Effective Date the Debtors shall, at the option of the applicable Debtor, (i) cash collateralize such Bilateral LCs in an amount equal to 105% of the undrawn amount of any such Bilateral LCs, (ii) return any such Bilateral LCs to JPMorgan Chase Bank undrawn and marked "cancelled", or (iii) provide a "back-to-back" letter of credit to JPMorgan Chase Bank in a form and issued by an institution reasonably satisfactory to JPMorgan Chase Bank, in an amount equal to 105% of the then undrawn amount of such Bilateral LCs, and except as otherwise provided in this section, JPMorgan Chase Bank's rights in respect of the Bilateral LCs shall continue in full force and effect. The aggregate principal amount of Bilateral LCs issued and outstanding is $16,124,647.

          5.   Class 5 - RCN General Unsecured Claims

               a. Claims in Class: Class 5 consists of all General Unsecured Claims against RCN.

               b. Treatment: Each holder of an Allowed Class 5 RCN General Unsecured Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed General Unsecured Claim, on or as soon as practicable after the Effective Date, (i) its Pro Rata share of 100% of the shares of New Common Stock, subject to dilution by (A) exercise of the Management Incentive Options and New Warrants and (B) conversion of any Convertible Second-Lien Notes, or (ii) at the election of a holder of an Allowed Class 5 RCN General Unsecured Claim (the "Cash Electing Holder"), such Cash Electing Holder shall receive instead, Cash equal to 25% of the amount of such Allowed Class 5 RCN General Unsecured Claim (the "Cash Component"); provided, however, that if the aggregate amount of Cash to be distributed to all Cash Electing Holders exceeds $12,500,000 (the "Cash Component Cap"), then each Cash Electing Holder shall receive (y) its Pro Rata share, based on the Face Amount of the Allowed Class 5 RCN General Unsecured Claims of all Cash Electing Holders, of the Cash Component Cap (the "Capped Distribution Component"), and
(z) a Pro Rata share of the New Common Stock as set forth in (i) above calculated by multiplying the Face Amount of the Cash Electing Holder's Allowed Class 5 RCN General Unsecured Claim by the percentage by which the Capped Distribution Component is less than what the Cash Component would have been.

     If Class 5 RCN General Unsecured Claims has voted to accept the Plan, holders of Class 5 General Unsecured Claims shall be deemed to have agreed to a distribution of New Warrants to the holders of Class 7 Preferred Interests and Class 8 Equity Interests which, if exercised, shall be dilutive of their distribution under the Plan. For income tax purposes, all New Common Stock and any Cash Component or Capped Distribution Component received by holders of Allowed Senior Notes Claims shall be allocated first in full satisfaction of the outstanding principal amount of such Senior Notes and second in satisfaction of any accrued and unpaid interest thereon. The Senior Note Claims are hereby Allowed in the aggregate amount of $1,188,511,078.61, as set forth on Exhibit F hereto.

          6.   Class 6 - Subsidiary General Unsecured Claims

               a. Claims in Class: Class 6 consists of separate sub-Classes for all General Unsecured Claims against each of the Subsidiary Debtors. Each sub-Class is deemed to be a separate Class for all purposes under the Bankruptcy Code. A list of the sub-Classes is attached hereto as Exhibit C.

               b. Treatment: Each holder of an Allowed Class 6 Subsidiary General Unsecured Claim, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Class 6 Subsidiary General Unsecured Claim, shall, in the sole discretion of the Debtors, (i) to the extent such Claim is due and owing on the Effective Date, be paid in full in Cash on the later of the Distribution Date and the date such Claim becomes an Allowed Claim, or shall otherwise be paid in accordance with the terms of any agreement between the respective Debtor and such holder, (ii) to the extent such Claim is not due and owing on the Effective Date, be paid in full in Cash when and as such Claim becomes due and owing in the ordinary course of business, or (iii) receive treatment that leaves unaltered the legal, equitable, and contractual rights to which such Allowed Class 6 Subsidiary General Unsecured Claim entitles the holder of such Claim. In the event the Allowed Claims in all Class 6 sub-Classes aggregate in excess of $500,000 (excluding any amounts to resolve, by way of litigation or otherwise, the Claims of Chicago Access Corporation and the City of Chicago), the Subsidiary Debtors shall, if requested by the Creditors' Committee, withdraw or, if acceptable to the Debtors, modify the Plan with respect to one or more of such Subsidiary Debtors and to impair the treatment of such Class 6 Claims in any modified Plan.

                                     PLAN-12

          7.   Class 7 - Preferred Interests

               a. Interests in Class: Class 7 consists of all Preferred Interests and any Claims directly or indirectly arising from or under, or relating in any way to, Preferred Stock, other than Class 9 Subordinated Claims.

               b. Treatment: The holders of Class 7 Preferred Interests shall not be entitled to, and shall not receive or retain, any property or interests on account of such Class 7 Preferred Interests. On the Effective Date, all Preferred Interests shall be deemed cancelled and extinguished. If, however, Class 5 RCN General Unsecured Claims has voted to accept the Plan, and Class 7 Preferred Interests has voted to accept the Plan, the holders of Class 7 Preferred Interests that have voted to accept the Plan shall receive their Pro Rata share of New Warrants in an amount equal to 1.75% of the New Common Stock, subject to dilution by exercise of the Management Incentive Options and conversion of any Convertible Second-Lien Notes.

          8.   Class 8 - Equity Interests

               a. Interests in Class: Class 8 consists of all Equity Interests and any Claims directly or indirectly arising from or under, or relating in any way to, Common Stock, other than Class 9 Subordinated Claims.

               b. Treatment: The holders of Class 8 Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Class 8 Equity Interest. On the Effective Date, all Common Stock shall be deemed cancelled and extinguished. If, however, Class 5 RCN General Unsecured Claims has voted to accept the Plan, the holders of Class 8 Equity Interests shall receive their Pro Rata share of New Warrants in an amount equal to .25% of the New Common Stock, subject to dilution by exercise of the Management Incentive Options and conversion of any Convertible Second-Lien Notes.

          9.   Class 9 - Subordinated Claims

               a. Claims in Class: Class 9 consists of separate sub-Classes for all Subordinated Claims against each of the Debtors. Each such sub-Class is deemed to be a separate Class for all purposes under the Bankruptcy Code. A list of the sub-Classes is attached hereto as Exhibit C.

               b. Treatment: The holders of Class 9 Subordinated Claims shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Subordinated Claims. On the Effective Date, all Subordinated Claims shall be cancelled and extinguished. The Debtors do not believe that there are any Subordinated Claims and, therefore, the Plan constitutes an objection to any such Claims which may be asserted.

          10.  Class 10 - Warrants Interests

               a. Interests in Class: Class 10 consists of all Warrants Interests and any Claims directly or indirectly arising from or under, or relating in any way to, Warrants.

               b. Treatment: The holders of Class 10 Warrants Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Class 10 Warrants Interests. On the Effective Date, all Warrants shall be deemed cancelled and extinguished.

D.   ALLOWED CLAIMS AND INTERESTS

     Notwithstanding any provision herein to the contrary, the Debtors or Reorganized Debtors shall only make distributions to holders of Allowed Claims and Allowed Interests. A holder of a Disputed Claim or Disputed Interest shall only receive a distribution on account thereof when and to the extent that its Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest.

E.   POSTPETITION INTEREST

     In accordance with section 502(b)(2) of the Bankruptcy Code, the amount of all Claims against the Debtors shall be calculated as of the Petition Date. Except for the Bank Claims and Class 6 Subsidiary General Unsecured Claims, and as otherwise explicitly provided herein or in an order of the Bankruptcy Court including the Final Order (i) Authorizing the Use

                                     PLAN-13
of Lenders' Cash Collateral and (ii) Granting Adequate Protection Pursuant to 11 U.S.C Section 361 and 363, entered by the Bankruptcy Court on June 22, 2004, as amended, no holder of a Claim shall be entitled to or receive Postpetition Interest. With respect to Class 6 Subsidiary General Unsecured Claims, holders of such Claims shall be paid Postpetition Interest at either the applicable non-default contract rate, if one is provided in the applicable contract, or, if no contract rate is so provided, then at 2.7%.

F.   INTERCOMPANY CLAIMS

     On the Effective Date, all Claims between and among the Debtors or between one or more Debtors and a non-Debtor affiliate shall, at the election of the applicable Debtor-obligor, with the consent of the Creditors' Committee, be either (i) reinstated, (ii) released, waived and discharged or (iii) contributed to, or dividended to, the capital of the obligor corporation. Any such Claims to be reinstated are set forth in a schedule of Intercompany Claims contained in the Plan Supplement.

G.   ALTERNATIVE TREATMENT

     Notwithstanding any provision herein to the contrary, any holder of an Allowed Claim may receive, instead of the distribution or treatment to which it is entitled hereunder, any other distribution or treatment to which it and the Debtors, with the consent of the Creditors' Committee, may agree to in writing.

                                  ARTICLE IV.

                      MEANS FOR IMPLEMENTATION OF THE PLAN

A.   NEW SENIOR SECURED FACILITY

          1.   Exit Facility

     On or before the Effective Date, Reorganized RCN shall enter into the Exit Facility in order to obtain the funds necessary to make distributions under the Plan and to conduct its post-reorganization businesses.

          2.   Convertible Second-Lien Notes

     Reorganized RCN may choose to issue Convertible Second-Lien Notes in lieu of the Second-Lien Notes contemplated by the Exit Facility. In such event, Reorganized RCN shall issue Convertible Second-Lien Notes in a transaction or transactions exempt from registration under the Securities Act by reason of section 4(2) thereof.

B.   CORPORATE ACTION

          1.   Continued Corporate Existence

     Except as otherwise provided in this Article IV, Reorganized RCN and each of the Reorganized Debtors shall continue to exist after the Effective Date as separate corporate entities in accordance with the applicable laws in the applicable jurisdictions in which they are incorporated, under their respective certificates of incorporation and by-laws in effect before the Effective Date, except as their certificates of incorporation and by-laws are amended by the Plan. On the Effective Date, the certificate of incorporation and by-laws of each Reorganized Debtor shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities. In addition, the Reorganized RCN Certificate of Incorporation and By-laws shall include a provision authorizing the issuance of the New Common Stock.

          2.   Corporate Transactions

     On or after the Effective Date, the applicable Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to simplify otherwise the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Debtors under the laws of jurisdictions other than the laws of which the applicable Debtors are presently incorporated. Such restructuring may include

                                     PLAN-14
one or more mergers, consolidations, restructurings, dispositions, liquidations, or dissolutions, as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate. The actions to effectuate these transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable state law and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. Such transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting or acquiring corporations.

C.   CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS

     As of the Effective Date, the certificates constituting the Existing Securities shall evidence solely the right to receive the distribution of the consideration, if any, set forth under the Plan. On the Effective Date, except as otherwise provided for in the Plan, (i) the Existing Securities, to the extent not already cancelled, shall be deemed automatically cancelled and of no further force or effect without any further action on the part of the Bankruptcy Court or any Person and (ii) the obligations of RCN under the Existing Securities and under RCN's certificate of incorporation, any agreements, Indentures, or certificates of designations governing the Existing Securities shall be discharged; provided, however, that each Indenture or other agreement that governs the rights of the holder of a Claim or Interest based on the Existing Securities and that is administered by an Indenture Trustee, agent, or servicer shall continue in effect solely for the purposes of (a) allowing such Indenture Trustee, agent or servicer to make the distributions to be made on account of such Claim or Interest under the Plan and (b) permitting such Indenture Trustee, agent, or servicer to maintain any rights it may have for the Indenture Trustee Fees. Additionally, as of the Effective Date, all Interests other than Subsidiary Common Stock Interests, to the extent not already cancelled, shall be cancelled.

     Notwithstanding any provision contained in the Plan to the contrary, the distribution provisions contained in each of the Indentures shall continue in effect to the extent necessary to authorize the Indenture Trustee to receive and distribute to the holders of Allowed Senior Note Claims distributions pursuant to the Plan on account of Allowed Senior Note Claims and shall terminate upon completion of all such distributions.

D.   RESTRUCTURING TRANSACTIONS

          1.   New Common Stock

     As of the Effective Date, the issuance by Reorganized RCN of (i) the New Common Stock, (ii) the New Warrants and common stock of Reorganized RCN to be issued pursuant to the New Warrants, and (iii) the Second-Lien Notes (or, alternatively, the Convertible Second-Lien Notes, if any, and the common stock of Reorganized RCN to be issued upon conversion of the Convertible Second-Lien Notes shall be authorized without the requirement of further act or action under applicable non-bankruptcy law, regulation, order or rule.

          2.   New Common Stock Registration Rights

     Reorganized RCN and holders of shares of 5% or more of the New Common Stock shall enter into the New Common Stock Registration Rights Agreement on or immediately after the Effective Date. Pursuant to the New Common Stock Registration Rights Agreement, Reorganized RCN shall, among other things, (i) prepare and, not later than the 60th day following the later of (A) the date Reorganized RCN files with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2004, or (B) the Effective Date of the Plan, file with the Securities and Exchange Commission a registration statement or registration statements under the Securities Act for the offering on a continuous basis pursuant to Rule 415 of the Securities Act, the Registerable Securities held by such 5% holders (the "Shelf Registration"),
(ii) use its commercially reasonable efforts to cause the Shelf Registration to be declared effective by the Securities and Exchange Commission not later than the 90th day after the date of its initial filing, (iii) keep the Shelf Registration effective for a period

                                     PLAN-15
ending on the earlier of (a) the date on which all covered securities have been sold pursuant to the Shelf Registration or otherwise, (b) the date on which all covered securities are eligible to be sold without volume or manner of sale restrictions under Rule 144 under the Securities Act except as otherwise provided in the New Common Stock Registration Rights Agreement, (c) the date that is the three-year anniversary of the date upon which the Shelf Registration statement is declared effective by the Securities and Exchange Commission and
(d) the date when there are no remaining Registerable Securities outstanding and
(iv) use its commercially reasonable efforts to cause the New Common Stock to be quoted in the national market system of the National Association of Securities Dealers' Automated Quotation System.

          3.   Convertible Second-Lien Notes Registration Rights

     Any initial sale of the Convertible Second-Lien Notes is expected to be exempt from registration as a private placement pursuant to section 4(2) of the Securities Act. Reorganized RCN will have (i) 60 days after the date of the filing with the Securities and Exchange Commission of its Form 10-K for the fiscal year ended December 31, 2004 (the "Filing Deadline") to file a shelf registration statement with the SEC to register the Convertible Second-Lien Notes and the shares of common stock of Reorganized RCN underlying the Convertible Second-Lien Notes (the "Notes Shelf Registration Statement"), and
(ii) 90 days after the date of the filing of the Notes Shelf Registration Statement (the "Notes Shelf Effective Deadline"), to cause the Notes Shelf Registration Statement to become effective; provided, however, in no event will the Notes Shelf Effective Deadline be later than September 30, 2005. Reorganized RCN will keep the Notes Shelf Registration Statement effective for three years following the Notes Shelf Effective Deadline. In the event Reorganized RCN fails to (a) file the Notes Shelf Registration Statement by the Filing Deadline, (b) cause the Notes Shelf Registration Statement to be declared effective by the Notes Shelf Effective Deadline, or (c) cause the Notes Shelf Registration Statement to be declared effective by September 30, 2005, then a penalty in an amount equal to 25 basis points per annum will be payable by Reorganized RCN on the Convertible Second-Lien Notes for each quarter (up to eight quarters) during any period that any of the foregoing events have not occurred by the applicable deadlines. Reorganized RCN will list the New Common Stock on the NYSE or NASDAQ National Market Systems within 90 days of the Notes Shelf Effective Deadline. The failure to list the New Common Stock within such 90-day period will result in a penalty in an amount equal to 25 basis points per annum, payable by Reorganized RCN on the Convertible Second-Lien Notes for each quarter (up to eight quarters) during any period that such listing has not occurred.

E.   DIRECTORS AND OFFICERS

     On the Effective Date, the term of the current board of directors of RCN shall expire. From and after the Effective Date, the initial board of directors of Reorganized RCN shall consist of 7 members selected by the Creditors' Committee. A significant financial institution has expressed to the RCN Companies an interest in committing to purchase between $70 million and $100 million of Convertible Second-Lien Notes; if such institution purchases at least 40% of such Convertible Second-Lien Notes, such holder would have the right, but not the obligation, to nominate one qualified candidate for election as a director of Reorganized RCN; such right is non-transferable. The individuals proposed to serve as directors of Reorganized RCN, as well as any proposed changes to the existing management, shall be identified prior to or at the Confirmation Hearing. The board of directors of Reorganized RCN shall have the responsibility for the management, control, and operation of Reorganized RCN on and after the Effective Date. Prior to or at the Confirmation Hearing, the Creditors' Committee shall also identify the individuals proposed to serve as directors of each of the Subsidiary Debtors, as well as any proposed changes to the Subsidiary Debtors' existing senior management. Unless otherwise provided prior to or at the Confirmation Hearing, the existing officers of each of the Debtors shall serve initially in their current capacities for the Reorganized Debtors.

F.   REVESTING OF ASSETS

     The property of each Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Debtors shall be free and clear of all Claims, encumbrances, Interests, charges and liens, except as specifically provided in the Plan or Confirmation Order.

                                     PLAN-16

G.   PRESERVATION OF RIGHTS OF ACTION; SETTLEMENT OF LITIGATION CLAIMS

     Except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise, or decline to do any of the foregoing, all claims, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person or entity. The Reorganized Debtors or their successor(s) may pursue such retained claims, rights or causes of action, suits, or proceedings as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

H.   EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS

     The chairman of the board of directors, president, chief financial officer, lead director, or any other appropriate officer of each Debtor shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of the appropriate Debtor shall be authorized to certify or attest to any of the foregoing actions.

I.   EXEMPTION FROM CERTAIN TRANSFER TAXES

     Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of a security, or the making or delivery of an instrument of transfer from a Debtor to a Reorganized Debtor or any other Person or entity pursuant to the Plan, including the granting or recording of any lien or mortgage on any property under the Exit Facility, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

                                   ARTICLE V.

                       PROVISIONS GOVERNING DISTRIBUTIONS

A. DISTRIBUTIONS ON ACCOUNT OF CLAIMS AND INTERESTS ALLOWED AS OF THE EFFECTIVE DATE

     Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims or Interests that are Allowed Claims or Allowed Interests as of the Effective Date shall be made on the Distribution Date. All Cash distributions shall be made by the Disbursing Agent from available Cash of the Reorganized Debtors. Any distribution under the Plan, other than Cash, shall be made by the Disbursing Agent or the Indenture Trustee in accordance with the terms of the Plan.

B.   DISBURSING AGENT

     The Disbursing Agent shall make all distributions required under the Plan (subject to the provisions of Articles III, V, and VI hereof). If the Disbursing Agent is an independent third party designated by Reorganized RCN, subject to approval by the Creditors' Committee, to serve in such capacity, such Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms agreed to between the Disbursing Agent and the Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by the Reorganized Debtors.

     At the close of business on the first date distributions are made to holders of Senior Notes, Preferred Stock and/or Common Stock (the "Securities Distribution Date"), (i) the claims registers and/or transfer ledgers for such securities shall be closed, and (ii) any transfer of any such securities shall be prohibited, and there shall be no further changes in the record

                                     PLAN-17
holders of any such securities. Reorganized RCN and the Disbursing Agent, as applicable, shall have no obligation to recognize any transfer of any such securities occurring after the Securities Distribution Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those holders of record stated on the transfer ledgers and/or the claims register as of the close of business on the Securities Distribution Date.

C.   MEANS OF CASH PAYMENT

     Cash payments under the Plan shall be in U.S. funds, by the means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement, such commercially reasonable manner as the payor shall determine in its sole discretion.

D.   CALCULATION OF DISTRIBUTION AMOUNTS OF NEW COMMON STOCK AND NEW WARRANTS

     No fractional shares of New Common Stock or New Warrants shall be issued or distributed under the Plan by Reorganized RCN or any Disbursing Agent. Each Person entitled to receive New Common Stock or New Warrants shall receive the total number of whole shares of New Common Stock or New Warrants to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New Common Stock or a fraction of a New Warrant, the Disbursing Agent shall allocate separately one whole share or warrant to such Person in order of the fractional portion of their entitlements, starting with the largest such fractional portion, until all remaining whole shares or warrants have been allocated. Upon the allocation of a whole share or warrant to a Person in respect of the fractional portion of its entitlement, such fractional portion shall be cancelled and shall be of no further force and effect. If two or more Persons are entitled to equal fractional entitlements and the number of Persons so entitled exceeds the number of whole shares or warrants which remain to be allocated, the Disbursing Agent shall allocate the remaining whole shares or warrants to such holders by random lot or such other impartial method as the Disbursing Agent deems fair. Upon the allocation of all of the whole shares or warrants authorized under the Plan, all remaining fractional portions of the entitlements shall be cancelled and shall be of no further force and effect. No shares of New Common Stock or New Warrants shall be issued and no other property shall be distributed under the Plan or by Reorganized RCN or any Disbursing Agent on account of entitlements to a fractional share of New Common Stock or a fraction of a New Warrant which fall below a threshold level to be determined by the Disbursing Agent after allocation of whole shares or warrants in respect of entitlements to fractional shares or warrants as described above. Accordingly, a person who otherwise would be entitled to receive a distribution of a fractional share of New Common Stock or a fraction of a New Warrant shall not receive any such distribution if the number of fractional shares or warrants such person was to receive falls below such threshold.

E.   DELIVERY OF DISTRIBUTIONS; UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

     Distributions to holders of Allowed Claims shall be made by the Disbursing Agent (a) at the holder's last known address (including, except in respect of Senior Notes Claims, pursuant to any duly filed evidence of transfer under Bankruptcy Rule 3001(e)), (b) at the address in any written notice of address change delivered to the Disbursing Agent, (c) in the case of the holder of a Senior Notes Claim, at the address in the respective Indenture Trustee's official records, or (d) set forth in a properly completed letter of transmittal accompanying a certificate properly remitted in accordance with the terms hereof. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made, unless and until the Disbursing Agent is notified of such holder's then current address, at which time all missed distributions shall be made to such holder, without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent shall be returned to Reorganized RCN until such distributions are claimed. All claims for undeliverable distributions must be made on or before the second anniversary of the Effective Date, after which date all unclaimed property shall revert to Reorganized RCN free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.

F.   WITHHOLDING AND REPORTING REQUIREMENTS

     In connection with the Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.

                                     PLAN-18

G.   SETOFFS

     A Reorganized Debtor may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtor or Reorganized Debtor may have against the holder of the Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or Reorganized Debtor of any claim that the Debtor or Reorganized Debtor may have against such holder. Nothing herein shall be deemed to expand rights to set off under applicable law.

H.   ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST

     To the extent that any Allowed Claim entitled to a distribution under the Plan comprises indebtedness and accrued but unpaid interest thereon, distributions shall be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

                                   ARTICLE VI.

                       PROCEDURES FOR RESOLVING DISPUTED,
                       CONTINGENT, AND UNLIQUIDATED CLAIMS

A.   OBJECTIONS TO CLAIMS; DISPUTED CLAIMS

     As soon as practicable, but in no event later than the Claims Objection Deadline, the Debtors or the Reorganized Debtors shall file objections to Claims with the Bankruptcy Court and serve such objections upon the holders of each of the Claims to which objections are made; provided, however, the Debtors and Reorganized Debtors shall not object to Claims specifically Allowed pursuant to the Plan and such Allowed Claims shall not be subject to set-off, recoupment, or any other defense or avoidance action. Nothing contained herein, however, shall limit the right of the Reorganized Debtors to object to Claims, if any, filed or amended after the Claims Objection Deadline. The Debtors and the Reorganized Debtors shall be authorized to, and shall resolve, all Disputed Claims by withdrawing or settling such objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court having jurisdiction over the validity, nature and/or amount thereof.

B.   NO DISTRIBUTION PENDING ALLOWANCE

     No payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and to the extent that the Disputed Claim, or a portion thereof, has become an Allowed Claim.

C.   DISPUTED CLAIMS RESERVE

     The Disbursing Agent shall withhold the Distribution Reserve from the New Common Stock and Cash to be distributed under the Plan. The amount of New Common Stock and Cash withheld as part of the Distribution Reserve shall be equal to the amount the Reorganized Debtors reasonably determine is necessary to satisfy the distributions required to be made, respectively, to the holders of Claims in such Classes when the allowance or disallowance of each Claim is ultimately determined. The Disbursing Agent may request estimation for any Disputed Claim that is contingent or unliquidated, but is not required to do so. The Disbursing Agent shall also place in the Distribution Reserve any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the property withheld in the Distribution Reserve at the time such distributions are made or such obligations arise. Nothing in the Plan shall be deemed to entitle the holder of a Disputed Claim to Postpetition Interest on such Claim.

D.   DISTRIBUTIONS AFTER ALLOWANCE

     Payments and distributions from the Distribution Reserve to the holder of a Disputed Claim, to the extent that such Claim ultimately becomes an Allowed Claim, shall be made in accordance with the provisions of the Plan that govern distributions to holders of such Claims. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court, or other applicable court of competent jurisdiction, allowing any Disputed Claim becomes a Final Order, the

                                     PLAN-19

Disbursing Agent shall provide to the holder of such Claim any New Common Stock or Cash in the Distribution Reserve that would have been distributed on the Distribution Date had such Allowed Claim been allowed on the Distribution Date. After a Final Order has been entered or other final resolution has been reached with respect to each Disputed Claim, any remaining New Common Stock in the Distribution Reserve shall be distributed, Pro Rata, to holders of Allowed Class 5 Claims entitled to distributions under the terms of the Plan and any remaining Cash shall be vested in the Reorganized RCN.

                                  ARTICLE VII.

                        TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

A.   ASSUMED CONTRACTS AND LEASES

          1.   Debtors

          Except as otherwise ordered by the Bankruptcy Court or provided in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date each Debtor shall be deemed to have rejected each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtor, (ii) previously expired or terminated pursuant to its own terms, (iii) is listed on the schedule of contracts to be assumed attached hereto as Exhibit D or (iv) is the subject of a motion to assume filed on or before the deadline for voting to accept or reject the Plan.

          2.   Confirmation Order and Scope of Assumption

     The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions and rejections described above, as of the Effective Date.

     Each executory contract and unexpired lease that is assumed (or assumed and assigned) and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

B.   PAYMENTS RELATED TO ASSUMPTION OF CONTRACTS AND LEASES

     Any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor party to the contract or lease or its assignee, by Cure. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of a Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

C.   CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES

     All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the appropriate Reorganized Debtor and its counsel within 30 days after the earlier of (i) the date of entry of an order of the Bankruptcy Court approving such rejection, or (ii) the Confirmation Date. Any Claims not filed within such time shall be forever barred from assertion against the appropriate Debtor or Reorganized Debtor, its Estate, and its property.

                                     PLAN-20

D.   TREATMENT OF EMPLOYEE SEPARATION AND SIMILAR AGREEMENTS

     Notwithstanding Article VII.A hereof, all separation or similar agreements relating to the termination of employees entered into among one or more of the Debtors and an employee prior to the Petition Date of the applicable Debtor party shall be deemed to be executory contracts assumed under Bankruptcy Code section 365 as of the Effective Date unless such contract (i) was previously terminated prior to the Effective Date, (ii) was previously assumed or rejected by order of the Bankruptcy Court prior to the Effective Date or (iii) is the subject of a pending motion to reject as of the Confirmation Date; provided, however, that except with respect to separation or similar agreements listed on Exhibit D hereto, the Debtors shall be deemed to have satisfied any and all monetary and non-monetary obligations under such agreements as of the Effective Date, and shall not have any further obligations thereunder.

                                  ARTICLE VIII.

                       ACCEPTANCE OR REJECTION OF THE PLAN

A.   CLASSES ENTITLED TO VOTE

     Each Impaired Class of Claims or Interests that is entitled to receive or retain property or any interest in property under the Plan, is entitled to vote to accept or reject the Plan. By operation of law, each Unimpaired Class of Claims or Interests is deemed to have accepted the Plan and, therefore, is not entitled to vote. Because holders of Claims in Classes that are not entitled to receive or retain any property under the Plan are presumed to have rejected the Plan, they are not entitled to vote.

B.   ACCEPTANCE BY IMPAIRED CLASSES

     An Impaired Class of Claims shall have accepted the Plan if (i) the holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept the Plan, and (ii) the holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept the Plan, not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code or any insider.

     A Class of Interests shall have accepted the Plan if the holders of at least two-thirds in amount of the Allowed Interests actually voting in the Class have voted to accept the Plan, not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code or any insider.

C.   ELIMINATION OF CLASSES

     Any Class that does not contain any Allowed Claims or Interests or any Claims or Interests temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed to have been deleted from the Plan for purposes of (i) voting to accept or reject the Plan and (ii) determining whether it has accepted or rejected the Plan under section 1129(a)(8) of the Bankruptcy Code.

D.   CRAMDOWN

     To the extent necessary, the Debtors shall request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to modify the Plan to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

E.   NO CHANGE IN CONTROL

     Notwithstanding anything otherwise stated herein, none of (a) the facts or circumstances giving rise to the commencement of, or occurring in connection with, the Chapter 11 Cases, (b) the issuance of the New Common Stock or the New Warrants pursuant to the Plan, (c) the cancellation of the Existing Securities,
(d) implementation of the restructuring of the Debtors, or (e) consummation of any other transaction pursuant to the Plan shall constitute a "change of control" (or a change in working control) of, or in connection with, any Debtor for any purpose including under any franchise agreement, executory contract, pole attachment agreement or other agreement (whether entered into before or after the Petition Date) between any Debtor and any third party, or any law, statute, rule or an other regulation otherwise applicable to any Debtor.

                                     PLAN-21

                                   ARTICLE IX.

                             SECURITIES TO BE ISSUED
                           IN CONNECTION WITH THE PLAN

     On or before the Distribution Date, Reorganized RCN shall issue for distribution in accordance with the provisions of the Plan the New Common Stock, the New Warrants, and the Second-Lien Notes (or, alternatively, any Convertible Second-Lien Notes) required for distribution pursuant to the provisions hereof. All securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed. A description of the terms of the New Common Stock is attached hereto as Exhibit E, a description of the terms of the New Warrants is attached hereto as Exhibit G and a description of the terms of any Convertible Second-Lien Notes is attached hereto as Exhibit H.

                                   ARTICLE X.

                             CONDITIONS PRECEDENT TO
                          CONFIRMATION AND CONSUMMATION

A.   CONDITIONS TO CONFIRMATION

     Confirmation is subject to the satisfaction or due waiver of the following condition precedent:

          The Bankruptcy Court shall have entered an order approving the Disclosure Statement with respect to the Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

B.   CONDITIONS TO EFFECTIVE DATE

     The following are conditions precedent to the occurrence of the Effective Date (it being understood that condition B.6 below shall be a condition only to the occurrence of the Effective Date of the Plans of the Subsidiary Debtors), each of which must be satisfied or waived in accordance with Article X.C below:

     1. The Confirmation Order, in form and substance reasonably acceptable to the Debtors, the Administrative Agent and the Creditors' Committee, shall have become a Final Order and shall, among other things, provide that:

          a. the Debtors and Reorganized Debtors are authorized to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

          b. the provisions of the Confirmation Order are non-severable and mutually dependent;

          c. all executory contracts or unexpired leases assumed or assumed and assigned by the Debtors during the Chapter 11 Cases or under the Plan shall remain in full force and effect for the benefit of the Reorganized Debtors or their assignees notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables, permits, or requires termination of such contract or lease;

          d. the transfers of property by the Debtors (i) to the Reorganized Debtors (a) are or shall be legal, valid, and effective transfers of property,
(b) vest or shall vest the Reorganized Debtors with good title to such property free and clear of all liens, charges, Claims, encumbrances, or Interests, except as expressly provided in the Plan or Confirmation Order, (c) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or non-bankruptcy law, and (d) do not and shall not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable non-bankruptcy law, including any laws affecting successor, transferee or stamp or recording tax liability and (ii) to holders of Claims or Interests under the Plan are for good consideration and value;

                                     PLAN-22

          e. except as expressly provided in the Plan, the Debtors are discharged effective upon the Effective Date from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtors' liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or known or unknown, or that arose from any agreement of the Debtors that has either been assumed or rejected in the Chapter 11 Cases or pursuant to the Plan, or obligation of the Debtors incurred before the Effective Date, or from any conduct of the Debtors prior to the Effective Date, or that otherwise arose before the Effective Date, including all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

          f. all Interests in RCN shall be cancelled and extinguished and shall be of no further force and effect upon the Effective Date; and

          g. the New Common Stock and the New Warrants issued under the Plan in exchange for Claims and Interests are exempt from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code, and any Convertible Second-Lien Notes are exempt from registration under section 4(2) of the Securities Act.

     2. All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan shall have been obtained.

     3. The Debtors shall have purchased, at their sole expense, extended reporting period (tail) coverage under the current directors and officers liability insurance reasonably acceptable to the Debtors and the Creditors' Committee.

     4. All Claims for indemnification of the current and former directors of the Debtors shall be Disallowed Claims.

     5. The following agreements, in form and substance reasonably acceptable to the Debtors and the Creditors' Committee, shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied:

          a.   Reorganized RCN Certificate of Incorporation and By-laws;

          b.   All documents necessary to implement the Exit Facility financing;

          c. All documents necessary to implement the Convertible Second-Lien Notes financing, if any;

          d.   The New Common Stock Registration Rights Agreement;

          e.   The Convertible Second-Lien Notes Registration Rights Agreement;
               and

          f.   The New Warrant Agreement.

     6. The Plans of the Subsidiary Debtors shall not have been confirmed without the consent of the Creditors' Committee if the Claims in the separate Class 6 sub-Classes aggregate, for all Subsidiary Debtors, in excess of $500,000 (excluding any amounts to resolve, by way of litigation or otherwise, the Claims of Chicago Access Corporation and the City of Chicago).

     7. With respect to RCN Cable TV of Chicago, Inc. and 21st Century Telecom Services, Inc., the Claims of Chicago Access Corporation and the City of Chicago shall have been resolved by way of litigation or otherwise with the consent of the Creditors' Committee.

     8. The Debtors shall have executed and delivered all documents necessary to effectuate the issuance of the New Common Stock and the New Warrants.

     9. All other actions, documents, and agreements necessary to implement the Plan shall have been effected or executed.

     10. The Debtors shall have sufficient Cash to make all required payments to be made on the Effective Date and the Distribution Date.

                                     PLAN-23

     11. The Debtors and the Creditors' Committee intend that the Effective Date occur no later than March 31, 2005.

C.   WAIVER OF CONDITIONS

     Each of the conditions set forth in Article X.B (other than Article X.B.11) above may be waived in whole or in part by the Debtors with the consent of the Creditors' Committee, without any notice to parties in interest or the Bankruptcy Court and without a hearing. The Debtors may waive the condition set forth in Article X.B.11 without the consent of the Creditors' Committee; provided, however, if the Creditors' Committee does not consent to such waiver it shall be entitled to seek appropriate relief before the Bankruptcy Court as if the Plan were no longer in effect. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied, including any action or inaction by the Debtors. The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

                                   ARTICLE XI.

                    MODIFICATIONS AND AMENDMENTS; WITHDRAWAL

     The Debtors may alter, amend, or modify the Plan, any exhibits hereto or any document filed as part of the Plan Supplement under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date; provided, however, that if any such proposed alteration, amendment, or modification is not acceptable to the Creditors' Committee, the Creditors' Committee shall be entitled to withdraw as a co-proponent of the Plan as so altered, amended, or modified and oppose the Plan as so altered, amended or modified, and seek any appropriate relief. The Debtors reserve the right to include any amended exhibits in the Plan Supplement. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and to accomplish such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

                                   ARTICLE XII.

                            RETENTION OF JURISDICTION

     Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding Confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction (except with respect to the purposes described under clause (M) below, with respect to which jurisdiction shall not be exclusive) over all matters arising out of or related to the Chapter 11 Cases and the Plan, to the fullest extent permitted by law, including jurisdiction to:

     A. Determine any and all objections to the allowance of Claims or Interests;

     B. Determine any and all motions to estimate Claims at any time, regardless of whether the Claim to be estimated is the subject of a pending objection, a pending appeal, or otherwise;

     C. Determine any and all motions to subordinate Claims or Interests at any time and on any basis permitted by applicable law;

     D. Hear and determine all Professional Fee Claims and other Administrative Claims;

     E. Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation of any Claims arising therefrom;

                                     PLAN-24

     F. Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

     G. Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

     H. Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan and all contracts, instruments, and other agreements executed in connection with the Plan;

     I. Hear and determine any request to modify the Plan or to cure any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court;

     J. Issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

     K. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

     L. Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

     M. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

     N. Recover all assets of the Debtors and property of the Debtors' Estates, wherever located;

     O. Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

     P. Hear and determine all disputes involving the existence, nature, or scope of the Debtors' discharge;

     Q. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

     R.   Enter a final decree closing the Chapter 11 Cases.

                                  ARTICLE XIII.

                           COMPROMISES AND SETTLEMENTS

     Pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various Claims against them and/or claims they may have against other Persons through the Effective Date. After the Effective Date, such right shall pass to the Reorganized Debtors pursuant to Article IV.F hereof and the Reorganized Debtors may do so without further order of the Bankruptcy Court.

                                     PLAN-25

                                  ARTICLE XIV.

                            MISCELLANEOUS PROVISIONS

A.   BAR DATES FOR CERTAIN CLAIMS

          1.   Administrative Claims

     The Confirmation Order shall establish an Administrative Claims Bar Date for the filing of all Administrative Claims, other than for Professional Fee Claims, United States Trustee fees, or the expenses of the members of the Creditors' Committee, which date shall be 45 days after the Confirmation Date. Holders of asserted Administrative Claims, other than for Professional Fee Claims, United States Trustee fees, or the expenses of the members of the Creditors' Committee, not paid prior to the Confirmation Date must submit proofs of Administrative Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(f) shall set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtors or Reorganized Debtors, as the case may be, or the Creditors' Committee, to the extent otherwise permitted herein, shall have 60 days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

          2.   Professional Fee Claims

     All final requests for compensation or reimbursement for Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Debtors or the Creditors' Committee prior to the Effective Date must be filed and served on the Reorganized Debtors and their counsel no later than 45 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than 60 days, or such longer period as may be allowed by order of the Bankruptcy Court, after the date on which the applicable application for compensation or reimbursement was served.

B.   PAYMENT OF INDENTURE TRUSTEE FEES

     Notwithstanding any provision contained in the Plan to the contrary, the Indenture Trustee Fees shall be paid in Cash on the Effective Date by Reorganized RCN as an Allowed Administrative Claim, without the need for application to, or approval of, any court.

     To the extent that the Indenture Trustee provides services related to distributions pursuant to the Plan, the Indenture Trustee shall receive from Reorganized RCN, without court approval, compensation for such services and reimbursement of expenses incurred in connection with such services, as agreed to between the Indenture Trustee and Reorganized RCN.

C.   PAYMENT OF STATUTORY FEES

     All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Cases shall be paid by the Reorganized Debtors.

D.   SEVERABILITY OF PLAN PROVISIONS

     If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

                                     PLAN-26

E.   SUCCESSORS AND ASSIGNS

     The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of that Person.

F.   DISCHARGE OF THE DEBTORS AND INJUNCTION

     All consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims against and Interests in the Debtors of any nature whatsoever or against any of the Debtors' assets or properties. Except as otherwise expressly provided in the Plan, the Confirmation Order acts as a discharge of all Claims against, liens on, and Interests in each of the Debtors, the Debtors' assets and their properties, arising at any time before the Effective Date, regardless of whether a proof of Claim or proof of Interest therefor was filed, whether the Claim or Interest is Allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution thereunder, subject to the occurrence of the Effective Date. Any holder of such discharged Claim or Interest shall be precluded from asserting against the Debtors or any of their assets or properties any other or further Claim or Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the Effective Date. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors, subject to the occurrence of the Effective Date.

     In accordance with section 524 of the Bankruptcy Code, the discharge provided by this section and section 1141 of the Bankruptcy Code shall act as an injunction against the commencement or continuation of any action, employment of process, or act to collect, offset, or recover the Claims and Interests discharged hereby. Except as otherwise expressly provided in the Plan or the Confirmation Order, all Persons who have held, hold, or may hold Claims against, or Interests in, the Debtors shall be permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors on account of any such Claim or Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Interest, and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Interest. The foregoing injunction shall extend to successors of the Debtors (including the Reorganized Debtors) and their respective properties and interests in property.

G.   DEBTORS' RELEASES

     On the Effective Date, the Debtors shall release and be permanently enjoined from any prosecution or attempted prosecution of any and all claims and causes of action which they have or may have against any director, officer, or employee of the Debtors serving in such capacity as of the Confirmation Date, provided, however, that the foregoing shall not operate as a waiver of or release from any causes of action arising out of the willful misconduct, intentional breach of fiduciary duty, or fraud of such director, officer, or employee.

     As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors, the Reorganized Debtors, and any Person seeking to exercise the rights of the Debtors' estates, shall be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action (including claims or causes of action arising under Chapter 5 of the Bankruptcy Code), and liabilities whatsoever (other than for willful misconduct, intentional breach of fiduciary duty, or fraud) in connection with or related to the Debtors, the Chapter 11 Cases, or the Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are base in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, or the Plan, and that may be asserted by or on behalf of the Debtors, the Estates, or Reorganized Debtors, against the Administrative Agent, the Senior Secured Lenders and the Indenture Trustees.

                                     PLAN-27

H.   DIRECTOR, OFFICER, EMPLOYEE AND OTHER THIRD PARTY RELEASES

     As of the Effective Date, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the distributions to be delivered in connection with the Plan, all holders of Claims against or Interests in the Debtors shall be deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action, or liabilities (other than the right to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan, and the contracts, instruments, releases, agreements, and documents delivered under the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise that are based in whole or in part on any act or omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, the Plan, or the Disclosure Statement against (i) the Debtors, (ii) the Reorganized Debtors and (iii) the directors, officers, agents, financial advisors, attorneys, employees, equity holders, partners, members, subsidiaries, managers, affiliates and representatives of the Debtors serving in such capacity as of the Confirmation Date, provided, however, that no Person shall be released from any claim arising from such Person's willful misconduct, intentional breach of fiduciary duty, or fraud.

     On the Effective Date, in consideration for the obligations of the Debtors and the Reorganized Debtors and the distributions to be delivered in connection with the Plan, all holders of Claims against and Interests in the Debtors shall be permanently enjoined from bringing any action against the Debtors, the Reorganized Debtors, and their respective officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, members, subsidiaries, managers, affiliates and representatives serving in such capacity as of the Confirmation Date, and their respective property, in respect of any Claims, obligations, rights, causes of action, demands, suits, proceedings, and liabilities related in any way to the Debtors, the Chapter 11 Cases, the Plan, or the Disclosure Statement.

I.   EXCULPATION AND LIMITATION OF LIABILITY

     The Debtors, Reorganized Debtors, the Indenture Trustees, the Creditors' Committee, the Administrative Agent, the Senior Secured Lenders, the Ad Hoc Committee of RCN Noteholders and any and all of their respective present or former officers, directors, employees, equity holders, partners, members, subsidiaries, managers, affiliates, advisors, attorneys, or agents, or any of their successors or assigns, shall not have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any and all acts or omissions in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the negotiation of the Plan (whether occurring before or after the Petition Date), pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, intentional breach of fiduciary duty, or fraud, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Reorganized Debtors, the Estates, the Indenture Trustees, the Creditors' Committee, the Administrative Agent, the Senior Secured Lenders, any holder of Preferred Stock, any holder of Senior Notes, or any of their respective present or former members, officers, directors, employees, equity holders, partners, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, intentional breach of fiduciary duty, or fraud.

     The foregoing exculpation and limitation on liability shall not, however, limit, abridge, or otherwise affect the rights, if any, of the Reorganized Debtors to enforce, sue on, settle, or compromise the claims, rights or causes of action, suits, or proceedings retained in the Plan.

                                     PLAN-28

J.   INDEMNIFICATION OBLIGATIONS

     The Reorganized Debtors shall, from and after the Effective Date, indemnify, hold harmless and reimburse (on an as incurred basis), each of the Debtors' attorneys, the Administrative Agent, the Senior Secured Lenders, the members of the Creditors' Committee, and each of their respective members, partners, officers, directors, employees and agents (including any attorneys, accountants, financial advisors, investment bankers and other representatives or professionals retained by such Persons or by the Creditors' Committee), as well as each fund or account managed or advised by any of the members of the Creditors' Committee, from, against, and for, any and all losses, Claims, damages, liabilities, costs and expenses (including in connection with any formal or informal information, investigation, action or other proceeding) arising from, relating to, or that are in any manner connected with, any acts or omissions that are the subject of exculpation and limitations of liability set forth herein. In the event that any Person receives indemnification or reimbursement pursuant to the foregoing sentence and is subsequently found by a final adjudication not to be entitled to exculpation under the terms of the Plan, such Person shall be required to repay and disgorge such sums to the Reorganized Debtors.

K.   WAIVER OF ENFORCEMENT OF SUBORDINATION

     All Claims against and Interests in the Debtors and all rights and claims between or among holders of Claims and Interests relating in any manner whatsoever to Claims against and Interests in the Debtors, based upon any claimed subordination rights, if any, shall be deemed satisfied by the distributions under the Plan to holders of Claims and Interests having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date. Distributions to the various Classes of Claims and Interests hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise, so that each holder of a Claim or Interest shall have and receive the benefit of the distributions in the manner set forth in the Plan.

L.   TERM OF INJUNCTIONS OR STAYS

     Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

M.   BINDING EFFECT

     The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims against and Interests in the Debtors, their respective successors and assigns, including the Reorganized Debtors, and all other parties in interest in the Chapter 11 Cases.

N.   REVOCATION, WITHDRAWAL, OR NON-CONSUMMATION

     The Plan constitutes a separate plan of reorganization for each Debtor. Accordingly, the Plan may be confirmed and consummated for any Debtor, and the fact that a Plan is not confirmed or consummated for any particular Debtor shall have no impact on the ability or right of any other Debtor to confirm or consummate the Plan as to that Debtor.

     The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file other plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation of the Plan does not occur, then (i) the Plan shall be null and void in all respects,
(ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person, (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or (c) constitute an admission of any sort by the Debtors or any other Person.

                                     PLAN-29

O.   CREDITORS' COMMITTEE

     On the Effective Date, the duties of the Creditors' Committee shall terminate; provided, however, that the Creditors' Committee shall continue in existence after the Effective Date to (i) continue in the prosecution (including appeals) of any matter in which the Creditors' Committee has joined issue; (ii) review, and, if necessary, interpose and prosecute objections to Professional Claims; and (iii) file applications for Professional Claims; and provided, further, that the Creditors' Committee shall be entitled to obtain reimbursement for the reasonable fees and expenses of its members and Professionals relating to the foregoing.

P.   PLAN SUPPLEMENT

     Any and all exhibits, lists, or schedules referred to herein but not filed with the Plan shall be contained in the Plan Supplement and filed with the Bankruptcy Court at least five days prior to the deadline for voting to accept or reject the Plan. Thereafter, any Person may examine the Plan Supplement in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request to the Debtors.

Q.   NOTICES TO DEBTORS AND CREDITORS' COMMITTEE

     Any notice, request, or demand required or permitted to be made or provided to or upon a Debtor or a Reorganized Debtor or the Creditors' Committee under the Plan shall be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

          RCN CORPORATION
          105 Carnegie Center
          Princeton, New Jersey 08540
          Attn:  Deborah M. Royster, Esq.
          Telephone: (609) 734-3811
          Facsimile: (609) 734-3701

     with copies to:

          SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
          Four Times Square
          New York, New York  10036-6552
          Attn:  Frederick D. Morris
          Telephone: (212) 735-3000
          Facsimile: (212) 735-2000

     If to the Creditors' Committee:

          MILBANK, TWEED, HADLEY & MCCLOY LLP
          1 Chase Manhattan Plaza
          New York, New York  10005
          Attn:  Dennis F. Dunne, Esq., and
                 Susheel Kirpalani, Esq.
          Telephone: (212) 530-5000
          Facsimile: (212) 530-5219

R.   GOVERNING LAW

     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of New York shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan and (ii) the laws of the state of incorporation of each Debtor

                                     PLAN-30
shall govern corporate governance matters with respect to such Debtor, in either case without giving effect to the principles of conflicts of law thereof.

S.   PREPAYMENT

     Except as otherwise provided in the Plan or the Confirmation Order, the Debtors shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

T.   SECTION 1125(e) OF THE BANKRUPTCY CODE

     As of the Confirmation Date, the Debtors, the Creditors' Committee, and its members in their capacity as such, shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors, the Creditors' Committee, and its members in their capacity as such, and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys, and other professionals have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Common Stock, New Warrants and the common stock of Reorganized RCN to be issued upon exercise of the New Warrants, and any Convertible Second-Lien Notes and the common stock of Reorganized RCN to be issued upon conversion of the Convertible Second-Lien Notes under the Plan, and therefore are not, and on account of such offer, issuance and solicitation shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of the New Common Stock, New Warrants, and any Convertible Second-Lien Notes under the Plan.

                                     PLAN-31

Dated:    New York, New York
          October 12, 2004

                                        RCN CORPORATION
                                        HOT SPOTS PRODUCTIONS, INC.
                                        RLH PROPERTY CORPORATION
                                        RCN FINANCE, LLC
                                        RCN TELECOM SERVICES OF VIRGINIA, INC.
                                        RCN ENTERTAINMENT, INC.
                                        ON TV, INC.
                                        TEC AIR, INC.
                                        RCN CABLE TV OF CHICAGO, INC.
                                        21ST CENTURY TELECOM SERVICES, INC.

                                        By: /s/ David McCourt
                                            ----------------------------

                                        Name:  David McCourt
                                        Title: Chairman and Chief Executive
                                        Officer of RCN Corporation and
                                        authorized signatory for each of the
                                        other Debtors

                                        SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                        Attorneys for RCN Corporation., et al.
                                        Debtors-in-Possession

                                        By: /s/ D.J. Baker
                                            ----------------------------
                                            D. J. Baker
                                            Thomas J. Matz
                                            Frederick D. Morris
                                            Four Times Square
                                            New York, New York  10036-6522
                                            (212) 735-3000

                                        MILBANK, TWEED, HADLEY & MCCLOY  LLP
                                        Attorneys for the Official Committee
                                         of Unsecured Creditors

                                        By: /s/ Susheel Kirpalani
                                            ----------------------------
                                            Dennis F. Dunne
                                            Susheel Kirpalani
                                            Deirdre Ann Sullivan
                                            One Chase Manhattan Plaza
                                            New York, New York  10005
                                            (212) 530-5000

                                    EXHIBIT A

                                       TO

                 JOINT PLAN OF REORGANIZATION OF RCN CORPORATION
                            AND CERTAIN SUBSIDIARIES

                                   ----------

                               SCHEDULE OF DEBTORS

                      DEBTOR                           CASE NUMBER
------------------------------------------------     --------------
RCN CORPORATION                                      04-13638 (RDD)

TEC AIR, INC.                                        04-13641 (RDD)

RLH PROPERTY CORPORATION                             04-13639 (RDD)

RCN FINANCE, LLC                                     04-13640 (RDD)

HOT SPOTS PRODUCTIONS, INC.                          04-13637 (RDD)

RCN TELECOM SERVICES OF VIRGINIA, INC.               04-15508 (RDD)

RCN ENTERTAINMENT, INC.                              04-15505 (RDD)

ON TV, INC.                                          04-15506 (RDD)

RCN CABLE TV OF CHICAGO, INC.                        04-15120 (RDD)

21ST CENTURY TELECOM SERVICES, INC.                  04-15507 (RDD)

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                    EXHIBIT B

                                       TO

                 JOINT PLAN OF REORGANIZATION OF RCN CORPORATION
                            AND CERTAIN SUBSIDIARIES

                                   ----------

                        LIST OF PLAN SUPPLEMENT DOCUMENTS

     1.   Reorganized RCN Certificate of Incorporation and By-laws.

     2.   New Common Stock Registration Rights Agreement.

     3.   Convertible Second-Lien Notes Registration Rights Agreement.

     4.   Warrant Agreement.

     5.   New Evergreen Credit Agreement.

     6.   Deutsche Bank Exit Facility.

     7.   Schedule of Intercompany Claims.

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                    EXHIBIT C

                                       TO

                 JOINT PLAN OF REORGANIZATION OF RCN CORPORATION
                            AND CERTAIN SUBSIDIARIES

                                   ----------

              SCHEDULE OF SUB-CLASSES FOR CLASSES 1, 2, 4, 6 AND 9

     This Exhibit C sets forth the sub-Classes for Classes 1, 2, 4, 6 and 9. Class 1 sub-Classes consist of Other Priority Claims against each Debtor. Class 2 sub-Classes consist of Bank Claims against each Debtor except for RLH Property Corporation and RCN Finance, LLC. Class 4 sub-Classes consist of Other Secured Claims against each Debtor. Class 6 sub-Classes consist of General Unsecured Claims against each Debtor except for RCN. Class 9 sub-Classes consist of Subordinated Claims against each Debtor.

     SUB-CLASS                           NAME OF DEBTOR
-------------------     -----------------------------------------------

..01                     RCN CORPORATION

..02                     TEC AIR, INC.

..03                     RLH PROPERTY CORPORATION

..04                     RCN FINANCE, LLC

..05                     HOT SPOTS PRODUCTIONS, INC.

..06                     RCN TELECOM SERVICES OF VIRGINIA, INC.

..07                     RCN ENTERTAINMENT, INC.

..08                     ON TV, INC.

..09                     RCN CABLE TV OF CHICAGO, INC.

..10                     21ST CENTURY TELECOM SERVICES, INC.

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                    EXHIBIT D

                                       TO

                 JOINT PLAN OF REORGANIZATION OF RCN CORPORATION
                            AND CERTAIN SUBSIDIARIES

                                   ----------

                     CONTRACTS TO BE ASSUMED BY THE DEBTORS

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                                                 Exhibit D

                                             RCN CORPORATION
                                    EXECUTORY CONTRACTS FOR ASSUMPTION

Counterparty                                        Subiect/Description                              Contract Date
-----------------------------------------------------------------------------------------------------------------------

79-87 Ave. C, LLC                                   Guarantor - Real Property Leases                      7/12/2000
A & E TV Networks                                   Programming Agreement
A&E                                                 Programming Agreement                                 6/11/1999
ABC Cable Networks Group                            Programming Agreement
ABC Cable Networks Group                            Programming Agreement
ABC Cable Networks Group                            Programming Agreement
ABC Cable Networks Group                            Programming Agreement
ABC Cable Networks Group                            Programming Agreement
ABC Cable Networks Group                            Programming Agreement
ABC Family                                          Programming Agreement                                11/21/2000
ADP, Inc.                                           Payroll Services
Advance Magazine Publishers, Inc., LLC              Guarantor - Real Property Leases                      5/9/2000
Aetna                                               ASC Agreement                                         1/1/2004
Aetna                                               EPO Plan
Aetna                                               PPO Alternative Plan
Aetna                                               PPO Plan
Akamai Technologies, Inc.                           Peering Agreement                                     6/25/2001
AMC                                                 Programming Agreement                                 8/1/2000
American Express Travel Related                     Agreement for American Express Card
  Services Company, Inc.                              Acceptance Telecommunications                       7/22/2002
American Express Travel Related                     Travel Agency Corporate Card Agreements               11/1/1999
  Services, Co.
American Venture 594 Corporation                    Guarantor - Real Property Leases                      12/1/1999
Ameritech                                           Chicago NAP Peering Agreement
AMFM Intemet Holdings, Inc.                         Mutual Release and Settlement Agreement               9/14/2001
Animal Planet                                       Programming Agreement                                 1/1/1997
AON Consulting                                      AON Consulting Agreement                              1/1/2004
Aon Risk Services, Inc.                             Service and Retainer Agreement (Insurance)            5/27/2004
AP Services, LLC                                    Agreement for interim management and
                                                      restructuring services                              2/11/2004
Applied Financial, Inc. (f/kla Advanced             AS4000 Equipment Lease                                3/15/2001
  Capital Resources Corporation)
Argonaut Holdings, Inc.                             Guarantor - Real Property Leases                      2/23/2000
AT&T                                                Service Contract                                      2/18/2000
AT&T Corp.                                          Interconnection Agreement
BDC Derekwood LLC                                   Guarantor - Real Property Leases                      1/12/2001
Belhaven Avenue C, LLC                              Guarantor - Real Property Leases                      9/26/2001
Benefit Concepts                                    FSA Administrative Service Agreement Renewal          1/1/2004
BET                                                 Programming Agreement                                 1/20/2004
Biography                                           Programming Agreement                                 6/11/1999
Bloomberg TV                                        Programming Agreement                                 8/21/1997
Boise Cascade Office Products Corporation           Sales Agreement                                       9/1/1999
Boomerang                                           Programming Agreement                                12/13/2000
Boston Properties Limited Partership                Guarantor - Real Property Leases                      6/15/2000
Bravo                                               Programming Agreement                                12/1/1993
Carmel Cable Television, Inc. & Carmel              Asset Purchase Agreement                              7/10/2003
  Telephone Services, Inc. (collectively)
Cartoon Network                                     Programming Agreement                                8/21/1997
CATV Services, Incorporated                         Surplus Inventory Resale Agreement                   11/1/2001
Ceridian Performance Partners                                                                            12/2/1999
Charles Morris                                      Relocation/Transfer Agreement                        4/9/2003
Chase Manhattan Bank (k/n/a J. P.                   Credit Agreement                                      6/3/1999
  Morgan Chase & Co.)
CheckFree Corporation                               Direct Electronic Payment Delivery Agmt              12/1/1999
Chubb Group of Ins. Co.                             Insurance Agreement
Cigna HealthCare                                    PPA Renewal Acceptance                                1/1/2004
CMT                                                 Programming Agreement
CNN                                                 Programming Agreement
CNN Headline News                                   Programming Agreement
Cogent Communications, Inc.                         IRU and Dark Fiber Agreement                          5/30/2002
Comedy Central                                      Programming Agreement                                 9/16/1996
CompAnalyst.com                                     Market Surveys for Comp Analysis
Consolidated Edison Company of                      Guarantor - Real Property Leases                      8/23/2000
  New York, Inc.
Court TV                                            Programming Agreement                                 9/1/1994
C-SPAN                                              Programming Agreement                                 3/14/2003
C-SPAN 2                                            Programming Agreement                                 3/14/2003
C-SPAN 3                                            Programming Agreement                                 3/14/2003
Discovery Channel                                   Programming Agreement                                 1/1/1997
Disney Channel                                      Programming Agreement                                 7/7/1998
DIY                                                 Programming Agreement                                 3/28/2000
Dobbin Square Ltd. Partnership                      Guarantor - Real Property Leases
E!                                                  Programming Agreement                                 6/14/1994
Eastern Armored Services                            Armored Car Service                                  10/17/2002
Equinix Exchange                                    Peering Agreement                                     3/25/2002
Equinix Inc.                                                                                              10/1/2005
ESPN                                                Programming Agreement
ESPN 2                                              Programming Agreement
ESPN Classic                                        Programming Agreement
EWTN                                                Programming Agreement
E-xpedient Holdings, Ltd.                           Carrier Transport Agent                               8/1/2002
F. W. Spencer & Son, Inc.                           Guarantor - Real Property Leases                      5/30/2000
Fine Living                                         Programming Agreement                                 3/28/2000
First Priority Health                               HMO Renewal Acceptance                                1/1/2004
G4TV                                                Programming Agreement
Geisinger Health Plan                               HMO Renewal Acceptance                                1/1/2004
Genuity Solutions, Inc                              Peering Agreement                                     7/29/2002
Golf Channel                                        Programming Agreement
Hallmark Channel                                    Programming Agreement
Harris Corp                                         Software Contract                                     8/1/1999
HGTV                                                Programming Agreement
History Channel                                     Programming Agreement                                 6/11/1999
History International                               Programming Agreement
HRTV                                                Programming Agreement
Keystone Health Plan Central                        HMO Renewal Acceptance                                1/1/2004
Learning Channel                                    Programming Agreement
Liberty Mutual Insurance Company                    Guarantor - Real Property Leases                     10/11/1999
Liberty Property Limited Partnership                Guarantor - Real Property Leases                      6/14/1999
Liberty Spanish Group, L.L.C.                       Affiliation Agreement                                 4/5/2001
Lifetime Entertainment Services                     Affiliation Agreement
Lifetime Entertainment Services                     Programming Agreement
Lucent Technologies, Inc.                           Post Warranty Maintenance Services
                                                      Agreement                                          12/17/2001
Lycos Inc.                                          High Speed Data Service Support                       8/6/1999
M2                                                  Programming Agreement
MA Medical Society
MBC                                                 Programming Agreement
Mellon Investor Services                            Transfer Agent
Mericle Development Corp.                           Guaranty Agreement
Mericle Properties, Inc.                            Guarantor - Real Property Leases                     12/23/1999
MetLife                                             Contributory PPO
MetLife                                             DPPO Renewal Acceptance                               1/1/2004
MetLife                                             Non-Contributory PPO
Michael Angi                                        Separation Agreement                                 11/24/2003
Monarch Inc.                                        Guarantor - Real Property Leases                      3/6/2000
MSP One Summer St., LLC                             Guarantor - Real Property Leases                      12/9/1999
MTV                                                 Programming Agreement
MTV 2                                               Programming Agreement
MTV Espanol                                         Programming Agreement
MTV Hits                                            Programming Agreement
MTV Jams                                            Programming Agreement
MTV Networks                                        Programming Agreement
MTV Networks, a division of Viacom                  Affiliation Agreement (Country Music
International, Inc.                                   Television/The National Network)
MTV Networks, a division of Viacom                  Digital Suite Affiliation Agreement
  International, Inc.                                 with MTV Networks
NCO Financial Systems, Inc.                         Collection Agreement                                  1/22/2001
NCTC, Inc.                                          Programming Agreement                                 6/1/2000
NEC                                                 Unemployment Administration Agreement                 4/16/2002
Neon Optica, Inc.                                   Dark Fiber Lease Agreement                            1/31/2002
Neon Optica, Inc.                                   IRU and Dark Fiber Agreement                          3/26/2002
News World International                            Programming Agreement
Nextel                                              Wireless Phones
Nick Games                                          Programming Agreement
Nick Too                                            Programming Agreement
Nick Toons TV                                       Programming Agreement
Nickelodeon                                         Programming Agreement
Noggin                                              Programming Agreement
Nortel Networks                                     Maintenance Agreement                                 6/1/2004
Outdoor Life                                        Programming Agreement
Outdoor Life                                        Programming Agreement
Oxygen Cable, LLC                                   Programming Agreement                                 3/1/2002
Pitney Bowes                                        Equipment Lease                                       6/12/2002
Playboy Entertainment                               Programming Agreement
Playboy Entertainment Group, Inc.                   Television License Agreement
Qmedia, Inc.                                        Dark Fiber Lease Agreement                            2/25/2002
Qmedia, Inc.                                        IRU and Dark Fiber Agreement
Quench                                              Office and Administration Agreement                   3/26/2002
QVC, Inc.                                           Programming Agreement
Reliance Standard Life Insurance Co.                RSL Group and Blanket Insurance Trust                 1/1/1993
Robert Lauer                                        Relocation/Transfer Agreement                         6/12/2003
Robertson Properties, LC                            Guarantor - Real Property Leases                      4/1/2000
Royal Realty Corp.                                  Guaranty Agreement                                    11/8/1999
Savvis Communications Corp.                         Network Infrastructure Agreement                      5/18/2004
Sci-fi Channel                                      Programming Agreement
Soapnet                                             Programming Agreement
Southwestern Bell Mobile Systems LLC                                                                      8/8/2002
Spectera                                            Vision Care Renewal                                   1/1/2004
Speed Channel                                       Programming Agreement
Speedvision                                         Programming Agreement
Spike TV (TNN)                                      Programming Agreement
Starz Encore Group LLC                              Letter Agreement for Launch and
                                                      Carriage of Starz On Demand Service                 1/13/2004
STARZ Encore Group, LLC                             Programming Agreement                                12/21/1995
TBS                                                 Programming Agreement
TechTV, Inc.                                        Carriage Agent                                        12/1/1999
Telcordia Technologies, Inc.                        Software License and Services Agreement              11/10/2000
Telemundo Network Group, LLC                        Interim Letter of Agreement
Tennis Channel                                      Programming Agreement
The Blackstone Group L.P.                           Retention and Indemnification Agreement               3/9/2004
The Outdoor Channel                                 Programming Agreement
Thomas Financial Publishing                         Investor Relations Services                           8/15/2001
TMG Partners                                        Conduit Installation Letter Agreement                 9/23/2003
TNT                                                 Programming Agreement
Transcentive, Inc.                                                                                       12/1/2001
Travel Channel                                      Programming Agreement
Tribune Television Co.                              Programming Agreement
Trio                                                Programming Agreement
Trion                                               Limited Appt. & Authorization to                      4/7/2004
                                                      bid and negotiate Life and disability
                                                      benefits. Also, to complete 2004 5500's.
Tufts Health Plan                                   HMO Renewal Acceptance                                1/1/2004
TV Land                                             Programming Agreement
TVN Entertainment Corporation                       Memorandum of Terms Between TVN
                                                      Entertainment and RCN Corporation                   2/28/2002
Universal Access, Inc.                              UTX License Agent                                     4/4/2003
Universal New Media Group                           Term Sheet                                            3/1/2002
Universal Television Networks                       Affiliation Agreement
Univision Network Limited Partnership               Programming Agreement                                12/22/2000
VERIZON                                             Utility Agreement
Vertex Tax Technology Enterprises, LLC              Vertex Software License Agreement                     9/2/1998
VH1                                                 Programming Agreement
VH-1 Classic Rock                                   Programming Agreement
VH-1 Country                                        Programming Agreement
VH-1 Soul                                           Programming Agreement
W. Terrell Wingfield                                Separation Agreement                                  7/1/2004
Weather Channel                                     Programming Agreement
Wesley-Jessen Corporation                           Guarantor - Real Property Leases
Witness Systems Inc.                                Software Agreement                                    8/1/2002
Work & Well                                         3rd party admin STD, FMLA, and ADA                    6/30/2004
Wright Express Financial Services, Inc.             Technical Operations Support                          7/19/2002
Yahoo! Inc.                                         Bilateral Interconnection Agreement/
                                                      Peering Agreement                                   3/21/2001
Yankees Entertainment and Sports                    Programming Agreement                                 2/11/2002
  Network, LLC



                                                              RCN OPERATING ENTITIES
                                                        EXECUTORY CONTRACTS FOR ASSUMPTION
Legal Entity                     Counterparty                              Subject/Description                    Contract Date
----------------------------------------------------------------------------------------------------------------------------------

21st Century Telecom Services    McLeodUSA Telecommunications Services,    IRU Exchange Areements
                                 Inc.
21st Century Telecom Services    Metropolitan Place                        Service Agreement
21st Century Telecom Services    River Plaza Venture                       Service Agreement
21st Century Telecom Services    Stuart Handler Real Estate Company        Cable Television Service Agreement
21st Century Telecom Services    Stuart Handler Real Estate Company        Telecommunication Service Agreement
21st Century Telecom Services    The Chicago Dock and Canal Trust          Telecommunications Lease
RCN Cable TV of Chicago          1115 S Plymouth Court Condominium         Illinois - Bulk Access Agreement
                                 Association
RCN Cable TV of Chicago          1122 N Dearborn Condominium Association   Illinois - Bulk Access Agreement
RCN Cable TV of Chicago          1143 S Plymouth Court Condominium         Illinois - Bulk Access Agreement
                                 Association
RCN Cable TV of Chicago          1169 S Plymouth Court Condominium         Illinois - Bulk Access Agreement
                                 Association
RCN Cable TV of Chicago          1415 N Dearborn Condominium Association   Illinois - Right of Entry Agreement       5/26/1996
                                 1455/60 N Sandburg Terrace
RCN Cable TV of Chicago          2333 N. Geneva Terrace Condominium        Illinois - Bulk Access Agreement
                                 Association
RCN Cable TV of Chicago          2336 N Commonwealth C. A.                 Illinois - Bulk Access Agreement
RCN Cable TV of Chicago          401 W Webster Condominium Association     Illinois - Bulk Access Agreement
RCN Cable TV of Chicago          510 W Fullerton Condominium               Illinois - Bulk Access Agreement
RCN Cable TV of Chicago          5455 Edgewater Plaza Condominium          Illinois - Right of Entry Agreement
                                 Association
RCN Cable TV of Chicago          700 Bittersweet Condominium Association   Illinois - Bulk Access Agreement
RCN Cable TV of Chicago          87 E Elm Street Condominium Association   Illinois - Right of Entry Agreement
RCN Cable TV of Chicago          899 S Plymouth Court Condominium          Illinois - Right of Entry Agreement
                                 Association
RCN Cable TV of Chicago          901 S Plymouth Court Condominium          Illinois - Bulk Access Agreement
                                 Association
RCN Cable TV of Chicago          Baird and Warner, Inc.                    Illinois - Right of Entry Agreement
RCN Cable TV of Chicago          Beach Point Tower Condominium             Illinois - Bulk Access Agreement
                                   Association
RCN Cable TV of Chicago          Burnham Park Plaza Apartments             Illinois - Bulk Access Agreement
RCN Cable TV of Chicago          Camco Realty - 2045 W Jackson             Illinois - Right of Entry Agreement
RCN Cable TV of Chicago          East Delaware LLC                         Illinois - Bulk Access Agreement
RCN Cable TV of Chicago          HFO LLC                                   Illinois - Bulk Access Agreement
RCN Cable TV of Chicago          Horizon House                             Illinois - Bulk Access Agreement
RCN Cable TV of Chicago          Illinois Masonic Medical Center           Illinois - Right of Entry Agreement
RCN Cable TV of Chicago          Katz Realty                               RCN Real Property Leases
RCN Cable TV of Chicago          Larchmont Loft Condominium Association    Illinois - Right of Entry Agreement
RCN Cable TV of Chicago          National Bank & Trust Company             Illinois - Right of Entry Agreement
RCN Cable TV of Chicago          Park Newberry LLC                         Illinois - Bulk Access Agreement
RCN Cable TV of Chicago          Praine District Lofts Apartments          Illinois - Right of Entry Agreement
RCN Cable TV of Chicago          Saint Peters Church                       Illinois - Bulk Access Agreement
RCN Cable TV of Chicago          Taylor Place Apartments                   Illinois - Right of Entry Agreement
RCN Cable TV of Chicago          The 1540 Lake Shore Drive Corporation     Illinois - Right of Entry Agreement
RCN Cable TV of Chicago          The 320 N Michigan Avenue Condo           Illinois - Right of Entry Agreement
RCN Cable TV of Chicago          The 5000 S Cornell Condominium            RCN Real Property Leases
                                 Association
RCN Cable TV of Chicago          The 533 W Barry Apartments                Illinois - Right of Entry Agreement
RCN Cable TV of Chicago          The 535 N Michigan Avenue Condominium     Illinois - Right of Entry Agreement
                                 Association
RCN Cable TV of Chicago          The 535 N Michigan Avenue Condominium     RCN Real Property Leases
                                   Association
RCN Cable TV of Chicago          The Belmont House LLC                     Illinois - Right of Entry Agreement
RCN Cable TV of Chicago, Inc.    The Braeside Group - Mgmt Corporation     Illinois - Right of Entry Agreement
RCN Cable TV of Chicago, Inc.    The Chestnut Place Associates             Illinois - Right of Entry Agreement
RCN Cable TV of Chicago, Inc.    The Chestnut Place Associates             RCN Real Property Leases
RCN Cable TV of Chicago, Inc.    The Fulton House Condominium              Illinois - Right of Entry Agreement
RCN Cable TV of Chicago, Inc.    The Granada Centre Apartments             Illinois - Right of Entry Agreement
RCN Cable TV of Chicago, Inc.    The Lake Park Manor Apartments            Illinois - Right of Entry Agreement
RCN Cable TV of Chicago, Inc.    The Luther Terrace Apartments             Illinois - Right of Entry Agreement
RCN Cable TV of Chicago, Inc.    The Renaissance W Limited Partnership     Illinois - Right of Entry Agreement
RCN Cable TV of Chicago, Inc.    The Van Buren Park Apartments             Illinois - Right of Entry Agreement
RCN Cable TV of Chicago, Inc.    Town Management Corporation               Illinois - Right of Entry Agreement
RCN Cable TV of Chicago, Inc.    Town Management Corporation               RCN Real Property Leases
RCN Cable TV of Chicago, Inc.    Vincennes Plaza Apartments                Illinois - Right of Entry Agreement
RCN Cable TV of Chicago, Inc.    William G. McNulty                        Illinois - Right of Entry Agreement
RCN Cable TV of Chicago, Inc.    Wolin-Levin Inc - 700 Bittersweet: 345 N  Illinois - Right of Entry Agreement
                                   Canal
RCN Entertainment, Inc.          On Screen Entertainment, Inc.             Assignment and Assumption Agreement       5/10/2004
RCN Entertainment, Inc.          Outward Bound, Inc.                       Termination Agreement
RCN Telecom Services of          Deborah Sperberg                          Real Property Lease                       7/10/2000
  Virginia, Inc.


RCN Employee Compensation and Benefits Programs to be Assumed

Employee Benefits Program                                                       Vendor/Contract Party
---------------------------------------------------------------------------------------------------------------------------------
Health Benefit Plan (all locations)                                             Aetna
Health Benefit Plan (all locations)                                             Cigna
Health Benefit Plan (PA only)                                                   Keystone
Health Benefit Plan (PA only)                                                   Geisinger
Health Benefit Plan (PA only)                                                   First Priority
Health Benefit Plan (MA only)                                                   Tufts
Dental Benefits                                                                 Metlife Dental
Long-Term Disability and Life Insurance                                         Reliance
Short-Term Disability 3rd Party Administrator                                   Work and Well
Stop Loss Policy #24668                                                         Connecticut General Life Insurance
Administrative Services Only Agreement Account #24668                           Connecticut General Life Insurance
Employee Assistance Program                                                     Ceridian Lifeworks
Vision Plan Benefits                                                            Spectera Vision
Unemployment (required by law)                                                  NEC - Peoplesystems
Discounted home owners, property and auto insurance                             Seabury & Smith/Marsh Work Solutions
Worker's Compensation                                                           AIG
COBRA Administration and Flex Spending Accounts                                 Benefits Concepts
401(K)                                                                          Merrill Lynch and Plan Advisory


Other Compensation or Employee Programs                                         Description
---------------------------------------------------------------------------------------------------------------------------------
Residential Sales Compensation Program                                          Commissions provided to Direct Sales Reps,
                                                                                Telesales Reps, Customer Service Technicians,
                                                                                and Customer Service Representatives.

RCN Business Sales Compensation Program                                         Commissions provided to individuals within the
                                                                                Commercial line of business

Key Employee Retention Plan                                                     Retention Plan as Previously Approved by the
                                                                                Bankruptcy Court

Our Brightest Stars                                                             Instant recognition awards of between $100-300
                                                                                are awarded to employees who exhibit
                                                                                above-and-beyond performance. Additionally,
                                                                                each quarter the best customer-facing employee
                                                                                in each discipline in the market is awarded a
                                                                                bonus of $250. At year end, the best of the
                                                                                brightest (5 employees) are invited to an
                                                                                awards dinner and granted with $2500 bonus
                                                                                (grand prize) and $1000 (4 runner ups) along
                                                                                with 2 round trip airline tickets.

Above-and-Beyond Incentives                                                     Incentives granted to certain employees for
                                                                                taking on special assignments outside of their
                                                                                normal realm of responsibilities while
                                                                                continuing to perform in their current role.
                                                                                Such incentives are meant to recognize the
                                                                                above-and-beyond contribution, particularly
                                                                                where personal sacrifices may be made. Such
                                                                                bonuses may be granted for assignments such as
                                                                                temporarily filling a vacancy until the
                                                                                position is filled (while continuing to manage
                                                                                current responsibilities), additional work
                                                                                around the divestiture of assets, traveling to
                                                                                other markets to assist in struggling areas,
                                                                                additional work that leads to significant cost
                                                                                savings, or the alleviation of costly
                                                                                liabilities, etc.

Annual Short-Term Incentive Plan                                                Annual short-term incentive plan pays a
                                                                                percentage of base salary contigent upon
                                                                                achievement of certain goals and objectives.
                                                                                Bonuses range from 4% - 50% of actual base
                                                                                wages paid. Bonuses are paid in the spring of
                                                                                each year for exempt level employees, and
                                                                                quarterly for non-exempt employees.

Perfect Attendance Reward                                                       $500 net bonuses are award to all non-exempt
                                                                                employees who have perfect attendance in the
                                                                                calendar year.

Top Performer Awards                                                            Top performer rewards are granted to top
                                                                                performing employees across the organization
                                                                                and are important in ensuring that our top
                                                                                performers are given additional perks and
                                                                                recognition for their outstanding performance.
                                                                                Rewards vary by level and include such items
                                                                                as tuition reimbursement, training allowance,
                                                                                professional conference/seminar reimbursement,
                                                                                personal telecommunications allowance,
                                                                                additional personal day, professional coach
                                                                                (executive level).

Transition Completion Payments                                                  Normal course practice when consolidating, or
                                                                                relocating a function. Provides an incentive
                                                                                for individuals to stay in place until a
                                                                                transition is complete and their services are
                                                                                no longer needed. Currently, such incentives
                                                                                are in place for the consolidation of the
                                                                                Service Delivery function. Bonuses and
                                                                                severances are only paid if the employee stays
                                                                                with us through the transition time period.

Sign-on Bonus Commitments                                                       As part of offer letters, certain individuals
                                                                                (based on level and circumstance) may be
                                                                                granted a sign-on bonus.

Referral Bonuses                                                                Employees are given referral bonuses for
                                                                                referring individuals who are subsequently
                                                                                hired and remain with the company for at least
                                                                                90 days.

United Way                                                                      Ability for employees to make donations
                                                                                directly to the United Way.

Discounted RCN Services                                                         Employees are able to receive RCN
                                                                                services (Internet, Video, Phone, Dial-up) at
                                                                                an employee discount.

Training - management training, professional certifications                     All management level employees receive
                                                                                mandatory training related to supervision,
                                                                                respect-in-the-workplace, sexual harrassment,
                                                                                Title VII issues, etc. Tuition reimbursement
                                                                                is only offered to top performing employees.
                                                                                Professional certifications required to
                                                                                perform certain job related duties are
                                                                                reimbursed as required (CPE credits, etc).

Business Expenses                                                               Certain business related expenses are
                                                                                reimburse according to our Travel and Expense
                                                                                policy. Such reimbursements include cell phone
                                                                                usage, travel, lodging, etc.

Business related provisions                                                     Employees, with management approval, are
                                                                                granted remote access through VPN; American
                                                                                Express credit cards are provided (with
                                                                                management approval), technicians are provided
                                                                                with job-related tools, uniforms, vans, etc,
                                                                                for use on the job.

Shift Differential                                                              Premium pay provided to hourly workers who are
                                                                                assigned to less-desirable shifts.

On-Call Pay                                                                     Pay provided to employees who are on-call.

Personal, Bereavement, Relief time, Jury Duty, Military & sick pay              Policies provide for certain pay provisions for such

Holiday Pay                                                                     Company provides for paid holidays

Vacation Pay                                                                    Company policies provide vacation pay.

Relocation Benefits                                                             Certain employees (based on level) are
                                                                                provided with relocation benefits depending on
                                                                                the circumstance.

Employee Discounted Vendor Offerings                                            Area retailers provide assorted and various
                                                                                discounts to RCN employees; this includes 15%
                                                                                off coupons at Macy's, Verizon's discounted
                                                                                cell phones, discounts from Dell and IBM,
                                                                                discounted membership to gyms, restaurants,
                                                                                movie theaters, theme parks, dry-cleaners,
                                                                                credit unions, banks, etc.

Immigration                                                                     Certain employees are working with
                                                                                the company under H-1B provisions. Such
                                                                                employees are also pursuing permanent
                                                                                residency and are in various stages of
                                                                                approval.

Separation Agreements                                                           Description
----------------------------------------------------------------------------------------------------------------------------------
Mike Angi                                                                       Separation Agreement with RCN Corporation and its
                                                                                affiliates.

William Terrell Wingfield, Jr.                                                  Separation Agreement with RCN Corporation and its
                                                                                affiliates.

Orly Wiseman                                                                    Separation Agreement with RCN Telecom Services,
                                                                                Inc. and its affiliates.

Nicole Silver                                                                   Separation Agreement with RCN Telecom Services,
                                                                                Inc. and its affiliates.

Incentive Programs                                                              Description
----------------------------------------------------------------------------------------------------------------------------------

Knicks Basketball Ticket Program                                                Awarded to an employee, drawn at random, that
                                                                                has RCN direct deposit.

Knicks Basketball Ticket Program                                                Awarded to a Customer Satisfaction Technician,
                                                                                drawn at random, who answers all questions
                                                                                correctly in a safety newsletter.

Knicks Basketball Ticket Program                                                Awarded to a top performer or individual who has
                                                                                gone above in their job.

Overachievers Points Commissions                                                Awarded to Direct Sales Reps. who exceed their
                                                                                individual bi-weekly install point totals
                                                                                while achieving a set minimum level of new
                                                                                customer unit connections.

Sales Heat Index Mercury Blast                                                  Awarded to Direct Sales Reps. and DSR teams
                                                                                that reach a unit's goal of varying
                                                                                percentages to drive on-net connections every
                                                                                quarter to 110% of goal.

C1 September Contest                                                            Contest created to increase overall C1 sales
                                                                                production to drive individual sales.

Retention Contest                                                               Awarded to the top Reps

Telesales                                                                       Awarded to the Telesales Supervisor who team
                                                                                exceeds 100% of quota.

CST Upsell Contest                                                              Remains in Development.

CST Showcase Upsell                                                             Given to CSTs for additional services added at
                                                                                time of installation.

Achievement Award                                                               Contest is developed when tickets become available.

Awareness/Recognition                                                           Awarded to Telesales and Customer Service Reps.
                                                                                who are recognized by their  peers.

McAfee Telesales Raffle                                                         Telesales Reps. are awarded a raffle ticket for
                                                                                every 25 McAfee services sold.

WBBM-AM Chicago Bear's Radio Broadcast Sponsorship Telesales Contest            As part of Chicago's sponsorship of WBBM-AM's
                                                                                sponsorship of the post game show, a trip to
                                                                                Hawaii (including round trip airfare, 4 night
                                                                                hotel accommodations, 2 tickets to 2005
                                                                                Pro-Bowl and 2 tickets to the pre-game
                                                                                tailgate party) will be awarded to a Telesales
                                                                                Rep. who has the most total valued points
                                                                                (from selling Power CPI+, Power CPI, and Ess
                                                                                CPI with 1 add on), with an Add On to On Net
                                                                                unit ratio of 1:1 or better for the quarter,
                                                                                and a minimum of 24,000 points for the
                                                                                quarter.

Outbound Telesales Contest                                                      Awarded to the Outbound Telesales employee who
                                                                                sells the most add ons.

Retention Rep. Contest                                                          Awarded to Retention Reps. who sell the most
                                                                                add ons.

Escape with Showtime Contest                                                    Grand Prize prize awarded to Customer Service and
                                                                                Telesales Reps. who are given one entry per 10
                                                                                Showtime sales.

Escape with Showtime Contest                                                    Chances to win prizes if Customer Service
                                                                                Representatives achieve a Showtime sales goal.

Escape with Showtime Contest                                                    Awarded to the Customer Service Rep. with the
                                                                                highest number of Showtime sales.

Escape with Showtime Contest                                                    One Chance to enter National Sweepstakes
                                                                                awarded to all Customer Service Reps. who make
                                                                                1 Showtime sale


                                    EXHIBIT E

                                       TO

                 JOINT PLAN OF REORGANIZATION OF RCN CORPORATION
                            AND CERTAIN SUBSIDIARIES

                                   ----------

                                 RCN CORPORATION
                         DESCRIPTION OF NEW COMMON STOCK

        The principal terms of the shares of common stock of Reorganized RCN to be issued under the Plan shall be as follows:

Authorization:           100 million shares

Initial Issuance:        36,020,850 shares

Par Value:               $0.01 per share

Voting Rights:           One vote per share

Preemptive Rights:       None

Dividends:               Payable at the discretion of the board of directors of
                         Reorganized RCN

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                    EXHIBIT F

                                       TO

                 JOINT PLAN OF REORGANIZATION OF RCN CORPORATION
                            AND CERTAIN SUBSIDIARIES

                                   ----------

ALLOWED SENIOR NOTES CLAIMS

               Senior Notes                 Agreed Deemed Allowed Claim
               ----------------             ---------------------------

               Series 10%                   $       170,893,717.75
               Series 9.8%                  $       312,968,476.44
               Series 11 1/8%               $       337,901,711.34
               Series 11%                   $       145,692,956.28
               Series 10 1/8%               $       221,054,216.80
                                  TOTAL:    $     1,188,511,078.61

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                    EXHIBIT G

                                       TO

                 JOINT PLAN OF REORGANIZATION OF RCN CORPORATION
                            AND CERTAIN SUBSIDIARIES

                                   ----------

                                 RCN CORPORATION
                           DESCRIPTION OF NEW WARRANTS

          The principal terms of the New Warrants to be issued by Reorganized RCN under the Plan shall be as follows:

Authorization:           735,119 warrants, each representing the right to
                         purchase one share of common stock of Reorganized RCN, equal to 2% of the New Common Stock subject to dilution by the Management Incentive Options

Total Issued:            735,119

Vesting:                 As of the Effective Date

Term:                    Two years from the date of consummation

Strike Price:            $34.16

Anti-Dilution Rights:    Strike price and number of shares of common stock
                         of Reorganized RCN issuable upon exercise shall be adjusted for stock splits, dividends, recapitalization and similar events.

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                    EXHIBIT H

                                       TO

                 JOINT PLAN OF REORGANIZATION OF RCN CORPORATION
                            AND CERTAIN SUBSIDIARIES

                                   ----------

                                 RCN CORPORATION
                  DESCRIPTION OF CONVERTIBLE SECOND-LIEN NOTES

     The principal terms of any Convertible Second-Lien Notes issued by Reorganized RCN under the Plan are expected to be as follows:

Authorization:           $150 million principal amount, with each $1,000 note
                         initially convertible into 41.667 shares of New Common
                         Stock, equal to 14.5% of the common stock of Reorganized RCN subject to dilution by the Management
                         Incentive Options

Total Issued:            6,250,000 shares of common stock

Term:                    7 1/2 years after the Effective Date.

Coupon: Assuming that the Convertible Second-Lien Notes are secured by a first lien on the equity in the RCN subsidiary that owns the equity interests in Megacable S.A. de. C.V., the Convertible Second-Lien Notes shall bear interest at a rate per year equal to (a) 4.5% if $100 million principal amount of the Convertible Second-Lien Notes is issued, (b) 5% if $125 million principal amount of the Convertible Second-Lien Notes is issued, and (c) 6% if $150 million principal amount of the Convertible Second-Lien Notes is issued. Assuming that the Convertible Second-Lien Notes are secured by a second lien on the equity in the RCN subsidiary that owns the equity interests in Megacable, S.A. de. C.V., the Convertible Second-Lien Notes shall bear interest at a rate per year equal to (a) 6.5% if $100 million principal amount of the Convertible Second-Lien Notes is issued, (b) 7% if $125 million principal amount of the Convertible Second-Lien Notes is issued, and (c) 7.5% if $150 million principal amount of the Convertible Second-Lien Notes is issued. Interest shall be paid semi-annually, commencing on the six-month anniversary of the Effective Date. In the event of a change of control of Reorganized RCN, holders of the Convertible Second-Lien Notes may require Reorganized RCN to purchase the Convertible Second-Lien Notes at a principal amount equal to 101% of par plus accrued interest and a premium designed to protect holders against the effects of a change in control, which may include a make-whole premium or adjustment to the conversion rate. Signatories to any commitment letter in connection with Convertible Second-Lien Notes, including members of the Creditors' Committee, shall share Pro Rata in a commitment fee of 1% of the principal amount of the Convertible Second-Lien Notes. Any commitment shall remain outstanding until January 31, 2005. The RCN Companies may purchase an extension of the commitment to February 28, 2005 for an amount equal to .25% of the principal amount of the Convertible Second-Lien Notes, payable on or before January 15, 2005. A further extension to March 31, 2005 may be purchased for an equal amount, payable on or before February 15, 2005. Any such extension fees shall be shared Pro Rata by signatories to the commitment letter, as extended.
                         As previously noted, there is no definitive agreement on the terms of any Convertible Second-Lien Notes. Thus, there can be no assurance that the terms ultimately governing any such notes shall be as favorable to RCN as those described herein.

Collateral:              RCN's obligations under the Convertible Second-Lien
                         Notes shall be guaranteed by each of its direct and indirect domestic subsidiaries, as guarantors. RCN's obligations under the Convertible Second-Lien Notes and the obligations of the subsidiary guarantors shall be secured by a second lien, junior only to the lien securing the senior first-lien financing under the Exit
                         Facility, provided, however, that the Convertible
                         Second-Lien Notes shall be pari passu in right of payment with the senior first-lien financing, on substantially all of RCN's and each subsidiary guarantor's present and future tangible and intangible assets, including, without limitation, all receivables, contract rights, securities, inventory, equipment, real estate, intellectual property, promissory notes and all of the equity interests in each of the subsidiary guarantors and not more than 65% of the total outstanding voting stock in each of RCN's, or any subsidiary guarantor's, foreign subsidiaries. The
                         Convertible Second-Lien Notes shall also be secured by a first lien or second lien, as the case may be, on the equity in the RCN subsidiary that owns the 48.93% equity interest in Megacable,, S.A. de. C.V.

                                    EXHIBIT B

                                       TO

                    DISCLOSURE STATEMENT WITH RESPECT TO THE

                 JOINT PLAN OF REORGANIZATION OF RCN CORPORATION

                            AND CERTAIN SUBSIDIARIES

                                   ----------

          FORM 10-Q FOR RCN FOR THE FISCAL QUARTER ENDED JUNE 30, 2004


===============================================================================

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                             _____________________

                                   FORM 10-Q
                             _____________________


[X] Quarterly Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        For the quarterly period ended June 30, 2004

                                      OR


[ ] Transition Report pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


For the Transition Periods from  ________   to __________.



                       Commission File Number: 001-16805
                             _____________________


                                RCN CORPORATION

            (Exact name of registrant as specified in its charter)

                             _____________________



        Delaware                                                22-3498533
(State of other jurisdiction                                 (I.R.S. Employer
incorporation or organization)                              Identification No.)



                              105 Carnegie Center
                          Princeton, New Jersey 08540
                   (Address of principal executive offices)
                                  (Zip Code)


                                (609) 734-3700
             (Registrant's telephone number, including area code)

                            _____________________

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirement for the past 90 days.   YES [x]  NO [ ]

Indicate the number of shares outstanding of each of the issuer's classes of common stock ($1.00 par value), as of July 31, 2004.


        Class A Common stock                        110,280,710

        Class B Common stock                         11,424,810



Indicate by check mark whether the registrant is an accelerated filer (as defined by Rule 12b-2 of the 1934 Securities and Exchange Act):
Yes [X]   No [ ]

===============================================================================

RCN CORPORATION

INDEX

                                                                           Page
                                                                           ----


PART I - FINANCIAL INFORMATION ................................................3


Item 1.  Condensed Consolidated Financial Statements (Unaudited)...............3

         Condensed Consolidated Statements of Operations for the Three and
         Six Months Ended June 30, 2004 and 2003...............................3

         Condensed Consolidated Balance Sheets at June 30, 2004 and
         December 31, 2003.....................................................4

         Condensed Consolidated Statements of Cash Flows for the Six Months
         Ended June 30, 2004 and 2003..........................................6

         Notes to Condensed Consolidated Financial Statements..................8

Item 2.  Management's Discussion and Analysis of Financial Condition
         and Results of Operations............................................23

Item 3.  Quantitative and Qualitative Disclosures About Market Risk...........37

Item 4.  Controls and Procedures..............................................37

PART II - OTHER INFORMATION...................................................38

Item 1.  Legal Proceedings....................................................38

Item 3.  Defaults Upon Senior Securities......................................39

Item 5.  Other Information....................................................40

Item 6.  Exhibits and Reports on Form 8-K.....................................40

SIGNATURES....................................................................40

CERTIFICATIONS................................................................41

PART I - FINANCIAL INFORMATION
Item 1. Financial Statements



                                    RCN CORPORATION AND SUBSIDIARIES
                             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                         (Dollars in Thousands, Except Share and Per Share Data)
                                              (Unaudited)



                                                            For the three months ended      For the six months ended
                                                                    June 30,                       June 30,
                                                           ---------------------------    ----------------------------
                                                              2004            2003           2004             2003
                                                           -----------    ------------    -----------     ------------

Revenues                                                   $  121,281    $    114,461     $   242,541     $   232,055
Costs and expenses, excluding non-cash stock based
  compensation, depreciation and amortization
     Direct expenses                                           44,133          42,139          85,361          82,212
     Operating and selling, general and administrative         55,765          68,915         123,706         150,912
Non-cash stock based compensation                               1,553           2,798           2,633           4,847
Impairments (recoveries) and other charges, net (Note 7)        1,584           6,571            (238)          6,651
Depreciation and amortization                                  58,707          45,224         128,414          95,668
                                                           -----------    ------------    -----------     ------------
Operating loss                                                (40,461)        (51,186)        (97,335)       (108,235)
Investment income                                                 660           2,041           1,587           3,694
Interest expense (contract expense of $40,183 and
   $82,612 for the three and six months ended
   June 30, 2004, respectively (Note 16))                      29,184          45,685          71,613          94,906
Other income, net                                                 108           2,343             433           8,512
                                                          ------------    ------------    -----------     ------------
Loss from continuing operations before reorganization
  items and income taxes                                      (68,877)        (92,487)       (166,928)       (190,935)
Reorganization items, net (Note 13)                             8,025              --          16,698              --
Income tax provision                                               --              --              --              12
                                                          ------------    ------------    -----------     ------------

Loss from continuing operations before equity
  in unconsolidated entities                                  (76,902)        (92,487)       (183,626)       (190,947)
Equity in income of unconsolidated entities                     5,327           6,904          14,972          10,686
                                                          ------------    ------------    -----------     ------------
Net loss from continuing operations                           (71,575)        (85,583)       (168,654)       (180,261)
Discontinued operations, net of tax of $0 (Note 6)
     Income (loss) from discontinued operations,
        (including net gain (loss) on
        disposal of ($2,104), $855, $87,674
        and $165,989, respectively)                            (2,092)          2,130          90,108         171,421
                                                          ------------    ------------    -----------     ------------
Net loss                                                      (73,667)        (83,453)        (78,546)         (8,840)
Preferred dividend and accretion requirements (contract
  dividend and accretion of $33,401 and $65,831 for
  the three and six six months ended June 30, 2004,
  respectively (Note 17))                                       20,472         42,978          52,902          85,241
                                                          ------------    ------------    -----------     ------------
Net loss to common shareholders                           $   (94,139)    $  (126,431)    $  (131,448)    $   (94,081)
                                                          ===========     ===========     ===========     ============


Basic and diluted loss per common share (Note 10)
     Net loss from continuing operations                  $     (0.75)    $     (1.16)    $     (1.81)    $     (2.41)
                                                          ===========     ===========     ===========     ============
     Net (loss) income from discontinued operations             (0.02)           0.02            0.74            1.55
                                                          ------------    ------------    -----------     ------------
     Net loss to common shareholders                      $     (0.77)    $     (1.14)    $     (1.07)    $     (0.86)
                                                          ===========     ===========     ===========     ============
Weighted average shares outstanding, basic and diluted    122,267,810     110,564,300     122,268,231     110,366,753
                                                          ===========     ===========     ===========     ============



The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.


                        RCN CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
             (Dollars in Thousands, Except Share and Per Share Data)
                                   (Unaudited)


                                                    June 30,       December 31,
                                                      2004            2003
                                                  ------------    -------------

ASSETS
Current Assets:
     Cash and temporary cash investments              $ 22,922        $ 18,395
     Short-term investments                             94,184              --
     Accounts receivable from related parties            6,608          13,329
     Accounts receivable, net of reserve for
       doubtful accounts of $3,658 and $5,923           46,635          45,378
     Unbilled revenues                                     723           1,105
     Interest receivable                                   804           1,170
     Prepayments and other current assets               25,650          33,064
     Short-term restricted investments                      --         134,205
     Current assets of discontinued operations              --           2,375
                                                  ------------    -------------

Total current assets                                   197,526         249,021
Property, plant and equipment, net of
  accumulated depreciation of
  $959,650 and $900,458                                796,054         908,009
Investments in joint ventures and equity securities    213,768         202,095
Intangible assets, net of accumulated
  amortization of $18,098 and $18,266                    1,416          1,503
Goodwill                                                 6,130          6,130
Long-term restricted investments                       133,518        100,000
Deferred charges and other assets                       27,368         34,430
Noncurrent assets of discontinued operations                --         28,168
                                                  ------------    -------------
Total assets                                       $ 1,375,780    $ 1,529,356
                                                  ============    =============

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities:

    Current maturities of long-term debt (Note 8)    $ 461,716    $ 1,654,585
    Accounts payable                                    18,630         22,697
    Accounts payable to related parties                  2,955          3,715
    Advance billings and customer deposits              28,523         26,906
    Accrued exit costs (Note 7)                         25,515         38,095
    Accrued expenses                                    88,022        140,205
    Current liabilities of discontinued operations          --          3,330
                                                  ------------    -------------
Total current liabilities                              625,361      1,889,533
                                                  ------------    -------------
Other deferred credits                                   6,152          6,398
Liabilities subject to compromise (Note 14)          1,190,586             --

Commitments and contingencies

Redeemable preferred stock, Series A,
 convertible, par value $1 per share;
 708,000 shares authorized, 353,289 and
 347,213 shares issued and outstanding,
 respectively (Note 17)                                350,362        340,293

Redeemable preferred stock, Series B,
 convertible, par value $1 per share;
 2,681,931 shares authorized, 1,222,250
 and 1,201,228 shares issued and
 outstanding, respectively (Note 17)                 1,474,850      1,432,017

Shareholders' deficit:
  Preferred stock, par value $1 per share,
    21,610,069 authorized, none issued
    and outstanding                                         --             --

  Class A Common stock, par value $1 per share,
    500,000,000 shares authorized,
    112,163,061 and 112,151,560 shares issued
    and 110,902,807 and 110,835,000
    shares outstanding, respectively                   112,163        112,152

  Class B Common stock, par value $1 per share,
    400,000,000 shares authorized, 11,424,810
    issued and outstanding                              11,425         11,425

  Additional paid-in-capital                         2,152,630      2,150,418
  Cumulative translation adjustments                   (17,288)       (13,990)
  Unearned compensation expense                           (176)          (342)
  Unrealized (depreciation) appreciation
    on investments                                        (193)           240
  Treasury stock, 1,260,254 shares at cost             (10,166)       (10,310)
  Accumulated deficit                               (4,519,926)    (4,388,478)
                                                   ------------   ------------
Total shareholders' deficit                         (2,271,531)    (2,138,885)
                                                   ------------   ------------
Total liabilities, redeemable preferred
   stock and shareholders' deficit                 $ 1,375,780    $ 1,529,356
                                                   ============   ============


The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.



                           RCN CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (Dollars in Thousands)
                                     (Unaudited)


                                                             For the              For the
                                                         Six months ended     Six months ended
                                                          June 30, 2004        June 30, 2003
                                                         ----------------     ----------------
Cash flows from operating activities
     Net loss                                                 $ (78,546)         $  (8,840)
     Income from discontinued operations                         (2,434)            (5,432)
     Gain on sale of discontinued operation                     (87,674)          (165,989)
                                                         ----------------     ----------------
     Net loss from continuing operations                       (168,654)          (180,261)

Adjustments to reconcile net loss from continuing
  operations to net cash usedin operating activities:
     Accretion of discounted debt                                 1,677             11,715
     Amortization of financing costs                              6,241             10,981
     Non-cash stock based compensation expense                    2,633              4,847
     Gain on sale of assets                                          --             (8,118)
     Depreciation and amortization                              128,414             95,668
     Deferred income taxes, net                                      --                 12
     Provision for losses on accounts receivable                  3,127             10,328
     Equity in income of unconsolidated entities                (14,972)           (10,686)
     Impairments (recoveries) and special charges                  (238)             6,651
                                                         ----------------     ----------------
                                                                (41,772)           (58,863)
     Net change in working capital                               39,973            (66,456)
                                                         ----------------     ----------------

Net cash used in continuing operations                           (1,799)          (125,319)
Cash (used in) provided by discontinued operations               (2,881)             7,403
                                                         ----------------     ----------------

Net cash used in operating activities                            (4,680)          (117,916)
                                                         ----------------     ----------------



Cash flows from investing activities:
     Additions to property, plant and equipment                 (25,240)           (34,073)
     (Increase) decrease in short-term investments              (94,184)           161,825
     Proceeds from sale of assets                                    --              2,628
     Proceeds from sale of discontinued operations              120,203            242,844
     Discontinued operations                                       (402)            (2,191)
     Decrease (increase) in investments restricted
        for debt service                                         94,184           (221,344)
                                                         ----------------     ----------------
Net cash provided by investing activities                        94,561            149,689
                                                         ----------------     ----------------

Cash flows from financing activities:
     Repayment of long-term debt                                (84,546)           (15,563)
     Repayment of capital lease obligations                        (808)            (1,427)
     Payments made for debt financing costs                          --            (11,883)
                                                         ----------------     ----------------
Net cash used in financing activities                           (85,354)           (28,873)
                                                         ----------------     ----------------
Net increase in cash and temporary cash investments               4,527              2,900
Cash and temporary cash investments at beginning of period       18,395             49,365
                                                         ----------------     ----------------
Cash and temporary cash investments at end of period           $ 22,922           $ 52,265
                                                         ================     ================

Supplemental disclosures of cash flow information
Cash paid during the periods for:
     Interest (net of $416 and $681 capitalized
       as of June 30, 2004 and 2003, respectively)             $ 16,039           $ 58,986
                                                         ================     ================

     Income taxes                                              $     --           $     56
                                                         ================     ================



The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.


                       RCN CORPORATION AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                   THREE AND SIX MONTHS ENDED JUNE 30, 2004
            (Dollars in Thousands, Except Share and Per Share Data)
                                  (Unaudited)



1. PROCEEDINGS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

On May 27, 2004 (the "Petition Date") RCN Corporation (referred together with its subsidiaries, unless the context requires otherwise, as "RCN" or the "Company") and four of its wholly owned, non-operating subsidiaries: Hot Spots Production, Inc., RCN Finance, LLC, RLH Property Corporation and TEC Air, Inc. (collectively the "Debtors") filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code ("Bankruptcy Code" or "Chapter 11") in the United States Bankruptcy Court for the Southern District Court of New York under case numbers 04-13637 - 04-13641 (jointly administered for procedural purposes before the Bankruptcy Court under case number 04-13638(RDD)). The Debtors are currently operating their business as debtors-in-possession pursuant to the Bankruptcy Code. On August 5, 2004, RCN Cable TV of Chicago, Inc. filed a voluntary petition for reorganization under Chapter 11. See Note 19, Subsequent Event.

As debtors-in-possession under Chapter 11, the Debtors are authorized to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the approval of the Bankruptcy Court. The Company can offer no assurances that in the future, additional subsidiaries will not file Chapter 11.

In connection with the Chapter 11 filings, RCN has obtained a waiver from its existing senior secured lenders ("Lenders"), that expires on October 31, 2004, that waives any events of default caused by the Chapter 11 filings, and amends the minimum cash requirements, under its existing senior secured credit facility. The Debtors have also obtained Bankruptcy Court authorization to use the existing Lenders' cash collateral to fund ongoing operations and administrative expenses, subject to terms and conditions agreed upon with the existing Lenders, which terms include compliance with a 13 week cash flow budget provided to the Administrative Agent for the Lenders monthly, restricted cash can not go below $100,000 and additional reporting requirements to the Administrative Agent for the Lenders summarizing the results of operations.

Under Section 362 of the Bankruptcy Code, actions to collect pre-petition indebtedness from the Debtors, as well as most other pending pre-petition litigation, are stayed. Absent an order of the Bankruptcy Court, substantially all of the Debtors' pre-petition liabilities are subject to compromise under a plan of reorganization.

Under the Bankruptcy Code, the Debtors may also assume or reject certain executory contracts and leases subject to approval of the Bankruptcy Court and certain other conditions. Parties to any executory contracts and leases rejected may file claims for damages resulting from such rejection with the Bankruptcy Court in accordance with applicable notices. The Company cannot currently estimate the amount of claims that may result from the rejected executory contracts and leases.

On May 27, 2004, RCN announced that its Lenders and members of an ad hoc committee of holders of its Senior Notes (the "Noteholders' Committee") agreed to support a financial restructuring. A summary of the terms of the financial restructuring announced on May 27, 2004 are as follows: (1) on the effective date of a plan of reorganization or sooner, the existing senior secured credit facility will be repaid in full in cash, unless any existing lender elects to roll its outstanding balance into the new facility, and all undrawn letters of credit will be either replaced on the effective date of a plan of reorganization or cash collateralized on terms agreed by the issuing bank; (2) on the effective date of a plan of reorganization, each holder of an allowed general unsecured claim will receive, in exchange for its total claim (including principal and interest in the case of a bond claim), its pro rata portion of 100% of the fully diluted new common stock of reorganized RCN, before giving effect to (i) any management incentive plan and (ii) the exercise of the equity warrants described below, if any; (3) the holders of RCN's existing preferred stock and common stock will receive, on a basis to be determined, equity warrants that are exercisable into two percent of reorganized RCN's common stock (before giving effect to any management incentive plan), with a two-year term beginning on the consummation of a plan of reorganization, and set at a strike price equivalent to an enterprise valuation of $1.66 billion, and the holders of existing warrants and options will not be entitled to receive a distribution under the plan of reorganization on account of such interests; (4) on the effective date of a plan of reorganization, all obligations under the Commercial Term Loan and Credit Agreement, dated as of June 6, 2003, among the Company, the lenders party thereto and HSBC Bank USA, as agent (the "Evergreen Facility"), will either (i) remain outstanding on terms agreed upon between the Company and the lenders under the Evergreen Facility or as otherwise permitted by the Bankruptcy Code or (ii) be refinanced in whole or in part; (5) on the effective date of a plan of reorganization, the sole equity interests in reorganized RCN will consist of new common stock, the equity warrants described above and equity interests to be issued in any management incentive plan; and (6) on the effective date of a plan of reorganization, there will be no debt, security or other material obligation of reorganized RCN other than indebtedness or securities described above and obligations arising in the ordinary course of reorganized RCN's business. In order to facilitate the restructuring, the Debtors filed voluntary petitions for reorganization under Chapter 11 as indicated above.

On May 27, 2004, RCN also announced that it had entered into a commitment letter with Deutsche Bank Securities, Inc. ("Deutsche Bank") pursuant to which Deutsche Bank may provide the Company with new financing upon the consummation of a plan of reorganization. The specific terms of the financial commitment are discussed in Note 3, Operations and Liquidity, below.

On June 11, 2004, the Company filed with the Bankruptcy Court schedules and statements of financial affairs setting forth, among other things, the assets and liabilities of the Debtors as shown on the Company's books and records on the Petition Date, subject to the assumptions contained in certain notes filed in connection therewith. All of the schedules are subject to further amendment or modification. The Bankruptcy Code provides for a claims reconciliation and resolution process. The Bankruptcy Court established August 11, 2004, as the deadline for submission of proofs of claim for general unsecured claims. A separate bar date for certain other government claims was established as November 23, 2004. In accordance with the bar date notice approved by the Bankruptcy Court, holders of certain pre-petition claims against the Debtors are required to file a proof of claim on or prior to the applicable bar date to be eligible to participate in any distribution of assets from the Debtors in connection with a plan of reorganization. Until filed claims are investigated and resolved, the ultimate number and amount of allowed claims cannot be determined. Because any recovery of allowed pre-petition claims is subject to a confirmed plan of reorganization, the ultimate distribution with respect to allowed claims is not presently ascertainable.

The United States Trustee has appointed an official committee of unsecured creditors. The three-member committee of unsecured creditors consists of two members from the Noteholders' Committee and a third representing the indenture trustee for the Senior Notes. The official committee and its legal representatives generally have a right to be heard on all matters that come before the Bankruptcy Court.

The Company has not yet filed a plan of reorganization with the Bankruptcy Court. The understanding reached between RCN and certain of its creditors to support a financial restructuring covers the broad economic terms of the financial restructuring and not all material terms expected to be contained in a plan of reorganization. The terms are not binding on RCN or the creditors with whom it was negotiated and not all RCN stakeholders have participated in its negotiation. Therefore, there can be no assurance that the current terms will result in a binding definitive agreement and a fully consensual plan of reorganization, or if such consensual plan of reorganization is filed, when or if such plan will be approved by all RCN stakeholders entitled to vote thereon and/or confirmed by the Bankruptcy Court. In addition, the implementation of a plan of reorganization is dependent upon a number of conditions typical in similar reorganizations, including court approval of the plan and related solicitation materials and approval by the requisite stakeholders of RCN. In addition, the financing by Deutsche Bank is subject to material conditions that must be satisfied as of December 31, 2004 and, include consummation of a plan of reorganization, no material adverse financial effect on the business, operations, financing or finances of RCN and its subsidiaries, no material change in market conditions or on the ability of Deutsche Bank to syndicate the new financing and the achievement of certain financial performance criteria. There can be no assurances that the conditions to the financing will be met. Additional terms and conditions of a plan of reorganization will be set forth in a Disclosure Statement which after approval by the Bankruptcy Court will be sent to creditors and security holders entitled to vote on the plan of reorganization.

At this time, it is not possible to predict the effect of the Chapter 11 reorganization on the Company's business, various creditors and security holders, or when the Debtors will emerge from Chapter 11. The Company's future results are dependent on its obtaining the Bankruptcy Court's confirmation of, and the Company's implementing, a plan of reorganization.

The ultimate recovery, if any, by creditors and shareholders will not be determined until confirmation of a plan of reorganization. No assurance can be given as to the value, if any, which will be ascribed in the bankruptcy proceedings to any of these constituencies. However, the restructuring as currently contemplated will likely result in a conversion of the Company's outstanding 10 1/8% Senior Notes due 2010, 9.8% Senior Notes due 2007, 10% Senior Notes due 2007, 11 1/8% Senior Discount Notes due 2007 and 11% Senior Discount Notes due 2008 (collectively, the "Senior Notes") into equity and an extremely significant, if not complete, dilution of current equity. Accordingly, RCN urges appropriate caution be exercised with respect to existing and future investments in any of its securities.


2. BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of RCN have been prepared in accordance with rules and regulations of the Securities and Exchange Commission ("SEC") for quarterly reports on Form 10-Q (the "Report"). Accordingly, certain information and footnote disclosures required by generally accepted accounting principles for complete financial statements have been condensed or omitted.

In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments, which consist of normal recurring adjustments, necessary to present fairly the consolidated financial position, results of operations and cash flows of the Company for the periods presented. The results of operations for the period ended June 30, 2004 are not necessarily indicative of operating results expected for the full year or future interim periods. These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's December 31, 2003 Annual Report on Form 10-K and Amendment No. 1 thereto filed on Form 10-K/A with the SEC. Certain reclassifications of prior period financial statements have been made to conform to the current interim period presentation.

The accompanying interim unaudited condensed consolidated financial statement have been prepared in accordance with Statement of Position 90-7 ("SOP 90-7"), "Financial Reporting by Entities in Reorganization under the Bankruptcy Code". Accordingly, all pre-petition liabilities subject to compromise are separately classified. Additional pre-petition claims (liabilities subject to compromise) may arise due to the rejection of executory contracts or unexpired leases, or as a result of the allowance of contingent or disputed claims. Revenues, expenses, realized gains and losses and provision for losses resulting from the reorganization are reported separately as Reorganization items in the unaudited condensed consolidated statements of operations.

Upon emergence from bankruptcy, the amounts reported in subsequent financial statements could materially change due to the restructuring of the Company's assets and liabilities as a result of any plan of reorganization and the application of the provision of SOP 90-7 with respect to reporting upon emergence from Chapter 11. Changes in accounting principles required under GAAP within twelve months of emerging from bankruptcy are required to be adopted at the date of emergence. Additionally, the Company may choose to make changes in accounting practices and policies at that time. For all these reason, the financial statements for periods subsequent to emergence from Chapter 11 may not be comparable with those of prior periods.

As a result of the current financial position of the Company, there are a number of material risks and uncertainties surrounding its operating results, including those associated with Chapter 11. There are also numerous material operational risks inherent in the telecommunications industry. Each of these risks and uncertainties could have a material adverse impact on the Company's financial condition and operating results.


3. OPERATIONS AND LIQUIDITY

As outlined in Note 1, Proceedings Under Chapter 11 of the Bankruptcy Code, at this time, it is not possible to predict accurately the effect of the Chapter 11 reorganization on the Company's business. While the Company's Lenders and Noteholders' Committee have agreed to support a financial restructuring of the Company, the understanding reached between RCN and its creditors covers the broad economic terms of the financial restructuring and not all material terms expected to be contained in a plan of reorganization. The terms are not binding on RCN or the creditors with whom it was negotiated and not all RCN stakeholders have participated in its negotiation. Therefore, there can be no assurance that those terms will result in a binding definitive agreement and a fully consensual plan of reorganization, or if such consensual plan of reorganization is filed, when or if such plan will be approved by all RCN stakeholders entitled to vote thereon and/or the Bankruptcy Court. The implementation of a plan of reorganization is dependent upon a number of conditions typical in similar reorganizations, including court approval of the plan and related solicitation materials and approval by the requisite stakeholders of RCN.

On May 26, 2004, the Company entered into a commitment letter with Deutsche Bank pursuant to which Deutsche Bank may provide the Company with new financing upon the consummation of the plan of reorganization. The proposed financing will consist of (i) a $310 million first lien facility, including a $285 million term loan facility and a $25 million letter of credit facility, and
(ii) a $150 million second lien facility. As contemplated, each of the facilities will be guaranteed by all of RCN's wholly owned domestic subsidiaries and secured by substantially all the assets of RCN and its wholly owned domestic subsidiaries. Each of the facilities will contain prepayment provisions, covenants and events of default customary for facilities of this nature. Closing and funding for each of the facilities is subject to satisfaction of customary conditions precedent for facilities of this nature. In addition, the financing by Deutsche Bank is subject to material conditions that must be satisfied as of December 31, 2004 and include consummation of a plan of reorganization, no material adverse effect on the business, operations, financing or finances of RCN and its subsidiaries, no material change in market conditions or on the ability of Deutsche Bank to syndicate the new financing and the achievement of certain financial performance criteria. It is anticipated that each of the facilities will be funded into escrow following completion of syndication. Once the funds are escrowed, certain conditions to closing (including those related to a material adverse effect on RCN and syndication) will no longer be applicable. The funds will be released from escrow upon satisfaction of the remaining conditions, including consummation of the bankruptcy plan.

Since a plan of reorganization has not yet been filed or confirmed by the Bankruptcy Court, and reorganization plan negotiations are ongoing, the treatment of existing creditor and stockholder interests in the Company is uncertain at this time. The restructuring, as currently contemplated, will likely result in a conversion of the Company's outstanding Senior Notes into equity and an extremely significant, if not complete, dilution of current equity.

Available cash and temporary cash investments was $22,922 at June 30, 2004. In addition, at June 30, 2004 approximately $100,000 of cash was restricted under the terms of the Company's Credit Facility. Because the Company's cash and cash equivalents at June 30, 2004 and projected 2004 cash flows from operations are not sufficient to meet its anticipated cash needs for working capital, capital expenditures and other activities for the next twelve months, there is substantial doubt about the Company's ability to continue as a going-concern.


4. RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the FASB issued Financial Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities an Interpretation of ARB No. 51." FIN 46 addresses consolidation by business enterprises of variable interest entities. In December 2003, the FASB then issued FIN 46(R), "Consolidation of Variable Interest Entities an Interpretation of ARB No. 51," which replaced FIN
46. Application of FIN 46(R) is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities for all other types of entities is required in financial statements for periods ending after March 15, 2004. The Company has adopted both FIN 46 and FIN 46(R), and their adoption had no impact on the Company's financial position or results of operations.

In March 2004, the Emerging Issues Task Force ("EITF") reached a final consensus regarding Issue 03-6, "Participating Securities and the Two-Class Method under FAS 128." The issue addresses a number of questions regarding the computation of earnings per share ("EPS") by companies that have issued securities other than common stock that participate in dividends and earnings of the issuing entity. Such securities are contractually entitled to receive dividends when and if the entity declares dividends on common stock. The issue also provides further guidance in applying the two-class method of calculating EPS once it is determined that a security is participating. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. The Company has adopted EITF 03-6 and its adoption had no impact on the Company's earnings per share.

In March 2004, the EITF reached a final consensus on Issue 03-16, "Accounting for Investments in Limited Liability Companies" ("EITF 03-16"). EITF 03-16 will require investors in limited liability corporations that have specific ownership accounts to follow the equity method accounting for investments that are more than minor (e.g. greater than 3% ownership interest) as prescribed in SOP 78-9, "Accounting for Investments in Real Estate Ventures" and EITF Topic No. D-46, "Accounting for Limited Partnership Investments". Investors that do not have specific ownership accounts or minor ownership interests should follow the significant influence model prescribed in APB Opinion No. 18, "Accounting for Certain Investments in Debt and Equity Securities", for corporate investments. EITF 03-16 excludes securities that are required to be accounted for as debt securities based on the guidance in paragraph 14 of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", and EITF 99-20. EITF 03-16 is effective for quarters beginning after June 15, 2004 and should be applied as a change in accounting principle. The Company is currently evaluating the impact the adoption of EITF 03-16 will have on its financial position, results of operations and cash flows.


5. CHANGE IN ACCOUNTING ESTIMATES

In connection with the Company's fourth quarter 2003 asset impairment assessment, the Company reviewed the useful life estimates of its long-lived assets. The Company capitalizes the cost of technical labor and material associated with the installation of new customers. Effective January 1, 2004 the Company changed the useful life of these assets to 5 years from 10. This represents a change in accounting estimate. The change resulted in approximately $14,894 and $42,803 of additional depreciation expense for the three and six months ended June 30, 2004, respectively.

In the first quarter of 2003, based on regulatory changes and the Company's ability to estimate reciprocal compensation revenues, RCN changed its method for estimating reciprocal compensation revenues. Reciprocal compensation revenue is the fee local exchange carriers pay to terminate calls on each other's networks. The Company had historically recognized such revenue as it was received due to the uncertainty of various legal and regulatory rulings, as well as the Company's inability to accurately determine the amount of reciprocal compensation revenue to recognize prior to the point in time such amounts were paid, principally due to the manner in which the information was reported by the counterparty. During 2002, the FCC ruled on various tariff/interconnect rules that enabled the Company to estimate the amount of reciprocal compensation revenue earned in the period such services are rendered. Accordingly, during the first three months of 2003, the Company recognized approximately $7,100 of incremental reciprocal compensation revenue. Approximately $4,100 of this amount related to services rendered in fiscal 2002.

6. DISCONTINUED OPERATIONS

On March 8, 2004, the Company closed the sale of its Carmel, New York ("Carmel") cable system assets and customers serviced by this network for net cash proceeds of approximately $120,203. The Carmel network served approximately 29,000 customers. The transaction was structured as an asset purchase, with the buyer assuming certain liabilities related to the business. The Company recorded a gain of approximately $89,778 from sale of the assets of the discontinued operations net of taxes and transaction fees, during the first quarter of 2004. In the second quarter the gain was reduced by $2,104 to $87,674 primarily due to establishing a reserve on the escrow based on claims made during the quarter by the buyer. At June 30, 2004, approximately $5,001 of the cash proceeds from the sale of assets are being held in an escrow account for potential losses for which the purchaser of the Carmel cable system may be entitled to indemnification under the terms of the agreement governing the sale of the Carmel cable system. This amount is included in prepayments and other current assets on the balance sheet. This amount, less any claims, is expected to be released to the Company by March 9, 2005.

In accordance with SFAS No. 144, the results of operations for Carmel are reported as discontinued operations and depreciation and amortization were no longer recognized on assets to be sold since the date of the agreement. The following are the summarized results of the Carmel operations:


                                                          Three Months              Six Months
                                                            Ended                     Ended
                                                            June 30,                 June 30,
                                                     --------------------     ----------------------
                                                        2004       2003           2004        2003
                                                     ---------  ---------     ----------   ---------

Revenues                                              $   21     $ 7,187        $ 5,928    $ 14,053
Direct expenses                                           12       2,360          1,850       4,439
Operating and selling, general and administrative,
  and depreciation and amortization expense               58       3,263          2,226       6,695
(Loss) Income before tax                                 (51)      1,601          1,857       2,934
(Loss) Income after tax                               $  (51)    $ 1,601        $ 1,857    $  2,934


The current and noncurrent assets and liabilities of the Carmel operation were as follows:

                                                                    December 31,
                                                                         2003
                                                                    ------------
     Current assets
          Accounts receivable from related parties                   $       19
          Accounts receivable, net of reserve for doubtful accounts       2,221
          Other current assets                                              135
                                                                    ------------

     Current assets of discontinued operations                       $    2,375
                                                                    ------------
     Noncurrent assets
          Property, plant and equipment, net                         $   28,168
                                                                    ------------
          Noncurrent assets of discontinued operations               $   28,168
                                                                    ------------
     Current liabilities
          Accounts payable from related parties                      $       16
          Account payable                                                   293
          Advance billings and customer deposits                            662
          Deferred revenue                                                  616
          Accrued liabilities                                             1,743
                                                                    ------------

     Current liabilities of discontinued operations                  $    3,330
                                                                    ------------


During the first quarter of 2003, the Company closed the sale of its central New Jersey cable system assets and customers serviced by this network for net cash proceeds of approximately $239,644 after transaction fees and amounts paid to acquire minority interests. In addition, the Company has been reimbursed for certain post-signing expenditures related to upgrades to the central New Jersey network performed by the Company. The central New Jersey network served approximately 80,000 customers. The transaction was structured as an asset purchase, with the buyer assuming certain liabilities related to the business.

The Company recorded a gain of approximately $165,989 from sale of the assets of the discontinued operations net of taxes, transaction fees and minority interest. At December 31, 2003, approximately $14,690 of the cash proceeds from the sale of assets were being held in an escrow account for potential losses for which the purchaser of the central New Jersey cable system and its affiliates may be entitled to indemnification under the terms of the agreement governing the sale of the central New Jersey cable system. This amount is included in prepayments and other current assets on the balance sheet. The Company agreed to accept $10,800 of the escrow and forego the remainder as a settlement of all purchase price adjustment claims. This amount was released to the Company on February 9, 2004.

In accordance with SFAS No. 144, the results of operations for central New Jersey are reported as discontinued operations and depreciation and amortization were no longer recognized on assets to be sold since the date of the agreement. The following are the summarized results of the central New Jersey operations:

                                                          Three Months              Six Months
                                                            Ended                     Ended
                                                            June 30,                 June 30,
                                                     --------------------     ----------------------
                                                        2004       2003           2004        2003
                                                     ---------  ---------     ----------   ---------

Revenues                                                  $--       $--         $   --      $ 7,428
Direct expenses                                            --        --             --        2,907
Operating and selling, general and administrative,
  and depreciation and amortization expense               (62)     (282)           (65)       1,694
Income before tax                                          62       532            577        3,227
Income after tax                                         $ 62     $ 527         $  577      $ 2,501



7. IMPAIRMENT CHARGES (RECOVERIES) AND ACCRUED EXIT COSTS

The total asset impairment (recoveries) and other charges are comprised of the following:

                                                          Three Months              Six Months
                                                            Ended                     Ended
                                                            June 30,                 June 30,
                                                     --------------------     ----------------------
                                                        2004       2003           2004        2003
                                                     ---------  ---------     ----------   ---------

Abandoned assets                                       $ 1,683   $    --        $ 1,683     $    --
Exit costs (recoveries) for excess facilities - net        (99)     6,571        (1,921)      6,651
                                                     ---------  ---------     ----------    ---------
Total impairment (recoveries) and other charges        $ 1,584   $  6,571       $  (238)    $ 6,651
                                                     =========  =========     ==========    =========


The Company reviews its facility requirements against lease obligations to identify excess space and opportunities to consolidate, exit or sublease excess facilities. As transactions occur, exit costs are recognized accordingly. During the three months ended June 30, 2004 and 2003, the Company recognized approximately $913 and $6,621 and during the six months ended June 30, 2004 and 2003, the Company recognized approximately $3,420 and $6,991, respectively of additional accrued costs to exit excess real estate facilities. Additionally, during the six months ended June 30, 2004, the Company abandoned approximately $2,627 in furniture and fixtures as additional consideration, as part of a lease settlement. During the three months ended June 30, 2004 and 2003, the Company recognized approximately $1,012 and $50, and during the six months ended June 30, 2004 and 2003, the Company recognized approximately $7,968 and $340, respectively of recoveries resulting from settlements and changes in estimates related to certain lease obligations as a result of negotiations with landlords and/or better than expected sublease rentals.

Based on the Company's revised business plan, previously planned expansion projects were abandoned. This stoppage is deemed to be other than temporary. The cost related to these stranded assets of $1,683 were expensed in the quarter ended June 30, 2004.

The total activity for the six months ended June 30, 2004 for accrued exit costs, representing estimated damages, costs and penalties relating to franchises and real estate facilities is presented below.

                                                       Exit Costs
                                        Franchise       Facility        Total
                                       -----------     -----------   ----------

Balance, December 31, 2003               $ 16,833       $ 21,262       $ 38,095
Additional accrued costs                       40          2,507          2,547
Recoveries                                   (622)        (6,956)        (7,578)
Payments                                   (1,157)        (2,073)        (3,230)
                                       -----------     -----------   ----------
Balance, March 31, 2004                    15,094         14,740         29,834
                                       -----------     -----------   ----------
Additional accrued costs                      150            913          1,063
Recoveries                                 (2,530)        (1,012)        (3,542)
Payments                                      (33)        (1,807)        (1,840)
                                       -----------     -----------   ----------
Balance, June 30, 2004                   $ 12,681       $ 12,834       $ 25,515
                                       ===========     ===========   ==========


Recoveries are recorded when sublease or settlement agreements are executed at more favorable rates than originally anticipated or franchise issues are resolved for lower expense than anticipated.

The Company is continuing to review its obligations under the associated franchise agreements due to the decisions not to complete the development of certain markets. The estimated costs less recoveries associated to exit certain franchises for the three and six months ended June 30, 2004 and 2003 were $(2,380), $(2,002), $(2,962), and $(2,002) respectively, and were included in the Operating, selling, general & administrative expense line.


8. LONG-TERM DEBT

Because of covenant violations for which waivers do not cover the next twelve months and therefore the debt could be due on demand within one year by the terms of the debt agreements, the Company has classified all its outstanding debt that is not subject to compromise under Chapter 11 as current.

Long-term debt, including capital leases, outstanding at June 30, 2004 and December 31, 2003 is as follows:

                                                    June 30,       December 31,
                                                      2004            2003
                                                 ------------    -------------
Long-term Debt Not Subject to Compromise:
     Term Loans                                   $    422,197     $  506,744
     Evergreen Facility                                 29,332         27,252
     Senior Notes 10% due 2007                              --        160,879
     Senior Discount Notes 11.125% due 2007                 --        315,995
     Senior Discount Notes 9.8% due 2008                    --        290,289
     Senior Discount Notes 11% due 2008                     --        139,472
     Senior Notes 10.125% due 2010                          --        202,871
     Capital Leases                                     10,187         11,084
                                                  ------------    -------------
Total Debt Not Subject to Compromise                   461,716      1,654,585
Due with in one year                                   461,716      1,654,585
                                                  ------------    -------------
Total Long-Term Debt                               $        --     $       --
                                                  ============    =============

Long-term Debt Subject to Compromise:
     Senior Notes 10.00% due 2007                      160,879             --
     Senior Discount Notes 11.125% due 2007            315,995             --
     Senior Discount Notes 9.80% due 2008              290,289             --
     Senior Discount Notes 11.00% due 2008             139,472             --
     Senior Notes 10.125% due 2010                     202,871             --
                                                  ------------    -------------
Total Debt Subject to Compromise                   $ 1,109,506     $      --
                                                  ============    =============

In accordance with the Credit Agreement, the Company repaid approximately $62,400 in Term Loans from the proceeds from the sale of Carmel during the quarter ended March 31, 2004. As a result of the $62,400 repayment, the Company amortized an additional $1,897 of deferred debt issuance costs during the six months ended June 30, 2004.

Contractual maturities of long-term debt over the next 5 years are as follows:

  For the period July 1, 2004 through December 31, 2004              $  27,476
    For the year ended December 31, 2005                             $  69,210
    For the year ended December 31, 2006                             $ 206,629
    For the year ended December 31, 2007                             $ 122,943
    For the year ended December 31, 2008                             $  35,458


9. STOCK BASED COMPENSATION AND REDEEMABLE PREFERRED STOCK

The Company follows the recognition provisions of SFAS No. 123 - "Accounting for Stock-Based Compensation". Under SFAS No.123, the fair value of an option on the date of the grant is amortized over the vesting period of the option in accordance with FASB Interpretation No. 28 "Accounting For Stock Appreciation Rights and Other Variable Stock Option or Award Plans".

The table below reflects the fair value of Incentive Stock Option ("ISO") and Outperform Stock Option ("OSO") grants during the three and six months ended June 30, 2004 and 2003, respectively.


                                 Three Months Ended June 30,                      Six Months Ended June 30,
                     ------------------------------------------------   --------------------------------------------
                              2004                      2003                     2004                  2003
                     ---------------------   ------------------------   ---------------------   --------------------
                     Granted    Fair Value    Granted     Fair Value    Granted    Fair Value   Granted   Fair Value
                     -------    ----------    -------     ----------    -------    ----------   -------   ----------

ISO                     --      $   --        77,200         $ 72         --        $--         111,200    $  88
OSO                     --      $   --            --         $ --         --        $--         750,000    $ 423


As of June 30, 2004 the Company has not recorded approximately $542 of unamortized compensation expense in its financial statements for ISOs previously granted as of June 30, 2004. The unamortized compensation expense is recognized over the ISO's vesting period, which is three years.

As of June 30, 2004 the Company has not recorded approximately $3,769 of unamortized compensation expense in its financial statements for OSOs previously granted as of June 30, 2004. The unamortized compensation expense is recognized over the OSO's vesting period, which is five years.

Non-cash stock based compensation was recognized in connection with the following plans in the following amounts during the periods ended:

                                     Three Months              Six Months
                                       Ended                     Ended
                                       June 30,                 June 30,
                                --------------------     ----------------------
                                   2004       2003           2004        2003
                                ---------  ---------     ----------   ---------

ISO                             $   257    $   629        $   515     $ 1,259
OSO                                 725      1,197          1,450       2,522
Employee Stock Purchase              34        101             98         229
Restricted Stock                    537        871            570         837
                                ---------  ---------     ----------   ---------
Total                           $ 1,553    $ 2,798        $ 2,633     $ 4,847
                                =========  =========     ==========   =========


As of June 30, 2004, the Company had unearned compensation costs of approximately $176 related to restricted stock which is being amortized to expense over the restriction period.

Redeemable Preferred Stock

At June 30, 2004, the Company had paid cumulative dividends in the amount of $107,078 in the form of additional Series A Preferred stock. At June 30, 2004, the number of common shares that would be issued upon conversion of the Series A Preferred stock was 9,224,446.

At June 30, 2004, the Company had paid cumulative dividends in the amount of $544,894 in additional shares of Series B Preferred stock. At June 30, 2004, the number of common shares that would be issued upon conversion of the Series B Preferred stock was 24,119,622.


10. LOSSES PER SHARE

Basic loss per share is computed based on net loss after Preferred stock dividend and accretion requirements divided by the weighted average number of shares of Common stock outstanding during the period.

Diluted loss per share is computed based on net loss after Preferred stock dividend and accretion requirements divided by the weighted average number of shares of Common stock outstanding during the period after giving effect to convertible securities considered to be dilutive Common stock equivalents. The conversion of Preferred stock and stock options during the periods in which the Company incurs a loss from continuing operations before giving effect to gains from the sale of the discontinued operations is not assumed since the effect is anti-dilutive. The number of shares of Preferred stock and stock options that would have been assumed to be converted and have a dilutive effect if the Company had income from continuing operations during the three and six months ended June 30, 2004 is 33,344,068. The number of shares of Preferred stock and stock options that would have been assumed to be converted and have a dilutive effect if the Company had income from continuing operations in the three and six months ended June 30, 2003 is 42,495,025 and 42,503,775, respectively.

The following table is a reconciliation of the numerators and denominators of the basic and diluted per share calculations:

                                                                    Three Months Ended          Six Months Ended
                                                                        June 30,                    June 30,
                                                               -------------------------    ---------------------------
                                                                    2004        2003           2004           2003
                                                               -----------   -----------    ------------   -------------

Net loss from continuing operations                            $   (71,575)   $  (85,583)   $   (168,654)   $  (180,261)
(Loss) income from discontinued operations, net of tax              (2,092)        2,130          90,108        171,421
                                                               ------------  ------------   -------------  ------------
Net loss                                                           (73,667)      (83,453)        (78,546)        (8,840)
Preferred dividend and accretion requirements                       20,472        42,978          52,902         85,241
                                                               ------------  ------------   -------------  ------------
Net loss to common shareholders                                $   (94,139)   $ (126,431)   $   (131,448)   $   (94,081)
                                                               ------------  ------------   -------------  ------------

Basic and diluted loss per average common share:
Weighted average shares outstanding                            122,267,810   110,564,300     122,268,231    110,366,753
                                                               ============  ============   =============   ===========

Loss per average common share from continuing operations       $     (0.75)  $     (1.16)   $      (1.81)   $     (2.41)
                                                               ============  ============   =============   ===========

(Loss) gain from discontinued operations                             (0.02)         0.02            0.74           1.55
                                                               ------------  ------------   -------------  ------------

Net loss to common shareholders                                $     (0.77)  $     (1.14)   $      (1.07)   $     (0.86)
                                                               ============  ============   =============   ===========


11. COMPREHENSIVE LOSS

The Company primarily has two components of comprehensive loss: cumulative translation adjustments and unrealized appreciation (depreciation) on investments. The following table reflects the components of comprehensive loss and its effect on net loss.


                                                            Three Months Ended            Six Months Ended
                                                                 June 30,                     June 30,
                                                        -------------------------    ---------------------------
                                                             2004        2003            2004           2003
                                                        -----------   -----------    ------------   ------------

Net loss                                                $ (73,667)    $ (83,453)     $ (78,546)      $ (8,840)
Cumulative foreign currency translation loss                   --            --         (3,298)        (6,773)
Unrealized appreciation (depreciation) on investments        (381)          549           (433)          (105)
                                                        -----------   -----------    ------------   ------------
Comprehensive loss                                      $ (74,048)    $ (82,904)     $ (82,277)      $ (15,718)
                                                        ==========    ==========     ============   ============


12. SEGMENT REPORTING

The Company reports its results as one reportable operating segment, which contains many shared expenses generated by the various revenue streams. Shared expenses incurred on a single network are not allocated to the Company's revenue streams, as any such allocation would be costly, impractical and arbitrary. Management monitors the financial and operational performance of the Company in a way that differs from that depicted in the historical general-purpose financial statements. These measurements include the consolidation of results of operations of Starpower, which is not consolidated under generally accepted accounting principles ("GAAP"). Such information, however, does not represent a separate segment under GAAP and, therefore, it is not separately disclosed. The use of non-GAAP financial disclosures represents management's view of the total consolidated, operational results.


13. REORGANIZATION ITEMS, NET

Reorganization items represent amounts the Company incurred as a result of the Chapter 11 process and are presented separately in the unaudited condensed consolidated statements of operations.

                           Three Months Ended            Six Months Ended
                                June 30,                     June 30,
                       -------------------------    ---------------------------
                            2004        2003            2004           2003
                       -----------   -----------    ------------   ------------

Professional fees        $ 6,324      $    --        $ 14,232         $    --
Employee costs             1,765           --           2,530              --
Interest income              (64)          --            (64)              --
                       -----------   -----------    ------------   ------------
Total                    $ 8,025      $    --        $ 16,698         $    --
                       ===========   ===========    ============   ============


Cash paid for reorganization items during the three and six months ended June 30, 2004 was $10,238 and $15,344, respectively.

The following paragraphs provide additional information relating to the above reorganization items:

  o  Professional fees

       Professional fees include financial, legal and valuation services directly associated with the reorganization process.

  o  Employee costs

       The Debtors have implemented a Bankruptcy Court approved retention plan that provides for cash incentives to key members of the management team of RCN Corporation and its affiliates. The retention plan is a milestone-based plan expected to encourage employees to continue their employment through the completion of the reorganization process.

  o  Interest income

       Interest income represents interest income earned by the Debtors as a result of excess cash balances due to the Chapter 11 filing.

14. LIABILITIES SUBJECT TO COMPROMISE

Under U.S. bankruptcy law, actions by creditors to collect indebtedness the Debtors owed prior to the Petition Date are generally stayed and certain other pre-petition contractual obligations may not be enforced against the Debtors. All pre-petition liabilities of the Debtors have been classified as liabilities subject to compromise in the unaudited condensed consolidated balance sheets. Adjustments to these amounts may result from negotiations, payments authorized by the Bankruptcy Court, and/or rejection of executory contracts and leases. Amounts recorded may ultimately be different than amounts filed by the creditors under the Bankruptcy Court claims reconciliation and resolution process.

Notices to creditors and equity holders of the commencement of the cases were mailed on June 10, 2004. The Bankruptcy Court established August 11, 2004 as the general deadline for submission of proofs of claim for general unsecured claims. A separate bar date for certain other government claims was established as November 23, 2004. In accordance with the bar date notice approved by the Bankruptcy Court, holders of certain pre-petition claims against the Debtors are required to be filed through a proof of claim on or prior to the applicable bar date to be eligible to participate in any distribution of assets from the Debtors in connection with a plan of reorganization. Until filed claims are investigated and resolved, the ultimate number and amount of allowed claims cannot be determined. Because any recovery on allowed pre-petition claims is subject to a confirmed plan of reorganization, the ultimate distribution with respect to allowed claims is not presently ascertainable.

The following table summarizes the components of the liabilities classified as Liabilities subject to compromise in the unaudited condensed consolidated balance sheets:

                                                  June 30,         December 31,
                                                    2004              2003
                                                ------------      -------------

     Accounts payable                           $       195        $      --
     Accrued expenses                                80,070               --
     Accrued cost of sales                              815               --
     Long-term debt                               1,109,506               --
                                                ------------      -------------
     Total liabilities subject to compromise    $ 1,190,586        $      --
                                                ============      =============

15. DEBTORS' FINANCIAL INFORMATION

The unaudited condensed combined financial statements of the Debtors are presented below. These statements reflect the financial position, results of operations and cash flows of the combined Debtors, including certain amounts and activities between the Debtors and non-Debtor subsidiaries of the Company which are eliminated in the Company's unaudited condensed consolidated financial statements. The unaudited condensed combined financial statements of the Debtors are presented as follows:

         RCN Corporation, Hot Spots Production, Inc., RCN Finance, LLC
                  RLH Property Corporation and TEC Air, Inc.
                            (Debtors-in-Possession)
             Unaudited Condensed Combined Statement of Operations



                                                              For the Period
                                                           May 27, 2004 through
                                                               June 30, 2004
                                                           --------------------

Revenues                                                    $          --
Cost and expenses                                                      36
Non-cash stock based compensation                                     506
Reorganization items, net (Note 13)                                 2,744
                                                           --------------------
Operating loss                                                     (3,286)
Interest expense (contract interest of $14,446 (Note 16))           3,447
Other expense                                                          14

Loss before income taxes                                           (6,747)
(Benefit)/provision for income taxes                                   --
Equity in the income of non-combined subsidiaries                   2,101
                                                           --------------------
Net loss                                                    $      (4,646)
                                                           ====================

         RCN Corporation, Hot Spots Production, Inc., RCN Finance, LLC
                  RLH Property Corporation and TEC Air, Inc.
                            (Debtors-in-Possession)
             Unaudited Condensed Combined Statement of Operations



                                                                      June 30,
                                                                        2004
                                                                   -------------
ASSETS
Current assets
     Cash and temporary cash investments                           $       775
     Other current assets                                                  753
                                                                   ------------
Total current assets                                                     1,528
Accounts receivable from non-combined subsidiaries                     913,390
Investment in and advances to non-combined subsidiaries              1,511,823
Deferred charges and other assets                                      250,929
                                                                   -------------
Total assets                                                       $ 2,677,670
                                                                   =============

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities
     Current maturities of long-term debt                          $   451,538
     Accounts payable and accrued expenses                               5,715
                                                                   ------------
Total current liabilities                                              457,253
Accounts payable to non-combined subsidiaries                        1,476,150
Pre-petition liabilities subject to compromise
Liabilities subject to compromise                                    1,190,586
Series A redeemable Preferred stock                                    350,362
Series B redeemable Preferred stock                                  1,474,850
Shareholders' deficit
     Common stock                                                      123,588
     Additional paid in capital                                      2,152,630
     Cumulative translation adjustment                                 (17,288)
     Unearned compensation expense                                        (176)
     Treasury stock                                                    (10,166)
     Unrealized appreciation on investments                               (193)
     Accumulated deficit                                            (4,519,926)
                                                                   -------------
Total shareholders' deficit                                         (2,271,596)
                                                                   -------------
Total liabilities and shareholders' deficit                        $ 2,677,670
                                                                   =============

          RCN Corporation, Hot Spots Production, Inc., RCN Finance,LLC
                   RLH Property Corporation and TEC Air, Inc.
                             (Debtors-in-Possession)
              Unaudited Condensed Combined Statement of Cash Flows


                                                              For the Period
                                                           May 27, 2004 through
                                                               June 30, 2004
                                                           --------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                    $  (4,646)
     Non-cash stock based compensation                                 506
     Equity income of non-combined subsidiaries                     (2,101)
     Amortization of financing costs                                   537
                                                           --------------------
Net cash (used in) operating activities                            (11,055)
                                                           --------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Payment of long-term debt                                     (10,256)
     Intercompany receipts from non-combined
       subsidiaries, net                                            15,960
                                                           --------------------
Net cash provided by financing activities                            5,704
                                                           --------------------
Net increase/(decrease) in cash and temporary
  cash investments                                                      --
Beginning cash & temporary cash investments                            775
                                                           --------------------
Ending cash & temporary cash investments                         $     775
                                                           ====================


16. INTEREST EXPENSE

As of the Petition Date, the Company ceased accruing interest on certain unsecured pre-petition debt classified as Liabilities subject to compromise in the unaudited condensed consolidated balance sheets in accordance with SOP 90-7. Interest at the stated contractual amount on pre-petition debt that was not charged to results of operations for the period May 27, 2004 through June 30, 2004 was approximately $10,999.


17. PREFERRED DIVIDENDS

As of the Petition Date, the Company ceased accreting interest and recording dividends on its Series A and B Preferred stock in the unaudited condensed consolidated statement of operations in accordance with SOP 90-7. Dividends and accretion requirements at the stated contractual amount on the Series A and B Preferred stock that were not recognized for the period May 27, 2004 through June 30, 2004 was approximately $12,929.


18. COMMITMENTS AND CONTINGENCIES

LITIGATION

The Company is currently a party to various legal proceedings, including those noted below. While it currently believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on the financial position or overall trends in results of operations, litigation is subject to inherent uncertainties. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on the Company's net loss in the period in which the ruling occurs. The estimate of the potential impact from the following legal proceedings on the Company's financial position or overall results of operations could change in the future.

Newtown Borough, PA

Newtown Borough, Pennsylvania has served notice on the Company's subsidiary, RCN-Telecom Services of Philadelphia, Inc. ("RCN-Philadelphia") alleging breach of the cable television franchise agreement between RCN-Philadelphia and the Borough, on the ground that RCN-Philadelphia failed to complete construction and fully activate the cable system within the time required pursuant to
Section 6.1 of the agreement and also failed to complete an Institutional Network pursuant to Section 25A of the agreement. As a result of the alleged breach, the Borough Council entered a judgment against RCN-Philadelphia in the amount of $2,530, representing the Borough's alleged damages through the end of the franchise term. RCN-Philadelphia then filed a petition for review and appeal of the Borough's judgment in the Court of Common Pleas for Bucks County, Pennsylvania. The petition is now pending. While RCN-Philadelphia has raised numerous points on the petition, and believes that the issues raised warrant a reversal of the judgment in favor of Newtown Borough, the law in this area is uncertain and RCN-Philadelphia can make no assurances that it will be successful in overturning the judgment. In addition to the petition for review of the Newtown Borough judgment, RCN-Philadelphia has filed a proceeding in the U.S. District Court for the Eastern District of Pennsylvania seeking a modification of the Newtown Borough franchise agreement. That proceeding is currently pending. While RCN- Philadelphia has raised numerous points in that proceeding, the Company can make no assurances that RCN-Philadelphia will be successful in obtaining the relief sought.

On May 5, 2004, RCN-Philadelphia and Newtown Borough reached an agreement in principle to settle all of the claims relating to the franchise agreement, including both the proceedings in the Court of Common Pleas of Bucks County and the U.S. District Court for the Eastern District of Pennsylvania. RCN-Philadelphia and Newtown Borough executed a settlement agreement on June 29, 2004 which terminated the franchise agreement.


Newtown Township, PA

In November 2001, Newtown Township, Pennsylvania served notice on the Company's subsidiary, RCN Telecom Services of Philadelphia, Inc. ("RCN-Philadelphia"), alleging breach of the cable television franchise agreement between RCN-Philadelphia and the Township on the ground that RCN-Philadelphia failed to complete construction and fully activate the cable system within the time required pursuant to Section 6.1 of the agreement and also failed to complete an Institutional Network pursuant to Section 25A of the agreement. As a result of the alleged breach, the Township's Board of Supervisors entered a judgment against RCN-Philadelphia in the amount of $2,192, representing the Township's alleged damages through the end of the franchise term. RCN-Philadelphia then filed a petition for review and appeal of the Township's judgment in the Court of Common Pleas for Bucks County, Pennsylvania. On July 2, 2003, the Court of Common Pleas denied the petition for review and affirmed the judgment against RCN-Philadelphia. RCN-Philadelphia appealed that decision to Commonwealth Court and oral argument on that appeal was held on March 3, 2004. On May 7, 2004, the Commonwealth Court affirmed the decision of the Court of Common Pleas. RCN-Philadelphia thereafter timely filed a Petition for Allowance of Appeal with the Supreme Court of Pennsylvania. That appeal is currently pending. While RCN-Philadelphia has raised numerous points on appeal, and believes that the issues raised warrant a reversal of the judgment in favor of Newtown Township, the law in this area is uncertain and the Company can make no assurances that RCN-Philadelphia will be successful in overturning the judgment. In addition to the appeal of the judgment in Newtown Township, RCN-Philadelphia has filed a proceeding in the U.S. District Court for the Eastern District of Pennsylvania, seeking a modification of the Newtown Township franchise agreement. The District Court entered summary judgment in favor of the Township on February 11, 2004. On March 3, 2004, RCN-Philadelphia filed an appeal of that decision with the U.S. Third Circuit Court of Appeals. This appeal is also pending.


City of Chicago, IL

As previously reported, in December 2003, the Company's subsidiary, RCN Cable TV of Chicago, Inc. ("RCN-Chicago"), filed a modification petition under
Section 625 of the Communications Act of 1934, 47 U.S.C. Section 545, with the City of Chicago's Cable Television Commission seeking modification of certain of the franchise agreements with the City of Chicago. Notwithstanding the filing of the modification petition, in February 2004, the Commission declared the Company in default of the obligations of the franchise agreements for failure to construct in certain areas of the City and to make certain payments to the Chicago Access Corporation. As a result of these alleged defaults, and notwithstanding federal court cases holding that a local municipality may not impose sanctions on a cable operator for alleged violations of obligations that are the subject of a modification petition, the Commission assessed multiple fines of approximately $1 per day per alleged offense and per affected customer, some retroactive to January 7, 2004, and some continuing through the end of the franchise term in the year 2015. Although the precise calculation of the assessments is impossible to discern from the Commission's resolutions, it has been reported that the City believes that they amount to approximately $1,000 per day in the aggregate. In connection with these claims, the City has drawn down the Company's letters of credit and demanded payment in full on the Company's performance bonds posted pursuant to the franchise agreements. On April 9, 2004, the Commission denied RCN-Chicago's modification petition.

On August 5, 2004, RCN announced that RCN-Chicago filed a voluntary petition for reorganization under Chapter 11 in the United States Bankruptcy Court for the Southern District of New York. RCN-Chicago also sought relief, including injunctive relief, from the Bankruptcy Court under the Federal Communications Act and the Bankruptcy Code. The City of Chicago and RCN-Chicago agreed to a standstill with respect to the Company's performance bonds pending a hearing before the Bankruptcy Court on an application for a preliminary injunction to prevent the City of Chicago from taking further action to enforce the franchise agreements subject to RCN-Chicago's modification petition until the merits of the litigation are finally determined.

The Company cannot provide assurances that it will reach a satisfactory resolution with the Commission or that, if it does not obtain satisfactory relief as a result of the petition to the Commission, such relief would be obtained from the federal court proceedings. To the extent that the City is ultimately successful either in asserting a right to penalties at the level imposed by the Commission or in obtaining a judgment requiring RCN-Chicago to complete construction of the remaining areas of the City, such result(s) would have a material adverse effect on RCN-Chicago.

Daly City, CA

The City of Daly City and the Company's subsidiary, RCN Telecom Services of California, Inc., now RCN Telecom Services, Inc. ("RCN-California"), entered into a Cable System Franchise Agreement, effective July 1, 1999. Section 3.1 of the Franchise Agreement provides: "No later than forty eight (48) months from the date of the first encroachment permit issued by Grantor to Grantee, Grantee shall construct, install, activate, operate and maintain, at its sole cost and expense, and make available to all residents of the City a Hybrid Fiber Coax HFC Subscriber Network designed for at least seven hundred fifty Megahertz (750
MHz), fully capable of carrying one hundred ten (110) NTSC video channels in the downstream direction and up to three (3) NTSC video channels in the upstream direction." The City alleges that, pursuant to this provision, RCN-California was obliged to complete its Network and provide service to all residents of the City by no later than January 6, 2004. The City has issued a Notice to Correct Violation of Franchise Agreement and of Intent to Impose Liquidated Damages, dated June 1, 2004. The Notice states that such liquidated damages will consist of a daily fine of $200 for each day that the system is uncompleted or inoperative, and shall accrue effective from January 6, 2004. Pursuant to the Notice, "RCN must correct the violations and complete construction of the Subscriber Network within 30 days" The City subsequently extended the period for response to the Notice 45 days, to August 14, 2004. On July 19, 2004, RCN-California was informed by the City of the City's intention to proceed against the letter of credit provided by RCN-California pursuant to the Franchise Agreement. On July 22, 2004, RCN-California submitted to Daly City a petition for modification of its Daly City franchise to eliminate the requirements that RCN-California allegedly is in default of, based upon commercial impracticability. That petition is now pending. The Company cannot provide assurances that it will obtain satisfactory relief as a result of the petition for modification of its Daly City franchise. To the extent that the City is ultimately successful either in asserting a right to penalties through the remainder of the franchise terms or in obtaining a judgment requiring RCN-California to complete construction of the remaining areas of the City, such result(s) would have a material adverse effect on RCN-California.


City of Chicago v. AT&T Broadband, et al.

The Company, like most if not all other cable providers, currently does not pay a franchise fee on its high-speed data services on the basis that the FCC has determined that such Internet services are not "cable services" as defined in the Communications Act. The Company's position has been challenged by the City of Chicago, which has brought suit against the Company, as well as AT&T Broadband (now Comcast), the incumbent cable operator in the Company's franchise service area, and the other franchised cable television operator in the City of Chicago (together the "Defendants"). The Defendants removed the action to federal court and succeeded in obtaining dismissal of the action on the ground that high-speed data service, as a matter of law, is not a "cable television service" within the scope of the Franchise Agreements and therefore cannot be subject to the Agreements' franchise fee provision, which by its express terms is to be interpreted and applied in accordance with the federal Communications Act. The City of Chicago has appealed both the removal to federal District Court and the District Court's dismissal of its case to the U.S. Seventh Circuit Court of Appeals. The Company will continue to vigorously defend its position in this action but can provide no assurances that the Defendants will prevail on appeal. If the City of Chicago prevails on appeal, it would mean that the City's complaint would be remanded for further proceedings, to either the U.S. District Court for the Northern District of Illinois or the Circuit Court for Cook County, Illinois. In the event the City were ultimately to prevail on its complaint, the Company would need to pay the franchise fee on its high-speed data revenues and therefore to pass through the additional fees to its high-speed data service customers. However, because any adverse result will affect all of the Company's competitors in the Chicago market, such a ruling would likely not have any material adverse effect on the Company's ability to compete in the Chicago market. The Company also notes that this question is one of nationwide significance to local franchising authorities and cable television franchisees, and is the subject of litigation between other local franchising authorities and cable providers in other jurisdictions. Consequently, the ultimate result of all of these actions, including the action brought by the City of Chicago, will likely determine whether the Company's high-speed data service fees are required to be included as cable service revenues for purposes of franchise fee payments.

Edward T. Joyce, as representative of former stockholders and warrant holders (including LaSalle options holders) of 21st Century Telecom Group, Inc. v. RCN Corporation and RCN Telecom Services of Illinois, Inc. Edward T. Joyce, as representative of the former stockholders and warrant holders of 21st Century Telecom Group, Inc. ("21st Century") has sued RCN Corporation in the Delaware Court of Chancery. Mr. Joyce is a former member of the Board of Directors of 21st Century. RCN acquired the stock of 21st Century pursuant to an Agreement and Plan of Merger that closed in April 2000 (the "Merger Agreement"). Pursuant to the Merger Agreement, RCN held back 10% of its common stock consideration (the "10% Holdback") for a period of one year to allow for any indemnity claims. The Merger Agreement stated that the 10% Holdback would be based upon RCN's stock price at the time the Merger Agreement was executed. The suit seeks reformation of the Merger Agreement to reflect what Plaintiffs allege was actually negotiated and agreed to: that the 10% Holdback would be based upon RCN's stock price as of the end of the one year holdback period. Because RCN's stock had fallen in value during this period, if Plaintiffs prevail RCN would have to distribute approximately 5 million additional shares in consideration of the Merger Agreement. RCN has filed a motion to dismiss this matter.

In February, 2000, RCN-BecoCom and Level 3 Communications, LLC entered into a participants agreement relating to construction of certain facilities in Boston, Massachusetts. RCN-BecoCom notified Level 3 that it was withdrawing from participation in certain of the segments prior to the commencement of construction of those segments. Level 3 has disputed RCN-BecoCom's right to withdraw and has demanded payment for RCN-BecoCom's share of the charges for that construction in the amount of $1.7 million. Negotiations between RCN-BecoCom and Level 3 to resolve this dispute have been unsuccessful. On July 12, 2004, Level 3 filed a demand for arbitration under the participants agreement. The parties are in the process of selecting arbitrators. RCN-BecoCom believes that it has valid defenses to the claims by Level 3, but can make no assurances that RCN-BecoCom will be successful in the arbitration proceeding.


19. SUBSEQUENT EVENTS

On August 5, 2004, RCN announced that RCN Cable TV of Chicago, Inc., an indirect subsidiary of RCN, filed a voluntary petition for reorganization under Chapter 11. The Debtors' anticipate prior to the end of August 2004 filing a plan of reorganization and related disclosure statement consistent with the financial restructuring.


WHERE TO FIND MORE INFORMATION

RCN Corporation and its consolidated subsidiaries, as a reporting company, are subject to the informational requirements of the Exchange Act and accordingly file an annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other information with the SEC. You may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. As an electronic filer, the Company's public filings are maintained on the SEC's Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. The annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through the Company's website as soon as reasonably practicable after these reports are electronically filed or furnished to the SEC. The address of that website is http://www.rcn.com/investor/secfilings.php. Additionally, the Company's filings with the Bankruptcy Court can be accessed electronically. The address of that website is http://www.bsillc.com.


Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of the Company's financial condition and results of operations should be read in conjunction with the unaudited condensed consolidated financial statements and notes for the period ended June 30, 2004, and with the audited financial statements and notes included in the Company's December 31, 2003 Annual Report on Form 10-K (the "Annual Report") and Amendment No. 1 thereto filed on Form 10-K/A with the SEC.

As a result of the current financial position of the Company, there are a number of material risks and uncertainties surrounding its operating results, including those associated with Chapter 11. There are also numerous material operational risks inherent in the telecommunications industry. Each of these risks and uncertainties could have a material adverse impact on the Company's financial condition and operating results. The information contained in the Report, particularly the risk factors, should be carefully reviewed along with other documents filed with the SEC. Some of the statements and information contained in the Report are "forward-looking," outlining future expectations or projections of results of operations or financial conditions. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those outlined in the Report. The forward-looking information is based on information currently available to Management. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document. The risks and uncertainties described below can be summarized into three main areas: the Company's present financial condition, operational issues inherent in the telecommunication industry and managing through the restructuring process. Actual results could differ materially from anticipated results contained in any forward-looking statements in the Report if the Company fails to do any of the following:

Present Financial Position

     o    Access restricted cash during the restructuring process

     o Effectively manage operations while it negotiates with Lenders, the Creditors' Committee and others

Operational Issues

     o Achieve improved customer profitability and expense reductions in direct, operating and general administrative expenses outlined in the Company's business plan

     o    Effectively compete and manage changes within its industry

     o    Obtain and maintain appropriate regulatory approvals

     o    Retain and attract qualified management and other personnel

     o    Maintain strategic alliances to provide services in key markets

     o    Maintain relationships with key vendors

     o    Manage programming services

     o    Manage conflicts of interest with other companies

     o    Manage the networks to minimize failures and disruptions

Restructuring Process

     o Reach agreement on a consensual plan of reorganization and obtain its confirmation by the Bankruptcy Court

     o    Satisfy the conditions of the financing to be provided by Deutsche
          Bank

     o    Comply with all reporting requirements of the Bankruptcy Court

     o    Finance operations during the restructuring

     o Manage Company operations during the restructuring - including relationships with customers, key vendors and key personnel

In addition, any restructuring of the Company may have an adverse effect on the Company's ability to retain and utilize certain tax attributes, including net operating loss carry-forwards and certain built-in losses and deductions.

The cautionary statements contained or referred to in this section also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by the Company or persons acting on the Company's behalf. RCN undertakes no duty to update these forward-looking statements due to new information or as the result of future events.

The following discussion should be read in conjunction with the unaudited condensed consolidated financial statements and related notes provided in Part 1, Item 1 herein, and with the Management's Discussion and Analysis of Financial Condition and Results of Operations and audited consolidated financial statements and related notes included in RCN's Annual Report and Amendment No. 1 thereto filed on Form 10-K/A with the SEC.

Except as discussed in Note 5, Change in Accounting Estimates, to the Unaudited Condensed Consolidated Financial Statements, there has been no change to the Company's critical accounting policies and use of estimates that are reported in the December 31, 2003 Annual Report on Form 10-K.


Overview

The Company delivers bundled communication services, including local and long distance telephone, video programming (including digital cable and high definition television), and data services (including high speed and dial-up Internet access) primarily to residential customers over a broadband network predominantly owned by the Company. The Company reports its results as one reportable segment based on the manner in which it manages the business. The dollar amounts discussed in this section are in thousands, except where otherwise noted. Statistics and other disclosed non-dollar amounts are in whole numbers.

ResiLinkSM , PowerSM and EssentialsSM are the brand names of the bundled service offerings of cable television, phone and high-speed Internet available to residential customers for a flat monthly rate. MegaModemSM is the brand name of the Company's high capacity modem for customers looking to download movie videos, MP3 music files and other web-based forms of entertainment. In addition to bundled service offerings, the Company sells cable television, phone, high-speed cable modem and dial-up Internet to residential customers on an a-la-carte basis. The Company also provides communication services to commercial customers using the broadband network in markets where it serves residential customers. The Company's business plan calls for continuing to improve customer profitability, by migrating customers to the Company's higher margin products and services, and achieving further reductions in direct operating and general and administrative expenses through continuous improvements in operations.

The Company delivers its services over a predominantly owned high-speed, high-capacity, fiber-optic network. The network is a hybrid broadband fiber-optic platform. This fiber-rich architecture brings the Company's broadband network to customers, with typically fewer electronics than existing incumbent cable companies.


Services

The Company provides services in Boston, including 18 surrounding communities, New York City, the Philadelphia suburbs, Chicago, San Francisco and several of its suburbs, along with two communities in the Los Angeles area. The Company also serves the Lehigh Valley in Pennsylvania, and until March 8, 2004, served the communities in and around Carmel, NY. RCN was also the incumbent franchised cable operator in many communities in central New Jersey until these operations were sold on February 19, 2003. (See Note 6, Discontinued Operations, to the Unaudited Condensed Consolidated Financial Statements.) The Company holds 50% membership interest in Starpower, LLC ("Starpower"), a joint venture with PEPCO Holdings, Inc. ("PEPCO"), which serves the Washington, D.C. metropolitan market.


Joint Ventures

To increase market entry and gain access to Right of Ways, the Company formed key alliances in the Boston and Washington D.C. markets.


RCN-BecoCom, LLC

RCN was one of the two members of RCN-BecoCom, LLC ("RCN-BecoCom"). NSTAR and certain of its subsidiaries ("NSTAR"), pursuant to an agreement with RCN, converted its ownership interest in RCN-BecoCom into shares of the Company's Common stock as a result of three exchanges of NSTAR's interest in RCN-BecoCom for that stock. As of December 24, 2003, a total of 11,597,193 shares, or 9.49%, of the Company's common stock, were held by NSTAR. NSTAR's profit and loss sharing ratio in RCN-BecoCom was reduced to zero in 2002 upon the completion of the third exchange. However, NSTAR retained its investment percentage and the right to invest in future capital calls by RCN-BecoCom as if it owned a 29.76% interest. The investment percentage was also subject to decrease to the extent NSTAR failed to meet future capital calls or NSTAR disposed of any such RCN Common Stock. In connection with the exchange, NSTAR on behalf of itself and controlled affiliates, complied with the "standstill" restrictions for the period of one year from June 19, 2002, including refraining from further acquisitions of the Company's Common stock beyond 10.75% in aggregate of the total number of voting shares and refraining from activities designed to solicit proxies or otherwise influence shareholders or management of RCN. On December 24, 2003 NSTAR notified the Company that it voluntarily and unconditionally waived, surrendered and discharged any and all ownership interest in both RCN-BecoCom and in the shares of the Company's stock held by NSTAR.

RCN-BecoCom and NSTAR entered into a Construction and IRU Agreement dated as of June 17, 1997 and amended June 19, 2002. Under the agreement, NSTAR provides construction and construction management services to RCN-BecoCom and access to and use of portions of NSTAR's broadband network, rights of way and certain equipment sites in the Boston metropolitan area. The cost of such services provided to RCN-BecoCom by NSTAR are believed to be equivalent to that which would be obtained from third party contractors.

Despite NSTAR's surrendering its ownership interest in the joint venture and the Company's Common stock, the shares of RCN Common stock previously held by NSTAR are treated as outstanding as of June 30, 2004, since NSTAR has not specifically assigned them to the Company. NSTAR's contractual relationship with the Company under the IRU Agreement remains in effect.

RCN continues to own and operate RCN-BecoCom as a wholly owned subsidiary. The financial results of RCN-BecoCom are consolidated in the Company's financial statements, and since June 19, 2002 the Company's profit and loss sharing ratio in the joint venture has been 100%.


Starpower Communications, LLC

RCN and PEPCO are each 50% owners of Starpower Communications, LLC ("Starpower"), which constructs and operates a broadband network and telecommunications business in the Washington, D.C. metropolitan area, including parts of Virginia and Maryland. Through other subsidiaries, PEPCO is engaged in regulated utility operations and in diversified competitive energy and telecommunications businesses. The Starpower joint venture is accounted for in the financial statements under the equity method of accounting and the Company's pro-rata portion of Starpower's operating results is included in the equity in income (loss) of unconsolidated entities line.

On January 24, 2004, PEPCO announced its intention to sell its 50% percent interest in Starpower as part of its ongoing efforts to redirect its focus on energy related investments. The Company will attempt to ensure the continued operation of Starpower without adverse impact to customers or overall financial results of the joint venture. The Company can provide no assurances that a suitable buyer, willing to operate the joint venture on a comparable level, will be identified. In a letter dated July 28, 2004 PEPCO stated, it had received an offer from a third party to purchase PEPCO's 50% interest in Starpower. The Company is studying this offer pursuant to its right of first refusal. In 1997, Starpower and PEPCO entered into an agreement for the lease of certain portions of PEPCO's fiber system and under which PEPCO provides construction and construction management services to Starpower. The costs of such services provided by RCN and PEPCO to Starpower are believed to be equivalent to those that would be obtained from third party contractors. Starpower's agreement with PEPCO remains in effect.


Segment Reporting

The Company reports its results as one reportable operating segment, which contains many shared expenses generated by the various revenue streams. Shared expenses incurred on a single network are not allocated to the Company's revenue streams, as any such allocation would be costly, impractical and arbitrary. Management monitors the financial and operational performance of the Company in a way that differs from that depicted in the historical general purpose financial statements. These measurements include the consolidation of results of operations of Starpower, which is not consolidated under generally accepted accounting principles ("GAAP"). Such information, however, does not represent a separate segment under GAAP and, therefore, it is not separately disclosed. The use of non-GAAP financial disclosures represents management's view of the total consolidated, operational results.

The following unaudited non-GAAP financial summary, highlights the results of operations on a consolidated basis for the three and six months ended June 30, 2004, had Starpower been consolidated with the Company's financial statements for these periods:

                                         Three Months Ended June 30, 2004                  Six Months Ended June 30, 2004
                                     -------------------------------------------   -------------------------------------------
                                         RCN                                          RCN
                                      Including           Less           RCN        Including           Less           RCN
                                     Starpower(1)     Starpower(2)      GAAP       Starpower(1)     Starpower(2)       GAAP
                                     -------------    ------------    ----------   ------------     ------------  -----------

Total revenues                        $ 140,520         $ 19,239      $ 121,281      $ 282,082        $ 39,541     $ 242,541
Total direct costs                       49,531            5,398         44,133         96,284          10,923        85,361
                                     -------------    ------------    ----------   ------------     ------------  -----------
Margin                                   90,989           13,841         77,148        185,798          28,618       157,180

Total operating and selling,
  general and administrative costs       65,728            9,963         55,765        144,278          20,572       123,706
                                     -------------    ------------    ----------   ------------     ------------  -----------

Adjusted EBITDA (3)                      25,261            3,878         21,383         41,250           8,046        33,474
Non-cash stock-based compensation         1,553               --          1,553          2,633              --         2,633
Impairment and special charges            1,584               --          1,584           (238)             --          (238)
Depreciation and amortization            65,590            6,883         58,707        141,335          12,921       128,414
                                     -------------    ------------    ----------   ------------     ------------  -----------
Operating loss                        $ (43,466)        $ (3,005)     $ (40,461)    $ (102,210)       $ (4,875)   $  (97,335)
                                     =============    ============    ==========   ============     ============  ===========


__________________________

(1) Excludes results of central New Jersey operations which were sold February 19, 2003 and Carmel, New York operations, which were sold on March 8, 2004, both of which are included as discontinued operations for GAAP purposes. See Note 6, Discontinued Operations, to the Unaudited Condensed Consolidated Financial Statements.

(2) RCN owns 50% of Starpower, a joint venture in the Washington, D.C. market, which is accounted for as an equity investment in our condensed consolidated financial statements. Results of operations of Starpower have been presented here, net of related party transactions with RCN.

(3) Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") - Non GAAP measure calculated as net income (loss) before interest, tax, depreciation and amortization, stock based compensation, extraordinary gains and special charges that management uses to measure performance and liquidity. Adjusted EBITDA is a meaningful indicator of profitability for capital-intensive businesses, and is a key valuation metric in the investment community. Other companies may calculate and define EBITDA differently than RCN.


Voluntary Reorganization in Chapter 11

On May 27, 2004 RCN Corporation and four of its wholly owned non-operating subsidiaries, Hot Spots Productions, Inc., RCN Finance, LLC, RLH Property Corporation, and TEC Air, Inc. (collectively, the "Debtors"), filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code ("Chapter 11"). The Debtors are currently operating their business as debtors-in-possession pursuant Chapter 11. On August 5, 2004, RCN Cable Television of Chicago, Inc. filed a voluntary petition for reorganization under Chapter 11. See Note 19, Subsequent Event, to the Unaudited Condensed Consolidated Financial Statements.

On May 27, 2004, RCN announced that its senior secured lenders (the "Lenders") and members of an ad hoc committee of holders of its Senior Notes (the "Noteholders' Committee") agreed to support a financial restructuring. A summary of the terms of the financial restructuring announced on May 27, 2004 are as follows: (1) on the effective date of a plan of reorganization or sooner, the existing senior secured credit facility will be repaid in full in cash, unless any existing lender elects to roll its outstanding balance into the new facility, and all undrawn letters of credit will be either replaced on the effective date of a plan of reorganization or cash collateralized on terms agreed by the issuing bank; (2) on the effective date of a plan of reorganization, each holder of an allowed general unsecured claim will receive, in exchange for its total claim (including principal and interest in the case of a bond claim), its pro rata portion of 100% of the fully diluted new common stock of reorganized RCN, before giving effect to (i) any management incentive plan and (ii) the exercise of the equity warrants described below, if any; (3) the holders of RCN's existing preferred stock and common stock will receive, on a basis to be determined, equity warrants that are exercisable into two percent of reorganized RCN's common stock (before giving effect to any management incentive plan), with a two-year term beginning on the consummation of a plan of reorganization, and set at a strike price equivalent to an enterprise valuation of $1.66 billion, and the holders of existing warrants and options will not be entitled to receive a distribution under the plan of reorganization on account of such interests; (4) on the effective date of a plan of reorganization, all obligations under the Commercial Term Loan and Credit Agreement, dated as of June 6, 2003, among the Company, the lenders party thereto and HSBC Bank USA, as agent (the "Evergreen Facility"), will either (i) remain outstanding on terms agreed upon between the Company and the lenders under the Evergreen Facility or as otherwise permitted by the Bankruptcy Code or (ii) be refinanced in whole or in part; (5) on the effective date of a plan of reorganization, the sole equity interests in reorganized RCN will consist of new common stock, the equity warrants described above and equity interests to be issued in any management incentive plan; and (6) on the effective date of a plan of reorganization, there will be no debt, security or other material obligation of reorganized RCN other than indebtedness or securities described above and obligations arising in the ordinary course of reorganized RCN's business. In order to facilitate the restructuring, the Debtors filed voluntary petitions for reorganization under Chapter 11 as indicated above.

At this time, it is not possible to predict accurately the effect of the Chapter 11 reorganization on the Company's business. The understanding reached between RCN and certain of its creditors covers the broad economic terms of the financial restructuring and not all material terms expected to be contained in a plan of reorganization. The terms are not binding on RCN or the creditors with whom it was negotiated and not all RCN stakeholders have participated in its negotiations. Therefore, there can be no assurance that those terms will result in a binding definitive agreement and a fully consensual plan of reorganization, or if such consensual plan of reorganization is filed, when or if such plan will be approved by all RCN stakeholders entitled to vote thereon and/or the Bankruptcy Court. The implementation of a plan of reorganization is dependent upon a number of conditions typical in similar reorganizations, including court approval of the plan and related solicitation materials and approval by the requisite stakeholders of RCN.

On May 26, 2004, the Company entered into a commitment letter with Deutsche Bank Securities Inc. ("Deutsche Bank") pursuant to which Deutsche Bank may provide the Company with new financing upon the consummation of the plan of reorganization. The proposed financing consists of (i) a $310 million first lien facility, including a $285 million term loan facility and a $25 million letter of credit facility, and (ii) a $150 million second lien facility. As contemplated, each of the facilities will be guaranteed by all of RCN's wholly owned domestic subsidiaries and secured by substantially all the assets of RCN and its wholly owned domestic subsidiaries. Each of the facilities will contain prepayment provisions, covenants and events of default customary for facilities of this nature. Closing and funding for each of the facilities is subject to satisfaction of customary conditions precedent for facilities of this nature. In addition, the financing by Deutsche Bank is subject to material conditions that must be satisfied by December 31, 2004 and include consummation of a plan of reorganization, no material adverse effect on the business, operations, financing or finances of RCN and its subsidiaries, no material change in market conditions or on the ability of Deutsche Bank to syndicate the new financing and the achievement of certain financial performance criteria. It is anticipated that each of the facilities will be funded into escrow following completion of syndication. Once the funds are escrowed, certain conditions to closing (including those related to a material adverse effect on RCN Corporation and syndication) will no longer be applicable. The funds will be released from escrow upon satisfaction of the remaining conditions, including consummation of the bankruptcy plan.

Since a plan of reorganization has not yet been filed or confirmed, and plan negotiations are ongoing, the treatment of existing creditor and stockholder interests in the Company is uncertain at this time. The restructuring, as currently contemplated, will likely result in a conversion of the Company's outstanding Senior Notes into equity and an extremely significant, if not complete, dilution of current equity.


Overview of Operations

Approximately 97.8% of the Company's revenue for the three months ended June 30, 2004 is attributable to monthly telephone line service charges, local toll, special features and long-distance telephone service fees, monthly subscription fees for basic, premium, and pay-per-view cable television services, and fees or high-speed data services, dial up telephone modems, web hosting and dedicated access. The remaining 2.2% of revenue is derived mostly from reciprocal compensation. For the six months ended June 30, 2004, approximately 98.1% of the Company's revenue is attributable to its primary services, while 1.9% is derived mostly from reciprocal compensation.

Expenses primarily consist of direct expenses, operating, selling and general and administrative expenses, stock-based compensation, depreciation and amortization, and interest expense. Direct expenses include the cost of providing services such as cable programming, franchise costs and network access fees. Operating, selling and general and administrative expenses include customer service costs, advertising, sales, marketing, order processing, telecommunications network maintenance and repair ("technical expenses"), general and administrative expenses, installation and provisioning expenses, and other corporate overhead.

In connection with the Company's fourth quarter 2003 asset impairment assessment, the Company reviewed the useful life estimates of its long-lived assets. The Company capitalizes the cost of technical labor and material associated with the installation of new customers. Effective January 1, 2004, the Company changed the useful life of these assets to 5 years from 10. This represents a change in accounting estimate. The change resulted in $14,894 of additional depreciation expense for the three months ended June 30, 2004 and $42,803 for the six months ended June 30, 2004.

The Company reviews its facility requirements against lease obligations to identify excess space and opportunities to consolidate, exit or sublease excess facilities. As transactions occur, exit costs are recognized accordingly. During three months ended June 30, 2004, the Company recorded net recoveries of $99 due to favorable settlements of lease commitments associated with exited facilities. For the six months ended June 30, 2004, the Company recorded net recoveries of $1,921. (See Note 7, Impairment Charges and Accrued Exit Costs, to the Unaudited Condensed Consolidated Financial Statements.)


Results of Operations

Three and six months ended June 30, 2004 compared to the three and six months ended June 30, 2003:


Revenues:

Total revenues for the three months ended June 30, 2004 increased $6,820, or 6.0%, to $121,281 from $114,461 for the three months ended June 30, 2003. Revenues from residential customers receiving voice, video and high-speed data increased $8,139, or 8.0%, to $109,827 for the three months ended June 30, 2004 from $101,688 for the three months ended June 30, 2003. Due to increased competition in all markets, the Company is currently experiencing slower revenue growth than what was disclosed in its previous public filings. While the average number of customers increased slightly for the quarter, services per residential customer increased to 2.46 for the three months ended June 30, 2004, or 7.4% from 2.29 services per residential customer for the comparable period in 2003. The growth in services resulted from increases in network connections for voice, video and high-speed data of 6.3%, 2.4% and 22.6%, respectively. Additionally, video revenues reflect the benefit of rate increases implemented in the first quarter of 2004.

For the six months ended June 30, 2004, total revenues increased $10,486, or 4.5%, to $242,541 from $232,055 for the six months ended June 30, 2003. Revenues from residential customers receiving voice, video and high-speed data increased $20,199, or 10.1%, to $219,863 for the six months ended June 30, 2004 from $199,664 for the six months ended June 30, 2003. For the six months ended June 30, 2004, the average number of customers increased slightly, while services per residential customer increased to 2.44, or 8.0% from 2.26 services per residential customer for the comparable period in 2003. The growth in services resulted from increases in network connections for voice, video and high-speed data of 7.2%, 2.8% and 23.6%, respectively.

Dial-up revenues for the three and six months ended June 30, 2004 continued to decline as customers migrate to high-speed data products to access the Internet. Commercial revenues for the three months ended June 30, 2004 increased 9.9%, as increases in transport related revenues more than offset declines in the Company's wholesale long-distance business. For the six months ended June 30, 2004, declines in the Company's wholesale long-distance business outpaced increases in other commercial revenues.

Reciprocal compensation and other revenues, which is largely comprised of reciprocal compensation, declined $1,090, or 28.9%, for the three months ended June 30, 2004 reflecting lower reciprocal compensation rates being paid by the incumbent local exchange carriers. For the six months ended June 30, 2004, reciprocal compensation and other revenues was $6,680, or 58.1% lower than the comparable period in 2003. The Company adopted a change in accounting estimate in the first quarter of 2003 surrounding the recognition of reciprocal compensation. When this change in accounting estimate was adopted, approximately $4,100 of the reciprocal compensation was recorded related to services rendered in calendar 2002. Excluding the amount related to 2002, reciprocal compensation and other revenues for the six months ended June 30, 2004 declined $2,580 reflecting lower reciprocal compensation rates.


                               For the Three months ended June 30, 2004             For the Six months ended June 30, 2004
                          --------------------------------------------------   ------------------------------------------------
                             2004          2003        Change          %         2004          2003        Change          %
                          ---------    ----------    ---------     --------    ---------     ---------    --------      -------
Residential
Voice                      $ 33,824     $ 33,980                               $  68,265     $ 68,059
Video                        53,831       50,177                                 107,232       98,007
High-speed data              21,078       16,618                                  42,039       32,158
Advertising                   1,094          913                                   2,327        1,440
                          ---------    ----------                              ---------     ---------
     Sub-Total            $ 109,827    $ 101,688        8,139          8.0%    $ 219,863     $ 199,664      20,199       10.1%


Commercial & Other
Dial-up                       3,491        4,196         (705)       -16.8%        7,520         9,916      (2,396)     -24.2%
Commercial                    5,282        4,805          477          9.9%       10,348        10,985        (637)      -5.8%
Reciprocal compensation
  & other                     2,682        3,772       (1,090)       -28.9%        4,810        11,490      (6,680)     -58.1%
                          ---------    ----------    ---------                 ---------     ---------    ---------
     Total                $ 121,281    $ 114,461      $ 6,820          6.0%    $ 242,541     $ 232,055    $ 10,486        4.5%
                          =========    ==========    =========                 =========     =========    =========

Average customers           385,997      385,054          943          0.2%      387,038       386,591         448        0.1%
Average services
  per customer                 2.46         2.29                                    2.44          2.26



                                                    Average Residential Monthly Revenue per Customer
                          ----------------------------------------------------------------------------------------------------
                               For the Three months ended June 30, 2004             For the Six months ended June 30, 2004
                          -------------------------------------------------    -----------------------------------------------
                             2004          2003        Change          %         2004          2003        Change         %
                          ---------    ----------    ---------     --------    ---------     ---------    --------     -------

Residential                $ 94.84     $  88.03        $ 6.81         7.7%      $ 94.68       $ 86.08      $ 8.60      10.0%


Direct Expenses:

The increase in direct expenses for the three and six months ended June 30, 2004 is mainly attributable to higher video costs resulting from increases in video connections and programming rates. The decrease in direct voice and high-speed data expenses reflect operating efficiencies resulting from network optimization, while the increase in other direct expenses represents higher television production costs.

                     For the Three months ended June 30, 2004       For the Six months ended June 30, 2004
                   ------------------------------------------      ----------------------------------------
                      2004           2003            Change           2004           2003          Change
                   ---------      ----------       ----------      ----------     ---------       ---------

Voice              $  7,975        $ 10,565         $  2,590        $ 15,192       $ 20,130       $  4,938
Video                32,866          27,483         $ (5,383)         64,137         54,426       $ (9,711)
High-speed Data       2,559           3,582         $  1,023           5,049          7,001       $  1,952
Other                   733             509         $   (224)            983            655       $   (328)
                   ---------      ----------       ----------      ----------     ---------       ----------
                   $ 44,133        $ 42,139         $ (1,994)       $ 85,361       $ 82,212       $ (3,149)
                   =========      ==========       ==========      ==========     =========       ==========


Operating, Selling and General and Administrative Expenses:

Operating, selling, and general and administrative expenses decreased $13,150 or 19.1%, to $55,765 for three months ended June 30, 2004 as compared to the three months ended June 30, 2003. During the second quarter ended June 30, 2004, $4,618 of expense was reversed for amounts associated with the elimination of the Chairman's Bonus Plan. Additionally, the Company reached favorable settlements on disputed property taxes and litigation on Newtown Borough, and reversed provisions of $1,000 and $2,530, respectively. Excluding these one-time benefits, operating, selling and general and administrative expenses decreased $5,002, or 7.3% for the three months ended June 30, 2004. For the six months ended June 30, 2004, excluding one-time benefits, operating, general and administrative expenses declined $19,058, or 12.6%. The lower expenses for the three and six month ended June 30, 2004 reflect the Company's continued implementation of plans to reduce general and administrative expenses. Customer service operations were consolidated into one call center in September 2003, which resulted in personnel and facilities savings. The reductions in operating, general and administrative expenses are mainly due to a reduction of personnel and lower information technology expenses.

Components of Operating, selling, general and administrative expenses are as follows:


                                            For the three months ended      For the six months ended
                                                    June 30,                       June 30,
                                           ---------------------------     ---------------------------
                                              2004            2003            2004             2003
                                           ----------     ------------     ----------       ----------

Network operations and construction         $ 23,274        $ 24,886       $  48,575        $  50,357
Marketing and advertising                      5,605           5,974           9,810            9,750
Sales                                          6,061           8,293          12,413           16,155
Customer service                               6,225          10,405          13,457           20,749
Operating, general and administrative         14,665          19,357          39,516           53,901
                                           ----------     ------------     ----------       ----------
                                            $ 55,830        $ 68,915       $ 123,771        $ 150,912
                                           ==========     ============     ==========       ==========


Non-cash Stock-Based Compensation:

The non-cash stock-based compensation decreased $1,245, or 44.5%, to $1,553 for the three months ended June 30, 2004 and $2,214, or 45.7%, to $2,633 for the six months ended June 30, 2004. The continued decrease in expense is due to the attribution of expense associated with fewer stock option grants with lower fair values.


Depreciation and Amortization:

Depreciation and amortization expense for the three months ended June 30, 2004, increased $13,484 or 29.8%, to $58,708 from $45,224. Depreciation and amortization expense for the six months ended June 30, 2004 increased $32,747 or 33.1% to $128,415 from $95,668. The increase in both periods is due to additional depreciation due to the change in accounting estimate adopted on January 1, 2004 (see Note 5, Change in Accounting Estimates, to the Unaudited Condensed Consolidated Financial Statements) and depreciation on new capital expenditures, partially offset by, the effect of previous disposition and impairment in the value of network construction materials, equipment and leasehold improvements as network expansion plans were curtailed to preserve capital.


Investment Income:

The decreases in investment income for the three and six months ended June 30, 2004 reflect the decline in average cash, temporary cash investments, short-term investments and restricted investments compared to comparable periods in 2003.


Interest Expense:

The decrease in interest expense for the three and six months ended June 30, 2004 reflects the Company's implementation of Statement of Position 90-7 ("SOP 90-7"), Financial Reporting by Entities in Reorganization under the Bankruptcy Code. On May 27, 2004 the Debtors filed voluntary petitions for reorganization under Chapter 11. The Company stopped recording interest on its Senior Notes and Senior Discount Notes as it considers this debt a pre-petition liability subject to compromise and does not anticipate paying the interest accrued beyond date of the Chapter 11 filing.


Other Income, Net:

Other income, net of $108 for the three months ended June 30, 2004, decreased from $2,343 primarily due to the receipt of an insurance reimbursement in the comparable period in 2003. For the six months ended June 30, 2004, the decrease in other income, net also reflects a gain recorded from the buyout of a capital lease during the three months ended March 31, 2003.

Reorganization Items, Net:

Reorganization items represent expenses the Company has incurred as a result of its negotiations to restructure the balance sheet and subsequent Chapter 11 filing. In accordance with SOP 90-7, these expenses have been reclassified on the statement of operations.


Equity in Income of Unconsolidated Entities:

Equity in income of unconsolidated entities decreased $1,577 or 22.8% to $5,327 for the three months ended June 30, 2004 from $6,904. The results included income of $6,610 from Megacable and a loss from Starpower of $1,283. For the six months ended June 30, 2004, equity in income of unconsolidated entities increased $4,286, or 40.1%, to $14,972, representing income from Megacable of $17,182 and a loss from Starpower of $2,210.


Discontinued Operations:

On March 8, 2004, the Company completed the sale of its Carmel, NY ("Carmel") cable system for proceeds of approximately $120,203 and a gain on the sale of approximately $89,778. The transaction was structured as an asset purchase, with the buyer assuming certain liabilities related to the business. Approximately $5,000 was placed into escrow for future claims of the buyer. As of June 30, 2004, $2,000 was reserved against the escrow based on the initial claims received from the buyer. In accordance with the Fifth Amendment to the Credit Facility (see Liquidity and Capital Resources for discussion regarding the Fifth Amendment), proceeds of approximately $62,400 were applied as a partial pay-down of the Company's Credit Facility. In addition, approximately $44,858 of the net proceeds were placed into a collateral account that is restricted to prepay term loans under the Company's Credit Facility or for the purchase of telecommunication assets, by the terms of the senior secured bank facility. In accordance with SFAS No. 144, the results of operations for Carmel are reported as discontinued operations.

On February 19, 2003, the sale of the central New Jersey cable system assets was completed. At the time of the sale, the Company recorded a gain of $165,134 net of taxes. On February 9, 2004, the Company agreed to accept $10,800 of the $14,690 escrow and to forgo the remaining as settlement of all purchase price adjustment claims. At December 31, 2003, the Company reflected an adjustment to the gain on sale to reflect the settlement agreement. In addition, the Company recorded net income of $2,860 from operations of the system from January 1, 2003 to February 19, 2003. In accordance with the Credit Facility, an amount equal to the net cash proceeds of the sale of the central New Jersey cable system assets in excess of $5,000 was deposited into a cash collateral account. Other than the minimum $100,000 required to be maintained on deposit in the cash collateral account under the Fifth Amendment (see Liquidity and Capital Resources for discussion regarding the Fifth Amendment), proceeds on deposit in the cash collateral account may be used (i) to repay any loans outstanding under the Credit Facility, or (ii) to purchase telecommunications assets and/or for working capital if the Company does not have other available cash on hand to fund such expenditures. In accordance with SFAS No. 144, the results of operations for central New Jersey cable system have been reported as discontinued operations.


Liquidity and Capital Resources

On May 27, 2004 the Debtors filed voluntary petitions for reorganization under Chapter 11. The Debtors are currently operating their business as debtors-in-possession pursuant the Bankruptcy Code. On August 5, 2004, RCN Cable Television of Chicago, Inc. filed a voluntary petition for reorganization under Chapter 11. See Note 19, Subsequent Event, to the Unaudited Condensed Consolidated Financial Statements.

As debtors-in-possession under Chapter 11, the Debtors are authorized to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the approval of the Bankruptcy Court. The Company can offer no assurances that in the future, additional subsidiaries will not file Chapter 11.

In connection with the Chapter 11 filings, RCN has obtained a waiver from its Lenders, that expires October 31, 2004, that waives any events of default caused by the Chapter 11 filings, and amends the minimum cash requirements, under its existing senior secured credit facility. The Debtors have also obtained Bankruptcy Court authorization to use the existing Lenders' cash collateral to fund ongoing operations and administrative expenses, subject to terms and conditions agreed upon with the existing Lenders which terms include compliance with a 13 week cash flow budget provided to the Administrative Agent for the Lenders monthly, restricted cash can not go below $100,000 and additional reporting requirements to the Administrative Agent for the Lenders summarizing the results of operations.

Under Section 362 of the Bankruptcy Code, actions to collect pre-petition indebtedness from the Debtors, as well as most other pending pre-petition litigation, are stayed. Absent an order of the Bankruptcy Court, substantially all of the Debtors' pre-petition liabilities are subject to settlement under a plan of reorganization.

Under the Bankruptcy Code, the Debtors may also assume or reject certain executory contracts and leases subject to approval of the Bankruptcy Court and certain other conditions. Parties to any executory contracts and leases rejected may file claims for damages resulting from such rejection with the Bankruptcy Court, in accordance with applicable notices. The Company cannot currently estimate the amount of claims that may result from the rejected executory contracts and leases.

On May 27, 2004, RCN announced that its Lenders and members of an ad hoc committee of holders of its Senior Notes (the "Noteholders' Committee") agreed to support a financial restructuring. A summary of the terms of the financial restructuring announced on May 27, 2004 are as follows: (1) on the effective date of a plan of reorganization or sooner, the existing senior secured credit facility will be repaid in full in cash, unless any existing lender elects to roll its outstanding balance into the new facility, and all undrawn letters of credit will be either replaced on the effective date of a plan of reorganization or cash collateralized on terms agreed by the issuing bank; (2) on the effective date of a plan of reorganization, each holder of an allowed general unsecured claim will receive, in exchange for its total claim (including principal and interest in the case of a bond claim), its pro rata portion of 100% of the fully diluted new common stock of reorganized RCN, before giving effect to (i) any management incentive plan and (ii) the exercise of the equity warrants described below, if any; (3) the holders of RCN's existing preferred stock and common stock will receive, on a basis to be determined, equity warrants that are exercisable into two percent of reorganized RCN's common stock (before giving effect to any management incentive plan), with a two-year term beginning on the consummation of a plan of reorganization, and set at a strike price equivalent to an enterprise valuation of $1.66 billion, and the holders of existing warrants and options will not be entitled to receive a distribution under the plan of reorganization on account of such interests; (4) on the effective date of a plan of reorganization, all obligations under the Commercial Term Loan and Credit Agreement, dated as of June 6, 2003, among the Company, the lenders party thereto and HSBC Bank USA, as agent (the "Evergreen Facility"), will either (i) remain outstanding on terms agreed upon between the Company and the lenders under the Evergreen Facility or as otherwise permitted by the Bankruptcy Code or (ii) be refinanced in whole or in part; (5) on the effective date of a plan of reorganization, the sole equity interests in reorganized RCN will consist of new common stock, the equity warrants described above and equity interests to be issued in any management incentive plan; and (6) on the effective date of a plan of reorganization, there will be no debt, security or other material obligation of reorganized RCN other than indebtedness or securities described above and obligations arising in the ordinary course of reorganized RCN's business. In order to facilitate the restructuring, the Debtors filed voluntary petitions for reorganization under Chapter 11 as indicated above.

On May 27, 2004, the Company also announced that it entered into a commitment letter with Deutsche Bank pursuant to which Deutsche Bank may provide the Company with new financing upon the consummation of the plan of reorganization. The new financing will consist of (i) a $310 million first lien facility, including a $285 million term loan facility and a $25 million letter of credit facility, and (ii) a $150 million second lien facility. As contemplated, each of the facilities will be guaranteed by all of RCN's wholly owned domestic subsidiaries and secured by substantially all the assets of RCN and its wholly owned domestic subsidiaries. Each of the facilities will contain prepayment provisions, covenants and events of default customary for facilities of this nature. Closing and funding for each of the facilities is subject to satisfaction of customary conditions precedent for facilities of this nature. In addition, the financing to be provided by Deutsche Bank is subject to material conditions that must be satisfied as of December 31, 2004 and include consummation of a plan of reorganization, no material adverse effect on the business, operations, financing or finances of RCN and its subsidiaries, no material change in market conditions or on the ability of Deutsche Bank to syndicate the new financing and the achievement of certain financial performance criteria. It is anticipated that each of the facilities will be funded into escrow following completion of syndication. Once the funds are escrowed, certain conditions to closing (including those related to a material adverse effect on RCN Corporation and syndication) will no longer be applicable. The funds will be released from escrow upon satisfaction of the remaining conditions, including consummation of the bankruptcy plan.

On June 11, 2004, the Company filed with the Bankruptcy Court schedules and statements of financial affairs setting forth, among other things, the assets and liabilities of the Debtors as shown on the Company's books and records on the Petition Date, subject to the assumptions contained in certain notes filed in connection therewith. All of the schedules are subject to further amendment or modification. The Bankruptcy Code provides for a claims reconciliation and resolution process. The Bankruptcy Court established August 11, 2004, as the deadline for submission of proofs of claim for general unsecured claims. A separate bar date for certain other government claims was established as November 23, 2004. In accordance with the bar date notice approved by the Bankruptcy Court, holders of certain pre-petition claims against the Debtors are required to file a proof of claim on or prior to the applicable bar date to be eligible to participate in any distribution of assets from the Debtors in connection with a plan of reorganization. Until filed claims are investigated and resolved, the ultimate number and amount of allowed claims cannot be determined. Because any recovery of allowed pre-petition claims is subject to a confirmed plan of reorganization, the ultimate distribution with respect to allowed claims is not presently ascertainable.

The United States Trustee has appointed an official committee of unsecured creditors. The three-member committee of unsecured creditors consists of two-members of the Noteholders' Committee and a third representing the indenture trustee for the Senior Notes. The official committee and its legal representatives generally have a right to be heard on all matters that come before the Bankruptcy Court.

The Company has not yet filed a plan of reorganization with the Bankruptcy Court. The understanding reached between RCN and certain of its creditors covers the broad economic terms of the financial restructuring and not all material terms expected to be contained in a plan of reorganization. The terms not binding on RCN or the creditors with whom it was negotiated and not all RCN stakeholders have participated in its negotiation. Therefore, there can be no assurance that the current agreement will result in a binding definitive agreement and a fully consensual plan of reorganization, or if such consensual plan of reorganization is filed, when or if such plan will be approved by all RCN stakeholders entitled to vote thereon and/or confirmed by the Bankruptcy Court. In addition, the implementation of a plan of reorganization is dependent upon a number of conditions typical in similar reorganizations, including court approval of the plan and related solicitation materials and approval by the requisite stakeholders of RCN. In addition, the financing by Deutsche Bank is subject to material conditions, as outlined above. There can be no assurances that these conditions or the other conditions to the financing will be met. Additional terms and conditions of a plan of reorganization will be set forth in a Disclosure Statement which after approval by the Bankruptcy Court will be sent to creditors and security holders entitled to vote on the plan of reorganization.

At this time, it is not possible to predict the effect of the Chapter 11 reorganization process on the Company's business, various creditors and security holders, or when the Debtors will emerge from Chapter 11. The Company's future results are dependent on its obtaining the Bankruptcy Court's confirmation of, and the Company's implementing, a plan of reorganization.

The ultimate recovery, if any, by creditors and shareholders will not be determined until confirmation of a plan of reorganization. No assurance can be given as to the value, if any, which will be ascribed in the bankruptcy proceedings to any of these constituencies. The restructuring, as currently contemplated, will likely result in a conversion the Company's outstanding Senior Notes into equity and an extremely significant, if not complete, dilution of current equity. Accordingly, RCN urges appropriate caution be exercised with respect to existing and future investments in any of its securities.

On August 5, 2004, RCN announced that RCN Cable TV of Chicago, Inc., an indirect subsidiary of RCN Corporation, filed a voluntary petition for reorganization under chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District Court of New York (the "Bankruptcy Court").

Available cash and temporary cash investments was $22,922 at June 30, 2004. In addition, at June 30, 2004 approximately $100,000 of cash was restricted under the terms of the Company's Credit Facility. Because the Company's cash and cash equivalents at June 30, 2004 and projected 2004 cash flows from operations are not sufficient to meet its anticipated cash needs for working capital, capital expenditures and other activities for the next twelve months, there is substantial doubt about the Company's ability to continue as a going-concern.

During the six months ended June 30, 2004, net cash increased by $4,527. Net cash used in operating activities of $4,680 consisted of $126,882 in adjustments to reconcile net losses for non-cash items, which included $128,414 in depreciation and amortization, $3,127 for losses on accounts receivable, offset by equity in income in unconsolidated entities of $14,972. Furthermore, working capital provided $39,973. Investing activities provided $94,561 primarily from the sale of Carmel offset by property, plant and equipment. The Company repaid $85,354 of its long-term debt obligations.

Senior Secured Credit Facility

The following summarizes the Company's existing Credit Facility:

     o Original Transaction -- In June 1999, the Company and certain of its subsidiaries (together the "Borrowers"), entered into a $1,000,000 Senior Secured Credit Facility (the "Credit Facility") with the JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) and certain other lenders. The collateralized facilities were comprised of a $250,000 seven-year revolving credit facility (the "Revolver"), a $250,000 seven-year multi-draw term loan facility (the "Term Loan A") and a $500,000 eight-year term loan facility (the "Term Loan B"). All three facilities are governed by a single credit agreement dated as of June 3, 1999 (as amended, the "Credit Agreement"). The Credit Agreement has been most recently amended as described below.

     o Fifth Amendment to the Credit Agreement - The Company is presently operating under the Fifth Amendment to the Credit Agreement dated March 7, 2003 (the "Fifth Amendment"). The Fifth Amendment amends certain financial covenants and certain other negative covenants to reflect the Company's then current business plan and amends certain other terms of the Credit Agreement, including increases to the margins payable there under if the aggregate amount of outstanding loans exceeds certain thresholds on July 1, 2004. In connection with the Fifth Amendment, the Company agreed to pay to certain lenders an aggregate fee of approximately $7,062 and to permanently reduce the amount available under the Revolver from $187,500 to $15,000. The Fifth Amendment permits the Company to incur up to $500,000 of additional indebtedness that may be secured by a junior lien on the Company's assets and permits the use of up to $125,000 of existing cash and proceeds of this new indebtedness to repurchase its outstanding Senior Notes and Senior Discount Notes. The Company also agreed to repay outstanding term loans with 50% of the first $100,000 of net proceeds received from asset sales, 80% of net proceeds received from asset sales in excess of $100,000 and 50% of cash interest savings realized by the Company from repurchases of its outstanding Senior Notes. Further, the Company agreed to maintain a cash collateral account for the benefit of the lenders under the Credit Agreement that will have at least $100,000 on deposit at all times (the "Minimum Cash Balance Requirement"). The Fifth Amendment requires that, starting on December 31, 2003, the Minimum Cash Balance Requirement was increased by an amount, to be recalculated each quarter, equal to $125,000 minus the amount of cash the Company used to repurchase its outstanding Senior Notes and Senior Discount Notes during such quarter less the amount of interest savings not realized as a result of such repurchases being in an amount less than $125,000. In addition, if the Company withdraws money from the cash collateral account, it must replenish the account with future cash obtained by the Company or any subsidiary in excess of $25,000. As a result of the Fifth Amendment, the Company will not be able to borrow money that may otherwise have previously been available to it under the Revolver, and can make no assurances that it will be able to raise any of the $500,000 of additional indebtedness now permitted under the terms of the Amendment. In addition, the requirement that the Company maintain a minimum balance of at least $100,000 in the cash collateral account significantly reduces the amount of cash available to the Company to invest in its business and execute its current business plan. The Company also entered into four previous amendments to the Credit Agreement, as described below.


At June 30, 2004 there were no outstanding loans under the Revolver. In accordance with the Amendment, the Revolver can also be utilized for letters of credit up to a maximum of $15,000. At June 30, 2004, there were $15,000 in letters of credit outstanding under the Revolver and the Company also had letters of credit outside the Revolver of $19,032 collateralized by restricted cash. As of June 30, 2004, a total of $422,197 was outstanding under Terms loans A and B.


Evergreen Facility

In June 2003, the Company entered into a $41,500 Commercial Term Loan and Credit Agreement (the "Evergreen Facility") with Evergreen Investment Management Company, LLC and certain of its affiliates ("Evergreen"). Evergreen's commitment initially expired September 4, 2003 but had been extended, and subsequently expired, on November 3, 2003. Any term loans made under the Evergreen Facility will mature on June 30, 2008. The interest rate on the Evergreen loans is 12.5% per annum; however, no cash interest is payable until April 1, 2006. The interest rate is subject to upward adjustment in the event the Company incurs new indebtedness within 90 days after closing at a higher rate. In the event the Company or certain of its subsidiaries receive net proceeds in respect of certain prepayment events such as asset sales or casualty events and such net proceeds are not applied to the repayment of amounts outstanding under the Credit Facility, the Company must repay the Evergreen loans in an aggregate amount equal to such net proceeds or use such proceeds to acquire telecommunications assets, or for working capital. Following the termination of the Credit Facility, the Company must apply 50% of the net proceeds from such assets sales or casualty events to repay the Evergreen loans and not to reinvestment. The Company must apply 50% of excess cash flow for each fiscal year commencing on the earlier of (i) the fiscal year ending December 31, 2007 or (ii) the fiscal year in which all amounts outstanding under the Credit Facility have been paid in full or the Credit Facility does not prohibit such payment to prepay the Evergreen loans, provided that any lender may waive its right to receive the amount of such mandatory prepayment, and any amount will be applied to the mandatory prepayment of other Evergreen loans on a pro rata basis. Evergreen has a second priority lien on substantially all assets of the Company. The Evergreen Facility contains affirmative covenants, negative covenants and events of default substantially similar to those set forth in the Credit Facility. Upon closing, the Company paid a 4% or $1,660 funding fee to Evergreen. As of June 30, 2004 approximately $29,332 was outstanding under the Evergreen Facility.

In connection with the signing of the Evergreen Facility, the Company issued warrants to Evergreen to purchase 4,150,000 shares of Common stock at an initial exercise price of $1.25 per share. The warrants are exercisable any time following three months from their issuance. The Company valued the warrants using the Black-Scholes pricing model, applying an expected life of 5 years, a weighted average risk-free rate of 3.5%, a volatility rate of 70% and a deemed value of Common stock of $1.67 per share. The estimated value of the warrant, $4,026 was recorded as a contra long-term debt liability to be amortized over the next 5 years. The balance of the debt discount was $3,153 at June 30, 2004.

The Company had the following contractual obligations at June 30, 2004:

                                                             Less than                                   After 5
Contractual Obligations                            Total       1 year      1-3 years      4-5 years       years
-----------------------                         ---------   ----------     ----------   ------------   -----------

Senior Notes (1)                                $      --    $     --      $      --      $      --     $      --
Interest on aggregate debt (2)                     12,758         356          4,847          7,555            --
Term Loans and Evergreen Facility                 451,529      26,833        272,688        152,008            --
Capital Leases                                     10,187         643          3,151            564         5,829
Operating Leases                                  221,209      11,202         41,653         54,585       113,769
Nonbinding purchase and other commitments (3)      56,874      56,874             --             --            --
                                                ---------   ----------     ----------   ------------   -----------
Total Contractual Obligations                   $ 752,557    $ 95,908      $ 322,339      $ 214,712     $ 119,598
                                                =========   ==========     ==========   ============   ===========

____________________________

(1) RCN's estimate of its cash requirement for Senior Notes is based on the assumption that the Senior Notes will be converted into equity upon successful completion of Chapter 11. There can be no assurances that such conversion will take place.

(2) RCN's estimate of its cash requirement for interest payments is based on known future cash interest payments related to its fixed rate debt instruments, not subject to compromise under Chapter 11, as of June 30, 2004. These estimates also assume that the debt is repaid and not refinanced at maturity.

(3) Includes unfulfilled purchase orders, construction commitments and various other commitments arising in the normal course of business.


At June 30, 2004, the Company had the following other commercial commitments:

Other Commercial Commitments

                                                                   Less than                                   After 5
Other Commercial Commitments                             Total       1 year      1-3 years      4-5 years       years
----------------------------                          ---------   ----------     ----------   ------------   -----------

Letters of Credit - Collateralized by Revolver         $ 15,000    $ 15,000       $    --       $   --        $     --
Letters of Credit - Collateralized by Restricted Cash    19,032          69         3,662          210          15,091
                                                      ---------   ----------     ----------   ------------   -----------
Total Contractual Obligations                          $ 34,032    $ 15,069       $ 3,662       $  210        $ 15,091
                                                      =========   ==========     ==========   ============   ===========


Preferred Stock

The Company has two tranches of redeemable Preferred stock, Series A and Series
B. At June 30, 2004 the Company had paid cumulative dividends in the amount of $651,972 in the form of additional Series A and B Preferred Stock. At June 30, 2004 the number of common shares that would be issued upon conversion of the Series A and B Preferred stock was 33,344,068.

As of the Petition Date, the Company ceased accreting interest and recording dividends on its Series A and B Preferred stock in the unaudited condensed consolidated statement of operations in accordance with SOP 90-7. Interest and dividends at the stated contractual amount on the Series A and B Preferred stock that was not charged to results of operations for the period May 27, 2004 through June 30, 2004 was approximately $12,929.


New Accounting Standards

In January 2003, the FASB issued Financial Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities an Interpretation of ARB No. 51." FIN 46 addresses consolidation by business enterprises of variable interest entities. In December 2003, the FASB then issued FIN 46(R), "Consolidation of Variable Interest Entities an Interpretation of ARB No. 51," which replaced FIN
46. Application of FIN 46(R) is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities for all other types of entities is required in financial statements for periods ending after March 15, 2004. The Company has adopted both FIN 46 and FIN 46(R), and their adoption had no impact on the Company's financial position or results of operations.

In March 2004, the Emerging Issues Task Force ("EITF") reached a final consensus regarding Issue 03-6, "Participating Securities and the Two-Class Method under FAS 128." The issue addresses a number of questions regarding the computation of earnings per share ("EPS") by companies that have issued securities other than common stock that participate in dividends and earnings of the issuing entity. Such securities are contractually entitled to receive dividends when and if the entity declares dividends on common stock. The issue also provides further guidance in applying the two-class method of calculating EPS once it is determined that a security is participating. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. This consensus is effective for the period ended June 30, 2004, and should be applied by restating prior period earnings per share. The Company has adopted EITF 03-6 and its adoption had no impact on the Company's earnings per share.

In March 2004, the EITF reached a final consensus on Issue 03-16, "Accounting for Investments in Limited Liability Companies" ("EITF 03-16"). EITF 03-16 will require investors in limited liability corporations that have specific ownership accounts to follow the equity method accounting for investments that are more than minor (e.g. greater than 3% ownership interest) as prescribed in SOP 78-9, "Accounting for Investments in Real Estate Ventures" and EITF Topic No. D-46, "Accounting for Limited Partnership Investments". Investors that do not have specific ownership accounts or minor ownership interests should follow the significant influence model prescribed in APB Opinion No. 18, "Accounting for Certain Investments in Debt and Equity Securities", for corporate investments. EITF 03-16 excludes securities that are required to be accounted for as debt securities based on the guidance in paragraph 14 of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", and EITF 99-20. EITF 03-16 is effective for quarters beginning after June 15, 2004 and should be applied as a change in accounting principle. The Company is currently evaluating the impact the adoption of EITF 03-16 will have on its financial position, results of operations and cash flows.


Item 3. Quantitative and Qualitative Disclosures About Market Risk.

The Company adopted Item 305 of Regulation S-K "Quantitative & qualitative disclosures about market risk" which is effective in financial statements for fiscal years ending after June 15, 1998. RCN currently has no items that relate to "trading portfolios". Under the "other than trading portfolios" the Company does have four short-term investment portfolios categorized as available for sale securities that are stated at cost, which approximates market, and which are re-evaluated at each balance sheet date and one portfolio that is categorized as held to maturity which is an escrow account against a defined number of future interest payments related to the Company's 10% Senior Discount Notes. These portfolios consist of Federal Agency notes, Commercial Paper, Corporate Debt Securities, Certificates of Deposit, U.S. Treasury notes, and Asset Backed Securities. The Company believes there is limited exposure to market risk due primarily to the small amount of market sensitive investments that have the potential to create material market risk. Furthermore, RCN's internal investment policies have set maturity limits, concentration limits, and credit quality limits to minimize risk and promote liquidity. RCN does not include trade accounts payable and trade accounts receivable in the "other than trading portfolio" because their carrying amounts approximate fair value.

The objective of the Company's "other than trading portfolio" is to invest in high quality securities and seeks to preserve principal, meet liquidity needs, and deliver a suitable return in relationship to these guidelines.


Item 4. Controls and Procedures.

(a) Evaluation of Disclosure Controls and Procedures

The Company has performed an evaluation of disclosure controls and internal controls over financial reporting. As reported in the 2003 Annual Report filed with the SEC on Form 10-K, given the impending restructuring and associated employee turnover, significant deficiencies in internal controls in the areas of non-customer payment processing, technical capital labor and customer adjustments were recently identified. The Company has enhanced policies and procedures surrounding technical capital labor and non-customer payment processing, and is in the process of putting in place enhanced policies and procedures to address customer adjustments. Additionally, as reported on Form 10-Q/A Amendment No. 1 for the three months ended March 31, 2004, Company employees identified material weaknesses in internal control surrounding oversight controls over non-routine transactions and the training of existing personnel, who took on additional responsibilities with respect to the use of accounting software. The Company plans to remediate these weaknesses through improvements to training and enhanced oversight over non-routine transactions.

All of these matters have been communicated to the Company's Audit Committee. The known and estimable impact of these reportable conditions has been reported in the financial statements for the period June 30, 2004.

(b) Changes in Internal Controls

Except for the enhanced policies and procedures surrounding technical capital labor and non-customer deposits, there have not been any changes in the Company's internal control over financial reporting (as such term is defined in Rules 13a - 15(f) and 15d - 15(f) under the Exchange Act) during the fiscal quarter to which this report relates that have materially affected, or are reasonably likely to materially affect, the internal controls over financial reporting.

Part II - OTHER INFORMATION


Item 1. Legal Proceedings

Newton Borough, PA

As previously reported, Newtown Borough, Pennsylvania has served notice on the Company's subsidiary, RCN-Telecom Services of Philadelphia, Inc. ("RCN-Philadelphia") alleging breach of the cable television franchise agreement between RCN-Philadelphia and the Borough, on the ground that RCN-Philadelphia failed to complete construction and fully activate the cable system within the time required pursuant to Section 6.1 of the agreement and also failed to complete an Institutional Network pursuant to Section 25A of the agreement. As a result of the alleged breach, the Borough Council entered a judgment against RCN-Philadelphia in the amount of $2,530, representing the Borough's alleged damages through the end of the franchise term. RCN-Philadelphia then filed a petition for review and appeal of the Borough's judgment in the Court of Common Pleas for Bucks County, Pennsylvania. The petition is now pending. While RCN-Philadelphia has raised numerous points on the petition, and believes that the issues raised warrant a reversal of the judgment in favor of Newtown Borough, the law in this area is uncertain and RCN-Philadelphia can make no assurances that it will be successful in overturning the judgment. In addition to the petition for review of the Newtown Borough judgment, RCN-Philadelphia has filed a proceeding in the U.S. District Court for the Eastern District of Pennsylvania seeking a modification of the Newtown Borough franchise agreement. That proceeding is currently pending. While RCN- Philadelphia has raised numerous points in that proceeding, the Company can make no assurances that RCN-Philadelphia will be successful in obtaining the relief sought.

On May 5, 2004, RCN-Philadelphia and Newtown Borough reached an agreement in principle to settle all of the claims relating to the franchise agreement, including both the proceedings in the Court of Common Pleas of Bucks County and the U.S. District Court for the Eastern District of Pennsylvania. RCN-Philadelphia and Newtown Borough executed a settlement agreement on June 29, 2004 which terminated the franchise agreement.


Newtown Township, PA

In November 2001, Newtown Township, Pennsylvania served notice on the Company's subsidiary, RCN Telecom Services of Philadelphia, Inc. ("RCN-Philadelphia"), alleging breach of the cable television franchise agreement between RCN-Philadelphia and the Township on the ground that RCN-Philadelphia failed to complete construction and fully activate the cable system within the time required pursuant to Section 6.1 of the agreement and also failed to complete an Institutional Network pursuant to Section 25A of the agreement. As a result of the alleged breach, the Township's Board of Supervisors entered a judgment against RCN-Philadelphia in the amount of $2,192, representing the Township's alleged damages through the end of the franchise term. RCN-Philadelphia then filed a petition for review and appeal of the Township's judgment in the Court of Common Pleas for Bucks County, Pennsylvania. On July 2, 2003, the Court of Common Pleas denied the petition for review and affirmed the judgment against RCN-Philadelphia. RCN-Philadelphia appealed that decision to Commonwealth Court and oral argument on that appeal was held on March 3, 2004. On May 7, 2004, the Commonwealth Court affirmed the decision of the Court of Common Pleas. RCN-Philadelphia thereafter timely filed a Petition for Allowance of Appeal with the Supreme Court of Pennsylvania. That appeal is currently pending. While RCN-Philadelphia has raised numerous points on appeal, and believes that the issues raised warrant a reversal of the judgment in favor of Newtown Township, the law in this area is uncertain and the Company can make no assurances that RCN-Philadelphia will be successful in overturning the judgment. In addition to the appeal of the judgment in Newtown Township, RCN-Philadelphia has filed a proceeding in the U.S. District Court for the Eastern District of Pennsylvania, seeking a modification of the Newtown Township franchise agreement. The District Court entered summary judgment in favor of the Township on February 11, 2004. On March 3, 2004, RCN-Philadelphia filed an appeal of that decision with the U.S. Third Circuit Court of Appeals. This appeal is also pending.


City of Chicago, IL

As previously reported, in December 2003, the Company's subsidiary, RCN Cable TV of Chicago, Inc. ("RCN-Chicago"), filed a modification petition under
Section 625 of the Communications Act of 1934, 47 U.S.C. Section 545, with the City of Chicago's Cable Television Commission seeking modification of certain of the franchise agreements with the City of Chicago. Notwithstanding the filing of the modification petition, in February 2004, the Commission declared the Company in default of the obligations of the franchise agreements for failure to construct in certain areas of the City and to make certain payments to the Chicago Access Corporation. As a result of these alleged defaults, and notwithstanding federal court cases holding that a local municipality may not impose sanctions on a cable operator for alleged violations of obligations that are the subject of a modification petition, the Commission assessed multiple fines of approximately $1 per day per alleged offense and per affected customer, some retroactive to January 7, 2004, and some continuing through the end of the franchise term in the year 2015. Although the precise calculation of the assessments is impossible to discern from the Commission's resolutions, it has been reported that the City believes that they amount to approximately $1,000 per day in the aggregate. In connection with these claims, the City has drawn down the Company's letters of credit and demanded payment in full on the Company's performance bonds posted pursuant to the franchise agreements. On April 9, 2004, the Commission denied RCN-Chicago's modification petition.

On August 5, 2004, RCN announced that RCN-Chicago filed a voluntary petition for reorganization under Chapter 11 in the United States Bankruptcy Court for the Southern District of New York. RCN-Chicago also sought relief, including injunctive relief, from the Bankruptcy Court under the Federal Communications Act and the Bankruptcy Code. The City of Chicago and RCN-Chicago agreed to a standstill with respect to the Company's performance bonds pending a hearing before the Bankruptcy Court on an application for a preliminary injunction to prevent the City of Chicago from taking further action to enforce the franchise agreements subject to RCN-Chicago's modification petition until the merits of the litigation are finally determined.

The Company cannot provide assurances that it will reach a satisfactory resolution with the Commission or that, if it does not obtain satisfactory relief as a result of the petition to the Commission, such relief would be obtained from the federal court proceedings. To the extent that the City is ultimately successful either in asserting a right to penalties at the level imposed by the Commission or in obtaining a judgment requiring RCN-Chicago to complete construction of the remaining areas of the City, such result(s) would have a material adverse effect on RCN-Chicago.

Daly City, CA

The City of Daly City and the Company's subsidiary, RCN Telecom Services of California, Inc., now RCN Telecom Services, Inc. (RCN-California), entered into a Cable System Franchise Agreement, effective July 1, 1999. Section 3.1 of the Franchise Agreement provides: "No later than forty eight (48) months from the date of the first encroachment permit issued by Grantor to Grantee, Grantee shall construct, install, activate, operate and maintain, at its sole cost and expense, and make available to all residents of the City a Hybrid Fiber Coax HFC Subscriber Network designed for at least seven hundred fifty Megahertz (750
MHz), fully capable of carrying one hundred ten (110) NTSC video channels in the downstream direction and up to three (3) NTSC video channels in the upstream direction." The City alleges that, pursuant to this provision, RCN-California was obliged to complete its Network and provide service to all residents of the City by no later than January 6, 2004. The City has issued a Notice to Correct Violation of Franchise Agreement and of Intent to Impose Liquidated Damages, dated June 1, 2004. The Notice states that such liquidated damages will consist of a daily fine of $200 for each day that the system is uncompleted or inoperative, and shall accrue effective from January 6, 2004. Pursuant to the Notice, "RCN must correct the violations and complete construction of the Subscriber Network within 30 days . . .. " The City subsequently extended the period for response to the Notice 45 days, to August 14, 2004. On July 19, 2004, RCN-California was informed by the City of the City's intention to proceed against the letter of credit provided by RCN-California pursuant to the Franchise Agreement. On July 22, 2004, RCN-California submitted to Daly City a petition for modification of its Daly City franchise to eliminate the requirements that RCN-California allegedly is in default of, based upon commercial impracticability. That petition is now pending. The Company cannot provide assurances that it will obtain satisfactory relief as a result of the petition for modification of its Daly City franchise. To the extent that the City is ultimately successful either in asserting a right to penalties through the remainder of the franchise terms or in obtaining a judgment requiring RCN-California to complete construction of the remaining areas of the City, such result(s) would have a material adverse effect on future performance.

In February, 2000, RCN-BecoCom and Level 3 Communications, LLC entered into a participants agreement relating to construction of certain facilities in Boston, Massachusetts. RCN-BecoCom notified Level 3 that it was withdrawing from participation in certain of the segments prior to the commencement of construction of those segments. Level 3 has disputed RCN-BecoCom's right to withdraw and has demanded payment for RCN-BecoCom's share of the charges for that construction in the amount of $1.7 million. Negotiations between RCN-BecoCom and Level 3 to resolve this dispute have been unsuccessful. On July 12, 2004, Level 3 filed a demand for arbitration under the participants agreement. The parties are in the process of selecting arbitrators. RCN-BecoCom believes that it has valid defenses to the claims by Level 3, but can make no assurances that RCN-BecoCom will be successful in the arbitration proceeding.

For a discussion of the Company's other pending legal proceedings, see Part I
Item 3 of the Company's December 31, 2003 Annual Report on Form 10-K and Amendment No. 1 thereto filed on Form 10-K/A, previously filed with the SEC.


Item 3. Defaults Upon Senior Securities

For a discussion of the current defaults on certain of the Company's Senior Notes, See Part I, Item 2, Management's Discussion and Analysis, particularly discussion of Liquidity and Capital Resources.

Item 5. Other Information

Updating Form 10-K, Part I, Item 1. Business

Employees

On March 25, 2004, Local 1101, Communications Workers of America ("CWA") filed a petition with the New York Region (also known as Region 2) of the National Labor Relations Board ("NLRB") seeking union representation of certain technical employees in the Company's New York Market. The Company objected to the petition, and on April 7, 8, 14, and 15, 2004, a formal hearing was held before a hearing officer designated by the NLRB's Regional Director for Region
2. On May 7, 2004, the Regional Director issued a Decision and Order Dismissing Petition ("Order of Dismissal"). The Order of Dismissal dismissed the CWA's petition on the grounds that the unit of employees petitioned for by the CWA "does not constitute a unit appropriate for collective bargaining." The CWA had fourteen (14) days to appeal the Order of Dismissal to the NLRB in Washington, D.C. No such appeal has been filed and the time to file such appeal has lapsed. The Company can provide no assurances at this time as to the ultimate outcome of the CWA's efforts to unionize certain employees. The Company intends to continue to respond legally and proactively to unionization attempts. The Company's goal is to retain the direct working relationship with its employees which the Company believes is necessary to meet its daily business challenges.

Updating Form 10-K, Part III, Item 10. Directors and Executive Officers of the Registrant


Executive Officers of the Registrant

On July 21, 2004, the Company announced that David C. McCourt, Chairman and Chief Executive Officer of RCN, will lead a search committee to identify and select a successor to serve as RCN's chief executive officer subject to approval by the new equity holders. Mr. McCourt will retain his role as Chairman of the Board and continue to act as Chief Executive Officer until the selection of that successor. In addition, the Company appointed Alfred Fasda, as Lead Director.

On July 1, 2004, the Company entered into a separation agreement with W. Terrell Wingfield, Jr., Senior Vice President - Legal Affairs. The separation agreement provided for Mr. Wingfield to continue to be paid his base salary of $225 and medical insurance coverage for a period of six months, (the "Severance Period"). During the Severance Period, any previously granted restricted stock and options will continue to vest. Following the expiration of the Severance Period, Mr. Wingfield will have ninety days to exercise any vested options or they will be deemed forfeited. In addition, upon the consummation of the Chapter 11 case filed by the Company, Mr. Wingfield will receive a cash bonus of $90.


Item 6. Exhibits and Reports on Form 8-K

(a.) Exhibits

31.1 Certification of Chairman and Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2 Certification of Executive Vice President and Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1 Certification of Chairman and Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2 Certification of Executive Vice President and Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.


(b.) Reports on Form 8-K

On April 1, 2004, RCN announced that it is continuing financial restructuring negotiations. In connection with the negotiations, RCN's Lenders and Noteholders' Committee agreed to extend expiration of their previously announced forbearance agreements until 11:59 p.m. on May 3, 2004. The press release with respect thereto is attached thereto as Exhibit 99.1.

On April 15, 2004, RCN announced that negotiations with its Lenders, Noteholders' Committee and others on a consensual financial restructuring of its balance sheet are continuing. In connection with these negotiations, RCN said that it has chosen to defer the decision to make interest payments scheduled to be made on April 15, 2004, of approximately $8.0 million with respect to its 10% Senior Notes due 2007 and approximately $17.6 million with respect to its 11.125% Senior Discount Notes due 2007. The press release with respect thereto is attached thereto as Exhibit 99.1.

On May 3, 2004, RCN announced that it is continuing financial restructuring negotiations. In connection with the negotiations, RCN's Lenders and Noteholders' Committee agreed to extend expiration of their previously announced forbearance agreements until 11:59 p.m. on May 17, 2004. The Company also announced that its Common stock will be delisted from the Nasdaq SmallCap Market at the opening of business on May 12, 2004, and effective at the open of business on May 12, 2004, the Company's Common stock may be immediately eligible for quotation on the OTC Bulletin Board with its present symbol of RCNC. The press release with respect thereto is attached thereto as Exhibit 99.1.

On May 10, 2004, RCN announced its results for the quarter ended March 31, 2004. The press release with respect thereto is attached thereto as Exhibit 99.1.

On May 17, 2004, RCN announced that negotiations with RCN's Lenders and Noteholders' Committee and others on a consensual financial restructuring of its balance sheet were continuing. In connection with these negotiations, the Company, the Lenders and certain members of the Noteholders' Committee have agreed to extend expiration of their previously announced forbearance agreements until 11:59 p.m. on June 1, 2004. The press release with respect thereto is attached thereto as Exhibit 99.1.

On May 27, 2004, RCN announced that it and several of its non-operating subsidiaries filed voluntary petitions for reorganization under Chapter 11 in the United States Bankruptcy Court for the Southern District of New York. The press release with respect thereto is attached thereto as Exhibit 99.1.

On June 9, 2004, RCN disclosed, at the request of the members of the Noteholders' Committee and their advisors and pursuant to the terms of the their confidentiality agreements, specific non-public information, in the form of projected financial information provided during the course of restructuring negotiations, to the members of the Noteholders' Committee and their advisors. However, this Form 8-K, which was furnished solely with a view toward compliance with Regulation FD, will not be deemed as an admission to the materiality of any information provided herein. The press release with respect thereto is attached thereto as Exhibit 99.1

On July 21, 2004, RCN announced that David C. McCourt, Chairman and CEO of RCN, will lead a search committee to identify and select a successor to serve as RCN's chief executive officer subject to approval by the new equity holders. The press release with respect thereto is attached thereto as Exhibit 99.1

On August 4, 2004, RCN announced that it had deployed Voice over Internet Protocol technology in its Chicago market. The press release with respect thereto is attached thereto as Exhibit 99.1

On August 5, 2004, RCN announced that RCN Cable TV of Chicago, Inc., an indirect subsidiary of RCN, filed a voluntary petition for reorganization under Chapter 11 in the United States Bankruptcy Court for the Southern District of New York. The press release with respect thereto is attached thereto as Exhibit 99.1


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                            RCN Corporation

                            Date: August 16, 2004

                             /s/ PATRICK T. HOGAN
                            ----------------------------------------------------
                            Patrick T. Hogan
                            Executive Vice President and Chief Financial Officer

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                    EXHIBIT C

                                       TO

                    DISCLOSURE STATEMENT WITH RESPECT TO THE

                 JOINT PLAN OF REORGANIZATION OF RCN CORPORATION

                            AND CERTAIN SUBSIDIARIES

                                   ----------

                              LIQUIDATION ANALYSIS

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                              LIQUIDATION ANALYSIS

     Section 1129(a)(7) of the Bankruptcy Code requires that each holder of an impaired allowed claim or interest either (i) accepts the plan or (ii) receives or retains under the plan property of a value, as of the effective date, that is not less than the value such holder would receive or retain if the debtors were liquidated under Chapter 7 of the Bankruptcy Code on the effective date. The first step in meeting this test is to determine the dollar amount that would be generated from a hypothetical liquidation of the Debtors' assets in the context of a Chapter 7 liquidation in which a Chapter 7 trustee is appointed and charged with reducing to cash any and all assets of the Debtors. The trustee would be required to either (i) sell the Debtors' cable operating subsidiaries as "going-concerns" or (ii) shut down the Debtors' businesses, file the non-Debtor operating subsidiaries in affiliated Chapter 7 cases and sell the individual assets of the Debtors. In preparing the Liquidation Analysis, the Debtors determined that the greatest value would be realized if the Chapter 7 trustee were able to sell the cash-flow positive cable operating subsidiaries as going-concerns. Accordingly, this is the assumption employed in preparing the Liquidation Analysis. THERE EXISTS A RISK THAT IF THE DEBTORS WERE TO CONVERT THEIR CASES TO CHAPTER 7 THAT THE TRUSTEE WOULD NOT ELECT TO LIQUIDATE THE OPERATING SUBSIDIARIES AS GOING-CONCERNS AND WOULD INSTEAD SELL THE INDIVIDUAL ASSETS OF THE DEBTORS.

     The gross amount of cash available would be the sum of the proceeds from the disposition of the Debtors' assets, including cash held by the Debtors at the time of the commencement of the hypothetical Chapter 7 case. Such amount is reduced by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Debtors' business and the use of Chapter 7 for purposes of the hypothetical liquidation. Any remaining net cash would be allocated to creditors and stockholders in strict priority in accordance with section 726 of the Bankruptcy Code.

     A general summary of the assumptions used by the Debtors' management in preparing the Liquidation Analysis follows.

ESTIMATE OF NET PROCEEDS

     Estimates were made of the cash proceeds that might be realized from the liquidation of the Debtors' assets. The Chapter 7 liquidation period is assumed to commence on the effective date and to average six months following the appointment of a Chapter 7 trustee. While some assets may be liquidated in less than six months, other assets may be more difficult to collect or sell, requiring a liquidation period substantially longer than six months.

     As discussed in more detail below, the Liquidation Analysis assumes that a Chapter 7 trustee would elect to shut down certain of the Debtors' markets and to sell other markets as going-concern enterprises. The Debtors concluded that this method of liquidation would maximize recoveries under a hypothetical liquidation and therefore provided the most conservative assumption under the test set forth in section 1129(a)(7) of the Bankruptcy Code.

ESTIMATE OF COSTS

     The Debtors' costs of liquidation under Chapter 7 would include the fees payable to a Chapter 7 trustee, as well as those that might be payable to attorneys and other professionals that the trustee may engage. Further, costs of liquidation would include any obligations and unpaid expenses incurred by the Debtors during the Chapter 11 Cases and allowed in the Chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed.

DISTRIBUTION OF NET PROCEEDS UNDER THE ABSOLUTE PRIORITY RULE

     Any costs, expenses, fees and such other claims that may arise in a Chapter 7 case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre- and post-Chapter 11 priority, secured and unsecured claims. Under the absolute priority rule, no junior creditor may receive any distribution until all senior creditors are paid in full with interest, and no equity holder would receive any distribution until all creditors are paid in full.

     In developing its conclusion, the Debtors' management considered the effects that a Chapter 7 liquidation would have on the ultimate proceeds that would otherwise be available for distribution to creditors in a Chapter 11 case, including (i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee and the trustee's professional advisors, and (ii) the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail. THE DEBTORS HAVE DETERMINED, AS SUMMARIZED ON THE FOLLOWING CHART, THAT CONFIRMATION OF THE PLAN WOULD PROVIDE EACH HOLDER OF CLAIMS OR INTERESTS WITH A RECOVERY THAT IS NOT LESS THAN SUCH HOLDER WOULD RECEIVE PURSUANT TO A LIQUIDATION OF THE DEBTOR UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

                                                                    SUMMARY OF RECOVERIES
                                                                 --------------------------
  DESCRIPTION                                         CLASS NO.  UNDER THE PLAN   CHAPTER 7
  -------------------------------------------------   ---------  --------------   ---------
  Chapter 11 Administrative and Priority Tax Claims       -          100.0%        100.0%
  Other Priority Claims                                   1          100.0%        100.0%
  Bank Claims                                             2          100.0%        100.0%
  Evergreen Claims                                        3          100.0%        100.0%
  Other Secured Claims                                    4          100.0%        100.0%
  RCN General Unsecured Claims                            5           60.5%          9.4%
  Subsidiary General Unsecured Claims                     6            100%          9.4%
  Preferred Interests                                     7            n.a.          n.a.
  Equity Interests                                        8            n.a.          n.a.
  Subordinated Claims                                     9            n.a.          n.a.
  Warrants Interests                                     10            n.a.          n.a.

     Moreover, the Debtors believe that the value of the distributions from the liquidation proceeds to each class of allowed claims in a Chapter 7 case would be the same or less than the value of distributions under the Plan because such distributions in a Chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that a distribution of the proceeds of the liquidation could be delayed for one year or more after the completion of such liquidation in order to resolve the claims and prepare for distributions. In the event litigation were necessary to resolve claims asserted in the Chapter 7 cases, the delay could be further prolonged and administrative expenses further increased. THE EFFECTS OF THIS DELAY ON THE VALUE OF DISTRIBUTIONS UNDER THE HYPOTHETICAL LIQUIDATION HAVE NOT BEEN CONSIDERED.

     THE DEBTORS' LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS. Underlying the Liquidation Analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operation uncertainties and contingencies beyond the control of the Debtors or a Chapter 7 trustee. Additionally, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Debtors' assets will result in the proceeds that would be realized were the Debtors to undergo an actual liquidation. The actual amounts of allowed claims against the Debtors could vary significantly from the Debtors' estimate, depending on the claims asserted during the pendency of the Chapter 7 case. This Liquidation Analysis does not include liabilities that may arise as a result of potential litigation, certain new tax assessments or other potential claims. This Liquidation Analysis also does not include potential recoveries from avoidance actions. Therefore, the actual liquidation value of the Debtors could vary materially from the estimates provided herein.

PROCEEDS FROM LIQUIDATION

Estimated Liquidation Value of RCN/(1)/                           $   646.1

ALLOCATION OF PROCEEDS

                                                     Estimated    Estimated        %
                                                       Claim      Recovery      Recovery
                                                     ---------    ---------     --------
CHAPTER 7 ADMINISTRATIVE CLAIMS
Trustee Fees/(2)/                                    $    19.4    $    19.4       100.0%
Chapter 7 Professional Fees/(3)/                          10.0         10.0       100.0%
Wind-down Costs/(4)/                                      45.8         45.8       100.0%
                                                     ---------    ---------
    Total Administrative Claims                      $    75.2    $    75.2       100.0%
                                                     =========    =========

Proceeds Available for Payment of Remaining Claims                $   571.0

SECURED CLAIMS
Bank Claims                                          $   408.0    $   408.0       100.0%
Evergreen Claims                                          33.5         33.5       100.0%
                                                     ---------    ---------
    Total Secured Claims                             $   441.5    $   441.5       100.0%
                                                     =========    =========

Proceeds Available for Payment of Remaining Claims                $   129.5

PRIORITY CLAIMS
Priority Taxes/(5)/                                  $    10.0    $    10.0       100.0%
                                                     ---------    ---------
    Total Priority Claims                            $    10.0    $    10.0       100.0%
                                                     =========    =========

Proceeds Available for Payment of Remaining Claims                $   119.5

UNSECURED CLAIMS
Senior Notes                                         $ 1,188.5    $   112.0         9.4%
General Unsecured Claims/(6)/                             80.0          7.5         9.4%
                                                     ---------    ---------
    Total Unsecured Claims                           $ 1,268.5    $   119.5         9.4%
                                                     =========    =========

Proceeds Available for Distribution to Equity                     $     0.0

FOOTNOTES TO LIQUIDATION ANALYSIS

(1) Significant assumptions used by management in determining the Estimated Disposition Value of the operating subsidiaries of RCN include the following:

     A. The value of the operating subsidiaries and significant joint ventures has been determined by major geographic market, reflecting RCN's judgment of how a potential acquirer would value the business.

     B. The value does not give effect to the purchase of Pepco's 50% interest in Starpower pursuant to the RCN Companies' right of first refusal.

     C. The estimated sale proceeds from cash flow positive markets and significant joint ventures were estimated using multiples of current subscribers in each market as well as the present value of discounted future cash flows. Certain markets not currently cash flow positive were assumed to be shut down and sold for nominal proceeds.

     D. The subscriber multiples used in this Liquidation Analysis take into account (i) the current market valuation of comparable companies; (ii) the transaction value of comparable companies previously acquired;
          (iii) certain company-specific information provided by senior management regarding the industry and the business and (iv) other relevant company and industry information.

     E. Subscribers for the operating subsidiaries were reduced to reflect the disruption in relationships between such subsidiaries and their customers and suppliers in connection with the bankruptcy proceedings and the Chapter 7 liquidation.

     F. Due to the Debtors' large net operating losses, among other factors, it was assumed that there would be no income tax liability resulting from the disposition of the operating subsidiaries.

(2) Trustee fees have been estimated at 3% of the gross pre-tax Estimated Disposition Value of operating subsidiaries of RCN.

(3) Chapter 7 Professional Fees represent the costs of a Chapter 7 case related to attorneys, accountants, appraisers and other professionals retained by the trustee. Based on management's review of the nature of these costs and the outcomes of similar liquidations, fees were estimated at $10 million in the aggregate.

(4) Wind-down costs consist of general and administrative expenses and severance obligations to be incurred during the Chapter 7 liquidation, and retention payments to be made to retain employees during the Chapter 7 period. Management assumes that the liquidation would occur over a six-month period and that such general and administrative expenses would decrease over time. Specifically, wind down costs are equal to approximately 50% of the Debtors' normal monthly general and administrative expenses during the first two months of the liquidation process, and approximately 25% of the Debtors' normal general and administrative expenses during the last four months of the liquidation process.

(5) Reflects priority tax claims, including federal, state, and local, that have been estimated by RCN's management based on applicable laws.

(6) Estimated additional General Unsecured Claims arising from the Chapter 7 liquidation including, among other things, additional contract damages and trade payables.

                                    EXHIBIT D

                                       TO

                    DISCLOSURE STATEMENT WITH RESPECT TO THE

                 JOINT PLAN OF REORGANIZATION OF RCN CORPORATION

                            AND CERTAIN SUBSIDIARIES

                                   ----------

                         PROJECTED FINANCIAL INFORMATION

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

The Debtors have developed the Projections (summarized below) to assist both creditors and shareholders in their evaluation of the Plan and to analyze its feasibility. THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS DESCRIBED BELOW. ACTUAL OPERATING RESULTS AND VALUES MAY AND LIKELY WILL VARY FROM THOSE PROJECTED.

Assumptions Used in the Projections

(i) Fiscal Years. The Reorganized Debtors' fiscal year ends on December 31 of each year.

(ii) Plan Terms and Consummation. The Projections assume an Effective Date of September 30, 2004 with Allowed Claims and Interests treated in accordance with the treatment provided in the Plan with respect to such Allowed Claims and Interests. Reserves have been incorporated into the Projections assuming the extension of professional fees and other restructuring expenses through the end of 2004. If consummation of the Plan does not occur prior to the end of 2004, there is no assurance that, among other things, the trade creditors or customers will support the Reorganized Debtors as projected. A material reduction in trade credit and terms would materially impact the Reorganized Debtors' ability to achieve the projected results. Further, if the Effective Date does not occur by the end of 2004, additional bankruptcy expenses could be incurred until such time as a plan of reorganization is confirmed and consummated. These expenses could significantly impact the Reorganized Debtors' results of operations and cash flows.

(iii) Assumptions Preceding the Effective Date. As a basis for the Projections, management has estimated the operating results for the period of time leading up to the Effective Date. Specifically, it has been assumed that during the Chapter 11 Cases, trade vendors will continue to provide the Debtors with goods and services on relatively customary terms and credit.

(iv) Fresh Start Accounting. In connection with the Plan, the Reorganized Debtors will be required to restate their balance sheet in accordance with the principles of fresh start accounting. The Projections have been prepared consistent with the basic principles of "fresh start" accounting. These principles are contained in the American Institute of Certified Public Accountants Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Under "fresh start" accounting principles, the Debtors will determine the reorganization value of the Reorganized Debtors as of the Effective Date. This value will be allocated, based on estimated fair market values, to specific tangible or identifiable intangible assets. The Debtors are in the process of evaluating further how the reorganization value will be allocated to the Reorganized Debtors' various assets. It is likely that the final allocation will differ from the amounts presented herein.

(v) Revenues. The Debtors' management expects future revenues to be achieved by (i) continuing to provide new digital television services and broadband Internet and (ii) a targeted sales initiative intended to lead to churn reductions. THE PROJECTIONS DO NOT PROJECT ANY NEGATIVE IMPACT FROM THE CHAPTER 11 CASES ON THE REORGANIZED DEBTORS' RELATIONSHIPS WITH ITS CUSTOMERS AFTER THE REORGANIZATION.

(vi) ARPU. Video ARPU is projected to increase from higher take rates on additional services such as digital tier, premium channels, Video-on-Demand, HDTV and Personal Video Recording. Voice ARPU is projected to decline due to competitive pressures from VOIP and wireless providers. Data ARPU is projected to increase minimally through the Projection Period driven by the introduction of value-added services.

(vii) Gross Margin. Video direct costs were forecasted using actual network fees with adjustments for anticipated annual increases. Data direct costs are projected to rise over time due to the introduction of value-added services with lower gross margin percentages. Generally, gross margins contract from 63.8% to 62.7% over the Projection Period.

(viii) Selling, General & Administrative Costs. Selling, general and administrative costs as a percentage of revenue, are expected to continue to decrease as a result of various cost savings and restructuring efforts.

(ix) Interest Expense. Interest expense reflects cash interest on the (i) Term Loan, (ii) Second-Lien Notes, (iii) Evergreen Claims, (iv) capital leases and (v) L/C Facility.

(x) Interest Income. Interest income reflects current and estimated market rates on cash and cash equivalents and presumes interest rates will not change materially.

(xi) Income Taxes. The Projections assume that no income taxes will be paid through the Projection Period based on the Company's current and projected NOL position.

(xii) Capital Expenditures. Category 1 capital expenditures are projected to decrease as there is no further planned network build-out nor any increase to the total number of marketable homes. Category 2 capital expenditures are projected to decrease with further efficiency of collection of CPE and promotion of digital set-top equipment. Category 3 capital expenditures are projected to remain flat.

(xiii) Working Capital. Components of working capital are projected primarily on the basis of historic patterns applied to projected levels of operation. It has been assumed that the Debtors will receive normal levels of vendor trade terms in the post-Effective Date period.

(xiv) Deferred Revenue. Deferred revenue reflects the timing difference between the invoiced amounts on certain contracts and the recording of revenues on a GAAP basis. The Debtors generally receive cash in advance under its contracts related to commercial sales of dark fiber. This liability is then amortized as the Debtors record the revenue based on the terms of the contract.

(xv) Starpower. The Starpower joint venture is accounted for under the equity method and is thus unconsolidated. The Debtors' pro-rata portion of Starpower's operating results is included in the "Equity in Income (Loss) of Unconsolidated Entity" line. Additionally, Starpower dividend projections are based upon the assumption of continued improvement in revenue growth and cost reductions within Starpower.

(xvi) The projections do not give effect to the purchase of Pepco's 50% interest in Starpower pursuant to the RCN Companies' right of first refusal.

(xvii) Megacable. The investment in Megacable is accounted for under the equity method and is thus unconsolidated. The Debtors' pro-rata portion of Megacable's operating results has historically been included in the "Equity in Income (Loss) of Unconsolidated Entity" line. Megacable has not been included in the Projections. The Debtors do not believe that the projected results of Megacable will have a material impact on the Reorganized Debtors' financial performance.

Financial Projections

     The financial projections prepared by management are summarized in the following tables. Specifically, the attached tables include:

     a.   Pro-forma reorganized balance sheet at September 30, 2004
     b. Projected balance sheets at December 31, 2004, 2005, 2006, 2007, 2008 and 2009
     c. Projected income statements for the quarter ending December 31, 2004 and fiscal years ending 2005, 2006, 2007, 2008 and 2009
     d. Projected statements of cash flows for the quarter ending December 31, 2004 and fiscal years ending 2005, 2006, 2007, 2008 and 2009

     THESE PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE DEBTORS' INDEPENDENT ACCOUNTANTS AND ITS FINANCIAL ADVISORS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS.

     THE SECURITIES LAWS REQUIRE FULL AND PROMPT DISCLOSURE OF MATERIAL FACTS, BOTH FAVORABLE AND UNFAVORABLE, REGARDING THE DEBTORS' FINANCIAL CONDITION AND MAY EXTEND TO SITUATIONS WHERE IT KNOWS OR HAS REASON TO KNOW ITS PREVIOUSLY DISCLOSED PROJECTIONS NO LONGER HAVE A REASONABLE BASIS. THE DEBTORS BELIEVE THAT THE CONSOLIDATED PROJECTIONS REPRESENT THE MOST PROBABLE RANGE OF OPERATING RESULTS AND FINANCIAL POSITION AND THAT THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE REASONABLE. THE ESTIMATES AND ASSUMPTIONS MAY NOT BE REALIZED, HOWEVER, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND ITS CONTROL. NO REPRESENTATIONS CAN BE OR ARE MADE AS TO WHETHER THE ACTUAL RESULTS WILL BE WITHIN THE RANGE SET FORTH IN ITS PROJECTIONS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED, AND THEREFORE MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

            THE PRO FORMA FINANCIAL PROJECTIONS WERE NOT PREPARED IN
                  COMPLIANCE WITH GENERALLY ACCEPTED ACCOUNTING
              PRINCIPLES AND HAVE NOT BEEN AUDITED BY THE DEBTORS'
                   INDEPENDENT ACCOUNTANTS OR ANY OTHER PARTY.

                       PRO-FORMA REORGANIZED BALANCE SHEET
                               SEPTEMBER 30, 2004
                                   (Unaudited)
                             (Amounts in Thousands)

                                                                            CHAPTER 11 EMERGENCE
                                                      ---------------------------------------------------------------
                                                           PRE-
                                                        EMERGENCE      CASH/NEW            FRESH          PRO FORMA
                                                         9/30/04       FINANCING           START           9/30/04
                                                      ------------   ------------      ------------      ------------
ASSETS
Current Assets:
  Cash and temporary cash investments                 $    177,643   $    (10,753)(a)             -      $    166,890
  Escrowed cash from lender                                      -              -                 -                 -
  Accounts receivable from related parties                   6,130              -                 -             6,130
  Accounts receivable, net                                  47,246              -                 -            47,246
  Unbilled revenues                                          1,032              -                 -             1,032
  Interest receivable                                        3,125              -                 -             3,125
  Prepayments and other current assets                      18,125              -                 -            18,125
  Short-term restricted investments                         33,000              -                 -            33,000
                                                      ------------   ------------        ----------      ------------
Total current assets                                       286,301        (10,753)                -           275,548
Property, plant and equipment, net                         849,025              -           (39,262)(b)       809,763
Investments in joint ventures and equity securities        215,000              -                 -           215,000
Intangibles, net                                             1,503              -            (1,503)(c)             -
Goodwill, net                                                6,130              -            (6,130)(c)             -
Deferred charges and other assets                                -         25,579(d)              -            25,579
                                                      ------------   ------------        ----------      ------------
Total assets                                             1,357,959         14,826           (46,895)        1,325,890

LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current Liabilities:
  Accounts payable                                          19,880              -                 -            19,880
  Advance billings and customer deposits                    22,280              -                 -            22,280
  Accrued expenses                                          17,771              -                 -            17,771
  Accrued interest                                               -              -                 -                 -
  Accrued cost of sales                                     37,935              -                 -            37,935
  Accrued employee compensation and related expenses        20,699              -                 -            20,699
  Deferred income taxes                                         18              -                 -                18
                                                      ------------   ------------        ----------      ------------
Total current liabilities                                  118,584              -                 -           118,584
Term Loan A                                                 91,612        (91,612)(e)             -                 -
Term Loan B                                                316,352       (316,352)(e)             -                 -
Evergreen Facility                                          30,249              -             3,252(f)         33,500
New Term Loan                                                    -        285,000(g)              -           285,000
New Second Lien Facility                                         -        150,000(g)              -           150,000
Capital Leases                                              11,083              -                 -            11,083
Other deferred credits                                       7,307              -                 -             7,307
Commitments and contingencies
Preferred stock, Series A                                  346,538              -          (346,538)(h)             -
Preferred stock, Series B                                1,458,203              -        (1,458,203)(h)             -
Liabilities subject to compromise                        1,252,524              -        (1,252,524)(i)             -
Total shareholders' (deficit)/equity                    (2,274,492)       (12,210)(j)     3,007,118(k)        720,417
                                                      ------------   ------------        ----------      ------------
Total liabilities, redeemable preferred stock and
 shareholders' equity/(deficit)                          1,357,959         14,826           (46,895)        1,325,890

FOOTNOTES TO REORGANIZED BALANCE SHEET

(a) Net cash use of ($10.8) million at emergence reflects the impact of $435.0 million in the Deutsche Bank Exit Facility proceeds, used to repay the existing $408.0 million outstanding under Term Loan A and Term Loan B as well as $37.8 million of accrued professional fees and reorganization costs. This assumes the payout amount is paid prior to or at emergence. No assumption was made regarding creditors from Class 5 that opt into the Cash Component.

(b) For purposes of the financial statements, the Reorganized Debtors used a reorganization value of $1,200 million, $720.4 million of which is attributable to stockholders equity. This adjustment results in a net reduction of ($39.3) million to the Reorganized Debtors' property, plant and equipment.

     The amount of post-emergence stockholder's equity estimated in preparing the pro-forma financial statements is not an estimate of the saleable value of the New Common Stock, Management Incentive Options or New Warrants, which are subject to many uncertainties. RCN does not make any representation as to the saleable value of shares or warrants to be issued pursuant to the Plan.

(c) In accordance with "fresh start" accounting, Goodwill and Intangible assets were revalued and are being written off at emergence.

(d) For presentation purposes, the Pro Forma Financial Statements assume that fees and expenses associated with the Deutsche Bank financing are partially expensed and partially capitalized at emergence; these items are reflected in the "Cash/New Financing" column. However, the Deutsche Bank Exit Facility is expected to close into escrow prior to emergence, and a portion of the fees could be considered due and payable at such time.

(e) Reflects the $435.0 million in proceeds from the Deutsche Bank Exit Facility, a portion of which are used to repay the existing $408.0 million of Term Loan A and Term Loan B borrowings.

(f) Reflects the elimination of a contra-liability account for certain warrants issued in connection with the Evergreen Facility.

(g) Reflects the raising of a $285 million Term Loan A and a $150 million Term Loan B Deutsche Bank facility.

(h) In accordance with the Plan, the Series A and B Preferred stock is canceled upon emergence.

(i) Liabilities subject to compromise are exchanged for equity consideration as provided for in the Plan and any remaining liability is discharged.

(j)  Reflects the portion of professional fees and expenses not capitalized.

(k) In accordance with "fresh start" accounting, the Reorganized Debtors' accumulated deficit is eliminated and the post-emergence shareholder's equity account is made equal to the reorganized equity value.

              THE PRO FORMA FINANCIAL PROJECTIONS WERE NOT PREPARED
                IN COMPLIANCE WITH GENERALLY ACCEPTED ACCOUNTING
              PRINCIPLES AND HAVE NOT BEEN AUDITED BY THE DEBTORS'
                   INDEPENDENT ACCOUNTANTS OR ANY OTHER PARTY.

                             PRO-FORMA BALANCE SHEET
                      FISCAL YEARS ENDING 2004 THROUGH 2009
                                   (Unaudited)
                             (Amounts in Thousands)

                                                                               December 31,
                                            ----------------------------------------------------------------------------------
                                               2004E         2005E         2006E         2007E         2008E         2009E
                                            ------------  ------------  ------------  ------------  ------------  ------------
ASSETS
Current Assets:
  Cash and temporary cash investments       $    123,079  $     85,115  $     80,386  $     91,169  $    114,349  $    146,037
  Accounts receivable from related parties         5,474         5,423         5,328         5,323         5,338         5,351
  Accounts receivable, net                        47,137        50,539        55,705        59,728        64,459        68,816
  Unbilled revenues                                1,008           910           812           715           617           520
  Interest receivable                              2,292         1,342         1,250         1,372         1,643         2,082
  Prepayments and other current assets            17,116        15,359        15,279        15,124        15,124        15,160
  Short-term restricted investments               33,000        33,000        33,000        33,000        33,000        33,000
                                            ------------  ------------  ------------  ------------  ------------  ------------
Total current assets                             229,106       191,688       191,758       206,429       234,530       270,965

Property, plant and equipment, net               804,468       749,021       708,239       651,976       587,656       525,398
Investments in joint ventures and equity
 securities                                      211,740       200,868       189,532       182,489       171,162       158,834
Intangibles, net                                       -             -             -             -             -             -
Goodwill, net                                          -             -             -             -             -             -
Deferred charges and other assets                 24,666        21,011        17,357        13,703        10,049         6,395
                                            ------------  ------------  ------------  ------------  ------------  ------------
Total assets                                   1,269,981     1,162,588     1,106,887     1,054,598     1,003,397       961,592
                                            ------------  ------------  ------------  ------------  ------------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                18,584        16,325        16,222        16,022        16,023        16,069
  Advance billings and customer deposits          21,090        18,802        18,587        19,111        19,658        20,354
  Accrued expenses                                23,455        16,321        17,035        16,491        16,544        16,682
  Accrued interest                                 3,424         4,078         4,571             -             -             -
  Accrued cost of sales                           37,947        39,224        42,104        44,743        47,562        50,319
  Accrued employee compensation and
   related expenses                               19,349        16,997        16,890        16,682        16,683        16,731
  Deferred income taxes                               18            18            18            18            18            18
                                            ------------  ------------  ------------  ------------  ------------  ------------
Total current liabilities                        123,868       111,765       115,427       113,068       116,489       120,173
                                            ------------  ------------  ------------  ------------  ------------  ------------
Long-term debt                                   479,918       480,344       472,890       446,064       382,739       294,666
Other deferred credits                             7,560         8,322         8,683         8,595         8,107         7,807
Commitments and contingencies
Preferred stock, Series A                              -             -             -             -             -             -
Preferred stock, Series B                              -             -             -             -             -             -
Total shareholders' equity                       658,635       562,157       509,887       486,871       496,062       538,946
                                            ------------  ------------  ------------  ------------  ------------  ------------
Total liabilities and shareholders' equity     1,269,981     1,162,588     1,106,887     1,054,598     1,003,397       961,592
                                            ------------  ------------  ------------  ------------  ------------  ------------

            THE PRO FORMA FINANCIAL PROJECTIONS WERE NOT PREPARED IN
                  COMPLIANCE WITH GENERALLY ACCEPTED ACCOUNTING
              PRINCIPLES AND HAVE NOT BEEN AUDITED BY THE DEBTORS'
                  INDEPENDENT ACCOUNTANTS OR ANY OTHER PARTY.

                           PRO-FORMA INCOME STATEMENTS
                          QUARTER ENDED 12/31/2004 AND
                      FISCAL YEARS ENDING 2004 THROUGH 2009
                                   (Unaudited)
                             (Amounts in Thousands)

                                                                                 For the years ended December 31,
                                                      3 months    --------------------------------------------------------------
                                                      12/31/04       2005E        2006E        2007E        2008E        2009E
                                                     ----------   ----------   ----------   ----------   ----------   ----------
Revenue                                              $  119,629   $  494,456   $  539,822   $  592,061   $  638,954   $  682,143
Costs and expenses,
 excluding depreciation and amortization
  Direct expenses                                        43,945      180,974      197,009      215,729      234,508      254,448
  Operating and selling, general and administrative      66,682      241,443      231,761      227,308      227,321      227,971
Restructuring                                            29,600            -            -            -            -            -
Depreciation and amortization                            31,046      118,033      107,197      116,022      116,302      113,068
                                                     ----------   ----------   ----------   ----------   ----------   ----------
Operating (loss)/income                                 (51,644)     (45,994)       3,855       33,001       60,822       86,656
Investment income                                           725        1,916        1,573        1,716        2,055        2,604
Interest expense                                         (9,336)     (45,110)     (50,823)     (52,250)     (49,703)     (43,744)
                                                     ----------   ----------   ----------   ----------   ----------   ----------
(Loss)/income from continuing operations before
 income taxes                                           (60,256)     (89,188)     (45,396)     (17,533)      13,174       45,516
Income tax (provision) benefit/(1)/                           -            -            -            -            -            -
                                                     ----------   ----------   ----------   ----------   ----------   ----------
(Loss)/income from continuing operations before
 equity in unconsolidated entities and minority
 interest                                               (60,256)     (89,188)     (45,396)     (17,533)      13,174       45,516
Equity in loss of unconsolidated entity                  (1,526)      (7,290)      (6,874)      (5,483)      (3,983)      (2,632)
                                                     ----------   ----------   ----------   ----------   ----------   ----------
Net (loss)/income from continuing operations         $  (61,782)  $  (96,478)  $  (52,270)  $  (23,016)  $    9,191   $   42,884

----------
/(1)/Assumes no tax provision due to sufficient post-emergence net operating losses.

            THE PRO FORMA FINANCIAL PROJECTIONS WERE NOT PREPARED IN
                  COMPLIANCE WITH GENERALLY ACCEPTED ACCOUNTING
              PRINCIPLES AND HAVE NOT BEEN AUDITED BY THE DEBTORS'
                   INDEPENDENT ACCOUNTANTS OR ANY OTHER PARTY.

                       PRO-FORMA STATEMENTS OF CASH FLOWS
                          QUARTER ENDED 12/31/2004 AND
                      FISCAL YEARS ENDING 2004 THROUGH 2009
                                   (Unaudited)
                             (Amounts in Thousands)

                                                                                   For the years ended December 31,
                                                        3 months    --------------------------------------------------------------
                                                        12/31/04       2005E        2006E        2007E        2008E        2009E
                                                       ----------   ----------   ----------   ----------   ----------   ----------
Cash flows from operating activities
  Net (loss)/income                                    $  (61,782)  $  (96,478)  $  (52,270)  $  (23,016)  $    9,191   $   42,884
Adjustments to reconcile net loss from continuing
 operations to net cash used in operating activities:
  Accretion of discounted debt                              1,047        4,525        5,118        5,524        6,214        6,991
  Amortization of financing costs                             914        3,654        3,654        3,654        3,654        3,654
  Depreciation and amortization                            31,046      118,033      107,197      116,022      116,302      113,068
  Non-cash interest expense                                 3,424          654            -            -            -            -
  Equity in loss of unconsolidated entities                 1,526        7,290        6,874        5,483        3,983        2,632
                                                       ----------   ----------   ----------   ----------   ----------   ----------
                                                          (23,825)      37,678       70,573      107,666      139,344      169,229
Net change in certain assets and liabilities:
  Accounts receivable and unbilled revenues                   967       (2,355)      (4,975)      (4,048)      (4,905)      (4,698)
  Accounts payable                                         (1,296)      (2,259)        (103)        (199)           1           46
  Accrued expenses                                          5,355       (6,452)       3,567        2,042        2,873        2,907
  Accounts receivable from related parties                    656           51           95            5          (15)         (13)
  Unearned revenue, advanced billing and customer
   deposits                                                  (937)      (1,526)         147          435           59          396
                                                       ----------   ----------   ----------   ----------   ----------   ----------
Net cash (used in)/provided by operating activities       (19,081)      25,137       69,305      105,902      137,357      167,866
Cash flows from investing activities:
  Additions to property, plant and equipment              (25,751)     (62,585)     (66,415)     (59,759)     (51,982)     (50,810)
  Distribution from unconsolidated joint venture/(1)/       1,734        3,583        4,461        1,560        7,344        9,696
                                                       ----------   ----------   ----------   ----------   ----------   ----------
Net cash (used in) investing activities                   (24,017)     (59,003)     (61,954)     (58,199)     (44,638)     (41,114)
Cash flows from financing activities:
  Repayment of long-term debt and capital leases             (712)      (4,099)     (12,080)     (36,920)     (69,540)     (95,064)
                                                       ----------   ----------   ----------   ----------   ----------   ----------
Net cash (used in) financing activities                      (712)      (4,099)     (12,080)     (36,920)     (69,540)     (95,064)
Net (decrease)/increase in cash and temporary cash
 investments                                              (43,810)     (37,965)      (4,729)      10,783       23,180       31,688
Cash and temporary cash investments at beginning of
 period                                                   166,890      123,079       85,115       80,386       91,169      114,349
Cash and temporary cash investments at end of period      123,079       85,115       80,386       91,169      114,349      146,037

----------
/(1)/ Pro-forma statement of cash flows assumes that all Starpower cash in excess of $15 million is dividended to the partners. This would require the approval of the Starpower Members Committee.